Exhibit 10.1

Execution Version

CREDIT AGREEMENT

dated as of September 18, 2026

by and among

NCM HOLDINGS, LLC,

as a Borrower,

NATIONAL CINEMEDIA, LLC,

as a Borrower,

CAPTIVATE HOLDINGS, LLC,
upon the consummation of the Debt Assumption, as a Borrower,

CAPTIVATE, LLC,
upon the consummation of the Debt Assumption, as a Borrower,

NCMI II, LLC and NCM PARENT, LLC,

as Holdings,

THE LENDERS PARTY HERETO,

CRESTLINE DIRECT FINANCE, L.P.,
as Administrative Agent,

CRESTLINE MANAGEMENT, L.P. and ENCINA COMMERCIAL FINANCE HOLDCO, LLC,
as Joint Lead Arrangers

TABLE OF CONTENTS

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- ii -

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Exhibits and Schedules

Exhibit A Form of Assignment and Acceptance

Exhibit A-1 Form of Administrative Questionnaire

Exhibit B Form of Borrowing Request

Exhibit C Form of Swingline Borrowing Request

Exhibit D Form of Interest Election Request

Exhibit E [Reserved]

Exhibit F-1 Form of Non-Bank Tax Certificate (Lenders/Non-Partnerships)

Exhibit F-2 Form of Non-Bank Tax Certificate (Lenders/Partnerships)

Exhibit F-3 Form of Non-Bank Tax Certificate (Participants/Non-Partnerships)

Exhibit F-4 Form of Non-Bank Tax Certificate (Participants/Partnerships)

Exhibit G Form of Solvency Certificate

Exhibit H Form of Prepayment Notice

Exhibit I Form of Compliance Certificate

Exhibit J-1 Form of Term Note

Exhibit J-2 Form of Revolving Note

Exhibit K-1 Form of Acceptable Permitted Junior Intercreditor Agreement

Schedule 1.01(A) [Reserved]

Schedule 1.01(B) Closing Date Immaterial Subsidiaries

Schedule 1.01(C) Permitted Holders

Schedule 1.01(D) [Reserved]

Schedule 1.01(E) [Reserved]

Schedule 1.01(F) [Reserved]

Schedule 1.01(G) [Reserved]

Schedule 2.01 Commitments

Schedule 3.04 Governmental Approvals

Schedule 3.09 Litigation

Schedule 3.13 Taxes

Schedule 3.16 Environmental Matters

Schedule 3.19 Intellectual Property

Schedule 5.12 Post-Closing Items

Schedule 6.01 Indebtedness

Schedule 6.02(a) Liens

Schedule 6.04 Investments

Schedule 6.05 Dispositions

Schedule 9.01 Notice Information

- v -

THIS CREDIT AGREEMENT, dated as of September 18, 2026 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”), by and among NCM HOLDINGS, LLC, a Delaware limited liability company (the “Initial Borrower”), NATIONAL CINEMEDIA, LLC, a Delaware limited liability company (the “Company”), CAPTIVATE HOLDINGS, LLC, a Delaware limited liability company (“Captivate Holdings”), CAPTIVATE, LLC, a Delaware limited liability company (“Captivate” and upon the consummation of the Debt Assumption, together with the Initial Borrower, the Company and Captivate Holdings, the “Borrowers” and each a “Borrower”), NCMI II, LLC, a Delaware limited liability company (“NCM II”), NCM PARENT, LLC, a Delaware limited liability company (“NCM Parent,” and together with NCM II, collectively, “Holdings”), the Lenders party hereto from time to time and CRESTLINE DIRECT FINANCE, L.P., a Delaware limited partnership, as administrative agent (in such capacity, the “Administrative Agent”) and as collateral agent (in such capacity, the “Collateral Agent”) for the Lenders and Collateral Agent for the Secured Parties.

RECITALS

WHEREAS, pursuant to the terms of the Acquisition Agreement, the Initial Borrower (in such capacity, the “Buyer”) will acquire, including without limitation by means of any direct or indirect acquisitions of equity interests, mergers, contributions, and other actions, the Blocker Entities and the Acquired Company (collectively, the “Acquisition”).

WHEREAS, in connection with the consummation of the Transactions, the Borrowers have requested that the Lenders hereunder (a) extend credit to the Borrowers in the form of Initial Term Loans in an original aggregate principal amount equal to $275,000,000 and (b) establish Initial Revolving Facility Commitments to extend credit thereunder in an amount equal to $25,000,000, in each case, subject to increase as provided herein or therein.

WHEREAS, the Lenders and the Issuing Banks are willing to extend such credit to the Borrowers on the terms and subject to the conditions set forth herein.

AGREEMENT

NOW, THEREFORE, for and in consideration of the premises and covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

Article I

Definitions

Section 1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“AAL Joinder Condition” shall mean, with respect to any Incremental Facility or other Indebtedness pari passu in right of payment with, and/or secured (or purported to be secured) by liens on all or part of the Collateral on a pari passu basis with, all or part of the Facilities, that the holders thereof (and any agent on behalf of such holders) shall, to the extent not already party thereto, have joined the Agreement Among Lenders then in effect among the Lenders and any of the Secured Parties and agreed to the terms thereof, or shall have entered into an agreement on substantially the same terms as the Agreement Among Lenders, in each case reasonably satisfactory to the Required Revolving Facility Lenders.

“ABR” shall mean, for any day, a floating rate of interest per annum equal to the highest of (a) the Federal Funds Effective Rate in effect for such day plus 0.50%, (b) the Prime Rate in effect on such day, (c) Term SOFR for an Interest Period of one month plus 1.00% and (d) 2.50%. Any change in such rate due to a change in the Prime Rate, the Federal Funds Effective Rate or Term SOFR shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or Term SOFR, as the case may be.

“ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.

“ABR Loan” shall mean any ABR Term Loan, ABR Revolving Loan or Swingline Loan.

“ABR Revolving Facility Borrowing” shall mean a Borrowing comprised of ABR Revolving Loans.

“ABR Revolving Loan” shall mean any Revolving Facility Loan bearing interest at a rate determined by reference to the ABR in accordance with the provisions of Article II.

“ABR Term Loan” shall mean any Term Loan bearing interest at a rate determined by reference to the ABR in accordance with the provisions of Article II.

“Acquired Company” has the meaning assigned to the term “Company” in the Acquisition Agreement.

“Acquisition” has the meaning assigned to such term in the Recitals to this Agreement.

“Acquisition Agreement” shall mean that certain Securities Purchase Agreement and Plan of Merger, dated as of August 10, 2026, by and among the Acquired Company, Captivate Network Holdings, Inc., Captivate Network Holdings II, Inc., Captivate Network Holdings III, Inc., The Posmantur Trust U/T/A DTD 12/27/2022, the Buyer, GCP Captivate Secondary LP, GCP Captivate Secondary LP – Series B 2, GCP Captivate Secondary LP – Series C, NCM Blocker Merger Sub, Inc., and the Ultimate Parent, as in effect on the date hereof and as otherwise amended, modified or waived from time to time, other than in the case of amendments, modifications or waivers that are materially adverse to the interests of the Lenders.

“Administrative Agent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement, together with its permitted successors and assigns.

“Administrative Agent Fee Letter” shall mean the Agency Fee Letter dated as of August 10, 2026 between Crestline Management, L.P. and the Company.

“Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.12(a).

“Administrative Agent’s Office” shall mean the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 9.01, or such other address or account as the Administrative Agent may from time to time notify to the Borrowers and the Lenders.

“Administrative Questionnaire” shall mean an Administrative Questionnaire in the form of Exhibit A-1 or such other form supplied by the Administrative Agent.

“Affected Financial Institution” shall mean (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” shall mean, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. None of the Administrative Agent, any Joint Lead Arranger, any Lender (other than any Affiliate Lender) or any of their respective Affiliates shall be considered an Affiliate of Holdings or any Subsidiary thereof.

“Affiliate Lender” shall have the meaning assigned to such term in Section 9.21(a).

“Agents” shall mean the Administrative Agent and the Collateral Agent.

“Agreement” shall have the meaning assigned to such term in the introductory paragraph of this Agreement, as may be amended, restated, supplemented or otherwise modified from time to time.

“Agreement Among Lenders” shall have the meaning assigned to such term in Section 9.08(f).

“Ancillary Fees” shall have the meaning assigned to such term in Section 9.08(b)(vi).

“Anti-Corruption Laws” shall have the meaning assigned to such term in Section 3.22.

“Applicable Date” shall have the meaning assigned to such term in Section 2.24(a).

“Applicable Margin” for any day, (a) with respect to any Initial Revolving Facility Loan, (i) 7.00% per annum in the case of any Term SOFR Loan and (ii) 6.00% per annum in the case of any ABR Loan and (b) with respect to any Initial Term Loan, (i) if the Company has not made a PIK Election with respect to any Borrowing in respect of such Initial Term Loan, (x) 7.00% per annum in the case of any Term SOFR Loan and (y) 6.00% per annum in the case of any ABR Loan and (ii) if the Company has made a PIK Election with respect to any Borrowing in respect of such Initial Term Loan, (x) 7.50% per annum in the case of any Term SOFR Loan and (y) 6.50% per annum in the case of any ABR Loan. The Applicable Margin for any other Class of Other Term Loans and Incremental Revolving Loans shall be as set forth in the applicable Incremental Assumption Agreement.

“Applicable Period” shall mean, with respect to any Excess Cash Flow Period, (i) such Excess Cash Flow Period and (ii) at the election of the Company with respect to any specified deduction to Excess Cash Flow or the ECF Payment Amount, the period from the end of such Excess Cash Flow Period until the date of required prepayment pursuant to Section 2.11(c) with respect to such Excess Cash Flow Period.

“Applicable Revolver Commitment Fee Rate” shall mean for any day, 0.50% per annum.

“Approved Electronic Communications” shall mean any notice, demand, communication, information, document or other material that any Loan Party provides to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein and which is distributed to Agents or Lenders by means of electronic communications pursuant to Sections 9.01 or 9.17.

“Approved Fund” shall have the meaning assigned to such term in Section 9.04(b)(ii).

“Assignee” shall have the meaning assigned to such term in Section 9.04(b)(i).

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an Assignee, and accepted by the Administrative Agent and the Company (if required by Section 9.04), in the form of Exhibit A or such other form (including electronic documentation generated by use of an electronic platform) as shall be approved by the Administrative Agent and, if the consent of the Company is required by Section 9.04, reasonably satisfactory to the Company.

“Availability Period” shall mean, (a) with respect to the Initial Revolving Facility Commitments, the period from and including the Closing Date to but excluding the earlier of the Initial Revolving Facility Maturity Date and the date of termination of all of the Initial Revolving Facility Commitments; and (b) with respect to any other Class of Revolving Facility Commitments, the period from and including the effective date for such Class of Revolving Facility Commitments to but excluding the earlier of the Revolving Facility Maturity Date for such Class and the date of termination of the Revolving Facility Commitments of such Class.

“Available Unused Commitment” shall mean, with respect to a Revolving Facility Lender under any Class of Revolving Facility Commitments at any time, an amount equal to the amount by which (a) the applicable Revolving Facility Commitment of such Revolving Facility Lender in respect of that Class of Revolving Facility Commitments at such time exceeds (b) the applicable Revolving Facility Credit Exposure of such Revolving Facility Lender in respect of that Class at such time.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” shall mean (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their Affiliates (other than through liquidation, administration or other insolvency proceedings).

“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230.

“Benefit Plan” shall mean any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Blocker Entities” means, collectively (i) Captivate Network Holdings, Inc., a Delaware corporation, (ii) Captivate Network Holdings II, Inc., a Delaware corporation, and (iii) Captivate Network Holdings III, Inc., a Delaware corporation.

“Blocker Merger” means the merger of each of Captivate Network Holdings II, Inc. and Captivate Network Holdings III, Inc. with and into Captivate Network Holdings, Inc. on or about the Closing Date.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” shall mean, as to any Person, the board of directors or other governing body of such Person, or if such Person is owned or managed by a single entity, the board of directors or other governing body of such entity.

“Bona Fide Debt Fund” shall mean any debt fund, investment vehicle, regulated bank or non-regulated lending entity that is primarily engaged in making, purchasing, holding or otherwise investing in loans or bonds and/or similar extensions of credit in the ordinary course of business and which is managed, sponsored or advised by any Person controlling, controlled by or under common control with (a) any bona fide operating business competitor of the Ultimate Parent, Holdings or the Borrowers and/or any of their respective Subsidiaries or (b) any Affiliate of such competitor, but, in each case, with respect to which no personnel involved with any investment in such Person or the management, control or operation of such Person (i) makes, has the right to make or participates with others in making any investment decisions with respect to such Person or (ii) has access to any information (other than information that is publicly available) relating to the Ultimate Parent, Holdings, the Borrowers or their respective Subsidiaries or any entity that forms a part of any of their respective businesses; it being understood and agreed that the term “Bona Fide Debt Fund” shall not include any Person that is separately identified to the Joint Lead Arrangers or the Administrative Agent in accordance with clause (i) of the definition of “Ineligible Institution” or any reasonably identifiable Affiliate of any such Person on the basis of such Affiliate’s name.

“Borrower” shall mean (i) initially, the Initial Borrower and the Company, and (ii) after the consummation of the Debt Assumption, the Initial Borrower, the Company, Captivate Holdings and Captivate.

“Borrower Materials” shall have the meaning assigned to such term in Section 9.17(a).

“Borrowing” shall mean a group of Loans of a single Type under a single Facility, and made on a single date and, in the case of Term SOFR Loans, as to which a single Interest Period is in effect.

“Borrowing Minimum” shall mean (a) in the case of Term SOFR Loans, $500,000 (b) in the case of ABR Loans other than Swingline Loans, $500,000 and (c) in the case of Swingline Loans, $200,000.

“Borrowing Multiple” shall mean (a) in the case of Term SOFR Loans, $100,000 and (b) in the case of ABR Loans, $100,000.

“Borrowing Request” shall mean a request by the Company in accordance with the terms of Section 2.03 and substantially in the form of Exhibit B or another form approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent).

“Budget” shall have the meaning assigned to such term in Section 5.04(e).

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located.

“Buyer” has the meaning assigned to such term in the Recitals to this Agreement.

“Capital Expenditures” shall mean, for any Person in respect of any period, the aggregate of all expenditures incurred by such Person during such period that, in accordance with GAAP, are or should be included in “additions to property, plant or equipment” or similar items reflected in the statement of cash flows of such Person.

“Capitalized Software Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person during such period in respect of licensed or purchased software or internally developed software and software enhancements that, in accordance with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of such Person and its subsidiaries.

“Captivate” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Captivate Equipment” shall mean the lit and unlit digital display screens, media players, and the associated network connectivity and mounting hardware that are installed at and used in the operation of Captivate’s elevator and lobby advertising network in the United States to the extent that Captivate or an affiliate is the owner of such equipment or such equipment was acquired at the direction of Captivate or an Affiliate for use within the Captivate network. “Captivate Equipment” shall not include (i) any equipment owned by a landlord, property manager, or other third-party owner or operator of the applicable location, (ii) any equipment owned by Captivate that is not used in the operation of the Captivate advertising network, (iii) any software or other Intellectual Property stored or used in connection therewith, or (iv) any equipment that has yet to be installed (unless acquired for a specific de novo, replacement or upgrade location within the United States) or that has been retired, replaced, or decommissioned in the ordinary course of business; provided that the value of any property described in clauses (ii) – (iv) of this sentence shall not exceed $500,000 in any Fiscal Year.

“Captivate Holdings” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Captive Insurance Subsidiary” shall mean any Subsidiary of Holdings subject to regulation as an insurance company (or any Subsidiary thereof).

“Cash Collateralize” shall mean to pledge and deposit with or deliver to the Collateral Agent, for the benefit of one or more of the Issuing Banks or Lenders, as collateral for Revolving L/C Exposure or obligations of the Lenders to fund participations in respect of Revolving L/C Exposure, cash or deposit account balances or, if the Administrative Agent and each applicable Issuing Bank shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and each applicable Issuing Bank. “Cash Collateral”, “Cash Collateralization” and “Cash Collateralized” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Management Agreement” shall mean any agreement to provide to Holdings, any Borrower or any Subsidiary cash management services for collections, treasury management services (including controlled disbursement, overdraft, automated clearing house fund transfer services, return items and interstate depository network services), any demand deposit, payroll, trust or operating account relationships, commercial credit cards, merchant card, purchase or debit cards, non-card e-payables services, cash pooling and concentration, supplier financing, and other cash management services, including electronic funds transfer services, lockbox services, stop payment services and wire transfer services.

“Cash Management Bank” shall mean any Person that, at the time it enters into a Cash Management Agreement (or on the Closing Date), is (or is an Affiliate of a Person that is) an Agent, a Joint Lead Arranger or a Lender or an Affiliate of any such Person, in each case, in its capacity as a party to such Cash Management Agreement, regardless of whether any such Person shall thereafter cease to be an Agent, a Joint Lead Arranger or a Lender or an Affiliate of any of the foregoing.

“CFC” shall mean a “controlled foreign corporation” within the meaning of Section 957 of the Code.

A “Change in Control” shall mean (i) the Ultimate Parent ceases to own and control, beneficially and of record, directly or indirectly, (x) seventy-five percent (75%) of the then outstanding Voting Stock of the Company; provided that no Person other than the Ultimate Parent, Cinemark or any of their respective Controlled Affiliates shall own and control such Voting Stock and (y) one hundred percent (100%) of the then outstanding Voting Stock of each other Borrower (other than the Company) or (ii) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than any Permitted Holder, shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 40% of the then outstanding Voting Stock of the Ultimate Parent.

“Change in Law” shall mean (a) the adoption of any law, rule or regulation after the Closing Date, (b) any change in law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender (or, for purposes of Section 2.15(b), by any Lending Office of such Lender or by such Lender’s holding company, if any) with any written request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date; provided, however, that notwithstanding anything herein to the contrary, (x) all requests, rules, guidelines or directives under or issued in connection with the Dodd‑Frank Wall Street Reform and Consumer Protection Act, all interpretations and applications thereof and any compliance by a Lender with any request or directive relating thereto and (y) all requests, rules, guidelines or directives promulgated under or in connection with, all interpretations and applications of, or any compliance by a Lender with any request or directive relating to the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States of America or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case under clauses (x) and (y) be deemed to be a “Change in Law,” but only to the extent a Lender is imposing applicable increased costs or costs in connection with capital adequacy requirements similar to those described in clauses (a) and (b) of Section 2.15 generally on other borrowers of loans under United States of America syndicated credit facilities, which, as a credit matter, are similarly situated to the Borrowers.

“Charges” shall have the meaning assigned to such term in Section 9.09.

“Cinemark” shall mean Cinemark USA, Inc., a Texas corporation, and its Affiliates.

“Class” shall mean, (a) when used in respect of any Loan or Borrowing, whether such Loan or the Loans comprising such Borrowing are Initial Term Loans, any Other Term Loans, Initial Revolving Facility Loans or Incremental Revolving Loans; and (b) when used in respect of any Commitment, whether such Commitment is in respect of a commitment to make Initial Term Loans, any Other Term Loans or Incremental Revolving Loans. Other Term Loans and Incremental Revolving Loans that have different terms and conditions (together with the Commitments in respect thereof) from the Initial Term Loans or the Initial Revolving Facility Loans, respectively, and from each other Class of Loans or Commitments, as applicable, shall each be construed to be in separate and distinct Classes.

“Closing Date” shall mean September 18, 2026.

“Closing Date Financial Statements” shall mean (1) to the extent the Buyer has received the same under the Acquisition Agreement, (a) audited consolidated balance sheets as of December 31, 2025 and December 31, 2024 of the Acquired Company and its subsidiaries and the related audited statements of comprehensive income, changes in members’ deficit and cash flows for the fiscal years then ended (together with the notes thereto) of the Acquired Company and its subsidiaries and (b) the unaudited consolidated balance sheet as of April 30, 2026 of the Acquired Company and its subsidiaries and the related unaudited statements of comprehensive income, changes in members’ deficit and cash flows for the four (4) month period then ended of the Acquired Company and its subsidiaries and (2)(a) audited balance sheets as of January 1, 2026 and December 26, 2024 of Ultimate Parent and its subsidiaries and the related audited statements of income or operations, shareholders’ equity and cash flows for the fiscal years then ended (together with the notes thereto) of Ultimate Parent and its subsidiaries, (b) the unaudited balance sheet as of April 2, 2026 of Ultimate Parent and its subsidiaries and the related unaudited statements of income or operations, shareholders’ equity and cash flows for the three (3) month period then ended of the Ultimate Parent and its subsidiaries and (c) if the Closing Date occurs at any time after the date which is sixty (60) days following the end of the fiscal quarter of the Ultimate Parent ending July 2, 2026 (the “Additional Financial Statement Trigger Date”), the unaudited balance sheet as of July 2, 2026 of Ultimate Parent and its subsidiaries and the related unaudited statements of income or operations, shareholders’ equity and cash flows for the six (6) month period then ended of Ultimate Parent (it being understood and agreed that the receipt of the financial statements referred to in clause (2)(c) of this definition shall not be a condition to the availability and funding of each Facility on the Closing Date if all other conditions set forth in Section 4.02 (subject in all cases to the Limited Conditionality Provision) have been satisfied (or waived by the Joint Lead Arrangers) prior to the Additional Financial Statement Trigger Date). The Joint Lead Arrangers hereby acknowledge receipt of the financial statements referred to in clauses (1)(a), (1)(b), 2(a), (2)(b) and (2)(c) as of the Closing Date and further acknowledge that the conditions set forth in clauses (1)(a), (1)(b), 2(a), (2)(b) and (2)(c) have been satisfied as of the Closing Date.

“Closing Date Material Adverse Effect” shall have the meaning assigned to the term “Material Adverse Effect” in the Acquisition Agreement.

“Closing Date Refinancing” shall have the meaning assigned to such term in Section 4.02(d).

“CME” shall mean CME Group Benchmark Administration Limited.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collateral” shall mean all the “Collateral” as defined in the Security Agreement and all other property that is subject to any Lien in favor of the Secured Parties and/or the Administrative Agent, the Collateral Agent or any Subagent for the benefit of the Secured Parties to secure the Secured Obligations pursuant to any Security Document. For the avoidance of doubt, in no event shall “Collateral” include any Excluded Property.

“Collateral Agent” shall mean the Administrative Agent acting as collateral agent for the Secured Parties, together with its successors and permitted assigns in such capacity.

“Collateral and Guarantee Requirement” shall mean the requirement that (in each case in accordance with and subject to the Limited Conditionality Provision, Sections 5.10(c) and (e) and Schedule 5.12):

(a) on the Closing Date, the Collateral Agent shall have received (i) a completed Perfection Certificate, dated the Closing Date and signed by a Responsible Officer of the Borrowers and the other Loan Parties, together with all attachments contemplated thereby, (ii) from Holdings, the Borrowers and each Subsidiary Loan Party, a counterpart of the Guarantee Agreement and of each Security Document, in each case to which it is to be a party as of the Closing Date, in each case duly executed and delivered on behalf of such Person, (iii) the results of customary lien searches made with respect to the Loan Parties as reasonably satisfactory to the Collateral Agent and (iv) evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such searches are Permitted Liens or have been, or will be simultaneously or substantially concurrently with the closing under this Agreement, released (or arrangements reasonably satisfactory to the Administrative Agent for such release shall have been made);

(b) on the Closing Date, (i) (x) all outstanding Equity Interests directly owned by the Loan Parties, other than Excluded Property, and (y) all intercompany Indebtedness owing to any Loan Party, other than Excluded Property, shall have been pledged to the Collateral Agent to the extent required to be pledged pursuant to the Security Agreement and (ii) the Collateral Agent shall have received certificates or other instruments (if any) representing such Equity Interest (other than certificates or instruments issued by the Borrowers or their Subsidiaries that are not received by the Buyer on or prior to the Closing Date after using commercially reasonable efforts) and any notes or other instruments, in each case to the extent required to be delivered pursuant to the Security Agreement, together with stock powers, note powers or other instruments of transfer (if applicable) with respect thereto endorsed in blank;

(c) in the case of any Person that becomes a Subsidiary Loan Party after the Closing Date, the Collateral Agent shall have received, within the time period set forth in Section 5.10(c), (i) a supplement to the Security Agreement (or, at the option of the Subsidiary Loan Party, a new security agreement in substantially similar form or such other form reasonably satisfactory to the Collateral Agent), (ii) a supplement to the Perfection Certificate and (iii) a supplement to the Guarantee Agreement (or, at the option of the Subsidiary Loan Party, a new guarantee agreement in substantially similar form or such other form reasonably satisfactory to the Collateral Agent);

(d) after the Closing Date, all Equity Interests directly acquired by a Loan Party after the Closing Date, other than Excluded Property, shall have been pledged to the Collateral Agent to the extent required to be pledged pursuant to the Security Agreement, and delivered to the Collateral Agent together with stock powers or other instruments of transfer (if applicable) with respect thereto endorsed in blank by the date that financial statements are next required to be delivered pursuant to Section 5.04(a) or (b) following the fiscal quarter in which such Equity Interests are acquired;

(e) in the case of any Person that is a Designated Guarantor and that becomes a Subsidiary Loan Party after the Closing Date and, in each case, to which none of the preceding clauses apply, the Collateral Agent shall have received, by such time as the Administrative Agent shall agree in its reasonable discretion (i) such Security Documents as are customary for the jurisdiction of organization of such Designated Guarantor and as are reasonably requested by the Collateral Agent, pursuant to which such Designated Guarantor shall grant security over substantially all of its assets, other than Excluded Property, in favor of the Collateral Agent (for the benefit of the Secured Parties), (ii) a supplement to the Perfection Certificate and (iii) a supplement to the Guarantee Agreement (or, at the option of the Subsidiary Loan Party, a new guarantee agreement in substantially similar form or such other form reasonably satisfactory to the Collateral Agent);

(f) except as otherwise contemplated by this Agreement or any Security Document, all Uniform Commercial Code financing statements and filings with the United States Copyright Office and the United States Patent and Trademark Office covering United States of America issued patents and registered trademarks and copyrights (and pending applications for the foregoing) expressly required by the terms of the Security Documents shall have been delivered, filed, registered or recorded or delivered to the Collateral Agent for filing, registration or the recording concurrently with, or promptly following, the execution and delivery of each such Security Document;

(g) [reserved]; and

(h) the Collateral Agent shall have received evidence of the insurance required on the Closing Date by the terms of Section 5.02 hereof.

Notwithstanding anything to the contrary but subject to Section 5.10(e), no actions shall be required to be taken to satisfy the Collateral and Guarantee Requirement with respect to any Collateral acquired after the Closing Date until the earlier of (x) the date of delivery of the financial statements that are next required to be delivered pursuant to Section 5.04(a) or (b) following the fiscal quarter in which such Collateral is acquired and (y) 90 days following the acquisition of such Collateral (or, in each case, such later date as the Administrative Agent may agree in its reasonable discretion).

“Commitment Letter” shall mean that certain Commitment Letter dated on or about August 10, 2026 by and among the Company, each Joint Lead Arranger and certain of their Affiliates.

“Commitments” shall mean, (a) with respect to any Lender, such Lender’s Revolving Facility Commitment or Term Facility Commitment and (b) with respect to any Swingline Lender, its Swingline Commitment (it being understood that a Swingline Commitment does not increase the applicable Swingline Lender’s Revolving Facility Commitment).

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Common Unit Adjustment Agreement” means the Common Unit Adjustment Agreement by and among the Ultimate Parent, the Company, Cinemark USA, Inc., and the other parties thereto, dated as of February 13, 2007, as the same may be amended, restated, amended and restated, supplemented or modified from time to time.

“Communication” shall have the meaning assigned to such term in Section 9.13(c).

“Company” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Company Operating Agreement” shall mean the Third Amended and Restated Limited Liability Company Operating Agreement dated as of February 13, 2007, by and among Cinemark Media, Inc. and Ultimate Parent, as the same may be amended, restated, amended and restated, supplemented or modified from time to time.

“Compliance Certificate” shall mean a Compliance Certificate signed by a Financial Officer of the Company substantially in the form of Exhibit I or another form approved by the Administrative Agent.

“Conforming Changes” shall mean, with respect to the use, administration of or any conventions associated with SOFR, Term SOFR or any Successor Rate, any conforming changes to applicable definitions of “ABR”, “Daily Simple SOFR”, “SOFR”, “Term SOFR” and “Interest Period”, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definitions of “Business Day” and “U.S. Government Securities Business Day”, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the discretion of the Administrative Agent in consultation with the Company, to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines in consultation with the Company that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate exists, in such other manner of administration as the Administrative Agent in consultation with the Company determines is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).

“Consolidated Debt” with respect to any Person at any date shall mean the sum of (without duplication) all (I) Indebtedness under any of clauses (a) (including purchase money Indebtedness), (b), (c), (d), (e), (g), (h), (i), (j) and (k) of the definition of Indebtedness and (II) any disbursement in respect of any Letter of Credit that has not been reimbursed within three Business Days, in each case, of such Person and its subsidiaries determined on a consolidated basis on such date in accordance with GAAP, in each case as reflected, or would be required to be reflected, on a balance sheet prepared in accordance with GAAP; provided that, at the option of the Company, Consolidated Debt shall be decreased or increased, as applicable, by the amount of the net cash value of all currency Hedging Agreements to the extent relating to such Consolidated Debt assuming that such Hedging Agreements were settled on the last day of such Test Period as determined by the Company in good faith. Notwithstanding the foregoing, Consolidated Debt of Holdings and its subsidiaries shall not include Indebtedness in respect of letters of credit or bank guarantees, to the extent undrawn.

“Consolidated Net Income” shall mean, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis; provided, however, that, without duplication,

(i) [reserved],

(ii) any income or loss from Disposed of, abandoned, closed, divested or discontinued operations, properties or assets and any net after-Tax gain or loss on the Dispositions of Disposed of, abandoned, closed or discontinued operations, properties or assets shall be excluded,

(iii) [reserved],

(iv) [reserved],

(v) the Net Income for such period of any Person that is not a Subsidiary of such Person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash, Permitted Investments or other cash equivalents (or to the extent converted into cash, Permitted Investments or other cash equivalents) to the referent Person or a Subsidiary thereof (other than an Unrestricted Subsidiary of such referent Person) in respect of such period,

(vi) the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period whether effected through a cumulative effect adjustment or a retroactive application, in each case in accordance with GAAP during such period shall be excluded,

(vii) effects of purchase accounting adjustments (including the effects of such adjustments pushed down to such Person and its Subsidiaries and including the effects of adjustments to (A) deferred rent, (B) Finance Lease Obligations or other obligations or deferrals attributable to capital spending funds with suppliers or (C) any deferrals of revenue) in component amounts required or permitted by GAAP, resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation to the Transactions or any acquisition or Investment consummated after the Closing Date or the amortization or write-off of any amounts thereof, net of Taxes, shall be excluded,

(viii) any impairment charges, including any bad debt expense, or asset write-offs or write-downs, in each case pursuant to GAAP, and the amortization of intangibles and other fair value adjustments arising pursuant to GAAP, shall be excluded,

(ix) [reserved],

(x) accruals and reserves that are established or adjusted, as applicable, (a) within twelve months after the Closing Date that are required to be established, adjusted or incurred, as applicable, as a result of the Transactions in accordance with GAAP or (b) within twelve months after the closing of any other Permitted Business Acquisition or other permitted Investment that are required to be established, adjusted or incurred, as applicable, as a result of such acquisition or Investment in accordance with GAAP shall be excluded,

(xi) non-cash gains, losses, income and expenses resulting from fair value accounting required by the applicable standard under GAAP and related interpretation shall be excluded,

(xii) any gain, loss, income, expense or charge resulting from the application of any LIFO method shall be excluded,

(xiii) any charges for deferred Tax expenses associated with any tax deduction or net operating loss arising as a result of the Transactions, or the release of any valuation allowance related to any such item shall be excluded,

(xiv) (a) any unrealized or realized currency translation or transaction gains and losses (including currency re-measurements of Indebtedness, any currency translation gains and losses related to the translation to the presentation currency and translation of a foreign operation and any net loss or gain resulting from Hedging Agreements), (b) any realized or unrealized gain or loss in respect of (x) any obligation under any Hedging Agreement as determined in accordance with GAAP and/or (y) any other derivative instrument, pursuant to, in the case of this clause (y), Financial Accounting Standards Board’s Accounting Standards Codification No. 815-Derivatives and Hedging and (c) unrealized gains or losses in respect of any Hedging Agreement and any ineffectiveness recognized in earnings related to qualifying hedge transactions or the fair value of changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in respect of Hedging Agreements, shall be excluded,

(xv) any deductions attributable to minority interests or the amount of any non-controlling interest attributable to non-controlling interests of third parties in any non-Wholly Owned Subsidiary, excluding cash distributions in respect thereof, shall be excluded,

(xvi) [reserved],

(xvii) so long as such Person in good faith expects to receive such amount, to the extent that (x) a claim for reimbursement or indemnification is submitted or expected to be submitted within 180 days and (y) such Person expects in good faith to receive such amount within 365 days following the date of such submission (with a deduction for any amount so added back to the extent not so submitted within 180 days or reimbursed within such 365 days), the amount of proceeds estimated in good faith to be received or receivable with respect to liability or casualty events or business interruption or that are, directly or indirectly, reimbursed or reimbursable by a third party, and amounts that are covered by indemnification or other reimbursement provisions in connection with any acquisition, Investment or any sale, conveyance, transfer or other disposition of assets permitted hereunder shall be included (with a deduction for amounts actually received up to such estimated amount to the extent included in Net Income in a future period) and expenses incurred in connection with obtaining such reimbursement or indemnification shall be excluded,

(xviii) [reserved],

(xix) an amount equal to the amount of Restricted Payments actually made to any Parent Entity or equity holder of such Person in respect of Taxes during such period in accordance with Section 6.06(b)(v) or (b)(vii) shall be included as though such amounts had been paid as income Taxes directly by such Person for such period,

(xx) [reserved],

(xxi) [reserved],

(xxii) solely for the purpose of calculating Excess Cash Flow, the income or loss of any Person accrued prior to the date on which such Person becomes a Restricted Subsidiary of such Person or is merged into or consolidated with such Person or any Restricted Subsidiary of such Person or the date that such other Person’s assets are acquired by such Person, or any Restricted Subsidiary of such Person shall be excluded,

(xxiii) [reserved], and

(xxiv) any non-cash expenses, accruals or reserves related to adjustments to historical tax exposures shall be excluded.

Unless otherwise specified, Consolidated Net Income shall refer to Consolidated Net Income of Holdings and its Subsidiaries.

“Consolidated Total Assets” shall mean, as of any date, all amounts which would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of Holdings and its consolidated Subsidiaries.

“consolidation” shall mean the consolidation of the accounts of each of the Subsidiaries with those of Holdings or the Borrowers, as applicable, in accordance with GAAP. The term “consolidated” has a correlative meaning.

“Continuing Letter of Credit” shall have the meaning assigned to such term in Section 2.05(k).

“Contribution Debt” has the meaning assigned to such term in Section 6.01(l).

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and “Controlling” and “Controlled” shall have meanings correlative thereto.

“Control Agreement” shall have the meaning assigned to such term in the Security Agreement.

“Control Agreement Delivery Date” shall have the meaning assigned to such term in Schedule 5.12 attached hereto.

“Covered Affiliate” has the meaning assigned to such term in Section 9.08(j)(i).

“Covered Entity” shall have the meaning assigned to such term in Section 9.26(b).

“Covered Party” shall have the meaning assigned to such term in Section 9.26(a).

“Credit Event” shall have the meaning assigned to such term in Article IV.

“Cumulative Credit” shall mean, at any date, an amount, not less than zero in the aggregate, determined on a cumulative basis equal to, without duplication:

(a) [reserved],

(b) the Cumulative Retained Excess Cash Flow Amount at such time, which cumulative amount shall, in either case, not be less than zero; provided that such amount shall not be available for any Restricted Payment pursuant to Section 6.06(e) or any Restricted Debt Payment pursuant to Section 6.09(b)(i)(E) if (i) any Specified Event of Default or any Event of Default under Section 7.01(d) that is triggered by a default in respect of any covenant contained in Article VI shall then exist or (ii) the Net Total Leverage Ratio on a Pro Forma Basis for the most recently ended Test Period would exceed 2.90 to 1.00; provided, further that such amount shall not be available for any Investment pursuant to Section 6.04(hh) if any Event of Default shall have occurred and be continuing, plus

(c) [reserved], plus

(d) the aggregate amount of any Retained Declined Proceeds, plus

(e) the cumulative amount of proceeds (including cash and the fair market value (as determined in good faith by the Company) of property other than cash) from the sale of Equity Interests (other than Disqualified Stock) of Ultimate Parent after the Closing Date and on or prior to such time (including upon exercise of warrants or options), which proceeds have been contributed as Qualified Equity Interests to the capital of any Borrower; provided that this clause (e) shall exclude any Cure Amount, sales of Equity Interests financed as contemplated by Section 6.04(e) or used as described in clause (a)(x) of the definition of “EBITDA”, any amount used to incur Indebtedness under Section 6.01(l), and any amounts used to finance Restricted Debt Payments pursuant to Section 6.09(b), plus

(f) 100% of the aggregate amount of contributions as Qualified Equity Interests to the capital of any Borrower received in cash (and the fair market value (as determined in good faith by the Borrowers in consultation with the Administrative Agent) of property other than cash received) after the Closing Date (subject to the same exclusions as are applicable to clause (e) above), plus

(g) [reserved], plus

(h) [reserved], plus

(i) [reserved], plus

(j) [reserved], plus

(k) [reserved], plus

(l) [reserved], minus

(m) any amount thereof used to make Investments pursuant to Section 6.04(hh) after the Closing Date prior to such time, minus

(n) any amount thereof used to make Restricted Payments pursuant to Section 6.06(e) prior to such time, minus

(o) any amount thereof used to make Restricted Debt Payments pursuant to Section 6.09(b)(i)(E) (other than payments made with proceeds from the issuance of Equity Interests that were excluded from the calculation of the Cumulative Credit pursuant to clause (e) above).

“Cumulative Retained Excess Cash Flow Amount” shall mean, at any date, an amount (which shall not be less than zero in the aggregate) determined on a cumulative basis equal to the aggregate cumulative sum of Excess Cash Flow for all Excess Cash Flow Periods ending after the Closing Date and prior to such date that is not required to be applied as a mandatory prepayment under Section 2.11(c).

“Cure Amount” shall have the meaning assigned to such term in Section 7.03.

“Cure Expiration Date” shall have the meaning assigned to such term in Section 7.03.

“Cure Notice” shall have the meaning assigned to such term in Section 7.03.

“Cure Right” shall have the meaning assigned to such term in Section 7.03.

“Current Assets” shall mean, with respect to Holdings and its Subsidiaries on a consolidated basis at any date of determination, all assets (other than cash and Permitted Investments or other cash equivalents) that would, in accordance with GAAP, be classified on a consolidated balance sheet of Holdings and its Subsidiaries as current assets at such date of determination, other than amounts related to current or deferred Taxes based on income or profits.

“Current Liabilities” shall mean, with respect to Holdings and its Subsidiaries on a consolidated basis at any date of determination, all liabilities that would, in accordance with GAAP, be classified on a consolidated balance sheet of Holdings and its Subsidiaries as current liabilities at such date of determination, other than (a) the current portion of any Indebtedness, (b) accruals of Interest Expense (excluding Interest Expense that is due and unpaid), (c) accruals for current or deferred Taxes based on income or profits, (d) accruals, if any, of Transaction Expenses resulting from the Transactions, (e) accruals of any costs or expenses related to (i) severance or termination of employees prior to the Closing Date or (ii) bonuses, pension and other post-retirement benefit obligations and (f) accruals for add-backs to EBITDA included in clauses (a)(v) and (a)(vii) of the definition of such term or clause (i) of the definition of Consolidated Net Income.

“Daily Simple SOFR” with respect to any applicable determination date means the SOFR published on such date on the Federal Reserve Bank of New York’s Website (or any successor source).

“Debt Assumption” has the meaning set forth in Section 2.01(d)(ii).

“Debt Service” shall mean, with respect to Holdings and its Subsidiaries on a consolidated basis for any period, Interest Expense for such period, plus scheduled principal amortization of Consolidated Debt for such period.

“Debtor Relief Laws” shall mean the U.S. Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, judicial management, scheme of arrangement, reorganization, or similar debtor relief laws of the United States of America or other applicable jurisdictions from time to time in effect.

“Declined Proceeds” shall have the meaning assigned to such term in Section 2.11(h)(i).

“Declining Lender” shall have the meaning assigned to such term in Section 2.11(h)(i).

“Default” shall mean any event or condition that upon notice, lapse of time or both would constitute an Event of Default.

“Default Rate” means the default rate of interest payable under Section 2.13(c).

“Default Right” shall have the meaning assigned to such term in Section 9.26(b).

“Defaulting Lender” shall mean, subject to Section 2.25, any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies Administrative Agent and Company in writing that such failure is the result of such Lender’s reasonable and good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied or (ii) pay to the Administrative Agent, any Issuing Bank, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two Business Days of the date when due, (b) has notified the Company, the Administrative Agent, the Swingline Lender or any Issuing Bank in writing that it does not intend or expect to comply with its funding obligations hereunder or generally under other agreements in which it commits to extend credit, or has made a public statement to that effect (unless such writing relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s reasonable and good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Company, to confirm in writing to the Administrative Agent and the Company that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Company) or (d) has, or has a direct or indirect parent company that has, other than via an Undisclosed Administration, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental

Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.25) upon delivery of written notice of such determination to the Company, each Issuing Bank, the Swingline Lender and each Lender.

“Designated Guarantor” shall have the meaning assigned to such term in the definition of “Subsidiary Loan Party.”

“Designated Non-Cash Consideration” shall mean the fair market value (as determined in good faith by the Company) of non-cash consideration received by any Borrower or any Subsidiary in connection with a Disposition that is so designated as Designated Non-Cash Consideration by the Company, less the amount of cash, Permitted Investments or other cash equivalents received in connection with a subsequent disposition of, or as proceeds of, such Designated Non-Cash Consideration.

“Dispose” or “Disposed of” shall mean to convey, sell, lease, sell and leaseback, assign, farm-out, transfer or otherwise dispose of any property, business or asset. The term “Disposition” shall have a correlative meaning to the foregoing. For the avoidance of doubt, grants of limited non-exclusive licenses of Intellectual Property for fixed terms in the ordinary course of business to any Person shall not constitute a Disposition of those Intellectual Property rights.

“Disqualified Stock” shall mean, with respect to any Person, any Equity Interests of such Person that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior or concurrent repayment in full of the Loans and all other Loan Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part or (c) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Stock, in each case, prior to the date that is 91 days after the Latest Maturity Date in effect at the time of issuance thereof (provided that only the portion of the Equity Interests that so mature or are mandatorily redeemable, are so convertible or exchangeable or are so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock). Notwithstanding the foregoing: (i) any Equity Interests issued to any employee or to any plan for the benefit of employees of the Ultimate Parent or its Subsidiaries or by any such plan to such employees shall not constitute Disqualified Stock solely because they may be required to be repurchased by Ultimate Parent or such Subsidiary in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; (ii) no Equity Interests issued to employees, directors, officers and/or consultants and held by any future, present or former employee, director, officer or consultant (or their respective Affiliates, heirs, descendants or estate planning vehicles) of Ultimate Parent or any Subsidiary shall be considered a Disqualified Stock because such Equity Interests are redeemable or subject to repurchase pursuant to any customary management equity subscription agreement, stock option, stock appreciation right or other stock award agreement, stock ownership plan, put agreement, stockholder agreement or similar agreement that may be in effect from time to time; (iii) no Equity Interests shall be considered Disqualified Stock because such Equity Interests are redeemable or subject to repurchase in connection with Equity Repurchase Amounts; and (iv) any class of

Equity Interests of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Equity Interests that are not Disqualified Stock shall be deemed not to be Disqualified Stock.

“Dollars” or “$” shall mean lawful money of the United States of America.

“EBITDA” shall mean, with respect to Holdings and its Subsidiaries on a consolidated basis for any period, the Consolidated Net Income of Holdings and its Subsidiaries for such period, plus:

(a) the sum of (in each case without duplication and to the extent the respective amounts described in subclauses (i) through (xx) of this clause (a) (other than clauses (ix), (xi), (xiii), (xvii) and (xviii) below) (x) were deducted in determining Consolidated Net Income for such period and (y) were not excluded therefrom for the respective period for which EBITDA is being determined):

(i) (A) payments of Taxes or deferred Taxes of Holdings and its Subsidiaries for such period, including, without limitation, income and similar Taxes, and the amount of distributions pursuant to Sections 6.06(b) in respect of such period,

(ii) Interest Expense (and to the extent not included in Interest Expense, (a) fees and expenses paid to the Administrative Agent in connection with its services hereunder, (b) other bank, administrative agency (or trustee) and financing fees (including commissions, discounts and other fees and charges associated with the Loans or the Letters of Credit) and rating agency fees, (c) [reserved], (d) [reserved], and (e) interest charge on defined benefit liabilities,

(iii) (A) depreciation and amortization expenses of Holdings and its Subsidiaries for such period and (B) any impairment charge,

(iv) (A) any employee ramp-up charges or any changes related to underutilized personnel (including duplicative personnel) and (B) any business optimization costs charges or expenses and other restructuring costs, charges (including any charge relating to any tax restructuring) or expenses (including any cost or expense related to employment of terminated employees), any costs and expenses related to any New Project or any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses (including but not limited to rent termination costs, moving costs and legal costs), asset retirement costs in connection with sales, dispositions or abandonments of assets or discontinued operations, fees, expenses or charges relating to closing costs, rebranding costs, curtailments or modifications to pension and post-retirement employee benefit plans, excess pension charges, charges attributable to any carveout, integration costs, opening costs, recruiting costs, signing, retention, recruitment or completion bonuses and expenses, stock option and other equity-based compensation expenses and the amount of payments made to option holders in connection with, or as a result of, any distribution being made to shareholders, severance and relocation costs, systems design and establishment costs, implementation and upgrade charges, losses or expenses, costs relating to entry into a new market or to exiting a market, costs associated with closings, expansions and consolidations (including but not limited to termination costs, moving costs and legal costs), new operation costs, unused warehouse and other facility costs, new contract costs, New Projects and other project start-up costs, costs relating to early termination of rights fee arrangements, consulting fees, one-time compensation costs, consulting or corporate development costs and software and other Intellectual Property development charges, costs and expenses incurred in connection with strategic initiatives, transition costs, costs and expenses incurred in connection with non-ordinary course product and Intellectual Property development, costs incurred in connection with acquisitions (or purchases of assets) prior to or after the Closing Date, costs or expenses related to employment of terminated employees, litigation costs and expenses (including any settlements, fines, judgments or orders and costs or other charges related thereto) and any costs attributable to the undertaking and/or implementation of new initiatives, cost savings initiatives, cost rationalization programs, operating expense reductions, revenue synergies and/or similar initiatives or programs (including, without limitation, in connection with any inventory optimization program, integration, restructuring or transition, any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses, any implementation of operational and reporting systems and technology initiatives (including any expense relating to the implementation of enhanced accounting or IT functions or new system designs)),

(v) any other non-cash charges, expenses or losses, including, without limitation, any non-cash impairment charge and any write-offs or write-downs, any amortization of intangibles, any non-cash compensation expense, any non-cash translation loss, any non-cash asset retirement costs and any non-cash expense relating to the vesting of warrants (in each case, excluding any non-cash charge, expense or loss relating to any write-off, write-down or reserve with respect to accounts receivable or inventory) in each case reducing Consolidated Net Income for such period; provided that for purposes of this subclause (v) of this clause (a), (i) if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the Company may determine not to add back such non-cash charge in the current period and (ii) to the extent the Company does decide to add back any such non-cash charges, any non-cash charges or losses shall be treated as cash charges or losses in any subsequent period during which cash disbursements attributable thereto are made (but excluding, for the avoidance of doubt, amortization of a prepaid cash item that was paid in a prior period),

(vi) [reserved],

(vii) Transaction Expenses (in an aggregate amount not to exceed $45,000,000) and other transaction fees, costs, accruals, expenses or charges (including rationalization, legal, tax, structuring and other costs and expenses, other than depreciation or amortization expense as described in the preceding subclause (iii)) related to any issuance or exchange of Equity Interests (including by Ultimate Parent), Investment, acquisition, Disposition, merger, consolidation or amalgamation, recapitalization, dividend, restricted payment, option buyouts, refinancing transactions, Hedging Agreements or other derivative instruments, or the incurrence, modification, amendment or repayment of Indebtedness (including any amortization or write-off of debt issuance or deferred financing costs, premiums and prepayment penalties) permitted to be incurred by this Agreement (including repayment, redemption or refinancing thereof) (in each case, whether or not successful), including (x) such fees, expenses or charges related to this Agreement (including rating agency legal and bank fees) and (y) any amendment or other modification of the Secured Obligations or other Indebtedness,

(viii) [reserved],

(ix) pro forma adjustments, including expected “run rate” cost savings, expense reductions, operational improvements, operating changes, optimizations, initiatives and non-revenue synergies (excluding, for the avoidance of doubt, any revenue synergies, revenue enhancements, contribution margin from price increases or new contracts, or adjustments in respect of changes in deferred revenue), related to (A) the Transactions that are (x) reasonably identifiable, factually supportable and projected by the Company in good faith to result from actions that have been taken or with respect to which substantial steps have been taken or are expected to be taken within 12 months after the Closing Date (in the good faith determination of the Company) or (y) without duplication of clause (xi) below, contemplated by the Acquisition Agreement or identified to the Joint Lead Arrangers (including in the Projections, any management presentation, the QofE, the Model or any other quality of earnings or similar report or analysis) prior to the Closing Date (including in respect of any action taken on or prior to the Closing Date) or (B) any acquisition (including the commencement of activities constituting a business), disposition (including the termination or discontinuance of activities constituting a business) or other specified investment or transaction or event, or related to any operational changes, improvements, optimizations, actions, restructuring initiative, cost savings initiative or other similar initiative (including arrangements of efficiencies from the shifting of production of one or more products from one facility to another), that in the case of this clause (B) are reasonably identifiable, factually supportable and projected by the Company in good faith to result from actions that have been taken or with respect to which substantial steps have been taken or are expected to be taken within 12 months after the last day of the applicable period (in the good faith determination of the Company) and are net of actual benefits realized,

(x) (A) any costs or expense incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, any pension plan (including any post-employment benefit program which has been agreed to with the relevant pension trustee), any employee benefit trust, any employment benefits program, any long-term incentive plan or any similar equity plan or arrangement (including any deferred compensation arrangement), including, without limitation, pensions or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial costs, including amortization of such amounts arising in prior periods, and (B) any charge in connection with the rollover, acceleration or payout of equity interests held by management, in each case under this clause (x), to the extent that such costs or expenses are non-cash or are funded with cash proceeds contributed to the capital of Holdings or a Subsidiary (other than contributions received from Holdings or another Subsidiary) or net cash proceeds of an issuance of Equity Interests of Holdings (other than Disqualified Stock) not otherwise applied for another purpose hereunder,

(xi) add-backs and adjustments that are (x) consistent with Regulation S‑X, (y) identified or set forth in the QofE or (z) identified or set forth in (I) the Model (subject to the approval of the Administrative Agent in its reasonable discretion) or (II) any quality of earnings analysis or report prepared by financial advisors of recognized standing or any other firm reasonably acceptable to the Administrative Agent (it being understood that the “Big Four” accounting firms are acceptable) and delivered to the Administrative Agent in connection with any acquisition or similar Investment not prohibited by this Agreement,

(xii) the amount of any loss or Pre-Opening Expenses attributable to a New Project, until the date that is 12 months after the date of completing the construction, acquisition, assembling or creation of such New Project, as the case may be; provided that (A) such losses or Pre-Opening Expenses are reasonably identifiable and factually supportable and (B) losses or Pre-Opening Expenses attributable to such New Project after 12 months from the date of completing such construction, acquisition, assembling or creation, as the case may be, shall not be included in this subclause (a)(xii); provided, further, that the aggregate amount added to or included in EBITDA pursuant to this subclause (a)(xii), shall not, for any Test Period, exceed an amount equal to 5% of EBITDA for such Test Period, calculated after giving effect to any such add-backs or inclusions and all other add-backs and inclusions,

(xiii) [reserved],

(xiv) [reserved],

(xv) [reserved],

(xvi) the amount of earn-out and other contingent consideration obligations (including to the extent accounted for as bonuses, compensation or otherwise) incurred in connection with (A) the Transactions, (B) [reserved] and (C) any acquisition or other Investment permitted by this Agreement, in each case, which is paid or accrued in such period and, in each case, adjustments thereof; provided that any accrual amount added back pursuant to this clause (xvi) shall not be added back in any subsequent period when paid,

(xvii) the amount of any cash actually received by such Person during such period and not included in Consolidated Net Income in any period, to the extent that any non-cash gain relating to such cash receipt or netting arrangement was deducted in the calculation of EBITDA pursuant to clause (b) below for any previous period and not added back,

(xviii) any non-cash charge related to rent expense, including the excess of rent expense over actual cash rent paid during the relevant period due to the use of straight line rent for GAAP purposes,

(xix) all charges, losses or expenses attributable to, and payments of, legal settlements, fines, judgments or orders, and

(xx) extraordinary, special, one-time or non-recurring charges, expenses or losses (as determined by the Company in good faith);

minus (b) the sum of (without duplication and to the extent the amounts described in this clause (b) increased such Consolidated Net Income for the respective period for which EBITDA is being determined) non-cash items increasing Consolidated Net Income of Holdings and its Subsidiaries for such period (but excluding any such items (A) in respect of which cash was received in a prior period or will be received in a future period or (B) which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that reduced EBITDA in any prior period) and extraordinary gains;

Notwithstanding anything contained in this definition to the contrary, (i) the aggregate amount added to or included in EBITDA pursuant to subclauses (a)(iv), (a)(ix) and (a)(xx) of the definition of EBITDA, shall not, for any Test Period, exceed an amount equal to 20% of EBITDA for such Test Period, calculated after giving effect to any such add-backs or inclusions and all other add-backs and inclusions and (ii) EBITDA of Holdings and its Subsidiaries shall be deemed to be: (a) $14,300,000 for the fiscal quarter ended September 25, 2025, (b) $44,900,000 for the fiscal quarter ended January 1, 2026, (c) $(9,800,000) for the fiscal quarter ended April 2, 2026 and (d) $7,900,000 for the fiscal quarter ended July 2, 2026 (in each case, as may be adjusted pursuant to clause (a)(ix)(A) of the foregoing definition of EBITDA for each Test Period).

“ECF Date” shall have the meaning assigned to such term in Section 2.11(c).

“ECF Excluded Amount” shall have the meaning assigned to such term in Section 2.11(c)(i).

“ECF Payment Amount” shall have the meaning assigned to such term in Section 2.11(c).

“ECF Threshold Amount” shall have the meaning assigned to such term in Section 2.11(c)(i).

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Yield” shall mean, as to any Indebtedness, the effective yield applicable thereto calculated by the Borrowers in good faith (in consultation with the Administrative Agent) in a manner consistent with generally accepted financial practices, taking into account (a) interest rate margins, (b) interest rate floors (subject to the proviso set forth below), (c) any amendment to the relevant interest rate margins and interest rate floors prior to the applicable date of determination and (d) original issue discount and upfront or similar fees (based on an assumed four-year average life to maturity or lesser remaining average life to maturity), but excluding any reasonable and customary advisory, arrangement, commitment, consent, structuring, success, underwriting, ticking, unused line fees, amendment fees and/or any similar fees payable in connection therewith, in each case, that are (i) not shared severally by the Borrowers with all lenders or (ii) incurred for the purpose of evading the MFN Provision; provided, with respect to any Indebtedness that includes a “rate floor”, that (A) to the extent that Term SOFR (for an Interest Period of three months) or ABR (in each case without giving effect to any floor specified in the definitions thereof on the date on which the Effective Yield is being calculated), as applicable, is less than such floor, the amount of such difference will be deemed added to the interest rate margin applicable to such Indebtedness for purposes of calculating the Effective Yield and (B) to the extent that Term SOFR (for an Interest Period of three months) or ABR (in each case, without giving effect to any floor specified in the definitions thereof), as applicable, is greater than such floor, the floor will be disregarded in calculating the Effective Yield.

“Electronic Copy” shall have the meaning assigned to such term in Section 9.13(c).

“Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

“Eligible Assignee” shall mean a Person (including Holdings, any Borrower, any Restricted Subsidiary, any Unrestricted Subsidiary and any Affiliate Lender) other than (a) any Ineligible Institution, (b) any Defaulting Lender or any of its subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing persons described in this clause (b) or (c) any natural person (or a holding company, investment vehicle or trust for, or owned and operated by or for the primary benefit of a natural person).

“Employee Benefit Plan” shall mean any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) that is established, sponsored, maintained, or contributed to by Holdings, any Borrower or any Subsidiary.

“Environment” shall mean ambient and indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, and natural resources such as flora and fauna.

“Environmental Laws” shall mean all applicable laws (including common law), rules, regulations, codes, ordinances, orders, binding agreements, decrees or judgments, promulgated or entered into by or with any Governmental Authority, relating in any way to the Environment, preservation or reclamation of natural resources, the generation, use, transport, management, Release or threatened Release of, or exposure to, any hazardous material or to public or employee health and safety matters (to the extent relating to the Environment or hazardous materials).

“Environmental Permits” shall have the meaning assigned to such term in Section 3.16.

“Equity Interests” of any Person shall mean any and all shares, interests, rights to purchase or otherwise acquire, warrants, options, participations or other equivalents of or interests in (however designated) equity or ownership of such Person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest, and any securities or other rights or interests convertible into or exchangeable for any of the foregoing.

“Equity Repurchase Amounts” means the following:

(i) cash payments to allow for the payment of cash in lieu of the issuance of fractional Equity Interests upon the exercise of options or warrants, upon the conversion or exchange of Equity Interests of the Company, or in connection with the annual common unit adjustment pursuant to the Common Unit Adjustment Agreement;

(ii) payments required to be made pursuant to any equity incentive plan of Ultimate Parent, including any repurchase of common Equity Interests from future, current or former directors, consultants, officers, members of management or employees (and their respective estates, heirs, family members, spouses, domestic partners, former spouses or former domestic partners);

(iii) redemptions of the Company’s common Equity Interests in exchange for shares of the Ultimate Parent’s common Equity Interests on a one-for-one basis pursuant to the Common Unit Adjustment Agreement; and

(iv) at the Company’s option, in lieu of an exchange set forth in the preceding clause (iii), redemptions of the Company’s common Equity Interests consisting of cash payments equal to (x) the arithmetic average of the volume weighted average prices for a share of Ultimate Parent common stock on the principal United States securities exchange or automated or electronic quotation system on which Ultimate Parent’s common stock trades, as reported by Bloomberg, L.P., or its successor, for each of the three (3) consecutive full Trading Days (as defined in the Company Operating Agreement) ending on and including the last full Trading Day immediately prior to the Redemption Date multiplied by the number of the Company’s common Equity Interests subject to such redemption or (y) the amount specified in the Company Operating Agreement in connection with a redemption that is materially consistent with the calculations in effect as of the date hereof.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time and any final regulations promulgated and the rulings issued thereunder.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with Holdings, a Borrower or a Subsidiary, is treated as a single employer under Section 414(b) or

(c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(m) of the Code.

“ERISA Event” shall mean (a) any Reportable Event or the requirements of Section 4043(b) of ERISA apply with respect to a Plan; (b) with respect to any Plan, the failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA, whether or not waived; (c) a determination that any Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); (d) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (e) the incurrence by Holdings, a Borrower, a Subsidiary or any ERISA Affiliate of any liability (contingent or otherwise) under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan; (f) the receipt by Holdings, a Borrower, a Subsidiary or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan under Section 4042 of ERISA, or the occurrence of an event or condition which would reasonably be expected to constitute grounds for the institution of such proceedings; (g) the incurrence by Holdings, a Borrower, a Subsidiary or any ERISA Affiliate of any liability (contingent or otherwise) with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (h) the receipt by Holdings, a Borrower, a Subsidiary or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from Holdings, a Borrower, a Subsidiary or any ERISA Affiliate of any notice, that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA, or in “endangered” or “critical” status, within the meaning of Section 432 of the Code or Section 305 of ERISA; (i) the imposition of a lien under Section 303(k) of ERISA with respect to any Plan; (j) the withdrawal or partial withdrawal of any of Holdings, a Borrower, a Subsidiary or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; or (k) the filing of a notice of intent to terminate any Plan.

“ESAs” shall mean the collective reference to: (a) the Exhibitor Services Agreement between the Company and American Multi-Cinema, Inc., a Missouri corporation, dated as of February 13, 2007 and (b) the Exhibitor Services Agreement between the Company and Cinemark, dated as of February 13, 2007, in each case, as the same may be amended, restated, amended and restated, supplemented or modified from time to time.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” shall have the meaning assigned to such term in Section 7.01.

“Excess Cash Flow” shall mean, with respect to Holdings and its Subsidiaries on a consolidated basis for any Excess Cash Flow Period (or the related Applicable Period), EBITDA of Holdings and its Subsidiaries on a consolidated basis for such Excess Cash Flow Period without giving effect to clauses (ix), (xi), (xii), (xiii), (xvii), (xviii), (xix) and (xx) thereof, minus, without duplication:

(a) Debt Service for such Applicable Period to the extent paid in cash (including (i) fees and expenses paid to the Administrative Agent in connection with its services hereunder, (ii) other bank, administrative or rating agency (or trustee) and financing fees in respect of Indebtedness permitted under this Agreement, and (iii) commissions, discounts, closing fees and other fees and charges owed with respect to revolving commitments, letters of credit, bank guarantees, bankers’ acceptances or any similar facilities or financing and Hedging Agreements),

(b) the aggregate principal amount of any voluntary payment of Term Loans and the amount of any voluntary payments of Revolving Facility Loans to the extent accompanied by permanent reductions of any related commitments during such Applicable Period (other than any voluntary prepayment of the Term Loans, which shall be the subject of Section 2.11(c)(ii)(A), and any voluntary prepayments of the Revolving Facility Commitment, which shall be the subject of Section 2.11(c)(ii)(B)),

(c) Taxes (including Taxes paid pursuant to any Tax sharing arrangement conforming to Section 6.06(b)(v)) paid in cash or Tax reserves set aside in good faith for amounts payable in respect of such Fiscal Year by Holdings and its Subsidiaries during such Excess Cash Flow Period or that will be paid within six months after the end of such Excess Cash Flow Period and the amount of any distributions made pursuant to Section 6.06(b) (other than clause (b)(vii)) during such Excess Cash Flow Period or that will be made within six months after the close of such Excess Cash Flow Period; provided (x) that with respect to any such amounts to be paid or distributed after the close of such Excess Cash Flow Period, (i) any amount so deducted shall not be deducted again in a subsequent Excess Cash Flow Period, except to the extent such amount has been added back pursuant to clause (q) below and is subsequently paid or distributed, and (ii) appropriate reserves shall have been established in accordance with GAAP and (y) without duplication of clause (q) below, any reserves set aside not actually paid during the Excess Cash Flow Period or such six month period after the Excess Cash Flow Period shall increase Excess Cash Flow in the next subsequent Excess Cash Flow Period,

(d) an amount equal to any increase in Working Capital (other than any increase arising from the recognition or de-recognition of any Current Assets or Current Liabilities upon an acquisition or disposition of a business) of Holdings and its Subsidiaries for such Excess Cash Flow Period,

(e) [reserved],

(f) [reserved],

(g) amounts paid in cash during such Excess Cash Flow Period on account of (A) items that were accounted for as non-cash reductions of Net Income in determining Consolidated Net Income or as non-cash reductions of Consolidated Net Income in determining EBITDA of Holdings and its Subsidiaries in a prior Excess Cash Flow Period and (B) reserves or accruals established in purchase accounting,

(h) the aggregate principal amount of all mandatory prepayments and scheduled repayments of Indebtedness (other than those required due to the incurrence of Indebtedness (other than revolving Indebtedness)), together with the aggregate amount of any interest, premiums, make whole or penalty payments required to be paid (and actually paid) in connection therewith, in the Applicable Period,

(i) the amount related to items that were added to or excluded from or not deducted from Net Income in calculating Consolidated Net Income or were added to or excluded from or not deducted from Consolidated Net Income in calculating EBITDA to the extent such items resulted in an increase to EBITDA (including by increasing Consolidated Net Income) and either (i) represented a cash payment which had not reduced Excess Cash Flow upon the accrual thereof in a prior Excess Cash Flow Period or (ii) have a corresponding asset or liability movement captured which has not been excluded in the calculation of Working Capital,

(j) (A) any deductions attributable to minority interests that were added to or not deducted from Net Income in calculating Consolidated Net Income and (B) the EBITDA of joint ventures and minority investments added to Consolidated Net Income in calculating EBITDA,

(k) [reserved], and

(l) to the extent included in the calculation of EBITDA for such Excess Cash Flow Period, the amount of any insurance proceeds received by Holdings or any Subsidiary during such period under any representation and warranty insurance policy obtained in connection with the Acquisition, any acquisition or Investment permitted by this Agreement, plus, without duplication:

(m) an amount equal to any decrease in Working Capital (other than any decrease arising from the recognition or de-recognition of any Current Assets or Current Liabilities upon an acquisition or disposition of a business) of Holdings and its Subsidiaries for such Excess Cash Flow Period,

(n) cash payments received in respect of Hedging Agreements during such Excess Cash Flow Period to the extent (i) not included in the computation of EBITDA or (ii) such payments do not reduce Interest Expense,

(o) any extraordinary or non-recurring gain realized in cash during such Excess Cash Flow Period (except to the extent such gain consists of Net Proceeds subject to Section 2.11(b)),

(p) the amount related to items that were deducted from or excluded from or not added to Net Income in connection with calculating Consolidated Net Income or were deducted from or excluded from or not added to Consolidated Net Income in calculating EBITDA to the extent such items resulted in a decrease to EBITDA (including by decreasing Consolidated Net Income) and either (i) represented cash received by Holdings or any Subsidiary or (ii) have a corresponding asset or liability movement captured which has not been excluded in the calculation of Working Capital, and

(q) to the extent any payments for Taxes referred to in clause (c) above are not made in the following Excess Cash Flow Period, the amount of Taxes that were not so paid in such following Excess Cash Flow Period.

“Excess Cash Flow Period” shall mean each Fiscal Year of the Borrower, commencing with the Fiscal Year of the Borrower ending on or about December 31, 2027.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Account” shall have the meaning assigned to such term in the Security Agreement.

“Excluded Indebtedness” shall mean all Indebtedness permitted to be incurred pursuant to Section 6.01.

“Excluded Lender” has the meaning assigned to such term in Section 9.08(j)(ii).

“Excluded Parties” shall mean Affiliates and/or managed funds of the Lenders or the Joint Lead Arrangers that are engaged as principals primarily in private equity or that are engaged directly or indirectly in a sale of the Acquired Company and its Subsidiaries as sell-side representative.

“Excluded Proceeds” shall have the meaning assigned to such term in the definition of “Net Proceeds.”

“Excluded Property” shall have the meaning assigned to such term in Section 5.10(e).

“Excluded Securities” shall mean any of the following:

(a) any Equity Interests or Indebtedness with respect to which the Collateral Agent and the Company reasonably agree that the cost or other consequences of pledging such Equity Interests or Indebtedness in favor of the Secured Parties under the Security Documents are likely to be excessive in relation to the value (as determined by the Company in good faith in consultation with the Administrative Agent) to be afforded thereby;

(b) (A) any Equity Interests in excess of 65% of the issued and outstanding voting Equity Interests to the extent a pledge of such interests would result in material adverse Tax consequences, as determined in good faith by the Company in consultation with the Administrative Agent, taking into account all relevant sections of the Code, including, but not limited to, Section 245A of the Code and the United States Treasury regulations issued thereunder (provided that the foregoing limitation shall not apply to nonvoting Equity Interests) of (i) any CFC or (ii) any FSHCO and (B) any Equity Interests of any Subsidiary that is an Excluded Subsidiary pursuant to any of clauses (c), (d), (e), (i), (k) and (l) of the definition thereof;

(c) [reserved];

(d) any Equity Interests or Indebtedness to the extent the pledge thereof would be prohibited by any Requirement of Law;

(e) any Equity Interests of any Person that is not a Wholly Owned Subsidiary;

(f) [reserved];

(g) [reserved];

(h) any Equity Interests of any Subsidiary to the extent that the pledge of such Equity Interests would reasonably be expected to result in material adverse Tax consequences or material adverse regulatory consequences to Holdings, any Borrower, any of their respective Subsidiaries, or any Parent Entity, in each case, as determined in good faith by the Borrowers in consultation with the Administrative Agent (taking into account all relevant sections of the Code, including, but not limited to, Section 245A of the Code and the United States Treasury regulations issued thereunder);

(i) [reserved];

(j) [reserved];

(k) any Margin Stock; and

(l) any Rule 13-02 Equity Interests.

provided that, in no event shall this definition of “Excluded Securities” include the Equity Interests in a Borrower or other Loan Party.

“Excluded Subsidiary” shall mean any of the following (except as otherwise provided in the definition of Subsidiary Loan Party):

(a) each Immaterial Subsidiary of Holdings that is not a Borrower,

(b) each Subsidiary that is not a Wholly Owned Subsidiary (for so long as such Subsidiary remains a non-Wholly Owned Subsidiary),

(c) each Subsidiary that is prohibited or restricted by law, rule or regulation or contractual obligation from Guaranteeing or that would require a governmental (including regulatory) or third party consent, approval, license or authorization to Guarantee the Secured Obligations (including under any financial assistance, corporate benefit, thin capitalization, capital maintenance, liquidity maintenance or similar legal principles) unless such consent has been received, it being understood that Holdings and its subsidiaries shall have no obligation to seek or obtain any such consent, approval, license or authorization,

(d) each Subsidiary for which the Guaranteeing or granting Liens to secure the Secured Obligations first acquired after the Closing Date or at the time such Subsidiary becomes a Subsidiary not in violation of Section 6.09(c) is prohibited by, or would violate, invalidate, terminate (or cause a right of termination in favor of a third party) or cause a breach under any applicable contractual requirement with an unaffiliated third party (and for so long as such restriction or any replacement or renewal thereof is in effect and so long as such restriction was not created in anticipation of such Person becoming a subsidiary),

(e) any special purpose entity (including a special purpose entity used for any permitted securitization or receivables facility or financing),

(f) any CFC,

(g) any FSHCO,

(h) any Subsidiary that is a Subsidiary of (i) any CFC or (ii) any FSHCO,

(i) any Captive Insurance Subsidiary or any subsidiary that is a broker-dealer,

(j) any Unrestricted Subsidiary,

(k) any not-for-profit Subsidiary,

(l) any subsidiary acquired pursuant to a Permitted Business Acquisition or other Investment permitted by this Agreement that has assumed secured Indebtedness permitted hereunder not incurred in contemplation of such Permitted Business Acquisition or other Investment and any Subsidiary thereof that guarantees such secured Indebtedness, in each case to the extent the terms of such secured Indebtedness prohibit such subsidiary from becoming a Guarantor;

(m) any other Subsidiary with respect to which, (x) the Administrative Agent and Company determine in good faith that the cost or other consequences of providing a Guarantee of or granting Liens to secure the Secured Obligations are likely to be excessive in relation to the value (as determined by the Company in good faith in consultation with the Administrative Agent) to be afforded thereby or (y) providing such a Guarantee or granting such Liens would reasonably be expected to result in material adverse Tax consequences or material adverse regulatory consequences to any Borrower, any of its Subsidiaries, or any Parent Entity, in each case as determined in good faith by the Company in consultation with the Administrative Agent, and

(n) with respect to any Swap Obligation, any Subsidiary that is not an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder.

“Excluded Swap Obligation” shall mean, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation, unless otherwise agreed between the Administrative Agent and the Company. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from any payment to a Recipient,

(i) Taxes imposed on or measured by net income or branch profits (however denominated, any backup withholding in respect thereof under Section 3406 of the Code or any similar provision of state, local or foreign law), and franchise (and similar) Taxes (in lieu of net income Taxes), in each case by a jurisdiction (including any political subdivision thereof) as a result of such Recipient being organized in, having its principal office in, or in the case of any Lender, having its applicable Lending Office in, such jurisdiction, or as a result of any other present or former connection with such jurisdiction (other than any such connection arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document),

(ii) in the case of a Lender, any U.S. federal withholding Tax imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to laws in force at the time such Lender acquires such interest in the Loan or Commitment (other than pursuant to a request by the Company under Section 2.19(b) or 2.19(c)) or designates a new Lending Office, except to the extent that such Lender (or its assignor, if any) was entitled, immediately prior to the designation of a new Lending Office (or assignment), to receive additional amounts or indemnification payments from any Loan Party with respect to such withholding Tax pursuant to Section 2.17,

(iii) any Tax attributable to such Recipient’s failure to comply with Section 2.17(f), (g), (h), (i) or (k), and

(iv) any withholding Tax imposed under FATCA.

“Existing Buyer Credit Facility” shall have the meaning assigned to such term in Section 4.02(d).

“Existing Target Credit Facility” shall have the meaning assigned to such term in Section 4.02(d).

“Facility” shall mean the respective facility and commitments utilized in making Loans and credit extensions hereunder, it being understood that (x) as of the Closing Date, there are two Facilities (the Initial Term Facility and the Initial Revolving Facility Commitments) and (y) after the Closing Date, the term “Facility” may include any other Class of Loans or Commitments and the extensions of credit thereunder.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FCA” shall have the meaning assigned to such term in Section 2.14(a).

“Federal Funds Effective Rate” shall mean, for any day, the rate calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Effective Rate for any day is less than zero, the Federal Funds Effective Rate for such day will be deemed to be zero.

“Federal Reserve Bank of New York’s Website” shall mean the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source

“Fee Letters” shall mean the Lender Fee Letter and the Administrative Agent Fee Letter.

“Fees” shall mean the Revolver Commitment Fees, the L/C Participation Fees, the Issuing Bank Fees and the Administrative Agent Fees.

“Finance Lease Obligations” shall mean, at the time any determination thereof is to be made, subject to Section 1.09, the amount of the liability in respect of a finance lease that would at such time be required to be reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP; provided that obligations of the Borrowers and their Subsidiaries, or of a special purpose or other entity not consolidated with the Borrowers and their Subsidiaries, either existing on the Closing Date or created thereafter that (a) [reserved], (b) would have been characterized as an operating lease under GAAP prior to the issuance by the Financial Accounting Standards Board on February 25, 2016 of an Accounting Standards Update (regardless of when such lease was entered into) or (c) constitute capitalized operating lease liabilities resulting from the adoption of ASC 842 shall, in each case, unless the Company otherwise elects, not constitute Indebtedness or a Finance Lease Obligation, in each case of any Borrower or any Subsidiary under this Agreement or any other Loan Document.

“Financial Covenant” shall mean the covenant set forth in Section 6.11.

“Financial Officer” of any Person shall mean the Chief Financial Officer or an equivalent financial officer, principal accounting officer, Treasurer, Assistant Treasurer, Controller or a director of such Person, or a duly authorized signatory of such Person who is a Financial Officer of a subsidiary of such Person.

“fiscal quarter” shall mean each quarterly accounting period of Ultimate Parent or Holdings that ends closest to March 31, June 30, September 30 and December 31 of each calendar year.

“Fiscal Year” shall mean the fiscal year of the Ultimate Parent or Holdings ending on or about December 31 of each calendar year.

“Fitch” shall mean Fitch Ratings Inc. and its successors and assigns.

“Fixed Charge Coverage Ratio” shall mean, on any date, determined on a consolidated basis in accordance with GAAP for Holdings and its Subsidiaries, the ratio of (a) EBITDA for the most recently ended Test Period as of such date minus the sum of (i) Capital Expenditures (except those funded with the contribution of cash to the capital of a Borrower or any of its Subsidiaries or the proceeds of casualty insurance settlements and condemnation awards during such Test Period and (ii) cash payments in respect of income taxes or income tax liabilities (net of cash income tax refunds) during such Test Period to (b) the sum of (i) the cash portion of Interest Expense (excluding any commitment, amendment, upfront, arrangement, structuring or similar financing fees or premiums (including redemption and prepayment premiums) or original issue discount) for such Test Period, (ii) regularly scheduled principal payments on long-term Indebtedness for borrowed money scheduled to be made during such Test Period (which, in the case of the Initial Term Loans for any Test Period ending prior to the first anniversary of the Closing Date, shall be equal to $5,156,250) and (iii) all Restricted Payments (excluding Restricted Payments made pursuant to any of Section 6.06(a), (b), (l), (n) and (p)) paid in cash for such Test Period; provided, that the Fixed Charge Coverage Ratio shall be determined for the relevant Test Period on a Pro Forma Basis.

“Floor” shall mean (a) solely with respect to the Initial Term Facility and the Initial Revolving Facility, 1.50% per annum and (b) otherwise (unless agreed by the Borrowers), there shall be no floor.

“foreign” shall mean any jurisdiction other than the United States of America, any state thereof or the District of Columbia.

“Foreign Lender” shall mean any Lender (a) that is not disregarded as separate from its owner for U.S. federal income Tax purposes and that is not a “United States person” as defined by Section 7701(a)(30) of the Code or (b) that is disregarded as separate from its owner for U.S. federal income Tax purposes and whose regarded owner is not a “United States person” as defined in Section 7701(a)(30) of the Code.

“Foreign Subsidiary” shall mean any Subsidiary of Holdings that is organized under the laws of any jurisdiction other than the United States of America, any state thereof or the District of Columbia.

“Fronting Exposure” shall mean, at any time there is a Defaulting Lender, (a) with respect to any Issuing Bank, such Defaulting Lender’s Revolving Facility Percentage of Revolving L/C Exposure with respect to Letters of Credit issued by such Issuing Bank other than such Revolving L/C Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof and (b) with respect to the Swingline Lender, such Defaulting Lender’s Swingline Exposure other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“FSHCO” shall mean any direct or indirect Subsidiary of Holdings that has no material assets other than the capital stock or capital stock and Indebtedness of one or more Foreign Subsidiaries that are CFCs or of one or more FSHCOs.

“GAAP” shall mean, subject to Section 1.09, generally accepted accounting principles in the United States of America, as in effect from time to time.

“Governmental Authority” shall mean any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory or legislative body (including any supra national bodies such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) shall mean (a) any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation (the “primary obligations”) payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) entered into for the purpose of assuring in any other manner the holders of such Indebtedness or other obligation of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of the guarantor securing any Indebtedness or other obligation (or any existing right, contingent or otherwise, of the holder of Indebtedness or other obligation to be secured by such a Lien) of any other Person, whether or not such Indebtedness or other obligation is assumed by the guarantor; provided, however, that the term “Guarantee” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or Disposition of assets permitted by this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee of any guarantor shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made and (b) the maximum amount for which such guarantor may be liable pursuant to the terms of the instrument embodying such Guarantee.

“Guarantee Agreement” shall mean the Guarantee Agreement dated as of the Closing Date as may be amended, restated, supplemented or otherwise modified from time to time, among Holdings, the Borrowers, each Subsidiary Loan Party party thereto and the Collateral Agent.

“guarantor” shall have the meaning assigned to such term in the definition of the term “Guarantee.”

“Guarantors” shall mean (i) Holdings, (ii) other than with respect to its own Secured Obligations, each Borrower and (iii) each Subsidiary Loan Party.

“Hazardous Materials” shall mean all pollutants, contaminants, wastes, chemicals, materials, substances and constituents, including, without limitation, explosive or radioactive substances, petroleum, petroleum by products or petroleum distillates, asbestos or asbestos-containing materials, per- or polyfluoroalkyl substances or polychlorinated biphenyls in each case that are subject to regulation or which can give rise to liability under any Environmental Law due to their hazardous or toxic characteristics.

“Hedge Bank” shall mean any Person that, at the time it enters into a Hedging Agreement (or on the Closing Date), is (or is an Affiliate of a Person that is) an Agent, a Joint Lead Arranger or a Lender, regardless of whether any such Person shall thereafter cease to be an Agent, a Joint Lead Arranger, a Lender or an Affiliate of any of the foregoing.

“Hedging Agreement” shall mean any agreement with respect to any swap, forward, future or derivative transaction, or option or similar agreement involving, or settled by reference to, one or more rates, currencies or economic, financial or pricing indices or measures of economic, financial or pricing risk or value, or credit spread transaction, or any similar transaction or any combination of these transactions, in each case of the foregoing, (x) whether or not exchange traded and (y) entered into for non-speculative purposes; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Ultimate Parent or any of its Subsidiaries shall be a Hedging Agreement.

“Holdings” shall have the meaning assigned to such term in the introductory paragraph of this Agreement or, upon the consummation of any Holdings Reorganization Transaction, New Holdings.

“Holdings Reorganization Transaction” shall mean (a) the contribution by Holdings of 100% of the Equity Interests of any Borrower owned by it to a newly formed “shell” company that is a Wholly Owned Subsidiary of Ultimate Parent for bona fide tax purposes, or (b) the merger or other consolidation of Holdings with another Person that is a Wholly Owned Subsidiary of Ultimate Parent that after giving effect thereto shall hold 100% of the Equity Interests of the Borrowers that were previously owned by Holdings for bona fide tax purposes, in each case, so long as (i) New Holdings shall be an entity organized or existing under the laws of the United States, any state thereof or the District of Columbia and (ii) substantially contemporaneously therewith (x) New Holdings delivers to the Administrative Agent the new certificates issued (if any) to evidence the Equity Interests of the Borrowers and grants a first priority security interest, or reaffirms the existing security interest, as the case may be, in such Equity Interests in favor of the Collateral Agent pursuant to the Security Agreement or a joinder thereto in a form reasonably satisfactory to the Administrative Agent and (y) New Holdings assumes the Loan Guarantee provided by Holdings and all other obligations of Holdings under this Agreement and each of the other Loan Documents to which Holdings is a party pursuant to a supplement hereto or thereto that is reasonably acceptable to the Administrative Agent (which joinder and supplement, in the cases of (x) and (y) above, shall be accompanied by such other customary documentation (including an opinion of counsel) as may be reasonably requested by the Administrative Agent) and shall not have an adverse effect upon the value, scope, priority or perfection of Administrative Agent’s Liens on the Collateral (as reasonably determined by the Borrowers in good faith).

“identified transaction” shall have the meaning assigned to such term in Section 1.10.

“Immaterial Subsidiary” shall mean any Subsidiary of a Borrower (other than another Borrower) that does not own any Material Assets and did not, as of the last day of the most recent Test Period, have assets with a value in excess of 2.5% of the Consolidated Total Assets or revenues representing in excess of 2.5% of total revenues of Holdings and its Subsidiaries on a consolidated basis as of such date; provided that the Consolidated Total Assets and revenues (as so determined) of all Immaterial Subsidiaries shall not exceed 5% of Consolidated Total Assets and 5% of total revenues, in each case, of Holdings and its Subsidiaries on a consolidated basis as of such date; provided, further, that the Company may elect in its sole discretion to exclude as an Immaterial Subsidiary any Subsidiary that would otherwise meet the definition thereof. Each Immaterial Subsidiary as of the Closing Date shall be set forth in Schedule 1.01(B). No Immaterial Subsidiary may at any time own any Material Asset or Captivate Equipment.

“Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any payment of interest or dividends in the form of additional Indebtedness or in the form of Equity Interests, as applicable, the accretion of original issue discount, deferred financing fees or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies.

“Increased Class” shall have the meaning assigned to such term in Section 2.24(a).

“Incremental Amount” shall mean, at the time of the establishment of the commitments in respect of the Indebtedness to be incurred utilizing this definition (or, at the option of the Company, at the time of incurrence of such Indebtedness), the sum of (without duplication):

(i) (a) $20,000,000 (the “Incremental Starter Amount”) minus (b) the aggregate outstanding principal amount of all Incremental Revolving Facility Commitments incurred or established after the Closing Date and outstanding at such time pursuant to Section 2.21 utilizing this clause (i); plus

(ii) Subject to the Non-Loan Party Debt Limitation, any amounts so long as immediately after giving effect to the establishment of the commitments in respect thereof utilizing this clause (ii) (and assuming any Incremental Term Loan Commitments established at such time utilizing this clause (ii) are fully drawn unless such commitments have been drawn or have otherwise been terminated) (or, at the option of the Company, immediately after giving effect to the incurrence of the Incremental Loans thereunder) and the use of proceeds thereunder, the Net First Lien Leverage Ratio as of the most recently ended Test Period on a Pro Forma Basis is not greater than 3.90 to 1.00; provided that, for purposes of this clause (ii), net cash proceeds funded by financing sources upon the incurrence of Incremental Term Loans incurred at such time shall not be netted (but pro forma effect to the repayment of any Indebtedness to be repaid with such proceeds) against the applicable amount of Consolidated Debt for purposes of such calculation of the Net First Lien Leverage Ratio at such time; plus

(iii) (x) the sum of the aggregate principal amounts of (A) all voluntary permanent reductions of Revolving Facility Commitments, and (B)all permanent commitment reductions of Revolving Facility Commitments in connection with “yank-a-bank” provisions, in each case of this clause (iii), prior to such time and so long as such prepayment or purchase was not funded with the proceeds of long-term Indebtedness (other than revolving Indebtedness) minus (y) the aggregate outstanding principal amount of all Incremental Term Loans and Incremental Revolving Facility Commitments, in each case incurred or established after the Closing Date and outstanding at such time pursuant to Section 2.21 utilizing this clause (iii);

provided that, for the avoidance of doubt, (A) the Incremental Starter Amount may only be utilized for the purpose of incurring Incremental Revolving Facility Commitments, (B) clause (ii) above may only be utilized for the purpose of incurring Incremental Term Loan Commitments and the incurrence of Incremental Term Loans and (C) amounts in respect of Incremental Term Loans may be established or incurred utilizing clause (ii) above prior to utilizing clause (iii), above.

“Incremental Assumption Agreement” shall mean an agreement among the Borrowers, the Administrative Agent and, if applicable, one or more Incremental Term Lenders and/or Incremental Revolving Facility Lenders entered into pursuant to Section 2.21.

“Incremental Commitment” shall mean an Incremental Term Loan Commitment or an Incremental Revolving Facility Commitment.

“Incremental Facility” shall mean any Incremental Term Facility, any Incremental Revolving Facility and/or any or all of the Incremental Term Facilities and the Incremental Revolving Facilities.

“Incremental Loan” shall mean an Incremental Term Loan or an Incremental Revolving Loan.

“Incremental Revolving Facility” shall mean any Class of Incremental Revolving Facility Commitments and the Incremental Revolving Loans made thereunder.

“Incremental Revolving Facility Commitment” shall mean the commitment of any applicable Lender, established pursuant to Section 2.21, to make Incremental Revolving Loans to the Borrowers.

“Incremental Revolving Facility Lender” shall mean a Lender with an Incremental Revolving Facility Commitment or an outstanding Incremental Revolving Loan.

“Incremental Revolving Loan” shall mean Revolving Facility Loans made by one or more Revolving Facility Lenders to the Borrowers pursuant to an Incremental Revolving Facility Commitment to make additional Revolving Facility Loans.

“Incremental Starter Amount” shall have the meaning assigned to such term in the definition of Incremental Amount.

“Incremental Term Facility” shall mean any Class of Incremental Term Loan Commitments and the Incremental Term Loans made thereunder.

“Incremental Term Lender” shall mean a Lender with an Incremental Term Loan Commitment or an outstanding Incremental Term Loan.

“Incremental Term Loan Commitment” shall mean the commitment of any applicable Lender, established pursuant to Section 2.21, to make Incremental Term Loans to the Borrowers.

“Incremental Term Loans” shall mean Term Loans made by one or more Lenders to the Borrowers pursuant to an Incremental Term Loan Commitment.

“Indebtedness” of any Person shall mean, if and to the extent (other than with respect to clause (i)) the same would constitute indebtedness or a liability on a balance sheet prepared in accordance with GAAP, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services, (e) all Finance Lease Obligations and the principal balance outstanding under any synthetic lease of such Person, (f) all net payments that such Person would have to make in the event of an early termination, on the date Indebtedness of such Person is being determined, in respect of outstanding Hedging Agreements, (g) the principal component of all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit, (h) the principal component of all obligations of such Person in respect of bankers’ acceptances, (i) all Guarantees by such Person of Indebtedness described in clauses (a) to (h) above (other than Indebtedness of another Loan Party), (j) all Indebtedness described in clauses (a) to (h) above consistent with past practice secured by a Lien on any asset of such Person, whether or not such Indebtedness is otherwise an obligation of such Person and (k) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock (excluding for the avoidance of doubt (i) accrued dividends that have not increased the liquidation preference of such Disqualified Stock and (ii) accrued preferred return on any preferred Equity Interest issued by Ultimate Parent); provided that Indebtedness shall not include (A) trade and other ordinary-course payables, accrued expenses, and intercompany liabilities arising in the ordinary course of business, (B) prepaid or deferred revenue, (C) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase prices of an asset to satisfy unperformed obligations of the seller of such asset, (D) [reserved],

(E) earn-out obligations until such obligations become a liability on the balance sheet of such Person in accordance with GAAP and have not been satisfied after falling due, (F) obligations in respect of Third Party Funds, (G) in the case of the Borrower and its Subsidiaries, (I) all intercompany Indebtedness of a Loan Party that is owed to any Subsidiary that is a Loan Party having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business and (II) intercompany liabilities in connection with the cash management, Tax and accounting operations of the Borrower and its Subsidiaries, (H) defined benefit liabilities or (I) lease obligations that do not constitute Finance Lease Obligations. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness limits the liability of such Person in respect thereof.

“Indemnified Taxes” shall mean (a) all Taxes, other than Excluded Taxes, imposed on or with respect to or measured by any payment by or on account of any obligation of any Loan Party hereunder or under any other Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).

“Ineligible Institution” shall mean (i) any person identified as a “Disqualified Lender” in writing (including by email) to the Joint Lead Arrangers by the Company or an Affiliate of the Company on or prior to the Closing Date, (ii) any bona fide business competitor of Ultimate Parent. Holdings, the Borrowers or any of their respective subsidiaries, in each case identified in writing as such to the Joint Lead Arrangers by the Company prior to the Closing Date or to the Administrative Agent on or after the Closing Date, (iii) any Affiliate of a person referred to in the preceding clauses (i) or (ii) that is (A) identified in writing to the Joint Lead Arrangers by the Company prior to the Closing Date or to the Administrative Agent by the Company as such from time to time on or after the Closing Date or (B) readily identifiable based on the name of such Affiliate (other than a Bona Fide Debt Fund), and (iv) any Excluded Party; provided that no such updates pursuant to clauses (i), (ii), (iii) or (iv) shall be deemed to retroactively disqualify any parties that have previously acquired an assignment or participation interest in respect of the Loans from continuing to hold or vote such previously acquired assignments and participations on the terms set forth herein for Lenders that are not Ineligible Institutions.

“Information” shall have the meaning assigned to such term in Section 3.14(a).

“Initial Borrower” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Initial Revolving Facility” shall mean the Initial Revolving Facility Commitments and the extensions of credit made in respect thereof by the Initial Revolving Facility Lenders of such Class.

“Initial Revolving Facility Commitment” shall mean, with respect to each Initial Revolving Facility Lender, the commitment of such Initial Revolving Facility Lender to make Initial Revolving Facility Loans pursuant to Section 2.01(b), expressed as an amount representing the maximum aggregate permitted amount of such Initial Revolving Facility Lender’s Revolving Facility Credit Exposure in respect of the Initial Revolving Facility hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08, (b) reduced or increased from time to time pursuant to assignments by or to such Lender under Section 9.04, and (c) increased (or replaced) as provided under Section 2.21. The initial amount of each Initial Revolving Facility Lender’s Initial Revolving Facility Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance or Incremental Assumption Agreement pursuant to which such Lender shall have assumed its Initial Revolving Facility Commitment. The aggregate amount of the applicable Lenders’ Initial Revolving Facility Commitments on the Closing Date is $25,000,000.

“Initial Revolving Facility Lender” shall mean a Lender with an Initial Revolving Facility Commitment or with outstanding Initial Revolving Facility Loans.

“Initial Revolving Facility Loan” shall mean a Loan made pursuant to the Initial Revolving Facility Commitments.

“Initial Revolving Facility Maturity Date” shall mean September 18, 2031.

“Initial Term Facility” shall mean the Initial Term Loan Commitments and the Initial Term Loans made hereunder.

“Initial Term Facility Maturity Date” shall mean September 18, 2031.

“Initial Term Loan Amortization Percentage” shall mean (i) 0.625%, for each of the first twelve (12) Initial Term Loan Payment Dates and (ii) 1.25%, for each Initial Term Loan Payment Date thereafter prior to the Initial Term Facility Maturity Date.

“Initial Term Loan Commitment” shall mean, with respect to each applicable Lender, the commitment of such Lender to make Initial Term Loans hereunder. The amount of each Lender’s Initial Term Loan Commitment as of the Closing Date is set forth on Schedule 2.01. The aggregate amount of the Initial Term Loan Commitments as of the Closing Date is $275,000,000.

“Initial Term Loan Payment Date” shall have the meaning assigned to such term in Section 2.10.

“Initial Term Loans” shall mean the term loans made by the applicable Lenders to the Borrowers pursuant to Section 2.01(a) pursuant to their Initial Term Loan Commitments.

“Intellectual Property” shall mean all U.S. and non-U.S. (a) patents and patent applications, including improvements divisions, continuation, renewals, reissues, extensions and continuations in part of the same, (b) trademarks, service marks, trade names, trade styles, trade dress, service marks, logos and other source identifiers, designs and domain names and the goodwill of the business connected with and symbolized thereby, (c) copyrights, (d) design rights, inventions, original works of authorship, trade secrets, confidential information, technology, social media accounts, know-how and processes, operating manuals, data and databases, algorithms, artificial intelligence, machine learning technology, computer hardware and software, and all other intellectual property rights and interests, whether registered or unregistered and (e) all registrations and applications for registration therefor.

“Intercreditor Agreement” shall have the meaning assigned to such term in Section 8.11.

“Interest Election Request” shall mean a request by the Company to convert or continue a Borrowing in accordance with Section 2.07 and substantially in the form of Exhibit D or another form approved by the Administrative Agent.

“Interest Expense” shall mean, with respect to any Person for any period, the sum of (a) gross interest expense of such Person for such period on a consolidated basis, including the portion of any payments or accruals with respect to Finance Lease Obligations allocable to interest expense and including amortization of deferred financing fees and original issue discount, debt issuance costs, commissions, fees and expenses, expensing of any bridge, commitment or other financing fees and non-cash interest expense attributable to movement in mark to market of obligations in respect of Hedging Agreements or other derivatives (in each case permitted hereunder) under GAAP and (b) capitalized interest of such Person. For purposes of the foregoing, gross interest expense shall be determined after giving effect to any net payments made or received and costs incurred by such Person with respect to Hedging Agreements, and interest on a Finance Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Borrowers in good faith to be the rate of interest implicit in such Finance Lease Obligation in accordance with GAAP.

“Interest Payment Date” shall mean, in addition to any applicable Revolving Facility Maturity Date or Term Facility Maturity Date, (a) with respect to any Term SOFR Loan, (i) the last day of the Interest Period applicable to the Borrowing of which such Loan is a part, (ii) in the case of a Term SOFR Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing, and (iii) in addition, the date of any refinancing or conversion of such Borrowing with or to a Borrowing of a different Type, (b) with respect to any ABR Loan, the last day of each fiscal quarter and (c) with respect to any Swingline Loan, the day that such Swingline Loan is required to be repaid pursuant to Section 2.09(a).

“Interest Period” shall mean, as to each Term SOFR Loan, the period commencing on the date such Term SOFR Loan is disbursed or converted to or continued as a Term SOFR Loan and ending on the date one, three or six months thereafter, as selected by the Company in its Borrowing Request or Interest Election Request, or such other period that is twelve months or less if requested by the Company and consented to by all relevant Lenders and the Administrative Agent (in the case of each requested Interest Period, subject to availability); provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Term SOFR Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

(b) any Interest Period pertaining to a Term SOFR Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the Term Facility Maturity Date or the Initial Revolving Facility Maturity Date.

“Internally Generated Cash Flow” shall mean cash and other cash equivalents on the balance sheet, in each case, resulting from revenue generation of the Loan Parties and their respective Subsidiaries, and not constituting Net Proceeds.

“Investment” shall mean (i) any purchase or acquisition (including pursuant to any merger with a person that is not a Wholly Owned Subsidiary immediately prior to such merger) of any Equity Interests, evidences of Indebtedness or other securities of any other person, (ii) any making of loans or advances to or Guarantees of the Indebtedness of any other person (other than in respect of Indebtedness described in clause (G)(I) of the proviso in the definition of Indebtedness) or (iii) any purchase or other acquisition, in one transaction or a series of related transactions, of (x) all or substantially all of the property and assets or business of another person or (y) assets constituting a business unit, line of business or division of such person. The amount of any Investment shall be the original cost of such Investment, plus the cost of any addition thereto that otherwise constitutes an Investment, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect thereto, and shall give effect to any cash return or cash distribution received by the investor or lender with respect thereto.

“IRS” shall mean the U.S. Internal Revenue Service.

“ISDA CDS Definitions” shall have the meaning assigned to such term in Section 9.08(k).

“Issuing Bank” shall mean (i) Encina Commercial Finance SPV 2, LLC and (ii) each other Issuing Bank designated pursuant to Section 2.05(l), in each case in its capacity as an issuer of Letters of Credit hereunder, and its successors in such capacity. An Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by any branch or Affiliate of such Issuing Bank or other financial institution, in which case the term “Issuing Bank” shall include any such branch, Affiliate or other financial institution with respect to Letters of Credit issued by such branch, Affiliate or financial institution.

“Issuing Bank Fees” shall have the meaning assigned to such term in Section 2.12(b).

“Joint Lead Arrangers” shall mean Crestline Management, L.P. and Encina Commercial Finance Holdco, LLC.

“Junior Financing” shall mean any Indebtedness for borrowed money (other than Indebtedness among Holdings, the Borrowers and/or their Subsidiaries) of a Loan Party that is (x) contractually subordinated in right of payment to the Loan Obligations or (y) secured by Liens on Collateral that are Junior Liens.

“Junior Liens” shall mean Liens on the Collateral that are junior to the Liens thereon securing the Term Loans (and other Loan Obligations that are pari passu with the Term Loans) pursuant to a Permitted Junior Intercreditor Agreement (it being understood that Junior Liens are not required to be pari passu with other Junior Liens, and that Indebtedness secured by Junior Liens may have Liens that are senior in priority to, or pari passu with, or junior in priority to, other Liens constituting Junior Liens).

“Latest Maturity Date” shall mean, at any date of determination, the latest of the latest Revolving Facility Maturity Date and the latest Term Facility Maturity Date, in each case then in effect on such date of determination.

“L/C Disbursement” shall mean a payment or disbursement made by an Issuing Bank pursuant to a Letter of Credit.

“L/C Participation Fee” shall have the meaning assigned to such term in Section 2.12(b).

“LCT Election” shall have the meaning assigned to such term in Section 1.04(a).

“LCT Test Date” shall have the meaning assigned to such term in Section 1.04(a).

“Legal Reservations” shall mean (a) the principle that equitable remedies are remedies which may be granted or refused at the discretion of the court, the principle of reasonableness and fairness, the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganization, court schemes, moratoria, administration and other laws generally affecting the rights of creditors and secured creditors, (b) the time barring of claims under applicable statutes of limitation, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of stamp duty may be void and defenses of set-off or counterclaim, (c) similar principles, right and defenses under the laws of any relevant jurisdiction and (d) any other matters which are set out as qualifications or reservations as to matters of law of general application in any legal opinion delivered in connection with the Loan Documents.

“Lender” shall mean each financial institution listed on Schedule 2.01 (other than any such person that has ceased to be a party hereto pursuant to an Assignment and Acceptance in accordance with Section 9.04), as well as any person that becomes a “Lender” hereunder pursuant to Section 9.04 or Section 2.21. Unless the context clearly indicates otherwise, the term “Lenders” shall include any Swingline Lender.

“Lender Fee Letter” shall mean the Lender Fee Letter dated as of August 10, 2026 among Crestline Management, L.P., Encina Commercial Finance SPV 2, LLC, Encina Commercial Finance SPV 3B, LLC and the Company.

“Lender Recipient Party” shall mean the Lenders.

“Lending Office” shall mean, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrowers and the Administrative Agent, which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate. Unless the context otherwise requires each reference to a Lender shall include its applicable Lending Office.

“Letter of Credit” shall mean any standby letter of credit, bank guarantee, bankers’ acceptance or similar documents and instruments issued pursuant to Section 2.05(a). A Letter of Credit may be arranged by any Issuing Bank through causing another financial institution to issue a letter of credit on behalf of Holdings or its Subsidiaries, and any such arranged letter of credit shall constitute a Letter of Credit that is duly outstanding under this Agreement for all purposes, including for purposes of Borrowers’ obligation to reimburse to such Issuing Bank any draw thereunder.

“letter of credit” shall mean any letter of credit, bank guarantee, bankers’ acceptance or similar documents and instruments.

“Letter of Credit Sublimit” shall mean $5,000,000 or such larger amount not to exceed the Revolving Facility Commitments as the Administrative Agent and any applicable Issuing Bank may agree.

“Liability Management Exercise” means any restructuring, reorganization, rescheduling, recapitalization, reduction, cancellation, termination, elimination, refinancing, retirement, exchange, repurchase or defeasance of Term Loans or the Revolving Facility Commitments with other Indebtedness of the Borrower or any Subsidiary that is contractually, temporally or structurally senior (including as to right of payment or Lien priority) to the Term Loans or the Revolving Facility Commitments (including, for the avoidance of doubt, through any incurrence of Indebtedness by an Affiliate that is not a Guarantor), in each case, involving any amendment, modification, or waiver of any of the Loan Documents. Notwithstanding the foregoing, this definition and its use in this Agreement and the other Loan Documents are not intended to, nor shall they, prohibit or restrict any financing or refinancing transaction or any Investment (each, a “Financing Transaction”) either (a) (i) that is consummated for a bona fide business purpose and in good faith and (ii) that does not have the primary purpose of (x) restructuring the Term Loans or the Revolving Facility Commitments, (y) releasing or altering the priority of Liens on any Collateral or releasing or subordinating any of the Guarantees and/or (z) reducing or impairing the rights and remedies of any Lender under this Agreement or the other Loan Documents, or (b) so long as each such directly and adversely affected Lender (other than a Defaulting Lender) shall have been offered a bona fide opportunity to fund or otherwise provide its pro rata share (based on the amount of Obligations under the Term Loans and Revolving Facility Commitments that are directly and adversely affected thereby held by each Lender (other than a Defaulting Lender) as compared to the total amount of Obligations under the Term Loans and Revolving Facility Commitments and all other obligations then outstanding that are secured by a Lien on the Collateral on a pari passu basis to the Lien securing the Term Loans and Revolving

Facility Commitments) of the Financing Transaction on the same terms (other than Ancillary Fees) as offered to all other providers (or their affiliates) of the Financing Transaction and to the extent such directly and adversely affected Lender decides to participate in the Financing Transaction, receive its pro rata share of the fees and any other similar benefit (other than Ancillary Fees) of the Financing Transaction afforded to the providers of the Financing Transaction (or any of their affiliates) in connection with providing the Financing Transaction pursuant to a written offer made to each such directly and adversely affected Lender (other than a Defaulting Lender); provided that any such directly and adversely affected Lender that fails to respond to such written offer within five (5) Business Days after receipt thereof shall be deemed to have irrevocably waived its right to participate in such Financing Transaction, or (c) that is approved by the Required Lenders and the Required Revolving Facility Lenders (it being understood that this definition and its use in this Agreement and the other Loan Documents shall not (A) override the permission for (x) Liens expressly permitted by this Agreement as in effect on the Closing Date or (y) Indebtedness expressly permitted by this Agreement as in effect on the Closing Date, (B) restrict an amendment, modification or waiver to permit any Indebtedness and Liens incurred pursuant to a bona fide factoring, capital lease financing, purchase money indebtedness, working capital line, asset-based lending, receivables facility, securitization facility or other similar facility, in each case, the incurrence of which is otherwise approved by the Required Lenders and the Required Revolving Facility Lenders, (C) apply to the incurrence of “debtor-in-possession” financing (or similar financing arrangements in insolvency proceedings in jurisdictions other than the United States), or (D) prohibit or restrict any strict foreclosure, deed-in-lieu of foreclosure, UCC sale, assignment for the benefit of creditors, receivership, or any other exercise of remedies or enforcement actions (whether judicial or non-judicial, and whether consensual or non-consensual) by or at the direction of the Required Lenders (or the Administrative Agent acting at the direction of the Required Lenders) under this Agreement, any other Loan Document or applicable law, including any sale, transfer, or restructuring of the Obligations or Collateral undertaken in connection with or as part of any such exercise of remedies) (and, for the avoidance of doubt, any such Financing Transaction shall not constitute a “Liability Management Exercise”).

“Lien” shall mean, with respect to any asset, (a) any mortgage, assignment or transfer for security purposes, deed of trust, lien, hypothecation, pledge, charge, security interest or similar monetary encumbrance in or on such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, Finance Lease Obligation or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset; provided that in no event shall any lease (other than a lease giving rise to Finance Lease Obligations) or an agreement to sell be deemed to constitute a Lien.

“Limited Condition Transaction” shall mean (i) any acquisition or similar Investment or related transaction or event (including with respect to any Indebtedness contemplated or incurred in connection therewith), (ii) any redemption, defeasance, satisfaction and discharge or repayment of any third-party held Indebtedness permitted under this Agreement and (iii) any Disposition that is subject to a binding letter of intent.

“Limited Conditionality Provision” shall have the meaning assigned to such term in Section 4.01.

“Loan Documents” shall mean (i) this Agreement, (ii) the Guarantee Agreement, (iii) the Security Documents, (iv) each Incremental Assumption Agreement, (v) any Note issued under Section 2.09(e), (vi) the Administrative Agent Fee Letter and Lender Fee Letter and (vii) all other agreements, documents and instruments contemplated or required to be delivered hereunder or executed by a Loan Party; provided that "Loan Documents" shall not include (A) financial statements, compliance certificates, officers' certificates, insurance certificates, notices, reports and other informational or reporting deliverables required to be furnished by any Loan Party pursuant to Article V or any other provision of this Agreement or any other Loan Document, (B) possessory collateral (including stock certificates, instruments and other items of tangible property) required to be delivered to the Administrative Agent or the Collateral Agent, (C) any Secured Hedge Agreement or Secured Cash Management Agreement, (D) the Commitment Letter, the Acquisition Agreement and any other agreement or document relating to the Transactions that is not otherwise listed in clauses (i) through (vi) above and (E) legal opinions, corporate resolutions, good standing certificates, organizational documents and other ancillary certificates, instruments and documents delivered solely to satisfy conditions precedent under Article IV or the Collateral and Guarantee Requirement.

“Loan Guarantee” shall mean the guarantees of the Loan Parties pursuant to the Guarantee Agreement.

“Loan Obligations” shall mean all obligations, liabilities and indebtedness (monetary (including fees, post-petition interest, whether or not allowed, and any applicable prepayment premium) or otherwise) of each Loan Party and each Subsidiary under this Agreement or any other Loan Document, in each case howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due.

“Loan Parties” shall mean Holdings, the Borrowers and the Subsidiary Loan Parties.

“Loans” shall mean the Term Loans, the Revolving Facility Loans and the Swingline Loans.

“Majority Lenders” of any Facility shall mean, at any time, Lenders under such Facility having Loans and unused Commitments representing more than 50% of the sum of all Loans outstanding under such Facility and unused Commitments under such Facility at such time (subject to the last paragraph of Section 9.08(b)).

“Management Agreement” shall mean the Management Services Agreement dated as of February 13, 2007, as amended by the First Amendment to Management Services Agreement dated as of September 18, 2026, between the Ultimate Parent and the Company, as the same may be amended, restated, amended and restated, supplemented or modified from time to time.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean, (a) on the Closing Date, a Closing Date Material Adverse Effect and (b) after the Closing Date, (i) a material adverse effect on the business, financial condition or results of operations of Holdings and its Subsidiaries (taken as a whole), (ii) a material and adverse effect on the ability of the Borrowers and the Loan Parties (taken as a whole) to perform their payment obligations under the Loan Documents or (iii) a material adverse effect on the material remedies (taken as a whole) of the Administrative Agent, the Collateral Agent or the Lenders under this Agreement and the other Loan Documents.

“Material Assets” shall mean any assets, including Material Intellectual Property, that are material to the business of Holdings and its Subsidiaries, taken as a whole (as determined by the Borrowers in good faith in consultation with the Administrative Agent).

“Material Indebtedness” shall mean Indebtedness (other than Loans and Letters of Credit) of any one or more of any Borrower or any Subsidiary in an aggregate principal amount exceeding the greater of (x) $5,000,000 and (y) 7% of EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period.

“Material Intellectual Property” shall mean any Intellectual Property that is material to the business of Holdings and its Subsidiaries, taken as a whole (as determined by the Borrowers in good faith in consultation with the Administrative Agent).

“Material Subsidiary” shall mean any Subsidiary other than an Immaterial Subsidiary.

“Maximum Rate” shall have the meaning assigned to such term in Section 9.09.

“Minimum L/C Collateral Amount” shall mean, at any time, in connection with any Letter of Credit, an amount equal to 103% of the Revolving L/C Exposure with respect to such Letter of Credit at such time.

“Model” shall mean the financial model provided by or on behalf of the Company to the Joint Lead Arrangers on or about July 21, 2026.

“Moody’s” shall mean Moody’s Investors Service, Inc. and its successors and assigns.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which Holdings, any Borrower or any Subsidiary or any ERISA Affiliate is making or accruing an obligation to make contributions, has within any of the preceding six plan years made or accrued an obligation to make contributions, or has any liability (contingent or otherwise).

“NCM II” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“NCM Parent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Net First Lien Leverage Ratio” shall mean, on any date, the ratio of (A) (i) the sum of, without duplication, (x) the aggregate principal amount of any Consolidated Debt of Holdings and its Subsidiaries outstanding as of the last day of the Test Period most recently ended as of such date (other than Consolidated Debt that is unsecured or secured only by Junior Liens) and (y) [reserved] less (ii) the Unrestricted Cash as of the last day of such Test Period to (B) EBITDA for such Test Period, all determined on a consolidated basis in accordance with GAAP; provided that, except as otherwise set forth in the definition of “Pro Forma Basis”, the Net First Lien Leverage Ratio shall be determined for the relevant Test Period on a Pro Forma Basis.

“Net Income” shall mean, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

“Net Proceeds” shall mean:

(a) 100% of the cash proceeds actually received by any Borrower or any Subsidiary (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise and including casualty insurance settlements and condemnation awards, but only as and when received and excluding, for the avoidance of doubt, any other consideration received in the form of assumption by the acquiring person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Disposition or recovery event or received in any other non-cash form) from any Dispositions under Section 6.05(g) (each, a “Prepayment Asset Sale”), net of (i) attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, required debt payments and required payments of other obligations relating to the applicable asset to the extent such debt or obligations are secured by a Lien permitted hereunder (other than (x) pursuant to the Loan Documents or (y) if such debt or obligations are secured by a Lien on the Collateral that ranks on an equal priority or junior basis to the Liens on the Collateral securing the obligations under the Loan Documents) on such asset, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith, (ii) Taxes paid or payable (in the good faith determination of the Borrowers) as a result thereof, (iii) the amount of any reasonable reserve established in accordance with GAAP against any adjustment to the sale price or any liabilities (other than any Taxes deducted pursuant to clause (i) or (ii) above) (x) related to any of the applicable assets and (y) retained by the Borrowers or any of the Subsidiaries including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction (however, the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be cash proceeds of such Disposition occurring on the date of such reduction) and (iv) the portion attributable to holders of non-controlling interests in non-Wholly Owned Subsidiaries; provided that the Borrowers may elect to use any portion of such proceeds, within 24 months of such receipt, to acquire, maintain, develop, construct, improve, upgrade or repair assets or other property (including Intellectual Property) useful in the business of the Borrowers and their Restricted Subsidiaries, such portion of such proceeds shall not constitute Net Proceeds except to the extent not, within 24 months of such receipt, so used or contractually committed to be so used (it being understood that if any portion of such proceeds are not so used within such 24 month period but within such 24 month period are contractually committed to be used, then such remaining portion if not so used within 12 months following the end of such 24 month period shall constitute Net Proceeds as of such date without giving effect to this proviso) (the “Reinvestment Right”); provided, further, that no net cash proceeds calculated in accordance with the foregoing realized in any Fiscal Year shall constitute Net Proceeds unless such net cash proceeds in the aggregate with all other such net cash proceeds exceed the greater of (x) $5,000,000 and (y) 7% of EBITDA calculated on a Pro Forma Basis for the most recently ended Test Period (and thereafter only net cash proceeds in excess of such amount shall constitute Net Proceeds) (any amounts not constituting Net Proceeds as a result of this proviso, “Excluded Proceeds”);

(b) 100% of the cash proceeds from the incurrence, issuance or sale by any Borrower or any Subsidiary of any Indebtedness (other than Excluded Indebtedness), net of all fees (including investment banking fees), commissions and costs, in each case incurred in connection with such incurrence, issuance or sale; and

(c) 50% of the proceeds of any Cure Amount received by Holdings.

“Net Secured Leverage Ratio” shall mean, on any date, the ratio of (A) (i) the sum of, without duplication, (x) the aggregate principal amount of any Consolidated Debt of Holdings and its Subsidiaries consisting of Loan Obligations outstanding as of the last day of the Test Period most recently ended as of such date and (y) the aggregate principal amount of any other Consolidated Debt of Holdings and its Subsidiaries outstanding as of the last day of such Test Period that is then secured by Liens on the Collateral less (ii) the Unrestricted Cash as of the last day of such Test Period to (B) EBITDA for such Test Period, all determined on a consolidated basis in accordance with GAAP; provided that the Net Secured Leverage Ratio shall be determined for the relevant Test Period on a Pro Forma Basis.

“Net Short Lender” shall have the meaning assigned to such term in Section 9.08(i).

“net short position” shall have the meaning assigned to such term in Section 9.08(k).

“Net Total Leverage Ratio” shall mean, on any date, the ratio of (A) (i) the aggregate principal amount of any Consolidated Debt of Holdings and its Subsidiaries outstanding as of the last day of the Test Period most recently ended as of such date less (ii) the Unrestricted Cash as of the last day of such Test Period to (B) EBITDA for such Test Period, all determined on a consolidated basis in accordance with GAAP; provided, that the Net Total Leverage Ratio shall be determined for the relevant Test Period on a Pro Forma Basis.

“New Commitments” shall have the meaning assigned to such term in Section 2.24(a).

“New Holdings” shall mean the Person that shall, immediately following the consummation of a Holdings Reorganization Transaction in accordance with the provisions of the definition thereof, directly holds 100% of the Equity Interests of the Borrowers that were previously owned by Holdings.

“New Project” shall mean (x) each plant, facility, branch, office or business unit which is either a new plant, facility, branch, office or business unit or an expansion, relocation, remodeling, refurbishment or substantial modernization of an existing plant, facility, branch, office or business unit owned by the Borrowers or the Subsidiaries which in fact commences operations and (y) each creation (in one or a series of related transactions) of a business unit, product line or information technology offering to the extent such business unit commences operations or such product line or information technology is offered or each expansion (in one or a series of related transactions) of business into a new market or through a new distribution method or channel.

“Non-Bank Tax Certificate” shall have the meaning assigned to such term in Section 2.17(g)(i).

“Non-Consenting Lender” shall have the meaning assigned to such term in Section 2.19(c).

“Non-Defaulting Lender” shall mean, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Loan Party Debt Limitation” shall have the meaning assigned to such term in the last paragraph of Section 6.01.

“Note” shall have the meaning assigned to such term in Section 2.09(e).

“OFAC” shall have the meaning provided in Section 3.21(b).

“Other Taxes” shall mean any and all present or future stamp, court or documentary Taxes or any other excise, transfer, sales, property, intangible, mortgage recording, filing or similar Taxes arising from any payment made hereunder or under any other Loan Document or from the execution, registration, delivery or enforcement of, consummation or administration of, from the receipt or perfection of security interest under, or otherwise with respect to, the Loan Documents, except any such Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19).

“Other Term Facility” shall mean any or all of the Facilities of any Other Term Loans.

“Other Term Loans” shall mean, collectively, any Incremental Term Loans.

“Parent Entity” shall mean Ultimate Parent, Holdings or any other direct or indirect parent of the Borrowers.

“Participant” shall have the meaning assigned to such term in Section 9.04(c)(i).

“Participant Register” shall have the meaning assigned to such term in Section 9.04(c)(ii).

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Perfection Certificate” shall mean the Perfection Certificate with respect to the Loan Parties dated as of the Closing Date and delivered in connection with this Agreement.

“Permitted Asset Swap” shall mean the purchase and sale or exchange of Related Business Assets or any combination of Related Business Assets between any Borrower and/or any Subsidiary of any Borrower and any other Person (other than Holdings or an Affiliate of Holdings).

“Permitted Business Acquisition” shall mean any acquisition of all or substantially all the assets of, or the acquisition of Equity Interests (other than directors’ qualifying shares) not previously held by the Borrowers and their Subsidiaries in (such that, in the case of the acquisition of Equity Interests, immediately after such acquisition, the Borrowers and their Subsidiaries shall own a majority of the Equity Interests in), or merger, consolidation or amalgamation with, a Person or business unit, division or line of business of a person (or any subsequent Investment made in a person or business unit, division or line of business previously acquired in a Permitted Business Acquisition), if immediately after giving effect thereto, or at the time determined in accordance with Section 1.04(a): (i) no Specified Event of Default or Event of Default under Section 7.01(d) that is triggered by a default in respect of any covenant contained in Article VI shall have occurred and be continuing or would immediately result therefrom; (ii) any Person acquired in such acquisition shall be engaged in a line of business that is not prohibited by Section 5.14 and shall become (or all or substantially all of whose assets become assets of) a Subsidiary of the Borrowers, (iii) prior to the consummation thereof, the Borrowers shall have provided to the Administrative Agent copies of recent financial statements of any Person acquired in such acquisition and any quality of earnings report, in each case to the extent that the same have been made available to the Borrowers in connection with such acquisition, and (iv) the total cash consideration paid by Persons that are Loan Parties for the Equity Interests of any Person that does not, or is not required to, become a Loan Party or is not a Loan Party or for assets that do not constitute Collateral, when taken together with the total cash consideration for all such Persons and assets so acquired after the Closing Date and all Investments made after the Closing Date by any Loan Party in any Subsidiary that is not a Loan Party (other than (x) consideration paid in connection with any such Permitted Business Acquisition where at least 75% of EBITDA of the Persons so acquired is earned by any Person or Persons that become a Loan Party and (y) [reserved], each of which shall be uncapped) pursuant to Section 6.04(b), shall not exceed an aggregate amount outstanding equal to the sum of (1) the greater of $5,000,000 and 7% of EBITDA as of the last day of the most recently ended Test Period and (2) amounts otherwise available for Investments under Section 6.04 so long as usage hereunder reduces such amount available; provided further that in the event the amount available under this clause (iii) is reduced as a result of any acquisition of any Subsidiary that does not become, and will not become, a Loan Party (or any assets that are not transferred to a Loan Party) or of assets that do not constitute Collateral and such Subsidiary subsequently becomes a Loan Party (or such assets are subsequently transferred to a Loan Party) or such assets subsequently become Collateral, as applicable, the amount available under such limit shall be proportionately increased as a result thereof.

“Permitted Holders” shall mean the Persons identified on Schedule 1.01(C) and their permitted transferees.

“Permitted Investments” shall mean:

(a) direct obligations of the United States of America or any member of the European Union or any agency thereof or obligations guaranteed by the United States of America or any member of the European Union or any agency thereof, in each case with maturities not exceeding two years from the date of acquisition thereof;

(b) time deposit accounts, certificates of deposit, money market deposits, banker’s acceptances and other bank deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital, surplus and undivided profits in excess of $250,000,000 and whose long-term debt, or whose parent holding company’s long-term debt, is rated A (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act));

(c) repurchase obligations with a term of not more than 180 days for underlying securities of the types described in clause (a) above entered into with a bank meeting the qualifications described in clause (b) above;

(d) commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of the Borrowers) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of P 1 (or higher) according to Moody’s, F 1 (or higher) according to Fitch, or A 1 (or higher) according to S&P (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act));

(e) securities with maturities of two years or less from the date of acquisition, issued or fully guaranteed by any State, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least A by S&P, A by Moody’s or A by Fitch (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act));

(f) shares of mutual funds whose investment guidelines restrict 95% of such funds’ investments to those satisfying the provisions of clauses (a) through (e) above;

(g) money market funds that (i) comply with the criteria set forth in Rule 2a 7 under the Investment Company Act of 1940, (ii) are rated by any two of (1) AAA by S&P, (2) Aaa by Moody’s or (3) AAA by Fitch and (iii) have portfolio assets of at least $5,000,000,000;

(h) time deposit accounts, certificates of deposit, money market deposits, banker’s acceptances and other bank deposits in an aggregate face amount not in excess of 0.5% of the total assets of the Ultimate Parent and its Subsidiaries, on a consolidated basis, as of the end of the Ultimate Parent’s most recently completed Fiscal Year; and

(i) in the case of any Foreign Subsidiary of Holdings, instruments equivalent to those referred to in clauses (a) through (h) above denominated in any foreign currency comparable in credit quality and tenor to those referred to above and commonly used by corporations for cash management purposes in any jurisdiction outside the United States of America.

“Permitted Junior Intercreditor Agreement” shall mean, with respect to any Liens on Collateral that are intended to be junior to any Liens securing the Term Loans (and other Secured Obligations that are pari passu with the Facilities) (a) an intercreditor agreement the terms of which are generally consistent with leveraged loan market terms governing arrangements for the sharing of liens on a junior basis and the regulation of such Indebtedness at the time such intercreditor agreement is proposed to be established in light of the type of Indebtedness to be secured by such liens or (b) in the event a “Permitted Junior Intercreditor Agreement” has been entered into after the Closing Date meeting the requirement of preceding clause (a), an intercreditor agreement the terms of which are, taken as a whole, not materially less favorable to the Lenders than the terms of such previously-executed Permitted Junior Intercreditor Agreement to the extent such agreement governs similar priorities, in each case of (a) and (b), as determined by the Administrative Agent and the Borrowers in the exercise of reasonable judgment. Any agreement substantially in the form of the junior intercreditor agreement attached hereto as Exhibit K-1 shall constitute a Permitted Junior Intercreditor Agreement.

“Permitted Liens” shall have the meaning assigned to such term in Section 6.02.

“Permitted Modification” shall have the meaning assigned to such term in Section 9.08(b)(iv).

“Permitted Receivables Financing” means any receivables financing in the ordinary course of business or receivables factoring facility that is entered into solely among the Ultimate Parent and Holdings or any of its Subsidiaries solely for purposes of cash management among such Persons. No third-party may provide or hold any right, title or interest with respect to any Permitted Receivables Financing.

“Permitted Refinancing Indebtedness” shall mean any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness); provided that (a) the principal amount of such Permitted Refinancing Indebtedness does not exceed the principal amount of the Indebtedness so Refinanced, except by an amount equal to unpaid accrued interest, penalties and premiums (including tender premiums) thereon plus documented and customary underwriting discounts and other documented and customary fees, commissions and expenses (including upfront fees, original issue discount or initial yield payments) incurred in connection therewith, (b)(i) the final maturity date of such Permitted Refinancing Indebtedness is on or after the earlier of (x) the final maturity date of the Indebtedness being Refinanced and (y) the Latest Maturity Date in effect at the time of incurrence thereof and (ii) the Weighted Average Life to Maturity of such Permitted Refinancing Indebtedness is greater than or equal to the Weighted Average Life to Maturity of the Indebtedness being Refinanced, (c) if the Indebtedness being Refinanced is subordinated in right of payment to the Loan Obligations under this Agreement, such Permitted Refinancing Indebtedness shall be subordinated in right of payment to such Loan Obligations on terms in the aggregate not materially less favorable to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced, (d) no Permitted Refinancing Indebtedness shall have obligors that are not (or would not have been) obligated with respect to the Indebtedness being so Refinanced, (e) if the Indebtedness being Refinanced is secured by Liens on any Collateral, such Permitted Refinancing Indebtedness shall be secured only by such Collateral (including any Collateral pursuant to after-acquired property clauses to the extent any such Collateral secured (or would have secured) the Indebtedness being Refinanced) on an equivalent or more junior basis than, the Indebtedness being refinanced or on terms otherwise permitted by Section 6.02, (f) if the Indebtedness being refinanced is not secured by Liens on any Collateral, such Permitted Refinancing Indebtedness shall not be secured by Liens on any Collateral and (g) if the Indebtedness being Refinanced was subject to a subordination agreement, Intercreditor Agreement or other intercreditor arrangement, such Permitted Refinancing Indebtedness shall be subject to a subordination agreement

Intercreditor Agreement or other intercreditor arrangement on terms substantially similar to those applicable to the Indebtedness being Refinanced.

“Permitted Reorganization” shall mean an internal re-organization or restructuring (including in connection with tax planning and corporate re-organizations) that does not result in the impairment of the guarantees under the Loan Documents and the security interest of the Collateral Agent for the benefit of the Lenders in the Collateral or the Guarantees in favor of the Lenders, in each case, taken as a whole.

“Person” shall mean any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company or government, individual or family trusts, or any agency or political subdivision thereof.

“PIK Amount” means, with respect to any Term Borrowing for which a PIK Election has been made, the portion of accrued interest payable in arrears on any Interest Payment Date for such Term Borrowing in an amount equal to the interest accrued on the outstanding principal of each Initial Term Loan in such Term Borrowing at the PIK Rate as of such Interest Payment Date.

“PIK Election” shall have the meaning assigned to such term in Section 2.13(d).

“PIK Rate” means the rate per annum (not to exceed 2% per annum) identified in any Borrowing Request or Interest Election Request for which a PIK Election has been made.

“Plan” shall mean any employee pension benefit plan (as defined in Section 3(2) of ERISA) (other than a Multiemployer Plan) that is (i) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, (ii) sponsored or maintained (at the time of determination or at any time within the five years prior thereto) by Holdings, any of its Subsidiaries or any ERISA Affiliate and (iii) in respect of which Holdings, any of its Subsidiaries or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA, or has any liability (contingent or otherwise).

“Platform” shall have the meaning assigned to such term in Section 9.17(a).

“Pledged Collateral” shall mean “Pledged Collateral” as defined in the Security Agreement.

“Pre-Opening Expenses” shall mean, with respect to any fiscal period, the amount of expenses (other than interest expense) incurred that are classified as “pre-opening rent”, “pre-opening expenses”, “re-opening expenses”, “opening costs” or “re-opening costs” (or any similar or equivalent caption) until the equipment of any Borrower or Subsidiary at any theatre, building or other location has been operating for a period of 12 consecutive months, and shall include, without limitation, the amount of expenses of the Borrower and the Subsidiaries in connection with the re-modeling and re-opening of any location.

“Prepayment Asset Sale” shall have the meaning assigned to such term in the definition of “Net Proceeds”.

“Prepayment Notice” shall mean a notice by the Company in accordance with the terms of Section 2.08(b) or Section 2.11(i) and substantially in the form of Exhibit H or another form approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent).

“primary obligor” shall have the meaning assigned to such term in the definition of the term “Guarantee.”

“Prime Rate” shall mean the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as reasonably determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as reasonably determined by the Administrative Agent).

“Pro Forma Basis” shall mean, as to any Person, for any events as described below that occur (i) subsequent to the commencement of a period (the “Reference Period”) for which a calculation on a Pro Forma Basis is required and (ii) on or prior to (x) when determining the Net Total Leverage Ratio for purposes of actual compliance with Section 6.11, the last day of the Reference Period or (y) otherwise, the date such calculation is being made, that:

(a) (i) in the case of (A) any Disposition of all or substantially all of the Equity Interests of any Subsidiary or any division and/or product line of any Borrower or any Subsidiary or (B) any designation of a Restricted Subsidiary as an Unrestricted Subsidiary, income statement items (whether positive or negative) attributable to the property or Person subject thereto shall be excluded as of the first day of the Reference Period and (ii) in the case of any Permitted Business Acquisition or Investment that results in a Person becoming a Subsidiary or that constitutes the purchase, by merger or otherwise, of all or substantially all of the assets of, or any business line, unit or division of, any Person and/or any designation of an Unrestricted Subsidiary as a Restricted Subsidiary, income statement items (whether positive or negative) attributable to the property or Person subject thereto shall be included as of the first day of the Reference Period;

(b) the financial impact of events described and permitted in clause (a)(ix) of the definition of “EBITDA” shall be added to EBITDA until fully realized and calculated on a pro forma basis as though the financial impact had been realized on the first day of the Reference Period and in full during the entirety of such period in a manner determined by the Borrowers in good faith and included in any subsequent Reference Period in which the financial impact is expected to be realized (it being understood and agreed that “run rate” shall mean the full recurring benefit (net of actual benefits realized) that is associated with any action taken or which substantial steps have been taken or are expected to be taken) within 12 months after the date of the applicable period;

(c) any retirement or repayment of Indebtedness (other than normal fluctuations in revolving Indebtedness incurred for working capital purposes) shall be deemed to have occurred as of the first day of the Reference Period;

(d) any Indebtedness incurred by any Borrower or any of its Subsidiaries in connection therewith shall be deemed to have occurred as of the first day of the Reference Period; provided that (x) if such Indebtedness has a floating or formula rate, such Indebtedness shall have an implied rate of interest for the Reference Period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness at the relevant date of determination or any good faith approximation thereof by the Company (taking into account any interest hedging arrangements applicable to such Indebtedness), (y) interest with respect to Finance Lease Obligations shall be deemed to accrue at an interest rate determined as set forth in the definition of “Interest Expense” and (z) interest on any Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, an interbank offered rate or other rate shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen by the Company; and

(e) the acquisition of any assets (including cash and Permitted Investments) included in calculating Consolidated Total Assets pursuant to any transaction referred to above or the Disposition of any assets (including cash and Permitted Investments) included in calculating Consolidated Total Assets pursuant to any transaction referred to above shall be deemed to have occurred as of the first day of the Reference Period.

Pro forma calculations made pursuant to the definition of the term “Pro Forma Basis” shall be determined in good faith by a Responsible Officer of the Company and may include, without duplication of any amounts added back in computing EBITDA and subject to any applicable time limits for realization, caps or other limitations provided for in the definition of EBITDA, adjustments to reflect the “run-rate” impact of addbacks and adjustments contemplated by the definition of EBITDA.

“Pro Rata Share” shall have the meaning assigned to such term in Section 2.24(a).

“Projections” shall mean the projections delivered to the Joint Lead Arrangers on or about July 21, 2026.

“PTE” shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Company Compliance” shall mean compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith, the provisions of the Securities Act and the Exchange Act, and the rules of national securities exchange listed companies (in each case, as applicable to companies with equity or debt securities held by the public), including procuring directors’ and officers’ insurance, legal and other professional fees, and listing fees.

“Public Lender” shall have the meaning assigned to such term in Section 9.17(b).

“QFC” shall have the meaning assigned to such term in Section 9.26(b).

“QFC Credit Support” shall have the meaning assigned to such term in Section 9.26.

“QofE” shall mean the buy-side quality of earnings report dated August 8, 2026 prepared by PricewaterhouseCoopers in connection with the Acquisition.

“Qualified Equity Interests” shall mean any Equity Interest other than Disqualified Stock.

“Rate” shall have the meaning assigned to such term in the definition of the term “Type.”

“Real Property” shall mean, collectively, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in real property owned in fee or leased by any Loan Party, whether by lease, license, or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, and all improvements and appurtenant fixtures and equipment located thereon and incidental to the ownership, lease or operation thereof.

“Receivables Assets” shall mean, as to any Borrower or any of its Subsidiaries, collectively, accounts receivable (including any bills of exchange) and other trade receivables and, in each case originated, acquired or otherwise owned by such Borrower or such Subsidiary in the ordinary course of business, consistent with past practice, together with all collateral securing such trade or accounts receivable, all contracts and contract rights, guarantees or other obligations to the extent evidencing such trade or accounts receivable and all records with respect to such trade or accounts receivable.

“Recipient” means (a) the Administrative Agent, (b) any Lender or (c) any Issuing Bank, as applicable.

“Reclassifiable Item” shall have the meaning assigned to such term in Section 1.02(b).

“Reference Period” shall have the meaning assigned to such term in the definition of the term “Pro Forma Basis.”

“Refinance” shall have the meaning assigned to such term in the definition of the term “Permitted Refinancing Indebtedness,” and “Refinanced” and “Refinancings” shall have a meaning correlative thereto.

“Regal Agreement” shall mean the Network Affiliate Transaction Agreement, dated as of the Execution Date (as defined therein), by and between Regal Cinemas, Inc., and the Company, as the same may be amended, restated, amended and restated, supplemented or modified from time to time.

“Register” shall have the meaning assigned to such term in Section 9.04(b)(iv).

“Regulated Bank” shall have the meaning assigned to such term in Section 9.08(j)(iii).

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Reinvestment Right” shall have the meaning assigned to such term in the definition of “Net Proceeds.”

“Related Business Assets” shall mean assets (other than cash or Permitted Investments) or services used or useful in a Similar Business; provided that any asset received by Holdings or any Subsidiary in exchange for any asset transferred by Holdings or any Subsidiary shall not be deemed to constitute a Related Business Asset if such asset consists of securities of a Person, unless upon receipt of the securities of such Person, such Person is or would become a Subsidiary or a Borrower.

“Related Fund” shall mean, with respect to any Lender that is a fund that invests in bank or commercial loans and similar extensions of credit, any other fund that invests in bank or commercial loans and similar extensions of credit and is advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity (or an Affiliate of such entity) that administers, advises or manages such Lender.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Controlled or Controlling Affiliates and the respective directors, trustees, officers, employees, agents and advisors of such Person and such Person’s Controlled or Controlling Affiliates.

“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, emanating or migrating in, into, onto or through the Environment.

“Reportable Event” shall mean any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Plan, other than events for which the 30 day notice period has been waived.

“Repricing Transaction” shall have the meaning assigned to such term in Section 2.12(d).

“Required ECF Percentage” shall mean, with respect to any Excess Cash Flow Period, 50%; provided that (a) if the Net First Lien Leverage Ratio on a Pro Forma Basis for the most recently ended Test Period as at the date of required prepayment is less than or equal to 3.00 to 1.00, such percentage shall be 25% and (b) if the Net First Lien Leverage Ratio on a Pro Forma Basis for the most recently ended Test Period as at the date of required prepayment is less than or equal to 2.50 to 1.00, such percentage shall be 0%, in each case with the Net First Lien Leverage Ratio calculated to give pro forma effect to such prepayment and any other repayment or prepayment prior to the date of required prepayment.

“Required Lenders” shall mean, at any time, Lenders having (a) Loans (other than Swingline Loans) outstanding, (b) Revolving L/C Exposures, (c) Swingline Exposures and (d) Available Unused Commitments that, taken together, represent more than 50% of the sum of (w) all Loans (other than Swingline Loans) outstanding, (x) all Revolving L/C Exposures, (y) all Swingline Exposure and (z) the total Available Unused Commitments at such time; provided that the Loans, Revolving L/C Exposures, Swingline Exposures and Available Unused Commitment of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Required Prepayment Lenders” shall mean, at any time, the holders of more than 50% of the aggregate unpaid principal amount of the Term Loans that benefit from the applicable mandatory prepayment at such time (subject to the last paragraph of Section 9.08(b)).

“Required Revolving Facility Lenders” shall mean, at any time, Revolving Facility Lenders having (a) Revolving Facility Loans outstanding, (b) Revolving L/C Exposures, (c) Swingline Exposures and (d) Available Unused Commitments that, taken together, represent more than 50% of the sum of (w) all Revolving Facility Loans outstanding, (x) all Revolving L/C Exposures, (y) all Swingline Exposures and (z) the total Available Unused Commitments at such time; provided that (i) the Revolving Facility Loans, Revolving L/C Exposures, Swingline Exposures and Available Unused Commitment of any Defaulting Lender shall be disregarded in determining Required Revolving Facility Lenders at any time and (ii) to the extent there are two (2) or more Revolving Facility Lenders (other than Defaulting Lenders) that are not Affiliates at such time, Required Revolving Facility Lenders must include two (2) Revolving Facility Lenders that are not Affiliates of each other.

“Requirement of Law” shall mean, as to any Person, any law, treaty, rule, regulation, statute, order, ordinance, decree, judgment, consent decree, writ, injunction, settlement agreement or governmental requirement enacted, promulgated or imposed or entered into or agreed by any Governmental Authority, in each case applicable to or binding upon such Person or any of its property or assets or to which such Person or any of its property or assets is subject.

“Rescindable Amount” shall mean any payment the Administrative Agent makes for the account of any Lender Recipient Party as to which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies: (i) the Borrowers have not in fact made such payment, (ii) the Administrative Agent has made a payment in excess of the amount so paid by the Borrowers (whether or not then owed) or (iii) the Administrative Agent has for any reason otherwise erroneously made such payment.

“Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” of any person shall mean any director, executive officer or Financial Officer of such person and any other officer or similar official thereof responsible for the administration of the obligations of such person in respect of this Agreement, or any other duly authorized employee or signatory of such person.

“Restricted Debt Payment” shall have the meaning assigned to such term in Section 6.09(b).

“Restricted Payments” shall have the meaning assigned to such term in Section 6.06. The amount of any Restricted Payment made other than in the form of cash, Permitted Investments or other cash equivalents shall be the fair market value thereof (as reasonably determined by the Company in consultation with the Administrative Agent in good faith).

“Restricted Subsidiary” shall mean any Subsidiary other than an Unrestricted Subsidiary.

“Retained Declined Proceeds” shall have the meaning assigned to such term in Section 2.11(h)(i).

“Revolver Commitment Fee” shall have the meaning assigned to such term in Section 2.12(a).

“Revolving Facility” shall mean (i) the Initial Revolving Facility, (ii) the Revolving Facility Commitments of any other Class and the extensions of credit made in respect thereof by the Revolving Facility Lenders of such Class and (iii) for purposes of Section 9.08(b), all such Revolving Facility Commitments as a single Class.

“Revolving Facility Borrowing” shall mean a Borrowing comprised of Revolving Facility Loans of the same Class.

“Revolving Facility Commitment” shall mean, with respect to each Revolving Facility Lender, the commitment of such Revolving Facility Lender to make Revolving Facility Loans (including the Initial Revolving Facility Commitment) expressed as an amount representing the maximum aggregate permitted amount of such Revolving Facility Lender’s Revolving Facility Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08, (b) reduced or increased from time to time pursuant to assignments by or to such Lender under Section 9.04, and (c) increased (or replaced) as provided under Section 2.21. The initial amount of each Lender’s Revolving Facility Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance or Incremental Assumption Agreement pursuant to which such Lender shall have assumed its Revolving Facility Commitment. After the Closing Date, additional Classes of Revolving Facility Commitments may be added or created pursuant to Incremental Assumption Agreements.

“Revolving Facility Credit Exposure” shall mean, at any time with respect to any Class of Revolving Facility Commitments, the sum of the Dollar equivalents of (a) the aggregate principal amount of the Revolving Facility Loans of such Class outstanding at such time, (b) the Swingline Exposure applicable to such Class at such time and (c) the Revolving L/C Exposure applicable to such Class at such time minus, for the purpose of Sections 6.11 and 7.03, the amount of Letters of Credit that have been Cash Collateralized in an amount equal to the Minimum L/C Collateral Amount at such time. The Revolving Facility Credit Exposure of any Revolving Facility Lender at any time shall be the product of (x) such

Revolving Facility Lender’s Revolving Facility Percentage of the applicable Class and (y) the aggregate Revolving Facility Credit Exposure of such Class of all Revolving Facility Lenders, collectively, at such time.

“Revolving Facility Lender” shall mean a Lender (including an Incremental Revolving Facility Lender) with a Revolving Facility Commitment or with outstanding Revolving Facility Loans.

“Revolving Facility Loan” shall mean a Loan made by a Revolving Facility Lender pursuant to Section 2.01(b) including, to the extent permitted by Section 2.21 and provided for in the relevant Incremental Assumption Agreement, any Incremental Revolving Loan, as applicable.

“Revolving Facility Maturity Date” shall mean, as the context may require, (a) with respect to the Initial Revolving Facility, the Initial Revolving Facility Maturity Date and (b) with respect to the Revolving Facility of any other Class, the maturity date specified therefor in the applicable Incremental Assumption Agreement.

“Revolving Facility Percentage” shall mean, with respect to any Revolving Facility Lender of any Class, the percentage of the total Revolving Facility Commitments of such Class represented by such Lender’s Revolving Facility Commitment of such Class. If the Revolving Facility Commitments of such Class have terminated or expired, the Revolving Facility Percentages of such Class shall be determined based upon the Revolving Facility Commitments of such Class most recently in effect, giving effect to any assignments pursuant to Section 9.04.

“Revolving Facility Termination Event” shall have the meaning assigned to such term in Section 2.05(k).

“Revolving L/C Exposure” of any Class shall mean at any time the sum of the Dollar equivalents of (a) the aggregate undrawn amount of all Letters of Credit applicable to such Class outstanding at such time and (b) the aggregate principal amount of all L/C Disbursements applicable to such Class that have not yet been reimbursed at such time. The Revolving L/C Exposure of any Class of any Revolving Facility Lender at any time shall mean its applicable Revolving Facility Percentage of the aggregate Revolving L/C Exposure applicable to such Class at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.13 or Rule 3.14 of the International Standby Practices, International Chamber of Commerce No. 590, article 29 of the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce No. 600, or similar terms expressed in the Letter of Credit, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the amount available under such Letter of Credit in effect at such time; provided that with respect to any Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum amount is in effect at such time.

“Rule 13-02 Equity Interests” shall mean the Equity Interests (or any portion thereof) of any Subsidiary of Holdings to the extent the granting of a security interest thereon would create the requirement for Holdings, any Parent Entity or any direct or indirect parent company thereof to file separate financial statements of such Subsidiary with the SEC (or any other governmental authority) pursuant to Rule 3-10 or Article 13 of Regulation S-X under the Securities Act (or any successor regulation) or any other requirement of law in effect from time to time.

“S&P” shall mean Standard & Poor’s Ratings Group, Inc. and its successors and assigns.

“Sale and Lease-Back Transaction” shall have the meaning assigned to such term in Section 6.03.

“Sanctioned Country” shall have the meaning assigned to such term in Section 3.21(b).

“Sanctions” shall have the meaning assigned to such term in Section 3.21(b).

“Sanctions Laws” shall have the meaning assigned to such term in Section 3.21(b).

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Secured Cash Management Agreement” shall mean any Cash Management Agreement that is entered into by and between any Loan Party or Restricted Subsidiary and any Cash Management Bank, to the extent that such Cash Management Agreement (i) exists on the Closing Date between a Loan Party or any Restricted Subsidiary and an Agent, a Joint Lead Arranger, a Lender or an Affiliate of any such Person or (ii) is designated in writing by the Company and such Cash Management Bank to the Administrative Agent to be included as a Secured Cash Management Agreement.

“Secured Hedge Agreement” shall mean any Hedging Agreement that is entered into by and between any Loan Party or Restricted Subsidiary and any Hedge Bank, to the extent that such Hedging Agreement (i) exists on the Closing Date between a Loan Party or any Restricted Subsidiary and an Agent, a Joint Lead Arranger, a Lender or an Affiliate of any such Person or (ii) is designated in writing by the Company and such Hedge Bank to the Administrative Agent to be included as a Secured Hedge Agreement. Notwithstanding the foregoing, for all purposes of the Loan Documents, any Guarantee of, or grant of any Lien to secure, any obligations in respect of a Secured Hedge Agreement by a Guarantor shall not include any Excluded Swap Obligations.

“Secured Obligations” shall mean, collectively, (a) the Loan Obligations, (b) obligations in respect of any Secured Cash Management Agreement in an aggregate amount not to exceed $5,000,000 at any time outstanding and (c) obligations of Holdings or any Subsidiaries in respect of any Secured Hedge Agreement in an aggregate amount not to exceed $2,500,000 at any time outstanding.

“Secured Parties” shall mean, collectively, the Administrative Agent, the Collateral Agent, each Lender, each Issuing Bank, each Hedge Bank that is party to any Secured Hedge Agreement, each Cash Management Bank that is party to any Secured Cash Management Agreement and each Subagent, including each sub-agent appointed pursuant to Section 8.02 by the Administrative Agent with respect to matters relating to the Loan Documents or by the Collateral Agent with respect to matters relating to any Security Document.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Agreement” shall mean the Security Agreement, dated as of the Closing Date, among the Loan Parties party thereto and the Collateral Agent, as amended, restated, supplemented or otherwise modified from time to time and any new security agreement delivered pursuant to the definition of Collateral and Guarantee Requirement.

“Security Documents” shall mean the Security Agreement and each of the intellectual property security agreements, pledge agreements and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Section 5.10, in each case as may be amended, restated, supplemented or otherwise modified from time to time and each other agreement or document whereby a Loan Party grants security over its assets in favor of the Collateral Agent (for the benefit of the Secured Parties).

“Similar Business” shall mean any business whose revenues are derived from (i) business or activities conducted (or proposed to be conducted) by the Borrowers and their Subsidiaries on the Closing Date or (ii) any business that is a natural outgrowth or reasonable extension, development or expansion of any such business or any business similar, reasonably related, incidental or complementary to any of the foregoing.

“SOFR” shall mean, with respect to any day, a rate per annum equal to the secured overnight financing rate for such day published by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) on the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org (or any successor source for the secured overnight financing rate identified as such by the administrator of the secured overnight financing rate from time to time).

“Software License Agreement” shall mean the Second Amended and Restated Software License Agreement dated as of February 13, 2007, by and among American Multi-Cinema, Inc., Regal CineMedia Corporation, Cinemark USA, Inc., Digital Cinema Implementation Partners, LLC and the Company, as the same may be amended, restated, amended and restated, supplemented or modified from time to time.

“Specified Acquisition Agreement Representations” shall mean the representations and warranties made by or with respect to the Acquired Company and its subsidiaries in the Acquisition Agreement as are material to the interests of the Lenders (in their capacities as such), but only to the extent that the Buyer or its applicable Affiliate has the right (taking into account any notice or cure provisions) to terminate its obligations under the Acquisition Agreement or to decline to consummate the Acquisition without (x) the payment of any fees, liquidated damages or other amounts under the Acquisition Agreement in accordance with the Acquisition Agreement or (y) liability to it or its Affiliates as a result of a breach of such representations.

“Specified Event of Default” shall mean an Event of Default under Section 7.01(b) or 7.01(c), 7.01(h) or 7.01(i).

“Specified Indebtedness” shall have the meaning assigned to such term in Section 9.08(i).

“Specified Representations” shall mean the representations and warranties set forth in Section 3.01(a)(i), Section 3.02 (as it relates to the due authorization, execution, delivery and performance of the Loan Documents and the enforceability thereof, in each case, related to entering into, the borrowing under, guaranteeing under, performance of, and granting of security interests in the Collateral pursuant to, the Loan Documents), Section 3.03, Section 3.10, Section 3.11, Section 3.17 (as it relates to the creation, validity and perfection of the security interests in the Collateral, subject to the Limited Conditionality Provision), Section 3.18, Section 3.21(a) and, solely with respect to the use of proceeds of the Loans, Sections 3.21(b) and Section 3.22.

“Subagent” shall have the meaning assigned to such term in Section 8.02.

“Subject Loans” shall mean each Class of Term Loans, other than any Class of Term Loans in respect of which the applicable Incremental Assumption Agreement provides for non-ratable treatment with respect to the mandatory prepayment provisions set forth in Section 2.11(b) and (c) of this Agreement.

“subsidiary” shall mean, with respect to any Person (herein referred to as the “parent”), any corporation, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, directly or indirectly, owned, Controlled or held, or (b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” shall mean, unless the context otherwise requires, a subsidiary of Holdings. Notwithstanding the foregoing (and except for purposes of the definition of “Unrestricted Subsidiary” contained herein) an Unrestricted Subsidiary shall be deemed not to be a Subsidiary of Holdings or any of its Subsidiaries for purposes of this Agreement.

“Subsidiary Loan Party” shall mean (a) each Wholly Owned Subsidiary of Holdings (other than the Borrowers) that is not an Excluded Subsidiary and (b) any other Subsidiary of the Borrowers that may be designated by the Company (by way of delivering to the Collateral Agent the documents required to be delivered pursuant to the Collateral and Guarantee Requirement) in its sole discretion from time to time to be a guarantor or borrower in respect of the Loan Obligations and the obligations in respect of the Loan Documents (a “Designated Guarantor”), whereupon such Designated Guarantor shall be obligated to comply with the applicable requirements of Section 5.10(c) as if it were newly acquired and shall no longer be an Excluded Subsidiary (unless subsequently redesignated as an Excluded Subsidiary by the Company; provided that, such Designated Guarantor shall not be redesignated as an Excluded Subsidiary due to any circumstances which existed at the time such Subsidiary was designated as a Designated Guarantor); provided that, if such Designated Guarantor is a Foreign Subsidiary, (i) the jurisdiction of incorporation of such Designated Guarantor shall be reasonably acceptable to the Administrative Agent and (ii) collateral and security provisions with respect to the assets of and equity interests issued by such Foreign Subsidiary reasonably acceptable to the Collateral Agent shall be negotiated in good faith.

“Subsidiary Redesignation” shall have the meaning provided in Section 5.13.

“Successor Borrower” shall have the meaning assigned to such term in Section 6.05(o).

“Successor Rate” shall have the meaning assigned to such term in Section 2.14(b).

“Supported QFC” shall have the meaning assigned to such term in Section 9.26.

“Surviving Person” shall have the meaning assigned to such term in Section 6.05(o).

“Swap Obligation” shall mean, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swingline Borrowing” shall mean a Borrowing comprised of Swingline Loans.

“Swingline Borrowing Request” shall mean a request by a Borrower, or by the Company on behalf of another Borrower, substantially in the form of Exhibit C or such other form as shall be approved by the Swingline Lender.

“Swingline Commitment” shall mean, with respect to each Swingline Lender, the commitment of such Swingline Lender to make Swingline Loans pursuant to Section 2.04(a). The aggregate amount of the Swingline Commitments on the Closing Date is $3,000,000. The Swingline

Commitment may be modified by written agreement among the Borrowers and the Swingline Lender from time to time, but shall not exceed the Revolving Facility Commitments. The Swingline Commitment is part of, and not in addition to, the Revolving Facility Commitments.

“Swingline Exposure” shall mean at any time the Dollar equivalent of the aggregate principal amount of all outstanding Swingline Borrowings at such time. The Swingline Exposure of any Revolving Facility Lender at any time shall mean its applicable Revolving Facility Percentage of the aggregate Swingline Exposure at such time.

“Swingline Lender” shall mean (a) Encina Commercial Finance SPV 2, LLC, in its capacity as a lender of Swingline Loans, and (b) each Revolving Facility Lender that shall have become a Swingline Lender hereunder as provided in Section 2.04(c), each in its capacity as a lender of Swingline Loans hereunder.

“Swingline Loans” shall mean the swingline loans made to the Borrowers pursuant to Section 2.04(a).

“Tax Receivable Agreement” means the Tax Receivable Agreement, dated as of February 13, 2007, by and among Ultimate Parent, the Company, Cinemark Media, Inc. and Cinemark USA, Inc, as the same may be amended, restated, amended and restated, supplemented or modified from time to time.

“Taxes” shall mean any and all present or future taxes, duties, levies, imposts, assessments, deductions, withholdings (including backup withholding), fees or other similar charges imposed by any Governmental Authority, whether computed on a separate, consolidated, unitary, combined or other basis and any interest, fines, penalties or additions to tax with respect to the foregoing.

“Term Borrowing” shall mean any Borrowing comprised of Term Loans.

“Term Facility” shall mean the Initial Term Facility and/or any or all of the Facilities of any Other Term Loans.

“Term Facility Commitment” shall mean the commitment of a Lender to make Term Loans, including Initial Term Loans and/or any Other Term Loans.

“Term Facility Lender” shall mean a Lender with a Term Facility Commitment or with outstanding Term Loans.

“Term Facility Maturity Date” shall mean, as the context may require, (a) with respect to the Initial Term Facility as in effect on the Closing Date, the Initial Term Facility Maturity Date and (b) with respect to any other Class of Term Loans, the maturity dates specified therefor in the applicable Incremental Assumption Agreement.

“Term Loans” shall mean the Initial Term Loans and/or any Other Term Loans.

“Term SOFR” shall mean,

(a) for any Interest Period with respect to a Term SOFR Loan, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto; and

(b) for any interest calculation with respect to an ABR Loan on any date, the rate per annum equal to the Term SOFR Screen Rate with a term of one month commencing that day,

provided, further, that if the Term SOFR determined in accordance with the foregoing would otherwise be less than an applicable Floor, Term SOFR shall be deemed to be the applicable Floor for purposes of this Agreement.

“Term SOFR Borrowing” shall mean a Borrowing comprised of Term SOFR Loans.

“Term SOFR Loan” shall mean any Revolving Facility Loan or Term Loan bearing interest at a rate determined by reference to clause (a) of the definition of Term SOFR in accordance with the provisions of Article II.

“Term SOFR Revolving Facility Borrowing” shall mean a Revolving Facility Borrowing comprised of Term SOFR Loans.

“Term SOFR Screen Rate” shall mean the forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to the Administrative Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).

“Term Yield Differential” shall have the meaning assigned to such term in Section 2.21(b)(vii).

“Termination Date” shall mean the date on which (a) all Commitments shall have been terminated, (b) the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document and all other Secured Obligations shall have been paid in full in cash (other than in respect of contingent indemnification and expense reimbursement claims not then due and Secured Obligations with respect to Secured Cash Management Agreements and Secured Hedge Agreements not then due and payable pursuant to Section 7.02) and (c) all Letters of Credit (other than those that have been Cash Collateralized or replaced or backstopped pursuant to arrangements reasonably satisfactory to the Issuing Bank) have been cancelled or have expired with no pending drawings and all amounts drawn or paid thereunder have been reimbursed in full.

“Test Period” shall mean, on any date of determination, the period of four consecutive fiscal quarters of Holdings then most recently ended (taken as one accounting period) for which financial statements have been (or were required to be) delivered pursuant to Section 5.04(a) or 5.04(b); provided that prior to the first date financial statements have been delivered pursuant to Section 5.04(a) or 5.04(b), the Test Period in effect shall be the four fiscal quarter period ended on or about June 30, 2026.

“Third Party Funds” shall mean any segregated accounts or funds, or any portion thereof, received by Holdings or any of its Subsidiaries as agent on behalf of third parties in accordance with a written agreement that imposes a duty upon Holdings or one or more of its Subsidiaries to collect and remit those funds to such third parties.

“Threshold Amount” shall mean, as of any date of determination, the greater of (x) $5,000,000 and (y) 7% of EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period.

“Transaction Expenses” shall mean any fees, premiums, expenses or other transaction costs incurred or paid by Holdings, any Borrower, Ultimate Parent or any of its or their respective Subsidiaries in connection with the Transactions, this Agreement, the other Loan Documents, and the transactions contemplated hereby and thereby, including such costs as are reimbursable to Ultimate Parent.

“Transactions” shall mean, collectively, (a) the execution, delivery and performance of the Loan Documents, the creation of the Liens pursuant to the Security Documents, and the initial borrowings hereunder, (b) the Acquisition and the other transactions contemplated by the Acquisition Agreement (including the payment by any Borrower and its applicable parent companies of a series of dividends or other distributions to direct or indirect equityholders of such Borrower immediately prior to the Closing Date in accordance with the Acquisition Agreement), (c) the Closing Date Refinancing, (d) the Debt Assumption and (e) the payment of the Transaction Expenses.

“Type” shall mean, when used in respect of any Loan or Borrowing, the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall include Term SOFR and ABR.

“UK Financial Institution” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” shall mean Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Ultimate Parent” means National CineMedia, Inc., a Delaware corporation.

“Unavailability Date” shall have the meaning assigned to such term in Section 2.14(b).

“Undisclosed Administration” shall mean, in relation to a Lender or its direct or indirect parent company, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian, or other similar official by a supervisory authority or regulatory authority under or based on the law in the country where such Lender or such parent company is subject to home jurisdiction, if applicable law requires that such appointment not be disclosed.

“Uniform Commercial Code” shall mean the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction in the United States of America, to the extent it may be required to apply to any item or items of Collateral.

“Unreimbursed Amount” shall have the meaning assigned to such term in Section 2.05(e).

“Unrestricted Cash” shall mean cash and Permitted Investments of Holdings, any Borrower or any Subsidiary Loan Party that (x) would not appear as “restricted” on a consolidated balance sheet of such Persons or (y) are “restricted” in favor of (i) the Administrative Agent or Collateral Agent on behalf of the Secured Parties (whether or not held in a pledged account) or (ii) the holder of any Lien on the Collateral subject to a Permitted Junior Intercreditor Agreement (whether or not held in a pledged account); provided that for purposes of the calculation of the Net First Lien Leverage Ratio, the Net Secured Leverage Ratio and the Net Total Leverage Ratio, (a) in no event shall the aggregate amount of Unrestricted Cash hereunder exceed the lesser of (x) $15,000,000 and (y) from and after the Control Agreement Delivery Date, the aggregate amount of Unrestricted Cash held in deposit accounts and securities accounts subject to Control Agreements in favor of the Collateral Agent and (b) the amount of Unrestricted Cash not denominated in Dollars shall be calculated based on the currency exchange rates that would be used either, at the option of the Company, (i) for purposes of preparing a balance sheet or (ii) for purposes of calculating EBITDA, in each case, as of the last day of the Test Period most recently ended as of the date of determination as determined by the Company in good faith.

“Unrestricted Subsidiary” shall mean (a) [reserved], (b) any other Subsidiary of the Borrowers (other than another Borrower), whether now owned or acquired or created after the Closing Date, that is designated after the Closing Date by the Company as an Unrestricted Subsidiary hereunder pursuant to Section 5.13 and (c) any subsidiary of an Unrestricted Subsidiary. As of the Closing Date, there are no Unrestricted Subsidiaries.

“U.S. Bankruptcy Code” shall mean Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

“U.S. Government Securities Business Day” shall mean any Business Day, except any Business Day on which any of the Securities Industry and Financial Markets Association, the New York Stock Exchange or the Federal Reserve Bank of New York is not open for business because such day is a legal holiday under the federal laws of the United States or the laws of the State of New York, as applicable.

“U.S. Special Resolution Regimes” shall have the meaning assigned to such term in Section 9.26.

“USA PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107 56 (signed into law October 26, 2001)).

“Voting Stock” shall mean, with respect to any Person, such Person’s Equity Interests having the right to vote for the election of directors or similar governing body of such Person under ordinary circumstances.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required scheduled payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness; provided that the effect of (x) any prepayment made in respect of such Indebtedness shall be disregarded in making such calculation and (y) any “AHYDO catch-up” payment that may be required to be made in respect of such Indebtedness shall be disregarded in making such calculation.

“Wholly Owned Subsidiary” of any Person shall mean a subsidiary of such Person, all of the Equity Interests of which (other than (x) directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law and (y) de minimis shares owned by other Persons) are owned by such Person or another Wholly Owned Subsidiary of such Person. Unless the context otherwise requires, “Wholly Owned Subsidiary” shall mean a Subsidiary of a Borrower that is a Wholly Owned Subsidiary of such Borrower.

“Withholding Agent” means any Loan Party and the Administrative Agent.

“Working Capital” shall mean, with respect to Holdings and its Subsidiaries on a consolidated basis at any date of determination, Current Assets at such date of determination minus Current

Liabilities at such date of determination; provided that, for purposes of calculating Excess Cash Flow, increases or decreases in Working Capital shall be calculated without regard to any changes in Current Assets or Current Liabilities as a result of (a) any reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent, (b) the effects of purchase or recapitalization accounting (including any such effects that are pushed down) or (c) foreign exchange effects.

“Write-Down and Conversion Powers” shall mean (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of such Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02 Terms Generally. (a) The definitions set forth or referred to in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” The words “ordinary course of business” or “ordinary course” shall, with respect to any Person, be deemed to refer to items or actions that are consistent with practice in or norms of the industry in which such Person operates or such Person’s past practice (it being understood that the sale of accounts receivable (and related assets) pursuant to supply-chain, factoring or reverse factoring arrangements entered into by a Borrower and its Subsidiaries shall be deemed to be in the ordinary course of business so long as such accounts receivable (and related assets) are sold for cash in an amount not less than 90% of the face amount thereof (but, for the avoidance of doubt, this shall not preclude any sale for less than a price to be determined to be in the ordinary course so long as it is in the ordinary course of business)) (in each case, as determined by the Company in good faith). Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein or in any Loan Document (including any Loan Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified or extended, replaced or refinanced (subject to any restrictions or qualifications on such amendments, restatements, amendment and restatements, supplements or modifications or extensions, replacements or refinancings set forth herein), (ii) any reference to any Requirement of Law in any Loan Document shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing, superseding or interpreting such Requirement of Law, (iii) any reference herein or in any Loan Document to any Person shall be construed to include such Person’s successors and permitted assigns, (iv) the words “herein,” “hereof” and “hereunder,” and words of similar import, when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision hereof, (v) all references herein or in any Loan Document to Articles, Sections, Clauses, Paragraphs, Exhibits and Schedules shall be construed to refer to Articles, Sections, Clauses and Paragraphs of, and Exhibits and Schedules to, this Agreement or such Loan Document unless the context shall otherwise require, (vi) in the computation of periods of time in any Loan Document from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” mean “to but excluding” and the word “through” means “to and including”, (vii) the words “asset” and “property”, when used in any Loan Document, shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (viii) the fair market value of any asset or property shall be determined by the Borrowers in good faith.

(b) For purposes of determining compliance at any time with Sections 6.01, 6.02, 6.04, 6.05, 6.06 and 6.09(b), in the event that any Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Investment or Disposition or portion thereof, as applicable, at any time meets the criteria of more than one of the categories of transactions or items permitted pursuant to any clause of such Section or any defined term referenced therein (other than any of Sections 6.01(a), 6.01(d), 6.01(i), 6.02(a), 6.02(b), 6.02(i) and 6.04(ee)) (each of the foregoing, a “Reclassifiable Item”), the Borrowers, in their sole discretion, may, from time to time, divide or classify such Reclassifiable Item (or portion thereof) under one or more clauses of each such Section and will only be required to include such Reclassifiable Item (or portion thereof) in any one category; provided that upon delivery of any financial statements pursuant to Section 5.04(a)(ii) or (b) following the initial incurrence or making of any Reclassifiable Item representing an amount incurred or made in reliance on a provision that does not require compliance with a financial ratio or test under Section 6.04, 6.06 and 6.09(b), if such Reclassifiable Item could, based on such financial statements, have been incurred or made in reliance on any “ratio-based” basket, such Reclassifiable Item may be reclassified as having been incurred or made under the applicable provisions of such “ratio-based” basket, as applicable (in each case, subject to any other applicable provision such “ratio-based” basket, as applicable). It is understood and agreed that any Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Investment and/or Disposition need not be permitted solely by reference to one category of permitted Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Investment and/or Disposition under Sections 6.01, 6.02, 6.04, 6.05, 6.06 and 6.09(b), respectively, but may instead be permitted in part under any combination thereof or under any other available exception.

Section 1.03 Effectuation of Transaction. Each of the representations and warranties contained in this Agreement (and all corresponding definitions) are made after giving effect to the Transactions as shall have taken place on or prior to the date of determination, unless the context otherwise requires.

Section 1.04 Limited Condition Transactions; Pro Forma and Other Calculations; Certain Other Matters. (a) Notwithstanding anything in this Agreement or any Loan Document to the contrary, when (i) calculating any applicable ratio, Consolidated Net Income or EBITDA in connection with the incurrence of Indebtedness, the issuance of Disqualified Stock, the creation of Liens, the making of any Disposition, the making of an Investment, the making of a Restricted Payment, the designation of a Subsidiary as a Restricted Subsidiary, any Subsidiary Redesignation or any Restricted Debt Payment, (ii) determining compliance with any provision of this Agreement which requires that no Default, Event of Default or Specified Event of Default has occurred, is continuing or would result therefrom, (iii) determining compliance with any provision of this Agreement which requires compliance with any representations and warranties set forth herein or (iv) determining the availability for the utilization of any basket, the incurrence of Indebtedness, the issuance of Disqualified Stock, the creation of Liens, the making of any Disposition, the making of an Investment, the making of a Restricted Payment, the designation of a Subsidiary as a Restricted Subsidiary, any Subsidiary Redesignation or any Restricted Debt Payment, in each case in connection with a Limited Condition Transaction, the date of determination of such ratio or other provisions, determination of whether any Default, Event of Default or Specified Event of Default has occurred, is continuing or would result therefrom, determination of compliance with any representations or warranties or the satisfaction of any other conditions shall, at the option of the Company (the Company’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”, which LCT Election may be in respect of one or more of clauses (i) through (iv) above), be deemed to be (a) in the case of any acquisition or similar Investment or related transaction or event (including with respect to any Indebtedness contemplated or incurred in connection therewith), either (i) at the time of the execution of a binding letter of intent or the definitive agreement with respect to the relevant Investment (and, if determined at such time, may be recalculated, at the election of the Company, at the delivery of financial statements prior to the consummation of the relevant acquisition or similar Investment or at the time of the consummation of the relevant acquisition or similar Investment) or (ii) at the time of the consummation of the relevant acquisition or similar Investment, (b) [reserved] and/or (c) in the case of any Restricted Debt

Payment or any redemption of any Equity Interests of Holdings (including with respect to any Indebtedness contemplated or incurred in connection therewith), either (i) at the time of delivery of notice with respect to such payment or redemption (and, if determined at such time, may be recalculated, at the election of the Company, at the delivery of financial statements prior to the making of such Restricted Debt Payment or redemption or at the time of the making of such Restricted Payment or redemption) or (ii) at the time of the making of such Restricted Debt Payment or redemption; provided that in each case, no Specified Event of Default shall have occurred, be continuing or would result therefrom on the date of the consummation of such Limited Condition Transaction, in each case (1) after giving effect to the relevant transaction, the incurrence of any related Indebtedness (including the intended use of proceeds thereof) and all other permitted pro forma adjustments on a Pro Forma Basis, (2) based on the most recently ended four (4) consecutive fiscal quarter period for which internal financial statements are internally available, (3) excluding and disregarding for any pro forma calculations any borrowings under any revolving credit facility (which shall include, for the avoidance of doubt, any Revolving Facility and any refinancing thereof) made for ordinary course working capital purposes of the Borrowers and their Subsidiaries (as determined by the Borrowers in good faith) and (4) at the election of the Company, giving effect to other prospective “limited conditionality” acquisitions or similar investments on a Pro Forma Basis for which a binding letter of intent or definitive agreements have been executed for such Limited Condition Transaction are entered into (the applicable date determined pursuant to the foregoing, the “LCT Test Date”). If on a Pro Forma Basis after giving effect to such Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence or issuance of Indebtedness or Disqualified Stock and the use of proceeds thereof), with such ratios and other provisions calculated as if such Limited Condition Transaction or other transactions had occurred at the beginning of the most recent Test Period ending prior to the LCT Test Date for which internal financial statements are available, the Borrowers could have taken such action on the relevant LCT Test Date in compliance with the applicable ratios or other provisions, such provisions shall be deemed to have been complied with. For the avoidance of doubt, (i) if, following the LCT Test Date, any of such ratios or other provisions are exceeded or breached as a result of fluctuations in such ratio (including due to fluctuations in EBITDA or other components of such ratio) or other provisions at or prior to the consummation of the relevant Limited Condition Transactions, such ratios and other provisions will not be deemed to have been exceeded or failed to have been satisfied as a result of such fluctuations solely for purposes of determining whether the Limited Condition Transaction is permitted hereunder and (ii) such ratios and compliance with such conditions shall not be tested at the time of consummation of such Limited Condition Transaction or related transactions, unless the Company elects, in its sole discretion, to test such ratios and compliance with the conditions on the date such Limited Condition Transaction or related transaction is consummated. If the Company has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio, basket availability or compliance with any other provision hereunder (other than actual compliance with the Financial Covenant) on or following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated and the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio, basket or compliance with any other provision hereunder shall be calculated on a Pro Forma Basis (i) assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence or issuance of Indebtedness or Disqualified Stock and the use of proceeds thereof) had been consummated on the LCT Test Date and (ii) in the case of any Restricted Payment or Restricted Debt Payment, assuming such Limited Condition Transaction or other transactions has not been consummated on the LCT Test Date (and to make such Restricted Payment or Restricted Debt Payment, Borrowers must be in compliance with the applicable governors under both assumptions). For the avoidance of doubt, this Section 1.04(a) shall apply in the case of the conditions precedent to borrowing of any Incremental Facility.

(b) [reserved].

(c) For purposes of determining the permissibility of any action, change, transaction or event that requires a calculation of any financial ratio or financial test (including Section 6.11 hereof, any Net First Lien Leverage Ratio test, any Net Secured Leverage Ratio test, any Net Total Leverage Ratio test and/or any Fixed Charge Coverage Ratio test) and/or the amount of EBITDA, Consolidated Net Income or Consolidated Total Assets, such financial ratio, financial test or amount shall, subject to clause (a) above, be calculated at the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be, and no Default or Event of Default shall be deemed to have occurred solely as a result of a change in such financial ratio, financial test or amount occurring after the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be. For the avoidance of doubt, all leverage ratios that are being tested in connection with a simultaneous incurrence of Indebtedness shall be calculated without netting the cash proceeds of such Indebtedness; provided that the actual application of such cash proceeds may reduce Indebtedness for the purpose of determining compliance with any applicable ratio.

(d) In the event that EBITDA or any financial ratio is being calculated for purposes of determining whether Indebtedness or any Lien relating thereto may be incurred or whether any Investment, Restricted Payment or Restricted Debt Payment may be made, the Company may elect to treat all or any portion of the commitment relating to the incurrence of any Indebtedness as being incurred at the time of obtaining such commitment, in which case any subsequent incurrence of Indebtedness under such commitment shall not be deemed, for purposes of this calculation, to be an incurrence at such subsequent time.

Section 1.05 Timing of Payment or Performance. Except as otherwise expressly provided herein, when the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day.

Section 1.06 Times of Day. Unless otherwise specified herein, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).

Section 1.07 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

Section 1.08 [Reserved].

Section 1.09 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that if (a) the Company notifies the Administrative Agent that the Company requests an amendment to this Agreement to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof (including the impact of Accounting Standards Update 2016-12, Revenue from Contracts with Customers (Topic 606) or similar revenue recognition policies or any change in the methodology of calculating reserves for returns, rebates and other chargebacks) on the operation of any provisions hereof or (b) the Administrative Agent notifies the Company that the Required Lenders request an amendment to this Agreement for the foregoing purpose, then the Company and the Administrative Agent shall negotiate in good faith to amend such provisions to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided, further, that until such amendment is agreed upon, (x) such provision shall be interpreted on the basis of

GAAP as in effect and applied immediately before such change shall have become effective and (y) the Company shall provide to the Administrative Agent financial statements and other documents required under this Agreement or any other Loan Document together with a reconciliation in form reasonably satisfactory to the Administrative Agent between calculations made before and after giving effect to such change in GAAP.

Section 1.10 Currency Equivalent. For purposes of any determination under Article V, Article VI (other than Section 6.11 and the calculation of compliance with any financial ratio for purposes of taking any action hereunder) or Article VII with respect to the amount of any Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Investment, Disposition, Sale and Lease-Back Transaction, affiliate transaction or other transaction, event or circumstance, or any determination under any other provision of this Agreement (any of the foregoing, for purposes of this clause, an “identified transaction”), in a currency other than Dollars, (i) the Dollar equivalent amount of an identified transaction in a currency other than Dollars shall be calculated based on the rate of exchange quoted by the Bloomberg Foreign Exchange Rates & World Currencies Page (or any successor page thereto, or in the event such rate does not appear on any Bloomberg Page, by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Company) for such foreign currency, as in effect at 11:00 a.m. (London time) on the date of such identified transaction (which, in the case of any Restricted Payment, Restricted Debt Payment, Investment, Disposition or incurrence of Indebtedness, shall be determined as set forth in Section 1.04(a)) or, in the case of any commitment in respect of Indebtedness, at the election of the Company, at the time such commitment is obtained; provided that if any Indebtedness is incurred (and, if applicable, associated Lien granted) to refinance or replace other Indebtedness denominated in a currency other than Dollars, and the relevant refinancing or replacement would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing or replacement, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing or replacement Indebtedness (and, if applicable, associated Lien granted) does not exceed an amount sufficient to repay the principal amount of such Indebtedness being refinanced or replaced, except by an amount equal to (x) unpaid accrued interest, penalties and premiums (including tender premiums) thereon plus underwriting discounts and other customary fees, commissions and expenses (including upfront fees, original issue discount or initial yield payment) incurred in connection with such refinancing or replacement, (y) any existing commitments unutilized thereunder and (z) additional amounts permitted to be incurred hereunder and (ii) for the avoidance of doubt, no Default or Event of Default shall be deemed to have occurred solely as a result of a change in the rate of currency exchange occurring after the time of any identified transaction so long as such identified transaction was permitted at the time incurred, made, acquired, committed, entered or declared as set forth in clause (i). For purposes of Section 6.11 and the calculation of compliance with any financial ratio for purposes of taking any action hereunder (including for purposes of calculating availability under the “Incremental Amount”) on any relevant date of determination, except as otherwise set forth herein, amounts denominated in currencies other than Dollars shall be translated into Dollars at the applicable currency exchange rate used, at the option of the Company, either (x) in preparing the financial statements delivered pursuant to Section 5.04 (or, prior to the first such delivery, the financial statements previously delivered to the Joint Lead Arrangers) or (y) for purposes of calculating EBITDA, as applicable, for the relevant Test Period and, at the option of the Company will reflect the currency translation effects, determined in accordance with GAAP, of Hedging Agreements permitted hereunder in respect of currency exchange risks with respect to the applicable currency in effect on the date of determination for the Dollar equivalent amount of such Indebtedness. Notwithstanding the foregoing or anything to the contrary herein, to the extent that the Borrowers would not be in compliance with Section 6.11 if any Indebtedness denominated in a currency other than Dollars were to be translated into Dollars on the basis of the applicable currency exchange rate used in preparing the financial statements delivered pursuant to Section 5.04 for the relevant Test Period, but would be in compliance with Section 6.11 if such Indebtedness that is denominated in a currency other than in Dollars were instead translated into Dollars on the basis of the average relevant currency exchange rates over such Test Period (taking into account the currency translation effects, determined in accordance with GAAP, of any Hedging Agreement permitted hereunder in respect of currency exchange risks with respect to the applicable currency in effect on the date of determination for the Dollar equivalent amount of such Indebtedness) then, solely for purposes of compliance with Section 6.11, the Net First Lien Leverage Ratio as of the last day of such Test Period shall be calculated on the basis of such average relevant currency exchange rates.

Section 1.11 Interest Rates. The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to any reference rate referred to herein or with respect to any rate (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternative or replacement for or successor to any such rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or the effect of any of the foregoing, or of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions or other activities that affect any reference rate referred to herein, or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or any related spread or other adjustments thereto, in each case, in a manner adverse to the Borrowers. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any reference rate referred to herein or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing), in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrowers, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or other action or omission related to or affecting the selection, determination, or calculation of any rate (or component thereof) provided by any such information source or service.

Article II

The Credits

Section 2.01 Commitments. Subject to the terms and conditions set forth herein:

(a) Each applicable Lender severally agrees to make Initial Term Loans in Dollars to the Borrowers on the Closing Date in an aggregate principal amount not to exceed its Initial Term Loan Commitment.

(b) Each applicable Lender severally agrees to make Initial Revolving Facility Loans in Dollars to the Borrowers, on a joint and several basis, from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Facility Credit Exposure with respect to the Initial Revolving Facility Commitments exceeding such Lender’s Initial Revolving Facility Commitment or (ii) the aggregate Revolving Facility Credit Exposure with respect to the Initial Revolving Facility Commitments exceeding the aggregate Initial Revolving Facility Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Initial Revolving Facility Loans.

(c) Amounts of Term Loans borrowed under Section 2.01(a) that are repaid or prepaid may not be re-borrowed.

(d) Debt Assumption. Notwithstanding anything herein or in the Loan Documents to the contrary:

(i) On the Closing Date, immediately after the consummation of the Acquisition and upon the effectiveness of this Agreement, the Initial Borrower and the Company shall be the only Borrowers hereunder and under the Loan Documents.

(ii) On the Closing Date, immediately after the payment of any Transaction Expenses payable on the Closing Date, each of Captivate Holdings and Captivate will become a party hereto and to the Loan Documents and will be a Borrower and all rights, title, interests, liabilities, duties and obligations (including the Indebtedness and Loan Obligations of the Initial Borrower and the Company) in, to and under this Agreement, the other Loan Documents and any other documents in connection therewith shall be, and shall be deemed to be, assumed, on a joint and several basis with the other Borrowers, by each of Captivate Holdings and Captivate, and each of Captivate Holdings and Captivate agrees to pay, perform and discharge, on a joint and several basis with the other Borrowers, all of the obligations and covenants of a “Borrower” and a “Loan Party” thereunder in accordance with the terms of this Agreement and the other Loan Documents and otherwise be liable, on a joint and several basis with the other Borrowers, for such Indebtedness and to perform and discharge all of the Loan Obligations and any and all obligations under this Agreement, the other Loan Documents and any other documents in connection therewith (the transactions described in this Section 2.01(d)(ii), collectively, the “Debt Assumption”).

Section 2.02 Loans and Borrowings. (a) Each Loan shall be made as part of a Borrowing consisting of Loans under the same Facility and of the same Type made by the Lenders ratably in accordance with their respective Commitments under the applicable Facility; provided, however, that Revolving Facility Loans of any Class shall be made by the Revolving Facility Lenders of such Class ratably in accordance with their respective Revolving Facility Percentages on the date such Loans are made hereunder. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.14, each Borrowing (other than a Swingline Borrowing) shall be comprised entirely of ABR Loans or Term SOFR Loans.

(c) At the commencement of each Interest Period for any Term SOFR Revolving Facility Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. At the time that each ABR Revolving Facility Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided that an ABR Revolving Facility Borrowing may be in an aggregate amount that is equal to the entire unused available balance of the Revolving Facility Commitments or that is required to finance the reimbursement of an L/C Disbursement as contemplated by Section 2.05(e). Each Swingline Borrowing shall be in an amount that is not less than the Borrowing Minimum. Borrowings of more than one Type may be outstanding at the same time; provided, however, that the Borrowers shall not be entitled to request any Borrowing that, if made, would result in more than 10 Term SOFR Borrowings outstanding under all Facilities at any time. Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

(d) Notwithstanding any other provision of this Agreement, the Borrowers shall not be entitled to request, or to elect to convert or continue, any Borrowing of any Class if the Interest Period requested with respect thereto would end after the Revolving Facility Maturity Date or the Term Facility Maturity Date for such Class, as applicable.

Section 2.03 Requests for Borrowings. To request a Revolving Facility Borrowing and/or a Term Borrowing, the Company shall notify the Administrative Agent of such request electronically not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing (or such later time as the Revolving Facility Lenders may agree); provided, however, that (i) if the Company wishes to request Term SOFR Loans having an Interest Period other than one, three or six months in duration as provided in the definition of “Interest Period”, the applicable notice must be received by the Administrative Agent not later than 11:00 a.m. four Business Days prior to the requested date of such Borrowing, whereupon the Administrative Agent shall give prompt notice to the relevant Lenders of such request and determine whether the requested Interest Period is acceptable to all of them, and (ii) any such notice of an ABR Revolving Facility Borrowing to finance the reimbursement of an L/C Disbursement as contemplated by Section 2.05(e) may be given not later than 10:00 a.m., New York City time, one Business Day before the date of the proposed Borrowing (or such later time as the Revolving Facility Lenders may agree). Not later than 11:00 a.m., two Business Days before the requested date of such Borrowing, the Administrative Agent shall notify the Company (which notice may be by telephone) whether or not the requested Interest Period has been consented to by the Lenders and the Administrative Agent; provided, further that (i) to request a Term SOFR Borrowing or ABR Borrowing on the Closing Date, the Company shall notify the Administrative Agent of such request not later than 11:00 a.m., New York City time, one Business Day prior to the Closing Date (or such later time as the Administrative Agent may agree), (ii) [reserved] and (iii) any such notice may be given in accordance with the terms of any applicable Incremental Assumption Agreement. Each Borrowing Request shall be irrevocable (except that any Borrowing Request may be conditioned on the consummation of the Acquisition, any Permitted Business Acquisition, any Investment or any other event or occurrence). Each Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the Class of the Borrowing;

(ii) the aggregate amount of the requested Borrowing;

(iii) the date of such Borrowing, which shall be a Business Day;

(iv) whether such Borrowing is to be an ABR Borrowing or a Term SOFR Borrowing;

(v) in the case of a Term Borrowing, whether the Company made a PIK Election with respect to such Borrowing, and the amount of the Applicable Margin subject to such PIK Election;

(vi) in the case of a Term SOFR Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vii) the location and number of the account to which funds are to be disbursed.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be a Term SOFR Borrowing. If no Interest Period is specified with respect to any requested Term SOFR Borrowing, then the Borrowers shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each applicable Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04 Swingline Loans.

(a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans in Dollars to the Borrowers from time to time during the Availability Period, in an aggregate principal amount that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding the Swingline Commitment or (ii) the aggregate Revolving Facility Credit Exposure of the applicable Class exceeding the aggregate Revolving Facility Commitments of such Class; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Each Swingline Borrowing shall be an ABR Borrowing; provided, further, that the Borrowers shall not request, and the Swingline Lender shall not be required to make, more than two (2) Swingline Loans in any calendar week, and that no Swingline Loan shall be made on a Business Day immediately succeeding a Business Day on which a Swingline Loan was made. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Swingline Loans.

(b) To request a Swingline Borrowing, the Company shall notify the Administrative Agent and the Swingline Lender of such request with a Swingline Borrowing Request by electronic means, not later than 10:00 a.m., New York City time, on the day of a proposed Swingline Loan. Each such Swingline Borrowing Request shall be irrevocable and shall specify (i) the requested date of such Swingline Borrowing (which shall be a Business Day) and (ii) the amount of the requested Swingline Borrowing. The Swingline Lender shall make each Swingline Loan on the proposed date thereof by wire transfer of immediately available funds to the account specified by the Company in the Swingline Borrowing Request (or, in the case of a Swingline Borrowing made to finance the reimbursement of an L/C Disbursement as provided in Section 2.05(e), by remittance to the applicable Issuing Bank).

(c) The Swingline Lender may by written notice given to the Administrative Agent not later than 12:00 pm, New York City time, on any Business Day require the Revolving Facility Lenders of the applicable Class to acquire participations on such Business Day in all or a portion of the outstanding Swingline Loans made by it. Such notice shall specify the aggregate amount of such Swingline Loans in which the Revolving Facility Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each such Lender, specifying in such notice such Revolving Facility Lender’s applicable Revolving Facility Percentage of such Swingline Loans. Each Revolving Facility Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent for the account of the Swingline Lender, such Revolving Facility Lender’s applicable Revolving Facility Percentage of such Swingline Loans. Each Revolving Facility Lender acknowledges and agrees that its respective obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or Event of Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Facility Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Revolving Facility Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Facility Lenders. The Administrative Agent shall notify the Company of any participations in any Swingline Loan acquired pursuant to this paragraph (c), and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrowers (or other party on behalf of the Borrowers) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Facility Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrowers for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve any Borrower of any default in the payment thereof.

(d) Holdings may, at any time and from time to time, designate as additional Swingline Lenders one or more Revolving Facility Lenders that agree to serve in such capacity as provided below. The acceptance by a Revolving Facility Lender of an appointment as a Swingline Lender hereunder shall be evidenced by an agreement, which shall be in form and substance reasonably satisfactory to the Administrative Agent and Holdings, executed by Holdings, the Borrowers, the Administrative Agent and such designated Swingline Lender, and, from and after the effective date of such agreement, (i) such Revolving Facility Lender shall have all the rights and obligations of a Swingline Lender under this Agreement and (ii) references herein to the term “Swingline Lender” shall be deemed to include such Revolving Facility Lender in its capacity as a lender of Swingline Loans hereunder.

Section 2.05 Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, a Borrower may request the issuance of and the Issuing Banks shall issue one or more Letters of Credit denominated in Dollars for any lawful purposes of Holdings and the Subsidiaries for its own account or for the account of any Borrower or any Subsidiary in a form reasonably acceptable to the applicable Issuing Bank, at any time and from time to time during the applicable Availability Period and prior to the date that is five Business Days prior to the applicable Revolving Facility Maturity Date; provided that (x) the Borrowers shall remain primarily liable in the case of a Letter of Credit issued for the account of a Subsidiary and (y) the applicable Issuing Bank shall not be obligated to issue Letters of Credit if any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, the issuance of such Letter of Credit would violate any Requirements of Law binding upon such Issuing Bank or the issuance of the Letter of Credit would violate one or more policies or procedures of such Issuing Bank applicable to letters of credit generally that are customary for the industry. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by any Borrower to, or entered into by any Borrower with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Request for Issuance, Amendment, Extension: Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, extension (other than an automatic extension in accordance with paragraph (c) of this Section 2.05) or extension of an outstanding Letter of Credit), a Borrower shall electronically send to the applicable Issuing Bank and the Administrative Agent (at least fifteen Business Days in advance of the requested date of issuance, amendment or extension or such shorter period as the Administrative Agent and the applicable Issuing Bank in their sole discretion may agree) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended or extended, and specifying the date of issuance, amendment or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section 2.05), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to issue, amend or extend such Letter of Credit. If requested by the applicable Issuing Bank, the Borrowers also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended or extended only if (and upon issuance, amendment or extension of each Letter of Credit the Borrowers shall be deemed to represent and warrant that), after giving effect to such issuance, amendment or extension, (i) the aggregate Revolving Facility Credit Exposure shall not exceed the aggregate Revolving Facility Commitments and (ii) the aggregate Revolving L/C Exposure shall not exceed the Letter of Credit Sublimit.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year (unless otherwise agreed upon by the Borrowers and the applicable Issuing Bank in their sole discretion) after the date of the issuance of such Letter of Credit (or, in the case of any extension thereof, one year (unless otherwise agreed upon by the Borrowers and the applicable Issuing Bank in their sole discretion) after such extension) and (ii) the Revolving Facility Maturity Date for the applicable Class; provided that any Letter of Credit with a one year tenor may provide for automatic extension thereof for additional one year periods (which, in no event, shall extend beyond the date referred to in clause (ii) of this paragraph (c)) so long as such Letter of Credit permits the applicable Issuing Bank to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof within a time period during such twelve-month period to be agreed upon at the time such Letter of Credit is issued; provided, further, that if such Issuing Bank consents in its sole discretion, the expiration date on any Letter of Credit may extend beyond the date referred to in clause (ii) above, provided that if any such Letter of Credit is outstanding or is issued under the Revolving Facility Commitments of any Class after the Revolving Facility Maturity Date for such Class, the Borrowers shall provide Cash Collateral pursuant to documentation reasonably satisfactory to the Administrative Agent and the relevant Issuing Bank in an amount equal to the available amount of each such Letter of Credit on or prior to the Revolving Facility Maturity Date for such Class.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) under the Revolving Facility Commitments of any Class and without any further action on the part of the applicable Issuing Bank or the Revolving Facility Lenders, such Issuing Bank hereby grants to each Revolving Facility Lender under such Class, and each such Revolving Facility Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Revolving Facility Lender’s applicable Revolving Facility Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Facility Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Revolving Facility Lender’s applicable Revolving Facility Percentage of each L/C Disbursement made by such Issuing Bank and not reimbursed by the Borrowers on the date due as provided in paragraph (e) of this Section 2.05, or of any reimbursement payment required to be refunded to the Borrowers for any reason. Each Revolving Facility Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment or extension of any Letter of Credit or the occurrence and continuance of a Default or Event of Default or reduction or termination of the Commitments or the fact that, as a result of changes in currency exchange rates, such Revolving Facility Lender’s Revolving Facility Credit Exposure at any time might exceed its Revolving Facility Commitment at such time, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If the applicable Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, the Borrowers shall reimburse such L/C Disbursement by paying to the Administrative Agent an amount equal to such L/C Disbursement not later than 1:00 pm, New York City time, on the second Business Day after the Borrowers receive notice under paragraph (g) of this Section 2.05 of such L/C Disbursement; provided that the Borrowers may, without regard to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or Section 2.04(a) that such payment be financed with a Revolving Facility Borrowing or a Swingline Borrowing of the applicable Class, as applicable, in an equivalent amount and, to the extent so financed, the Borrowers’ obligation to make such payment shall be discharged and replaced by the resulting Revolving Facility Borrowing or Swingline Borrowing. If the Borrowers fail to reimburse any L/C Disbursement when due, then the Administrative Agent shall promptly notify the applicable Issuing Bank and each other applicable Revolving Facility Lender of the applicable L/C Disbursement, the payment then due from the Borrowers in respect thereof

(the “Unreimbursed Amount”) and, in the case of a Revolving Facility Lender, such Lender’s Revolving Facility Percentage thereof. Promptly following receipt of such notice, each Revolving Facility Lender with a Revolving Facility Commitment of the applicable Class shall pay to the Administrative Agent its Revolving Facility Percentage of the Unreimbursed Amount in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Facility Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Revolving Facility Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrowers pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Facility Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Revolving Facility Lender pursuant to this paragraph to reimburse an Issuing Bank for any L/C Disbursement (other than the funding of a Revolving Facility Loan or a Swingline Borrowing as contemplated above) shall not constitute a Loan and shall not relieve the Borrowers of their obligation to reimburse such L/C Disbursement.

(f) Obligations Absolute. The obligations of the Borrowers to reimburse L/C Disbursements as provided in paragraph (e) of this Section 2.05 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the applicable Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit, (iv) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith or (v) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.05, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrowers’ obligations hereunder. Neither the Administrative Agent, the Lenders nor any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of such Issuing Bank, or any of the circumstances referred to in clauses (i), (ii) or (iii) of the first sentence; provided that the foregoing shall not be construed to excuse the applicable Issuing Bank from liability to the Borrowers to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by Holdings or its Subsidiaries that are determined by final and binding decision of a court of competent jurisdiction to have been caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of (x) gross negligence, bad faith or willful misconduct on the part of the applicable Issuing Bank as determined in a final, non-appealable judgment by a court of competent jurisdiction, in determining whether documents presented under any Letter of Credit comply with the terms of the Letter of Credit or (y) such Issuing Bank’s willful failure to make lawful payment under a Letter of Credit after the presentation to it of instruments strictly complying with the terms and conditions of the Letter of Credit, such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit. Each of the Borrowers and Holdings assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit.

(g) Disbursement Procedures. The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Bank shall promptly notify the Administrative Agent and the Company by telephone (confirmed by electronic means) of any such demand for payment under a Letter of Credit and whether such Issuing Bank has made or will make an L/C Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrowers of their obligation to reimburse such Issuing Bank and the Revolving Facility Lenders with respect to any such L/C Disbursement.

(h) Interim Interest. If an Issuing Bank shall make any L/C Disbursement, then, unless the Borrowers shall reimburse such L/C Disbursement in full on the date such L/C Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such L/C Disbursement is made to but excluding the date that the Borrowers reimburse such L/C Disbursement, at the rate per annum then applicable to ABR Revolving Loans of the applicable Class. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Facility Lender pursuant to paragraph (e) of this Section 2.05 to reimburse such Issuing Bank shall be for the account of such Revolving Facility Lender to the extent of such payment.

(i) Replacement of an Issuing Bank. An Issuing Bank may be replaced at any time by written agreement among Holdings or the Company, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12. From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of such Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization Following Certain Events. If and when the Borrowers are required to Cash Collateralize any Revolving L/C Exposure relating to any outstanding Letters of Credit pursuant to any of Sections 2.05(c), 2.11(g), 2.25(a)(v) or 7.01, the Borrowers shall deposit in an account with or at the direction of the Collateral Agent, in the name of the Collateral Agent and for the benefit of the Revolving Facility Lenders, an amount equal to the Minimum L/C Collateral Amount (or, in the case of Sections 2.05(c), 2.11(g) and 2.25(a)(v), the portion thereof required by such sections). Each deposit of Cash Collateral (x) made pursuant to this paragraph or (y) made by the Administrative Agent pursuant to Section 2.25(a)(ii), in each case, shall be held by the Collateral Agent as collateral for the payment and performance of the obligations of the Borrowers under this Agreement. The Collateral Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of (i) for so long as an Event of Default shall be continuing, the Collateral Agent and (ii) at any other time, Holdings and the Borrowers, in each case, in Permitted Investments and at the risk and expense of the Borrowers, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Collateral Agent to reimburse each Issuing Bank for L/C Disbursements for which such Issuing Bank has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the Revolving L/C Exposure at such time (and any amounts in excess of the Revolving L/C Exposure at such time shall promptly be returned to the Borrowers) or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with Revolving L/C Exposure representing greater than 50% of the total Revolving L/C Exposure), be applied to satisfy other obligations of the Borrowers under this Agreement. If the Borrowers are required to provide an amount of Cash Collateral hereunder as a result of the occurrence of an Event of Default or the existence of a Defaulting Lender or the occurrence of a limit under Section 2.11(g) being exceeded, such amount (to the extent not applied as aforesaid) shall be returned to the Borrowers within three Business Days after all Events of Default have been cured or waived or the termination of the Defaulting Lender status or the limits under Section 2.11(g) no longer being exceeded, as applicable.

(k) Cash Collateralization Following Termination of a Revolving Facility. Notwithstanding anything to the contrary herein, in the event of the prepayment in full of all outstanding Revolving Facility Loans and the termination of all Revolving Facility Commitments (a “Revolving Facility Termination Event”) in connection with which the Company notifies any one or more Issuing Banks that it or any other Borrower or any Subsidiary intends to maintain one or more Letters of Credit initially issued under this Agreement in effect after the date of such Revolving Facility Termination Event (each, a “Continuing Letter of Credit”), then the security interest of the Collateral Agent in the Collateral under the Security Documents may be terminated in accordance with Section 9.18 if each such Continuing Letter of Credit is Cash Collateralized in an amount equal to the Minimum L/C Collateral Amount, which shall be deposited with or at the direction of each such Issuing Bank.

(l) Additional Issuing Banks. From time to time, the Company may by notice to the Administrative Agent designate any Lender (in addition to the initial Issuing Banks) that agrees (in its sole discretion) to act in such capacity and that is reasonably satisfactory to the Administrative Agent as an Issuing Bank. Each such additional Issuing Bank shall execute a counterpart of this Agreement (which counterpart shall set forth any fronting sublimit to the Letter of Credit Sublimit applicable to such Issuing Bank, which shall be agreed from time to time solely among Holdings and such Issuing Bank) upon the approval of the Administrative Agent (which approval shall not be unreasonably withheld, delayed or conditioned) and shall thereafter be an Issuing Bank hereunder for all purposes. Upon the designation of an Issuing Bank hereunder, the Company and the applicable Issuing Bank may, in consultation with the Administrative Agent, effect amendments to this Agreement to reflect such designation and any letter of credit sublimit agreed between the Company and such Issuing Bank, to be applicable to such Issuing Bank.

(m) Reporting. Unless otherwise requested by the Administrative Agent, each Issuing Bank shall (i) provide to the Administrative Agent copies of any notice received from the Borrowers pursuant to Section 2.05(b) no later than the next Business Day after receipt thereof and (ii) report in writing to the Administrative Agent (A) on or prior to each Business Day on which such Issuing Bank expects to issue, amend or extend any Letter of Credit, the date of such issuance, amendment or extension, and the aggregate available amount of the Letters of Credit to be issued, amended or extended by it and outstanding after giving effect to such issuance, amendment or extension occurred (and whether the amount thereof changed), and such Issuing Bank shall be permitted to issue, amend or extend such Letter of Credit if the Administrative Agent shall not have advised such Issuing Bank that such issuance, amendment or extension would not be in conformity with the requirements of this Agreement, (B) on each Business Day on which such Issuing Bank makes any L/C Disbursement, the date of such L/C Disbursement and the amount of such L/C Disbursement and (C) on any other Business Day, such other information with respect to the outstanding Letters of Credit issued by such Issuing Bank as the Administrative Agent shall reasonably request.

Section 2.06 Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon and in the case of any Loan made on the Closing Date, the later of (x) 10:00 a.m. and (y) the time that is two hours following the effectiveness of this Agreement, New York City time, to the Administrative Agent’s Office; provided that (i) Swingline Loans shall be made as provided in Section 2.04 and (ii) any Loan may be made as provided for in any applicable Incremental Assumption Agreement. Upon receipt of all requested funds, the Administrative Agent will make such Loans available to the Borrowers by promptly wiring the amounts so received, in like funds, to an account or accounts designated by the Company as specified in the applicable Borrowing Request; provided that Revolving Facility Loans made to finance the reimbursement of a L/C Disbursement and reimbursements as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with clause (a) of this Section 2.06 and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand (without duplication) such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of (A) the Federal Funds Effective Rate and (B) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of a payment to be made by the Borrowers, the interest rate applicable to the relevant Borrowing. If the Borrowers and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(c) The foregoing notwithstanding, the Administrative Agent, in its sole discretion, may from its own funds make a Revolving Facility Loan on behalf of the Lenders. In such event, the applicable Lenders on behalf of whom the Administrative Agent made the Revolving Facility Loan shall reimburse the Administrative Agent for all or any portion of such Revolving Facility Loan made on its behalf upon written notice given to each applicable Lender not later than 11:00 a.m., New York City time, on the Business Day such reimbursement is requested. The entire amount of interest attributable to such Revolving Facility Loan for the period from and including the date on which such Revolving Facility Loan was made on such Lender’s behalf to but excluding the date the Administrative Agent is reimbursed in respect of such Revolving Facility Loan by such Lender shall be paid to the Administrative Agent for its own account.

Section 2.07 Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Term SOFR Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Company may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Term SOFR Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.07. The Company may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section 2.07, the Company shall notify the Administrative Agent of such election by submitting an Interest Election Request by electronic means to the Administrative Agent the time that a Borrowing Request would be required under Section 2.03 if the Company were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election.

(c) Each Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Term SOFR Borrowing;

(iv) if the resulting Borrowing is a Term SOFR Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period;” and

(v) if such Interest Election Request applies to a Term Borrowing, whether the Company has made a PIK Election with respect to the resulting Borrowing, and the amount of the Applicable Margin subject to such PIK Election.

If any such Interest Election Request requests a Term SOFR Borrowing but does not specify an Interest Period, then the Borrowers shall be deemed to have selected an Interest Period of one month’s duration. If less than all the outstanding principal amount of any Borrowing shall be converted or continued, then each resulting Borrowing shall be not less than the Borrowing Minimum and satisfy the limitations specified in Section 2.02(c) regarding the maximum number of Borrowings of the relevant Type.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender to which such Interest Election Request relates of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrowers fail to deliver a timely Interest Election Request with respect to a Term SOFR Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be continued as a Term SOFR Borrowing with a one month Interest Period. Notwithstanding any contrary provision hereof, if a Specified Event of Default has occurred and is continuing and the Administrative Agent, at the written request (including a request through electronic means) of the Required Lenders, so notifies the Borrowers, then, so long as a Specified Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Term SOFR Borrowing and (ii) unless repaid, each Term SOFR Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.08 Termination of Commitments. (a) On the Closing Date (after giving effect to the funding of the Initial Term Loans to be made on such date), the Initial Term Loan Commitments of each Lender as of the Closing Date will terminate. Unless previously terminated, the Revolving Facility Commitments of each Class shall terminate on the applicable Revolving Facility Maturity Date for such Class.

(b) The Borrowers, may at any time terminate, or from time to time reduce, the unused Commitments of any Class; provided that (1) each reduction shall be in an amount that is an integral multiple of $250,000 and not less than $1,000,000 (or, if less, the remaining amount of the unused Commitments of such Class) and (2) the Borrowers shall not terminate or reduce the Revolving Facility Commitments of any Class if, after giving effect to any concurrent prepayment of the Revolving Facility Loans in accordance with Section 2.11 and any Cash Collateralization of Letters of Credit in accordance with Section 2.05(j) or (k), the Revolving Facility Credit Exposure of such Class (excluding any Cash Collateralized Letter of Credit) would exceed the total Revolving Facility Commitments of such Class

(c) The Company shall notify the Administrative Agent by delivery of a Prepayment Notice of any election to terminate or reduce the Commitments of any Class under paragraph (b) of this Section 2.08 by 12:00 noon not less than at least one Business Day prior to the effective date of such termination or reduction (or such shorter period acceptable to the Administrative Agent), specifying such election and the effective date thereof. Promptly following receipt of any Prepayment Notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each Prepayment Notice delivered by the Company pursuant to this Section 2.08 shall be irrevocable (except that any Prepayment Notice may be conditioned on the consummation of any Permitted Business Acquisition, any Investment, any incurrence of Indebtedness or any other event or occurrence). Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

Section 2.09 Repayment of Loans; Evidence of Debt. (a) The Borrowers hereby unconditionally promise to pay (i) to the Administrative Agent for the account of each Revolving Facility Lender the then unpaid principal amount of each Revolving Facility Loan to the Borrowers on the Revolving Facility Maturity Date applicable to such Revolving Facility Loans, (ii) to the Administrative Agent for the account of each applicable Lender, the then unpaid principal amount of each Term Loan of such Lender as provided in Section 2.10 and (iii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan applicable to any Class of Revolving Facility Commitments on the earlier of the Revolving Facility Maturity Date for such Class and the first date after such Swingline Loan is made that is the first date that is the last Business Day of March, June, September or December and is at least ten Business Days after such Swingline Loan is made; provided that on each date that a Revolving Facility Borrowing is made by the Borrowers, the Borrowers shall repay all Swingline Loans made to the Borrowers that are then outstanding.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain the Register pursuant to Section 9.04(b)(iv), and a subaccount therein for each Lender, in which it shall record (i) the amount of each Loan made hereunder, the Facility and Type thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) any amount received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to clause (b) of this Section 2.09 shall be prima facie evidence, and the entries made in the Register maintained pursuant to clause (c) of this Section 2.09 shall be conclusive evidence, absent manifest error, of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain the Register or such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement. In the event of any conflict between the accounts maintained pursuant to clause (b) of this Section 2.09 and the Register, the Register shall control.

(e) Any Lender may request that Loans made by it be evidenced by a promissory note (a “Note”). In such event, the Borrowers shall prepare, execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns and in a form reasonably approved by the Administrative Agent and reasonably acceptable to the Borrowers, which promissory note shall be substantially in the form of (x) Exhibit J-1 in the case of a Note evidencing Indebtedness of the Borrowers under the Term Loan of such Lender and (y) Exhibit J-2 in the case of a Note evidencing Indebtedness of the Borrowers under the Revolving Facility Commitment of such Lender. Thereafter, unless otherwise agreed to by the applicable Lender, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein and its registered assigns.

Section 2.10 Scheduled Repayments of Term Loans. (a) Subject to Section 2.11 and to Section 9.08(d), and adjustment otherwise in accordance with this Agreement, the Borrowers shall repay Initial Term Loans on the last Business Day of each fiscal quarter of each Fiscal Year (commencing with the last Business Day of December 2026) and on the Term Facility Maturity Date or, if any such date is not a Business Day, on the preceding Business Day (each such date, an “Initial Term Loan Payment Date”), in an aggregate principal amount equal to (A) in the case of quarterly payments due prior to the Initial Term Facility Maturity Date, an amount equal to the Initial Term Loan Amortization Percentage of the aggregate original principal amount of all such Initial Term Loans advanced on the Closing Date and (B) in the case of such payment due on the Initial Term Facility Maturity Date, an amount equal to the aggregate principal amount of all such Initial Term Loans then outstanding.

Section 2.11 Voluntary and Mandatory Prepayment of Loans. (a) The Borrowers shall have the right at any time and from time to time to prepay any Loan in whole or in part, without premium or penalty (but subject to Section 2.12(d) and Section 2.16), in an aggregate principal amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum or, if less, the amount outstanding, subject to prior notice in accordance with Section 2.11(i).

(b) The Borrowers shall apply 100% of Net Proceeds, promptly upon receipt thereof, which shall not be later than ten Business Days after receipt thereof, to prepay Subject Loans.

(c) Not later than ten Business Days after the date on which the annual financial statements are, or are required to be, delivered under Section 5.04(a) (the “ECF Date”) with respect to each Excess Cash Flow Period, the Company shall calculate Excess Cash Flow for such Excess Cash Flow Period and the Borrowers shall apply, to prepayment of Subject Loans, an amount (the “ECF Payment Amount”) equal to:

(i) the amount by which the Required ECF Percentage of such Excess Cash Flow exceeds $1,000,000 (the “ECF Threshold Amount” and any such amount equal to or below the ECF Threshold Amount, the “ECF Excluded Amount”); provided that the Company may, in its sole discretion, elect to apply all or a portion of the ECF Excluded Amount to prepayment of Subject Loans, minus

(ii) without duplication of any amounts deducted from “Excess Cash Flow” (it being understood that deductions may be allocated without duplication between “Excess Cash Flow” and the paragraphs set forth below in the sole discretion of the Company), to the extent not financed using the proceeds of the incurrence of long-term Indebtedness, the sum of (without duplication in any period or with respect to successive Excess Cash Flow Periods), at the option of the Company:

(A) the amount of any voluntary payments during the Applicable Period of Term Loans,

(B) the amount of any permanent voluntary reductions during the Applicable Period of commitments under any Revolving Facility Commitments to the extent that an equal amount of Revolving Facility Loans were simultaneously repaid,

(C) [reserved],

(D) [reserved],

(E) (i) the amount of Capital Expenditures made during the Applicable Period that are paid in cash and (ii) the aggregate consideration paid in cash during the Applicable Period in respect of Permitted Business Acquisitions and other Investments permitted hereunder or in respect of earnout obligations in respect of the foregoing,

(F) [reserved],

(G) payments in cash in respect of seller notes, earn-outs and other contingent consideration obligations; and

(H) any payment of the kind set forth in the preceding clauses (A) through (G) that any Borrower or any Subsidiary shall, during such Applicable Period, have become obligated to, or anticipated or committed to make, in each case in cash and no later than the date ending four consecutive fiscal quarters of the Borrowers following the end of such Applicable Period; provided that any amount so deducted shall not be deducted again for a subsequent Excess Cash Flow Period, provided, that the ECF Payment Amount shall be increased on a dollar-for-dollar basis by any amounts referred to in clause (G) above that are committed or anticipated to be made during an Applicable Period or the period of four consecutive fiscal quarters of the Borrowers following the end of such Applicable Period, to the extent not so made during such Applicable Period or four fiscal quarter period (in each case solely to the extent such amounts originally reduced the ECF Payment Amount pursuant to clause (G) above), with such dollar-for-dollar increase occurring for the Excess Cash Flow Period in which such four fiscal quarter period referenced above expired without such cash payment being made.

Such calculation will be set forth in a Compliance Certificate delivered to the Administrative Agent setting forth the amount, if any, of Excess Cash Flow for such Fiscal Year, the amount of any required prepayment in respect thereof and the calculation thereof in reasonable detail.

(d) Notwithstanding any other provisions of this Section 2.11 to the contrary, (i) to the extent that any Net Proceeds of any Prepayment Asset Sale by a Subsidiary or Excess Cash Flow attributable to a Subsidiary would otherwise be required to be applied pursuant to Section 2.11(b) or Section 2.11(c) but is prohibited, restricted or delayed by applicable local law from being repatriated to the Borrowers, the portion of such Net Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Subject Loans at the times provided in Section 2.11(b) or Section 2.11(c) but may be retained by the applicable Subsidiary for so long, but only so long, as the applicable local law will not permit repatriation to a Borrower (as determined by the Company in good faith), and once such repatriation of any of such affected Net Proceeds or Excess Cash Flow is permitted under the applicable local law, such repatriation will be effected and such repatriated Net Proceeds or Excess Cash Flow will be promptly applied (net of additional Taxes payable or reserved against as a result thereof including, without duplication, any repatriation costs associated with repatriation of such proceeds from the applicable recipient to the applicable Borrower) to the repayment of the Subject Loans pursuant to Section 2.11(b) or Section 2.11(c), to the extent provided therein; provided that if such prohibition or restriction continues for 365 days, there shall be no requirement to apply such portion of such Net Proceeds or Excess Cash Flow so affected to prepay Subject Loans, (ii) to the extent that the Borrowers have reasonably determined in good faith that repatriation to a Borrower of any or all of such Net Proceeds under clause (a) of the definition thereof or Excess Cash Flow that would otherwise be required to be applied pursuant to Section 2.11(b) or Section 2.11(c) would have a material adverse Tax consequence or material adverse regulatory consequence to Holdings, any Subsidiary, any Affiliate of any Loan Party, or any Parent Entity or direct or indirect equityholder thereof, the Net Proceeds or Excess Cash Flow so affected may be retained by the applicable Subsidiary and there shall be no requirement to apply the affected Net Proceeds or Excess Cash Flow to prepay Subject Loans, (iii) to the extent that the Company has determined in good faith based on the advice of counsel that the repatriation of any or all of such Net Proceeds or Excess Cash Flow would give rise to a risk of liability for the directors of a Subsidiary, such Subsidiary may retain the Net Proceeds or Excess Cash Flow and there shall be no requirement to apply the affected Net Proceeds or Excess Cash Flow to prepay Subject Loans, (iv) the Borrowers shall not be required to prepay any amount that would otherwise be required to be paid pursuant to Section 2.11(b) or Section 2.11(c) to the extent that the relevant Net Proceeds of any Prepayment Asset Sale are received by a joint venture in which any Loan Party has a minority interest or the relevant Excess Cash Flow is generated by a joint venture in which any Loan Party has a minority interest for so long as the Company determines in good faith that the distribution to the Borrowers of such Net Proceeds or Excess Cash Flow would be prohibited under any applicable (I) organizational documents (or any relevant shareholders’ or similar agreement) governing such minority-owned joint venture, (II) agreement or instrument entered into with a Person other than a Loan Party or a Subsidiary not prohibited by Section 6.09(c) or (III) judgment, decree, order, statute or governmental rule or regulation; and (v) prepayments of Net Proceeds or from Excess Cash Flow shall be made net of Taxes payable or reserved against as a result of the repatriation of funds from such Subsidiaries to the Borrowers.

(e) In the event that the aggregate amount of Revolving Facility Credit Exposure of any Class is more than the aggregate Revolving Facility Commitments of such Class, the Borrowers shall, within five Business Days of receipt of written notice thereof from the Administrative Agent, prepay Revolving Facility Borrowings or Swingline Borrowings of such Class and/or provide Cash Collateral in respect of outstanding Letters of Credit pursuant to Section 2.05(j) in an amount sufficient to eliminate any such excess Revolving Facility Credit Exposure, it being understood that for purposes of this clause, the Revolving Facility Credit Exposure of any Class shall be deemed reduced by the face amount of Letters of Credit of such Class that are so Cash Collateralized.

(f) [Reserved].

(g) [Reserved].

(h) (i) prepayments of Subject Loans from Net Proceeds pursuant to Section 2.11(b) and Excess Cash Flow pursuant to Section 2.11(c) shall be allocated (A) on a pro rata basis to each Class of Subject Loans, (B) among remaining scheduled payments of principal under each such Class of Subject Loans as directed by the Company (and in the absence of such direction, in direct order of maturity) and (C) among Borrowings under each such Class of Subject Loans as directed by the Company (and in the absence of such direction, in a manner that will minimize any payments required under Section 2.16); provided that, if the Company permits, any Lender may, at its option, elect to decline any such prepayment of any Subject Loan (other than any Net Proceeds of the type described in clause (b) of the definition thereof and any prepayment made by the Borrowers to refinance the Subject Loans) held by it if it shall give written notice of such election to the Administrative Agent by 1:00 p.m. at least two Business Days prior to the date of such prepayment (any such Lender, a “Declining Lender”), in which case, on the date of such prepayment, any amounts that would otherwise have been applied to prepay Subject Loans owing to Declining Lenders (such amounts, the “Declined Proceeds”) shall instead be retained by the Borrowers for application for any purpose not prohibited by this Agreement (such amounts, the “Retained Declined Proceeds”), and

(ii) any optional prepayments pursuant to Section 2.11(a) shall be allocated (A) among Classes of Loans as directed by the Company, (B) in the case of Term Loans, among remaining scheduled payments of principal under each such Class of Loans as directed by the Company (and in the absence of such direction, in direct order of maturity) and (C) among Borrowings under each such Class of Loans as directed by the Company (and in the absence of such direction, in a manner that will minimize any payments required under Section 2.16).

(i) Prior to any voluntary prepayment of any Loan under any Facility hereunder, the Company shall select the Borrowing or Borrowings under the applicable Facility to be prepaid and shall notify the Administrative Agent by telephone (confirmed by electronic means by delivery of a Prepayment Notice to the Administrative Agent) of such selection not later than 11:00 a.m., New York City time, (i) in the case of an ABR Borrowing, at least one Business Day before the scheduled date of such prepayment and (ii) in the case of a Term SOFR Borrowing, at least three Business Days before the scheduled date of such prepayment (or, in each case, such shorter period acceptable to the Administrative Agent); provided, that a notice of prepayment of any Swingline Loan may be provided on the scheduled date of such prepayment in the same manner as for ABR Borrowings, provided, further that each Prepayment Notice delivered by the Company pursuant to this Section 2.11 shall be irrevocable (except that any Prepayment Notice may be conditioned on the consummation of any Permitted Business Acquisition, any investment, any incurrence of Indebtedness or any other event or occurrence). Each repayment of any Class and any Borrowing shall be made ratably among the Lenders in accordance with their respective Loans of such Class or such Borrowing. All repayments of Loans shall be accompanied by accrued interest on the amount repaid to the extent required by Section 2.13(d).

Section 2.12 Fees. (a) The Borrowers agree to pay to each Initial Revolving Facility Lender (other than any Defaulting Lender), through the Administrative Agent, on the date that is the last Business Day of each fiscal quarter in each Fiscal Year (commencing with the first full fiscal quarter after the Closing Date) and on the date on which the Initial Revolving Facility Commitments of all the Lenders shall be terminated as provided herein, a commitment fee in Dollars (the “Revolver Commitment Fee”) on the daily amount of the applicable Available Unused Commitment of such Lender in respect of the Initial Revolving Facility during the preceding fiscal quarter (or other period commencing with the Closing Date or ending with the date on which the last of the Initial Revolving Facility Commitments of such Lender shall be terminated) at a rate equal to the Applicable Revolver Commitment Fee Rate accrued up to the last Business Day of each fiscal quarter (commencing with the first full fiscal quarter after the Closing Date). All Revolver Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days. For purposes of calculating any Initial Revolving Facility Lender’s Revolver Commitment

Fee, the outstanding Swingline Loans during the period for which such Initial Revolving Facility Lender’s Revolver Commitment Fee is calculated shall be deemed to be zero. The Revolver Commitment Fee due to each Initial Revolving Facility Lender shall commence to accrue on the Closing Date and shall cease to accrue on the date on which the last of the Initial Revolving Facility Commitments of such Lender shall be terminated as provided herein.

(b) The Borrowers from time to time agree to pay (i) to each Revolving Facility Lender of each Class (other than any Defaulting Lender), through the Administrative Agent, on the date that is the last Business Day of each fiscal quarter of each Fiscal Year (commencing with the first full fiscal quarter after the Closing Date) and on the date on which the Revolving Facility Commitments of all the Lenders shall be terminated as provided herein, a fee (an “L/C Participation Fee”) on such Lender’s Revolving Facility Percentage of the daily face amount of the aggregate undrawn amount of all Letters of Credit applicable to such Class outstanding during the preceding fiscal quarter (or shorter period commencing with the Closing Date or ending with the Revolving Facility Maturity Date or the date on which the Revolving Facility Commitments of such Class shall be terminated) at the rate per annum equal to the Applicable Margin for Term SOFR Revolving Facility Borrowings of such Class, effective for each day in such period accrued up to the last Business Day of each fiscal quarter (commencing with the first full fiscal quarter after the Closing Date) and (ii) to each Issuing Bank, for its own account (x) on the date that is the last Business Day of each fiscal quarter of each Fiscal Year (commencing with the first full fiscal quarter after the Closing Date) and on the date on which the Revolving Facility Commitments of all the Lenders shall be terminated, a fronting fee in respect of each Letter of Credit issued by such Issuing Bank and outstanding during the preceding fiscal quarter to and including the termination of such Letter of Credit, computed at a rate equal to 0.125% per annum of the daily face amount of such Letter of Credit plus (y) in connection with the issuance, amendment or transfer of any such Letter of Credit or any L/C Disbursement thereunder, such Issuing Bank’s customary documentary and processing fees and charges (collectively, “Issuing Bank Fees”). All L/C Participation Fees and Issuing Bank Fees that are payable on a per annum basis shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

(c) The Borrowers agree to pay to the Administrative Agent, for the account of the Administrative Agent, the administration fee in respect of the Facilities as set forth in the Administrative Agent Fee Letter, as may be amended, restated, supplemented or otherwise modified from time to time, at the times specified therein (the “Administrative Agent Fees”).

(d) In the event that, on or prior to the third anniversary of the Closing Date, (x) the Borrowers voluntarily prepay any Initial Term Loans pursuant to Section 2.11(a), (y) the Borrowers prepay or repay any Initial Term Loans with Net Proceeds under clause (b) of the definition thereof pursuant to Section 2.11(b) (any transaction described in clause (x) or (y), a “Repricing Transaction”) or (z) all or any portion of the Initial Term Loans held by any Lender are prepaid, repaid, refinanced, substituted or replaced pursuant to Section 2.19(c) as a result of, or in connection with, such Lender not agreeing or otherwise consenting to any waiver, consent, modification or amendment in connection with a Repricing Transaction (it being understood and agreed that prepayments, repayments, refinancings, substitutions or replacements as a result of assignments made pursuant to Section 9.04(i) hereof shall not be subject to this Section 2.12(b)), the Borrowers shall pay to the Administrative Agent, for the ratable account of each of the applicable Lenders (or, in the case of clause (z), the Borrowers shall pay to the applicable Lenders), a premium of (A) 3.00% of the aggregate principal amount of the Initial Term Loans so prepaid, repaid, refinanced, substituted or replaced on or prior to the first anniversary of the Closing Date, (B) 2.00% of the aggregate principal amount of the Initial Term Loans so prepaid, repaid, refinanced, substituted or replaced after the first anniversary of the Closing Date, but on or prior to the second anniversary of the Closing Date and (C) 1.00% of the aggregate principal amount of the Initial Term Loans so prepaid, repaid, refinanced or substituted or replaced after the second anniversary of the Closing Date, but on or prior to the third anniversary of the Closing Date. All such amounts shall be due and payable on the date of effectiveness of the relevant assignment or prepayment, repayment, substitution or replacement, as the case may be, pursuant to Sections 2.11(a), 2.11(b) (other than with any Net Proceeds of the type described in clause (a) of the definition thereof) or 2.19(c), as applicable. Notwithstanding the foregoing, no premium, fee or penalty shall be payable upon (x) any mandatory prepayment other than a mandatory prepayment with Net Proceeds under clause (b) of the definition thereof pursuant to Section 2.11(b) or (y) any voluntary prepayments to the extent financed with Internally Generated Cash Flow.

(e) Notwithstanding anything to the contrary contained herein (including the last sentence of Section 2.12(d)), upon the acceleration of the Initial Term Loans pursuant to Section 7.01, including, without limitation, any automatic acceleration upon the occurrence of any Event of Default described in Section 7.01(h) or (i), the premium set forth in Section 2.12(c) above, if any, that would have been payable in connection with an optional prepayment of the Initial Term Loans pursuant to Section 2.11(a) at such time (without giving effect to any of the exceptions set forth in the last sentence of Section 2.12(d)) shall be immediately due and payable, and the Borrowers agree that (i) such premium is a reasonable calculation of the Lenders’ lost profits in respect of the Initial Term Loans being repaid and that such lost profits are damages that are impossible to ascertain, (ii) the Lenders shall be entitled to recover such premium irrespective of whether the payment of such premium is characterized as unmatured interest, a “make-whole” amount or premium or a prepayment premium under applicable law (including in connection with any proceeding under any Debtor Relief Law) and (iii) such premium constitutes part of the Loan Obligations

(f) All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that Issuing Bank Fees shall be paid directly to the applicable Issuing Banks. Once paid, none of the Fees shall be refundable under any circumstances.

Section 2.13 Interest. (a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the ABR plus the Applicable Margin.

(b) The Loans comprising each Term SOFR Borrowing shall bear interest at Term SOFR for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any Fees or other amount payable by the Borrowers hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, during the continuance of a Specified Event of Default (and, at the election of the Required Lenders, during the continuance of any other Event of Default), such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding clauses of this Section 2.13 or (ii) in the case of any other overdue amount, 2% plus the rate applicable to ABR Loans as provided in clause (a) of this Section; provided that this clause (c) shall not apply to any Event of Default that has been waived by the Lenders pursuant to Section 9.08; provided, further, that no amount shall be payable under this Section 2.13(c) to any Defaulting Lender.

(d) Accrued interest on each Loan in any Borrowing shall be payable in arrears (i) on each Interest Payment Date for such Borrowing, (ii) in the case of Revolving Facility Loans, upon termination of the applicable Revolving Facility Commitments and (iii) in the case of the Term Loans, on the applicable Term Facility Maturity Date; provided that (A) interest accrued pursuant to clause (c) of this Section 2.13 shall be payable on demand, (B) in the event of any repayment or prepayment of any Loan (other than a prepayment of a Revolving Facility Loan that is an ABR Loan that is not made in conjunction with a permanent commitment reduction), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, (C) in the event of any conversion of any Term

SOFR Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion and (D) notwithstanding anything to the contrary set forth in this Agreement, for each Interest Payment Date occurring on or prior to the date that is the second anniversary of the Closing Date, the Company may elect in any Borrowing Request or Interest Election Request in respect of a Term Borrowing to pay a portion of the accrued interest on each Initial Term Loan in such Term Borrowing in an amount not to exceed the PIK Amount as a payment of interest in kind in arrears (the “PIK Election”) on the last day of the calendar quarter following such Interest Payment Date, by increasing the then outstanding principal amount of the Initial Term Loans by an amount equal to the PIK Amount.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the ABR at times when the ABR is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). ABR and Term SOFR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.14 Inability to Determine Rates.

(a) Unavailability of Term SOFR. If in connection with any request for a Term SOFR Loan or a conversion of ABR Loans to Term SOFR Loans or a continuation of any of such Loans, as applicable, (i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (A) no Successor Rate has been determined in accordance with Section 2.14(b), and the circumstances under clause (i) of Section 2.14(b) or the Unavailability Date has occurred or (B) adequate and reasonable means do not otherwise exist for determining Term SOFR for any requested Interest Period with respect to a proposed Term SOFR Loan or in connection with an existing or proposed ABR Loan or (ii) the Administrative Agent or the Required Lenders determine that for any reason that Term SOFR for any requested Interest Period with respect to a proposed Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrowers and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Term SOFR Loans, or to convert ABR Loans to Term SOFR Loans, shall be suspended (to the extent of the affected Term SOFR Loans or Interest Periods) and (y) in the event of a determination described in the preceding sentence with respect to the Term SOFR component of the ABR, the utilization of the Term SOFR component in determining the ABR shall be suspended, in each case until the Administrative Agent (or, in the case of a determination by the Required Lenders described in clause (ii) of this Section 2.14(a), until the Administrative Agent upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, (i) the Company may revoke any pending request for a Borrowing of, or conversion to, or continuation of Term SOFR Loans (to the extent of the affected Term SOFR Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a Borrowing Request of ABR Loans in the amount specified therein and (ii) any outstanding Term SOFR Loans shall be deemed to have been converted to ABR Loans immediately at the end of their respective applicable Interest Period.

(b) Replacement of Term SOFR or Successor Rate. Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Company or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Company) that the Company or Required Lenders (as applicable) have determined, that:

(i) adequate and reasonable means do not exist for ascertaining one month, three month and six month interest periods of Term SOFR, including, without limitation, because the Term SOFR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii) CME or any successor administrator of the Term SOFR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent or such administrator with respect to its publication of Term SOFR, in each case acting in such capacity, has made a public statement identifying a specific date after which one month, three month and six month interest periods of Term SOFR or the Term SOFR Screen Rate shall or will no longer be representative or made available, or permitted to be used for determining the interest rate of U.S. dollar denominated syndicated loans, or shall or will otherwise cease, provided that, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent, that will continue to provide such representative interest periods of Term SOFR after such specific date (the latest date on which one month, three month and six month interest periods of Term SOFR or the Term SOFR Screen Rate are no longer representative or available permanently or indefinitely, the “Unavailability Date”);

then, on a date and time determined by the Administrative Agent (any such date, the “Term SOFR Replacement Date”), which date shall be at the end of an Interest Period or on the relevant interest payment date, as applicable, for interest calculated and, solely with respect to clause (ii) above, no later than the Unavailability Date, Term SOFR will be replaced hereunder and under any Loan Document with Daily Simple SOFR for any payment period for interest calculated that can be determined by the Administrative Agent, in each case, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document (the “Successor Rate”).

If the Successor Rate is Daily Simple SOFR, all interest payments will be payable on a quarterly basis.

Notwithstanding anything to the contrary herein, (i) if the Administrative Agent determines that Daily Simple SOFR is not available on or prior to the Term SOFR Replacement Date or (ii) if the events or circumstances of the type described in Section 2.14(b)(i) or (ii) have occurred with respect to the Successor Rate then in effect, then in each case, the Administrative Agent and the Company may amend this Agreement solely for the purpose of replacing Term SOFR or any then current Successor Rate in accordance with this Section 2.14 at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, as applicable, with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated credit facilities syndicated and agented in the United States for such alternative benchmark and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated credit facilities syndicated and agented in the United States for such benchmark. For the avoidance of doubt, any such proposed rate and adjustments, shall constitute a “Successor Rate”. Any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrowers unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to such amendment. The Administrative Agent will promptly (in one or more notices) notify the Borrowers and each Lender of the implementation of any Successor Rate. Any Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent. Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than an applicable Floor, the Successor Rate will be deemed to be such applicable Floor for the purposes of this Agreement and the other Loan Documents.

In connection with the implementation of a Successor Rate, the Administrative Agent will have the right, in consultation with the Borrowers, to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Borrowers and the Lenders reasonably promptly after such amendment becomes effective.

Section 2.15 Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or Issuing Bank; or

(ii) subject any Lender or Issuing Bank to any Tax (other than (i) Indemnified Taxes and (ii) Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender any other condition affecting this Agreement or Term SOFR Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Term SOFR Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrowers will pay to such Lender or Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or Issuing Bank, as applicable, for such additional costs incurred or reduction suffered.

(b) If any Lender or Issuing Bank determines that any Change in Law regarding capital requirements or liquidity has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrowers shall pay to such Lender or such Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as applicable, as specified in clause (a) or (b) of this Section 2.15 shall be delivered to the Borrowers and shall be conclusive absent manifest error; provided that any such certificate claiming amounts described in clause (x) or (y) of the definition of “Change in Law” shall, in addition, state the basis upon which such amount has been calculated and certify that such Lender’s or Issuing Bank’s demand for payment of such costs hereunder, and such method of allocation is not inconsistent with its treatment of other borrowers which, as a credit matter, are similarly situated to the Borrowers and which are subject to similar provisions. The Borrowers shall pay such Lender or Issuing Bank, as applicable, the amount shown as due on any such certificate within 10 days after receipt thereof (or such later date as may be agreed by such Lender or such Issuing Bank, as applicable, in its reasonable discretion).

(d) Promptly after any Lender or any Issuing Bank has determined that it will make a request for increased compensation pursuant to this Section 2.15, such Lender or Issuing Bank shall notify the Borrowers thereof. Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section 2.15 shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section 2.15 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or Issuing Bank, as applicable, notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.16 Break Funding Payments. With respect to Term SOFR Loans, in the event of (a) the payment of any principal of any Term SOFR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Term SOFR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow (other than due to the default of the relevant Lender or with respect to Borrowings that are expressly stated to be contingent on certain transactions), convert, continue or prepay any Term SOFR Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any Term SOFR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrowers pursuant to Section 2.19, then, in any such event, upon the request of the affected Lender, the Borrowers shall compensate each Lender for the loss, cost and expense (other than lost profits) attributable to such event; provided that no such payment shall be required in connection with any payment made in connection with any initial Borrowing pursuant to any Incremental Assumption Agreement. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.16 shall be delivered to the Borrowers and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof (or such later date as may be agreed by such Lender in its reasonable discretion).

Section 2.17 Taxes. (a) Withholding. Any and all payments made by or on behalf of a Loan Party under this Agreement or any other Loan Document shall be made without deduction or withholding for or on account of, any Taxes, except as required by any applicable Requirement of Law; provided that if a Withholding Agent shall be required by any applicable Requirement of Law (as determined in the good faith discretion of the applicable Withholding Agent) to deduct or withhold any Taxes from such payments, then (i) the applicable Withholding Agent shall make such deductions or withholdings as are reasonably determined by the applicable Withholding Agent to be required by any applicable Requirement of Law, (ii) the applicable Withholding Agent shall timely pay the full amount deducted or withheld to the relevant Governmental Authority within the time allowed and in accordance with applicable Requirement of Law, and (iii) to the extent withholding or deduction is required to be made on account of Indemnified Taxes, the sum payable by the Loan Party shall be increased as necessary so that after such deductions and withholdings have been made (including deductions or withholdings applicable to additional sums payable under this Section 2.17) the applicable Recipient receives an amount equal to the sum it would have received had no such deductions or withholdings been made. Whenever any Indemnified Taxes are paid by a Loan Party, as soon as practicable, such Loan Party shall send to the Administrative Agent for its own account or for the account of a Lender, as the case may be, an original or certified copy of an official receipt (or other evidence acceptable to the Administrative Agent or such Lender, acting reasonably) received by the Loan Party showing payment thereof. Without duplication, after any payment of Taxes by the Administrative Agent to a Governmental Authority as provided in this Section 2.17, the Administrative

Agent shall deliver to the Borrowers a copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by applicable Requirements of Law to report such payment or other evidence of such payment reasonably satisfactory to the Borrowers or the Administrative Agent, as the case may be.

(b) Other Taxes. The Borrowers shall timely pay to the relevant Governmental Authority in accordance with applicable Requirements of Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Indemnification by the Borrowers. The Borrowers shall indemnify and hold harmless each Recipient within 30 days after demand therefor, for the full amount of any Indemnified Taxes imposed on such Recipient (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17), and any reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender or by the Administrative Agent (as applicable) on its own behalf or on behalf of a Lender shall be conclusive absent manifest error.

(d) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrowers have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrowers to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e) Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section, the Borrowers shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) Certificates. Each Lender shall deliver to the Borrowers and the Administrative Agent, at such time or times reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law and such other reasonably requested information as will permit the Borrowers or the Administrative Agent, as the case may be, to determine (A) whether or not any payments made hereunder or under any other Loan Document are subject to withholding of Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, any such withholding of Taxes in respect of any payments to be made to such Lender by any Loan Party pursuant to any Loan Document or otherwise to establish such Lender’s status for withholding Tax purposes in the applicable jurisdiction. In addition, any Lender, if requested by the Borrowers or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements and to satisfy any such requirements. Notwithstanding anything to the contrary, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.17 (g)(i)(A) through (g)(i)(C), Section 2.17(g)(ii), Section 2.17(i) and Section 2.17(k) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(g) Foreign Lender Certificates. Without limiting the generality of Section 2.17(f), each Foreign Lender with respect to any Loan made to the Borrowers shall, to the extent it is legally eligible to do so:

(i) deliver to the Borrowers and the Administrative Agent, on or prior to the date on which such Foreign Lender become a Lender under this Agreement, two copies of (A) in the case of a Foreign Lender claiming exemption from U.S. federal withholding Tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” IRS Form W-8BEN or W-8BEN-E, as applicable, (or any applicable successor form) together with a certificate (substantially in the form of Exhibit F-1, F-2, F-3 or F-4 hereto, each such certificate, a “Non-Bank Tax Certificate”) certifying that such Foreign Lender is not a bank for purposes of Section 881(c) of the Code, is not a “10-percent shareholder” (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrowers and is not a controlled foreign corporation related to the Borrowers (within the meaning of Section 881(c)(3)(C) of the Code), in each case properly completed and duly executed by such Foreign Lender, (B) IRS Form W-8BEN or W-8BEN-E, as applicable, or Form W-8ECI (or any applicable successor form), in each case properly completed and duly executed by such Foreign Lender claiming complete exemption from, or reduced rate of, U.S. federal withholding Tax on payments by the Borrowers under this Agreement, (C) IRS Form W-8IMY (or any applicable successor form) and all necessary attachments (including the forms described in clauses (A) and (B) above, in each case properly completed and duly executed by such Foreign Lender; provided that if the Foreign Lender is a partnership, and one or more of the partners is claiming portfolio interest treatment, the Non-Bank Tax Certificate may be provided by such Foreign Lender on behalf of such partners) or (D) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made; and

(ii) deliver to the Borrowers and the Administrative Agent two further copies of any such form or certification (or any applicable successor form) on or before the date that any such form or certification expires or becomes obsolete or invalid, after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrowers and the Administrative Agent, and from time to time thereafter if reasonably requested by the Borrowers or the Administrative Agent.

Any Foreign Lender that becomes legally ineligible to update any form or certification previously delivered shall promptly notify the Borrowers and the Administrative Agent in writing of such Foreign Lender’s inability to do so.

Each Lender hereby authorizes the Administrative Agent to deliver to the Loan Parties and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to this Section 2.17(g).

Each person that shall become a Participant pursuant to Section 9.04 or a Lender pursuant to Section 9.04 shall, upon the effectiveness of the related transfer, be required to provide all the forms and statements required pursuant to this Section 2.17(g); provided that a Participant shall furnish all such required forms and statements to the Lender from which the related participation shall have been purchased.

(h) Agent Certificates. In addition, each Agent shall deliver to the Borrowers (x)(I) prior to the date on which the first payment by the Borrowers is due hereunder or (II) prior to the first date on or after the date on which such Agent becomes a successor Administrative Agent pursuant to Section 8.09 on which payment by the Borrowers is due hereunder, as applicable, two copies of a properly completed and executed IRS Form W-9 certifying its exemption from U.S. federal backup withholding or such other properly completed and executed documentation prescribed by applicable law certifying its entitlement to an available exemption from applicable U.S. federal withholding Taxes in respect of any payments to be made to such Agent by any Loan Party pursuant to any Loan Document and (y) on or before the date on which any such previously delivered documentation expires or becomes obsolete or invalid, after the occurrence of any event requiring a change in the most recent documentation previously delivered by it to the Borrowers, and from time to time if reasonably requested by the Borrowers, two further copies of such documentation.

(i) U.S. Lender Certificates. Each Lender that is not a Foreign Lender shall deliver to the Borrowers (x) on or prior to the date the Lender becomes a Lender under this Agreement, two copies of a properly completed and executed IRS Form W-9 certifying its exemption from U.S. federal backup withholding or such other properly completed and executed documentation prescribed by applicable law certifying its entitlement to an available exemption from applicable U.S. federal withholding Taxes in respect of any payments to be made to such Lender by any Loan Party pursuant to any Loan Document and (y) on or before the date on which any such previously delivered documentation expires or becomes obsolete or invalid, after the occurrence of any event requiring a change in the most recent documentation previously delivered by it to the Borrowers, and from time to time if reasonably requested by the Borrowers, two further copies of such documentation.

(j) Tax Refunds. If any Lender or the Administrative Agent, as applicable, determines, in its sole discretion exercised in good faith, that it has received a refund of a Tax for which a payment has been made by a Loan Party pursuant to this Agreement or any other Loan Document, then the Lender or the Administrative Agent, as the case may be, shall reimburse the Loan Party for such amount (net of all out-of-pocket expenses of such Lender or the Administrative Agent, as the case may be, and without interest other than any interest received thereon from the relevant Governmental Authority with respect to such refund) as the Lender or Administrative Agent, as the case may be, determines in its sole discretion exercised in good faith to be the proportion of the refund as will leave it, after such reimbursement, in no better or worse position (taking into account expenses or any Taxes imposed on the refund) than it would have been in if the Tax giving rise to such refund had not been imposed in the first instance and the indemnification payments or additional amounts with respect to such Tax had never been paid; provided that the Loan Party, upon the request of the Lender or the Administrative Agent agrees to repay the amount paid over to the Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority, other than such penalties to the Lender or the Administrative Agent) in the event the Lender or the Administrative Agent is required to repay such refund to such Governmental Authority. No Lender nor the Administrative Agent shall be obliged to make available its Tax returns (or any other information relating to its Taxes that it reasonably deems confidential) to any Loan Party in connection with this clause (j) or any other provision of this Section 2.17.

(k) FATCA. If a payment made to any Lender or any Agent under this Agreement or any other Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such

Lender or such Agent were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender or such Agent shall deliver to the Borrowers and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrowers or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrowers or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has or has not complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this Section 2.17(k), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(l) The agreements in this Section 2.17 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable under any Loan Document.

For purposes of this Section 2.17, the term “Lender” includes any Issuing Bank and the Swingline Lender and the terms “applicable law” and “applicable Requirement of Law” include FATCA.

Section 2.18 Payments Generally; Pro Rata Treatment; Sharing of Set‑offs. (a) Unless otherwise specified, the Borrowers shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of L/C Disbursements, or of amounts payable under Sections 2.15, 2.16 or 2.17, or otherwise) prior to 3:00 p.m., New York City time, on the date when due, in immediately available funds. Each such payment shall be made without condition or deduction for any defense, recoupment, set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at the Administrative Agent’s Office, except payments to be made directly to the applicable Issuing Bank or the Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16 or 2.17 and 9.05 shall be made directly to the persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof. Except as otherwise expressly provided herein, if any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments made under the Loan Documents shall be made in Dollars. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(b) Subject to Section 7.02, if at any time insufficient funds are received by and available to the Administrative Agent from the Borrowers to pay fully all amounts of principal, unreimbursed L/C Disbursements, interest and fees then due from the Borrowers hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due from the Borrowers hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, (ii) second, towards payment of principal of Swingline Loans and unreimbursed L/C Disbursements then due from the Borrowers hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed L/C Disbursements then due to such parties and (iii) third, towards payment of principal then due from the Borrowers hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of, or interest on, any of its Term Loans, Revolving Facility Loans or participations in L/C Disbursements or Swingline Loans of a given Class resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Term Loans, Revolving Facility Loans and participations in L/C Disbursements and Swingline Loans of such Class and accrued interest thereon than the proportion received by any other Lender entitled to receive the same proportion of such payment, then the Lender receiving such greater proportion shall purchase participations in the Term Loans, Revolving Facility Loans and participations in L/C Disbursements and Swingline Loans of such Class of such other Lenders to the extent necessary so that the benefit of all such payments shall be shared by all such Lenders entitled thereto ratably in accordance with the principal amount of each such Lender’s respective Term Loans, Revolving Facility Loans and participations in L/C Disbursements and Swingline Loans of such Class and accrued interest thereon; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this clause (c) shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in L/C Disbursements and Swingline Loans to any assignee or participant. The Borrowers consent to the foregoing and agree, to the extent they may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrowers rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrowers in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Company prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the applicable Issuing Bank hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable Issuing Bank, as applicable, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the applicable Issuing Bank, as applicable, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(b), 2.05(d) or (e), 2.06 or 2.18(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.19 Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.15, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17 or any event that gives rise to the operation of Section 2.20, then such Lender shall, upon request of the Borrowers, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17 or mitigate the applicability of Section 2.20, as applicable, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If (i) any Lender requests compensation under Section 2.15 or gives notice under Section 2.20, (ii) the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with paragraph (a) of this Section, or (iii) any Lender is a Defaulting Lender, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, (x) terminate the applicable Commitments of such Lender, and repay all Loan Obligations of the Borrowers owing to such Lender relating to the applicable Loans and participations held by such Lender as of such termination date under one or more Facilities as the Borrowers may elect or (y) require any such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments owing as of such date pursuant to Sections 2.15 and 2.17) and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that in the case of an assignment pursuant to the preceding clause (y), (i) [reserved], (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in L/C Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15, payments required to be made pursuant to Section 2.17 or a notice given under Section 2.20, such assignment will result in a reduction in such compensation or payments thereafter and (iv) in the case of any such assignment resulting from a notice given under Section 2.20, such assignment will result in the Borrowers having access to Term SOFR Loans. Nothing in this Section 2.19 shall be deemed to prejudice any rights that the Borrowers may have against any Lender that is a Defaulting Lender. No action by or consent of the removed Lender shall be necessary in connection with such assignment, which shall be immediately and automatically effective upon payment of such purchase price. In connection with any such assignment, the Borrowers, Administrative Agent, such removed Lender and the replacement Lender shall otherwise comply with Section 9.04, provided that if such removed Lender does not comply with Section 9.04 within one Business Day after the Borrowers’ request, compliance with Section 9.04 shall not be required to effect such assignment.

(c) If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 9.08 requires the consent of all of the Lenders affected and with respect to which the Required Lenders shall have granted their consent, then the Borrowers shall have the right (unless such Non-Consenting Lender grants such consent) at their sole expense (including with respect to the processing and recordation fee referred to in Section 9.04(b)(ii)(B)) to (x) terminate the applicable Commitments of such Lender, and repay all Loan Obligations of the Borrowers owing to such Lender relating to the applicable Loans and participations held by such Lender as of such termination date under one or more Facilities as the Borrowers may elect or (y) replace such Non-Consenting Lender by requiring such Non-Consenting Lender to (and any such Non-Consenting Lender agrees that it shall, upon the Borrower’s request) assign its Loans and its Commitments (or, at the Borrowers’ option, the Loans and Commitments under the Facility that is the subject of the proposed amendment, waiver, discharge or termination) hereunder to one or more assignees reasonably acceptable to (i) the Administrative Agent (unless such assignee is a Lender, an Affiliate of a Lender or an Approved Fund) and (ii) if in respect of any Revolving Facility Commitment or Revolving Facility Loan, the Swingline Lender and the Issuing Banks; provided that in the case of an assignment pursuant to the preceding clause (y): (a) all Loan Obligations of the Borrowers owing to such Non-Consenting Lender being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment, (b) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon and (c) the replacement Lender shall grant its consent with respect to the applicable proposed amendment, waiver, discharge or termination. No action by or consent of the Non-Consenting Lender shall be necessary in connection with such assignment, which shall be immediately and automatically effective upon payment of such purchase price. In connection with any such assignment, the Borrowers, Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 9.04; provided that if such Non-Consenting Lender does not comply with Section 9.04 within one Business Day after the Borrowers’ request, compliance with Section 9.04 shall not be required to effect such assignment. To the extent that any Lender is replaced pursuant to this Section 2.19(c) in connection with a Repricing Transaction requiring payment of a fee pursuant to Section 2.12(b), the Borrowers shall pay to each Lender being replaced as a result of such Repricing Transaction the fee set forth in Section 2.12(b).

Section 2.20 Illegality. If any Lender reasonably determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted after the Closing Date that it is unlawful, for any Lender or its applicable Lending Office to make or maintain any Loans by reference to SOFR or Term SOFR, or to determine or charge interest rates based upon SOFR or Term SOFR, then, on notice thereof by such Lender to the Borrowers through the Administrative Agent, any obligations of such Lender to make or continue Term SOFR Loans or to convert ABR Borrowings to Term SOFR Borrowings shall be suspended until such Lender notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such determination no longer exist; provided that if such notice asserts the illegality of such Lender determining or charging interest rates based upon SOFR, the Administrative Agent shall during the period of such suspension compute ABR applicable to such Lender without reference to the SOFR component thereof. Upon receipt of such notice, the Borrowers shall upon demand from such Lender (with a copy to the Administrative Agent), convert all Term SOFR Borrowings of such Lender to ABR Borrowings, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Term SOFR Borrowings to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so converted.

Section 2.21 Incremental Commitments. (a) Any Borrower or any Subsidiary Loan Party (or Subsidiary that will substantially concurrently become a Subsidiary Loan Party) may obtain Incremental Term Loan Commitments and/or Incremental Revolving Facility Commitments, as applicable, in an amount not to exceed the Incremental Amount available at the time such Incremental Commitments are established (or at the time any commitment relating thereto is entered into or, at the option of the Borrowers, at the time of incurrence of the Incremental Loans thereunder) from one or more Incremental Term Lenders and/or Incremental Revolving Facility Lenders (which may include any existing Lender) willing to provide such Incremental Term Loans and/or Incremental Revolving Facility Commitments, as the case may be, in their own discretion; provided that no Incremental Revolving Facility Commitment may be established prior to the date that is six months after the Closing Date and provided further that (i) each Lender existing as of the Closing Date shall have been first offered (prior to any offer being made to any other financial institution or other Persons to provide such Incremental Facility) by way of notice (which shall include a description of material terms of such proposed Incremental Facility) by the Borrowers to the Administrative Agent at least 15 Business Days prior to the date of consummation of such Incremental Facility, the opportunity to provide any such Incremental Facility; provided that (A) to the extent any such Lender has not delivered to the Borrowers a written commitment (or similar legally binding agreement), in form and substance reasonably acceptable to the Borrowers, to provide its pro rata share of such Incremental Facility on terms no less favorable to the Borrowers than those offered by the Borrowers within 10 Business Days of receipt of such notice, such Lender shall be deemed to have declined to provide any portion of such Incremental Facility, (B) if the Borrowers receive written commitments to provide such Incremental Facility from such existing Lenders on the terms offered by the Borrowers within such 10 Business Day period, and such commitments exceed the proposed amount of such Incremental Facility, such Incremental Facility shall be allocated on a pro rata basis among the committing Lenders having regard to the existing Term Loans and Revolving Facility Commitments held by such committing Lenders and (C) to the extent sufficient Lenders do not agree to provide the proposed amount of such Incremental Facility, the Borrowers shall be permitted to obtain such Incremental Facility (whether on the terms offered by the Borrowers to the Lenders or different terms) from any other financial institution, and (ii) each Incremental Revolving Facility Lender providing an Incremental Revolving Facility Commitment shall be subject, to the extent the same would be required for an assignment under Section 9.04, to the approval of the Administrative Agent and in the case of an increase of the principal amount of the Initial Revolving Facility Commitments, the Issuing Banks and the Swingline Lender (which approvals shall not be unreasonably withheld, delayed or conditioned). The amount of the Incremental Term Loan Commitments and/or Incremental Revolving Facility Commitments shall be in minimum increments of $2,500,000 and a minimum amount of $5,000,000, or equal to the remaining Incremental Amount or, in each case, such lesser amount approved by the Administrative Agent. Such Incremental Commitments may, at the election of the Borrowers, be (w) commitments to increase the principal amount of any existing Class of Term Loans or Term Facility Commitments by making term loans with terms identical to such outstanding Class of Term Loans or Term Facility Commitments or to increase the principal amount of any existing Class of Revolving Facility Commitments by providing revolving credit commitments with terms identical to such outstanding Class of Revolving Facility Commitments (x) commitments to make a new tranche of Term Loans with pricing, maturity, amortization, participation in mandatory prepayments and/or other terms different from any outstanding Class of Term Loans or (y) delayed draw commitments.

(b) The Borrowers and each Incremental Term Lender and/or Incremental Revolving Facility Lender shall execute and deliver to the Administrative Agent an Incremental Assumption Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the Incremental Term Loan Commitment of such Incremental Term Lender and/or Incremental Revolving Facility Commitment of such Incremental Revolving Facility Lender. Each Incremental Assumption Agreement shall specify the terms of the applicable Incremental Term Loans and/or Incremental Revolving Facility Commitments; provided that:

(i) any commitments to increase the principal amount of an existing Class of Term Loans and/or make additional Revolving Facility Loans of any existing Class shall have the same terms as such Term Loans or the Revolving Facility Loans, respectively, and shall be documented as an increase to such Class of existing Term Loans and/or Revolving Facility Commitments, as applicable, hereunder (it being understood that, if required to consummate an Incremental Revolving Facility, the Borrowers may increase the pricing, interest rate margins, rate floors and undrawn fees on the applicable Revolving Facility being increased for all lenders under such Revolving Facility without the need for consent from any existing Lender, but additional upfront or other fees may be payable to the lenders participating in such Incremental Revolving Facility without any requirement to pay such amounts to any existing Revolving Facility Lenders),

(ii) subject to the Non-Loan Party Debt Limitation, any Incremental Loans shall rank pari passu in right of payment and security with the Initial Term Loans and the Initial Revolving Facility Loans,

(iii) the final maturity date of any such Incremental Term Loans shall be no earlier than the Initial Term Facility Maturity Date,

(iv) the Weighted Average Life to Maturity of any such Incremental Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Initial Term Loans,

(v) any Incremental Term Loans may provide for the ability to participate (i) on a pro rata basis or non-pro rata basis in any voluntary prepayments of any then-existing Class of Term Loans and (ii) on a pro rata basis or less than pro rata basis (but not on a greater than pro rata basis with respect to the Initial Term Loans, other than in the case of a refinancing thereof) in any mandatory prepayments of any then-existing Class of Term Loans,

(vi) other than as set forth in clauses (ii), (iii), (iv), (v), (vii) or (viii) of this clause (b), all other terms of any Incremental Term Loan, if not consistent with the terms of any then-existing Class of Term Loans, will be as agreed between the Borrowers and the lenders providing such Incremental Term Loans; provided that, to the extent such terms are not consistent with the terms of any then-existing Class of Term Loans, they shall (x) not be materially more favorable to the lenders providing such Incremental Term Loans (as determined by the Borrowers in good faith) than, the terms, taken as a whole, applicable to the Initial Term Loans or (y) be reasonably satisfactory to the Administrative Agent (it being understood that if any financial maintenance covenant or other more favorable provision is added for the benefit of any Incremental Term Facility, no such consent shall be required from the Administrative Agent or any Lender to the extent that such financial maintenance covenant or other provision is (1) also added for the benefit of any then-existing Class of Term Loans or (2) only applicable after the Latest Maturity Date),

(vii) the currency, pricing, interest rate margins, discounts, premiums, rate floors and fees applicable to any Incremental Term Loans shall be determined by the Borrowers and the lenders thereunder; provided that with respect to any Incremental Term Loan, the Effective Yield shall not exceed the Effective Yield in respect of the Initial Term Loans on the Closing Date by more than 0.50% per annum (the “Term Yield Differential”), or if it does so exceed such Effective Yield by more than the Term Yield Differential, then the Effective Yield applicable to such Initial Term Loans shall be increased by an amount equal to the positive difference (if any) between the Effective Yield with respect to such Incremental Term Loan and the corresponding Effective Yield applicable to the Initial Term Loans minus the Term Yield Differential (this proviso, the “MFN Provision”); provided, further, that to the extent the Effective Yield with respect to such Incremental Term Loan is greater than the Effective Yield in respect of the Initial Term Loans on the Closing Date solely as a result of a higher “rate floor”, then the increase to the Effective Yield applicable to such Initial Term Loans shall be effectuated solely by increasing the “rate floor” with respect to the Initial Term Loans;

(viii) subject to the Non-Loan Party Debt Limitation, there shall be no obligor in respect of any Incremental Term Loan Commitments or Incremental Revolving Facility Commitments that is not a Loan Party; and

(ix) the AAL Joinder Condition shall be satisfied with respect to such Incremental Facility.

(c) Notwithstanding the foregoing, no Incremental Term Loan Commitment or Incremental Revolving Facility Commitment shall become effective under this Section 2.21 unless the Administrative Agent shall have received customary legal opinions, board resolutions and other customary closing certificates and documentation, in each case as reasonably required by the lenders providing such Incremental Commitments in the relevant Incremental Assumption Agreement consistent with those delivered pursuant Section 4.01 and such additional customary documents and filings (to the extent required to be delivered on the Closing Date pursuant to Section 4.01 and Section 5.10) as the Administrative Agent may reasonably request, subject to Section 5.10(d), to assure that, to the extent applicable, the Incremental Term Loans and/or Revolving Facility Loans in respect of Incremental Revolving Facility Commitments are secured by the Collateral ratably with one or more Classes of then-existing Term Loans and Revolving Facility Loans; provided that, solely to the extent required by the applicable lenders providing such Incremental Facility in the applicable Incremental Assumption Agreement, and subject to Section 1.04(a), on the date of effectiveness of the Incremental Assumption Agreement, no Event of Default shall have occurred and be continuing.

(d) Notwithstanding anything to the contrary herein, (i) the initial Interest Period with respect to any Term SOFR Borrowing of Incremental Loans may, at the Borrowers’ option, be of a duration that commences on the date of borrowing thereof and ends on the last day of the Interest Period applicable to any other outstanding Term SOFR Borrowing, in which case Term SOFR with respect to such initial Interest Period shall be the same as Term SOFR applicable to such other outstanding Term SOFR Borrowing, as the Company may direct and (ii) for the purpose of determining the number of outstanding Term SOFR Borrowings upon the incurrence of any Incremental Loans, any Term SOFR Borrowings in respect of which the Company has made the election described in the preceding clause (i) shall be considered a single Term SOFR Borrowing.

Section 2.22 [Reserved].

Section 2.23 [Reserved].

Section 2.24 Certain Adjustments.

(a) Notwithstanding anything to the contrary herein, in connection with the establishment of any Incremental Revolving Facility Commitments (any such Commitments, “New Commitments”) that constitute an increase in the amount of any existing Class (the “Increased Class”), each of the parties hereto hereby agrees that the Administrative Agent may take any and all action as may be necessary to ensure that on the date of such establishment and/or the date of any applicable Credit Events (each, an “Applicable Date”), each Lender in respect of the Increased Class, including the Lenders in respect of the New Commitments, participates ratably in (i) the outstanding Loans of the Increased Class, (ii) Letters of Credit issued in respect of the Increased Class and (iii) Swingline Loans made in respect of the Increased Class, in each case in accordance with its Pro Rata Share. In addition, at the election of the Administrative Agent, each applicable Lender may be deemed to have effectuated such purchases and assignments of Loans or participations as shall be required to give effect to the foregoing. The “Pro Rata Share” of any Lender on any Applicable Date is the ratio of (x) the Commitments of the Increased Class (including any New Commitments) held by such Lender and (y) the aggregate Commitments of the Increased Class (including any New Commitments).

(b) Notwithstanding anything to the contrary herein, in connection with the establishment of any Incremental Revolving Facility Commitments that constitute a new Class hereunder, each of the parties hereto hereby agrees that this Agreement may be amended pursuant to the applicable Incremental Assumption Agreement to provide that (i) the borrowing and repayment (except for (1) payments of interest and fees at different rates, (2) repayments required upon the applicable maturity date and (3) repayments made in connection with any permanent repayment or termination of Commitments) of the applicable Incremental Revolving Loans shall be made on a pro rata basis with any then-existing Revolving Facility Loans and (ii) all Swingline Loans and/or Letters of Credit (or additional swingline loans and/or letters of credit made or issued, as applicable) shall be participated on a pro rata basis by all Revolving Facility Lenders.

Section 2.25 Defaulting Lender. (a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definitions of “Required Lenders” and “Required Revolving Facility Lenders”.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, following an Event of Default or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.06 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank or the Swingline Lender hereunder, third, to Cash Collateralize the Issuing Banks’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.05(j), fourth, as the Borrowers may request (so long as no Default or Event of Default has occurred and is continuing or would result therefrom), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, fifth, if so determined by the Administrative Agent and the Borrowers, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Banks’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.05(j), sixth, to the payment of any amounts owing to the Lenders, the Issuing Banks or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, Issuing Bank or Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, seventh, so long as no Default or Event of Default has occurred and is continuing or would result therefrom, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.25 shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. (A) No Defaulting Lender shall be entitled to receive any Revolver Commitment Fee for any period during which that Lender is a Defaulting Lender.

(B) Each Defaulting Lender shall be entitled to receive L/C Participation Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its pro rata share of the amount available under Letters of Credit for which it has provided Cash Collateral.

(C) With respect to any Revolver Commitment Fee or L/C Participation Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrowers shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each Issuing

Bank and the Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s or Swingline Lender’s Fronting Exposure to such Defaulting Lender and (z) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letters of Credit and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective pro rata Commitments (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Facility Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Facility Commitment. Subject to Section 9.24, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral, Repayment of Swingline Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any right or remedy available to it hereunder or under law, within three Business Days following the written request of (i) the Administrative Agent or (ii) the Swingline Lender or any Issuing Bank, as applicable (with a copy to the Administrative Agent), (x) first, prepay Swingline Loans in an amount equal to the Swingline Lender’s Fronting Exposure and (y) second, Cash Collateralize the Issuing Banks’ Fronting Exposure in accordance with the procedures set forth in Section 2.05(j).

(b) Defaulting Lender Cure. If the Borrowers, the Administrative Agent and the Swingline Lender and each Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Revolving Facility Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with their Revolving Facility Commitments (without giving effect to Section 2.25(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that, no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) New Swingline Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (1) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (2) the Issuing Banks shall not be required to issue, extend or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

(d) Termination of Defaulting Lender. The Borrowers may terminate the unused amount of any Revolving Facility Commitment of any Revolving Facility Lender that is a Defaulting Lender upon not less than five Business Days’ prior notice to the Administrative Agent (and the Administrative Agent shall promptly notify the Lenders thereof), and in such event the provisions of Section 2.25(a)(ii) hereof will apply to all amounts thereafter paid by the Borrowers for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided that such termination shall not be deemed to be a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Article III

Representations and Warranties

On the date of each Credit Event, the Borrowers and Holdings represent and warrant to the Administrative Agent and each of the Lenders, solely to the extent that the accuracy of such representations and warranties are expressed in Article IV hereof to be a condition precedent to such Credit Event (it being agreed, for the avoidance of doubt, that the only representations and warranties made on the Closing Date are the Specified Representations), that:

Section 3.01 Organization; Powers. Each Borrower and each Guarantor (a) is a partnership, limited liability company, corporation, company or other entity (i) duly organized or incorporated and validly existing and (ii) in good standing under the laws of the jurisdiction of its organization or incorporation, (b) has all requisite entity level power and authority to own its material property and assets and to carry on its business in all material respects as now conducted, (c) is qualified to do business in each jurisdiction where such qualification is required and (d) has the entity level power and authority to execute, deliver and perform its obligations under each of the Loan Documents to which it is or will be a party and, in the case of each Borrower, to borrow and otherwise obtain credit hereunder, in each case of this Section 3.01 (other than clauses (a), (b) and (d), in each case with respect to the Borrowers), except as would not reasonably be expected to result in a Material Adverse Effect.

Section 3.02 Authorization. The execution, delivery and performance by Holdings, each Borrower and each Subsidiary Loan Party of each of the Loan Documents to which it is a party, the borrowings hereunder and the granting of guarantees and security interests in respect thereof (a) have been duly authorized by all corporate, partnership, limited liability company action or similar action required to be obtained by Holdings, such Borrower and such Subsidiary Loan Party and (b) will not (i) violate (A) any provision of law, statute, rule or regulation applicable to Holdings, such Borrower or such Subsidiary Loan Party, (B) the certificate or articles of incorporation or formation or other constitutive documents (including any partnership, limited liability company or operating agreements or by-laws) of Holdings, such Borrower or any such Subsidiary Loan Party, (C) any applicable order of any court or any rule, regulation or order of any Governmental Authority applicable to such Borrower or any such Subsidiary Loan Party or (D) any provision of any indenture, material debt agreement or other material debt instrument to which Holdings, such Borrower or such Subsidiary Loan Party is a party or by which any of them or any of their property is or may be bound, (ii) result in a breach of or constitute (alone or with due notice or lapse of time or both) a default under, give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) under such indenture, debt agreement or other debt instrument, where any such conflict, violation or breach or default referred to in clause (i) or (ii) of this Section 3.02(b) would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (iii) result in the creation or imposition of any Lien upon or with respect to (x) any property or assets now owned or hereafter acquired by Holdings, such Borrower or any such Subsidiary Loan Party, other than the Liens created by the Loan Documents and Permitted Liens or (y) any Equity Interests of the Borrowers now owned or hereafter acquired by Holdings, other than Liens created by the Loan Documents or Liens permitted by Section 6.10.

Section 3.03 Enforceability. This Agreement has been duly executed and delivered by Holdings and each Borrower and constitutes, and each other Loan Document when executed and delivered by Holdings, each Borrower and each Subsidiary Loan Party that is party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against such Loan Party, as applicable, in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, stay, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), (iii) implied covenants of good faith and fair dealing and (iv) the Legal Reservations.

Section 3.04 Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required for the execution, delivery or performance of each Loan Document to which any Borrower or any Subsidiary Loan Party is a party, except for (a) the filing of Uniform Commercial Code financing statements, (b) filings with the United States Patent and Trademark Office and the United States Copyright Office, (c) [reserved], (d) such as have been made or obtained and are in full force and effect, (e) such actions, consents and approvals the failure of which to be obtained or made would not reasonably be expected to have a Material Adverse Effect and (f) filings or other actions listed on Schedule 3.04 and any other filings, stampings, registrations, notarizations or notifications required by the Security Documents, required to perfect security created by the Security Documents or required to achieve the relevant priority for all Liens created by such Security Documents.

Section 3.05 Financial Statements. After the Closing Date, the financial statements most recently provided pursuant to Section 5.04(a) or Section 5.04(b), as applicable, present fairly, in all material respects, the financial position, results of operations and cash flows of the Persons covered thereby on a consolidated basis as of such dates and for such periods in accordance with GAAP, (x) except as otherwise expressly noted therein and (y) subject, in the case of the quarterly financial statements, to the absence of footnotes and normal year-end audit adjustments.

Section 3.06 No Material Adverse Effect. Since the Closing Date, there has been no event or circumstance that, individually or in the aggregate with other events or circumstances, has had or would reasonably be expected to have a Material Adverse Effect.

Section 3.07 Title to Properties. Each of the Borrowers and the Subsidiary Loan Parties has valid title in fee simple, or valid leasehold interests in, or easements or other limited property interests in, all its respective Real Properties and has valid title to, or valid leasehold interests in, its respective personal property and assets, in each case, free and clear of Liens except for Permitted Liens and except for defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes and except where the failure to have such title would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.08 Unrestricted Subsidiaries. As of the Closing Date, there are no Unrestricted Subsidiaries.

Section 3.09 Litigation; Compliance with Laws. Except as set forth on Schedule 3.09:

(a) There are no actions, suits or proceedings at law or in equity or by or on behalf of any Governmental Authority or in arbitration now pending against Holdings, any Borrower or any of the Subsidiary Loan Parties or any of its or their respective business, property or rights (including those that involve any Loan Document) that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) None of Holdings, the Borrowers, the Subsidiary Loan Parties and their respective properties or assets is in violation of (nor will the continued operation of their material properties and assets as currently conducted violate) any law, rule or regulation (including any zoning, building, ordinance, code or approval or any building permit), or is in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.10 Federal Reserve Regulations. Neither the making of any Loan (or the extension of any Letter of Credit) hereunder nor the use of the proceeds thereof will violate the provisions of Regulation T, Regulation U or Regulation X of the Board.

Section 3.11 Investment Company Act. None of Holdings, the Borrowers or the Subsidiary Loan Parties is required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 3.12 Use of Proceeds. (a) The Borrowers will use the proceeds of the Initial Term Loans and any Incremental Term Loans (i) solely with respect to the Initial Term Loans, (x) to effect all or a portion of the Closing Date Refinancing and (y) to finance all or a portion of the Transactions (including working capital and/or purchase price adjustments and the payment of Transaction Expenses) and (ii) for working capital and general corporate purposes (including, solely with respect to any Incremental Term Loans, for Permitted Business Acquisitions, permitted Restricted Payments and permitted Restricted Debt Payments) of the Borrowers and their Subsidiaries.

(b) The Borrowers will use the proceeds of the Initial Revolving Facility Loans, Incremental Revolving Loans and extensions of credit under the Initial Revolving Facility and Incremental Revolving Facilities (i) solely with respect to the Initial Revolving Facility, on the Closing Date, (1) to replace, backstop or cash collateralize existing letters of credit, guarantees or performance or similar bonds or issue new Letters of Credit, or (2) in an aggregate amount not to exceed $10,000,000, to finance all or a portion of the Transactions (including purchase price adjustments and the payment of Transaction Expenses), or for general corporate purposes and working capital needs and (ii) after the Closing Date, for working capital, capital expenditures and other general corporate purposes (including to pay Transaction Expenses and for Permitted Business Acquisitions, permitted Restricted Payments and permitted Restricted Debt Payments) of the Borrowers and their Subsidiaries.

Section 3.13 Taxes. Except as set forth on Schedule 3.13:

(a) Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each of Holdings, the Borrowers and the Subsidiary Loan Parties has filed or caused to be filed all federal, state, local and foreign income and other Tax returns required to have been filed by it (taking into account extensions) and each such Tax return is true and correct;

(b) Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each of Holdings, the Borrowers and the Subsidiary Loan Parties has timely paid or caused to be timely paid all Taxes shown to be due and payable by it on the returns referred to in clause (a) and all other Taxes or assessments (or made adequate provision (in accordance with GAAP) for the payment of all Taxes due), except Taxes or assessments that are being contested in good faith by appropriate proceedings in accordance with Section 5.03 and for which any Borrower or any of the Subsidiary Loan Parties (as the case may be) has set aside on its books adequate reserves in accordance with GAAP; and

(c) Other than as would not be, individually or in the aggregate, reasonably expected to have a Material Adverse Effect, as of the Closing Date, with respect to the Borrowers and the Subsidiaries, there are no claims being asserted in writing with respect to any Taxes.

Section 3.14 No Material Misstatements. (a) All written information (other than the Projections, other forward looking information and information of a general economic nature or general industry nature) (such non-excluded items, the “Information”) concerning Holdings, the Borrowers, the Subsidiaries, the Transactions and any other transactions contemplated hereby prepared by or on behalf of the foregoing or their representatives and made available to any Lenders or the Administrative Agent in connection with the Transactions or the other transactions contemplated hereby, when taken as a whole, was (in the case of Information pertaining to the Acquired Company and its subsidiaries and assets on and prior to the Closing Date, to the knowledge of the Company) true and correct in all material respects as of the date such Information was furnished to the Lenders and as of the Closing Date and did not, when taken as a whole, as of any such date, contain (in the case of Information pertaining to the Acquired Company and its subsidiaries and assets on and prior to the Closing Date, to the knowledge of the Company) any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, taken as a whole, not materially misleading in light of the circumstances under which such statements were made (after giving effect to all supplements and updates provided thereto).

(b) The Projections and other forward looking information prepared by or on behalf of the Borrowers or any of their respective representatives and that have been made available to any Lenders or the Administrative Agent in connection with the Transactions or the other transactions contemplated hereby have been prepared in good faith based upon assumptions believed by the Borrowers to be reasonable as of the date thereof (it being understood that such Projections are predictions as to future events and are not to be viewed as facts, such Projections are subject to significant uncertainties and contingencies, many of which are beyond the control of Holdings, the Borrowers and their Subsidiaries, and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results, and that no assurance can be given that the projected results will be realized), as of the date such Projections and information were furnished to the Lenders or the Administrative Agent (as applicable).

Section 3.15 Employee Benefit Plans.

(a) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, each Employee Benefit Plan is in compliance with its terms and with the applicable provisions of ERISA, the Code, and other federal and state laws.

(b) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, each Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code is, and at all times has been, so qualified.

(c) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, no ERISA Event has occurred and is continuing or is reasonably expected to occur.

(d) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, as of the most recent valuation date for any Plan, the present value of the accumulated benefit obligations of such Plan did not exceed the fair market value of the assets of such Plan allocable to such benefit obligations.

Section 3.16 Environmental Matters. Except (a) as set forth on Schedule 3.16 or (b) in respect of any other acts, omissions, events or circumstances that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) no written notice, request for information, order, complaint or penalty has been received by any Borrower or any of the Subsidiaries, and, to the Company’s knowledge, there are no judicial, administrative or other actions, suits or proceedings pending or threatened, which allege a violation of or liability under any Environmental Laws, in each case relating to any Borrower or any of the Subsidiaries, (ii) each of the Borrowers and the Subsidiaries has all permits, licenses and any other approvals of any Governmental Authority necessary for its respective business, properties and operations to comply with all Environmental Laws (“Environmental Permits”) and is in compliance with the terms of such Environmental Permits and with all other Environmental Laws, and (iii) no Hazardous Material is located at, on or under any property currently or, to the Company’s knowledge, formerly owned, operated or leased by any Borrower or any of the Subsidiaries that would reasonably be expected to give rise to any cost, liability or obligation of any Borrower or any of the Subsidiaries under any Environmental Laws or Environmental Permits, and no Hazardous Material has been generated, used, treated, stored, handled, disposed of, controlled, or transported or Released at any location in a manner that would reasonably be expected to give rise to any cost, liability or obligation of any Borrower or any of the Subsidiaries under any Environmental Laws or Environmental Permits.

Section 3.17 Security Documents. (a) Subject to the Limited Conditionality Provision, the Security Agreement will be effective to create (to the extent described therein and subject to the Limited Conditionality Provision, the Legal Reservations and exceptions set forth in the Collateral and Guarantee Requirement and any perfection requirements or limitations set out in the Security Agreement or any other Loan Document) in favor of the Collateral Agent (for the benefit of the Secured Parties), in each case, a legal, valid and enforceable security interest to the extent that the Security Agreement purports to create such a security interest in the Collateral described therein and proceeds thereof. As of the Closing Date, in the case of the Pledged Collateral described in the Security Agreement, when certificates or promissory notes, as applicable, representing such Pledged Collateral and required to be delivered under the terms set forth in the Security Agreement are delivered to the Collateral Agent, and in the case of the other Collateral described in the Security Agreement (other than the Intellectual Property) in which a security interest may be created pursuant to Article 9 of the Uniform Commercial Code, when Uniform Commercial Code financing statements and other filings are filed or registered, as applicable, in the applicable offices, the Collateral Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties party to the Security Agreement in such Collateral (to the extent intended to be created thereby and required to be perfected under the Loan Documents and, in each case, subject to the Legal Reservations, any exceptions set forth in the Collateral and Guarantee Requirement and any perfection requirements set out in the Security Agreement) and, subject to Section 9-315 of the New York Uniform Commercial Code, the proceeds thereof, as security for the Secured Obligations to the extent perfection can be obtained by delivery of such certificates or promissory notes to the Collateral Agent or by filing Uniform Commercial Code financing statements in such offices, in each case prior and superior in right to the Lien of any other person (except Permitted Liens).

(b) Subject to the Limited Conditionality Provision on the Closing Date, (i) when the Security Agreement or an ancillary document thereunder is properly filed and recorded in the United States Patent and Trademark Office and/or the United States Copyright Office, as applicable, and, (ii) with respect to Collateral in which a security interest cannot be perfected by such filings, upon the proper filing of the financing statements referred to in clause (a) above, the Collateral Agent (for the benefit of the Secured Parties) shall have a fully perfected (subject to exceptions arising from defects in the chain of title, which defects in the aggregate do not constitute a Material Adverse Effect hereunder) Lien on, and security interest in, all right, title and interest of the Loan Parties thereunder in the material United States Intellectual Property included in the Collateral (but, in the case of the United States registered copyrights included in the Collateral, only to the extent such United States registered copyrights are listed in such document filed with the United States Copyright Office) listed in such document, in each case prior and superior in right to the Lien of any other person, except for Permitted Liens (it being understood that subsequent filings of Uniform Commercial Code financing statements or recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered trademarks and patents, trademark and patent applications and registered copyrights acquired by the Loan Parties after the Closing Date).

(c) [Reserved].

(d) Notwithstanding anything herein (including this Section 3.17) or in any other Loan Document to the contrary, (A) neither the Borrowers nor any other Loan Party makes any representation or warranty as to the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in any Equity Interests or assets of any Subsidiary, or as to the rights and remedies of the Agents or any Lender with respect thereto, in each case under laws other than the laws of the United States, (B) the pledge or creation of any security interest, or the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest to the extent such pledge, security interest, perfection or priority is not required pursuant to the Collateral and Guarantee Requirement or (C) the pledge or creation of any security interest, or the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest with respect to any non-Collateral assets.

Section 3.18 Solvency. As of the Closing Date, immediately after giving effect to the consummation of the Transactions on the Closing Date, Holdings and its Subsidiaries (on a consolidated basis) (i) have property on a going concern basis with fair value greater than the total amount of their debts and liabilities, contingent (it being understood that the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability), subordinated or otherwise, (ii) have assets with present fair salable value on a going concern basis not less than the amount that will be required to pay their liability on their debts as they become absolute, due and matured, (iii) will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as they become absolute, due and matured in the ordinary course of business and (iv) are not engaged in business or a transaction, and are not about to engage in business or a transaction, for which their property would constitute an unreasonably small capital.

Section 3.19 Intellectual Property. Except (i) as set forth in Schedule 3.19 or (ii) in respect of any other acts, omissions, events or circumstances that would not reasonably be expected to have a Material Adverse Effect, (a) the Borrowers and the Subsidiary Loan Parties own, or possess the right to use, all Intellectual Property necessary for the Borrowers and the Subsidiary Loan Parties to conduct their respective businesses as conducted as of the Closing Date, free and clear of all Liens other than Permitted Liens, (b) to the knowledge of the Loan Parties, none of the Borrowers or the Subsidiary Loan Parties are infringing upon, misappropriating or otherwise violating any Intellectual Property of any Person, (c) to the knowledge of the Loan Parties, no claim or litigation regarding any Material Intellectual Property used by any Borrower or any Subsidiary Loan Party to conduct its business as conducted as of the Closing Date is pending, (d) to the knowledge of each Borrower and Subsidiary Loan Party, (1) all registered copyrights, trademarks, and patents that are owned by such Borrower or Subsidiary Loan Party and necessary in or material to the conduct of its business are valid and enforceable and (2) all pending applications and registrations for copyrights, trademarks, and patents that are owned by the Borrowers and the Subsidiary Loan Parties and necessary in or material to the conduct of their business are subsisting and in compliance with all legal requirements, filings, and payments and other actions that are required to maintain such Intellectual Property in full force and effect, (e) no proprietary software owned by any Borrower or Subsidiary Loan Party and licensed (including as a service) or distributed by such Borrower or Subsidiary Loan Party to other Persons is subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license such as the GNU General Public License, GNU Lesser General Public License, GNU Affero Public License, or Mozilla Public License) that would require or condition the use or distribution of such software on the disclosure, licensing, or distribution of a material portion of any source code of such proprietary software, (f) the Borrowers and the Subsidiary Loan Parties have taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce their rights in all trade secrets owned by the Borrowers and the Subsidiary Loan Parties that are necessary in or material to the conduct of the business of the Borrowers and the Subsidiary Loan Parties, and (g) the Borrowers and the Subsidiary Loan Parties use commercially reasonable standards of quality in the licensing of all trademarks owned by or exclusively licensed to the Borrowers and the Subsidiary Loan Parties and have taken commercially reasonable actions to ensure that all licensees of such trademarks maintain such standards of quality.

Section 3.20 [Reserved].

Section 3.21 USA PATRIOT Act, Sanctions; OFAC.

(a) Each of the Borrowers and each of its Subsidiaries is in compliance in all material respects with the material provisions of the USA PATRIOT Act (to the extent applicable).

(b) None of Holdings, any Borrower or any of their respective Subsidiaries is (i) currently the target of any sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”) or the U.S. State Department (“Sanctions”) or (ii) located, organized or resident in a country or territory that is the target of Sanctions broadly prohibiting dealings with such country or territory (“Sanctioned Country”). The Borrowers will not directly or, knowingly, indirectly use the proceeds of the Loans or use the Letters of Credit or otherwise make available such proceeds or Letters of Credit to any person for the purpose of financing the activities of any person that is, at the time of such financing, the target of any Sanctions or for the purpose of funding, financing or facilitating any activities, business or transaction with or in any Sanctioned Country, to the extent such activities, businesses or transaction are prohibited by Sanctions laws and regulations administered by the United States, including OFAC and the U.S. State Department (collectively, the “Sanctions Laws”), or in any manner that would result in the violation of any Sanctions Laws applicable to any party hereto. Holdings, each Borrower and each of their respective Subsidiaries are in compliance with all applicable Sanctions Laws in all material respects.

Section 3.22 Foreign Corrupt Practices Act. Holdings, each Borrower and each of their respective Subsidiaries will use the proceeds of the Loans and use the Letters of Credit in compliance with the U.S. Foreign Corrupt Practices Act of 1977 (“Anti-Corruption Laws”) in all material respects. No part of the proceeds of the Loans made hereunder and no Letters of Credit will be used in violation of any Anti-Corruption Law, including to make any unlawful bribe, influence payment, kickback or other unlawful payment.

Article IV

Conditions of Lending

The obligations of (a) the Lenders (including the Swingline Lender) to make Loans and (b) any Issuing Bank to issue Letters of Credit (each, a “Credit Event”) are subject to the satisfaction (or waiver in accordance with Section 9.08) of the following conditions:

Section 4.01 Certain Credit Events After the Closing Date. In the case of, and on the date of, each Credit Event (other than (i) a Credit Event on the Closing Date or (ii) a Credit Event with respect to

Loans or Commitments provided pursuant to an Incremental Assumption Agreement, as to which the terms thereof shall govern):

(a) The Administrative Agent shall have received, in the case of a Borrowing, a Borrowing Request as required by Section 2.03 (or a Borrowing Request shall have been deemed given in accordance with the last paragraph of Section 2.03) or, in the case of the issuance of a Letter of Credit, the applicable Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance of such Letter of Credit as required by Section 2.05(b).

(b) The representations and warranties set forth in the Loan Documents shall be true and correct in all material respects as of such date, in each case, with the same effect as though made on and as of such date, except (x) to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date) and (y) if already qualified by materiality or Material Adverse Effect, such representations and warranties shall be true and correct in all respects.

(c) At the time of and immediately after such Credit Event, as applicable, no Default or Event of Default shall have occurred and be continuing.

Section 4.02 First Credit Event. On or prior to the Closing Date:

(a) The Administrative Agent (or its counsel) shall have received from each of Holdings, the Borrowers and each other Loan Party (as applicable) (i) a counterpart of this Agreement and each other Loan Document to which such Loan Party is a party signed on behalf of such party or (ii) written evidence reasonably satisfactory to the Administrative Agent (which may include delivery of a signed signature page of this Agreement by facsimile or other means of electronic transmission (e.g., “pdf”)) that such party has signed a counterpart of this Agreement and each other Loan Document to which it is a party.

(b) The Administrative Agent shall have received, on behalf of itself, the Lenders and each Issuing Bank, written opinions of Hogan Lovells Cadwalader US LLP, as counsel for the Loan Parties (A) dated the Closing Date, (B) addressed to each Issuing Bank, the Administrative Agent and the Lenders on the Closing Date and (C) in form and substance reasonably satisfactory to the Administrative Agent covering such matters relating to the Loan Documents as the Administrative Agent shall reasonably request.

(c) The Administrative Agent shall have received (i) customary certificates of the Secretary or Assistant Secretary or similar officer of each Loan Party (or the Company on behalf of each Loan Party) dated the Closing Date and certifying true and complete copies of the organizational documents of each such Loan Party attached thereto and customary resolutions or other evidence of authorization, (ii) certificates of good standing from the secretary of state of the state of organization of each Loan Party and (iii) a solvency certificate substantially in the form of Exhibit G attached hereto, from the chief financial officer (or other officer with reasonably equivalent duties) of (or of the sole member/manager of) Holdings.

(d) Prior to, or substantially contemporaneously with, the funding of the initial Loans hereunder, (i) the principal, accrued and unpaid interest, fees, premium, if any, and other amounts (other than (x) obligations not then due and payable or that by their terms survive the termination thereof and (y) certain existing letters of credit, bank guarantees, bankers’ acceptances and similar documents and instruments outstanding under any of the Existing Target Credit Facility and the Existing Buyer Credit Facility that on the Closing Date will be grandfathered into, or backstopped by, the Initial Revolving Facility or cash collateralized in a manner satisfactory to the issuing banks thereof) under that (A) certain Loan and Security Agreement, originally dated as of January 24, 2025 (as amended, supplemented or otherwise modified from time to time prior to the Closing Date, the “Existing Buyer Credit Facility”)

between U.S. Bank National Association, as lender, and National CineMedia, LLC, as borrower and (B) that certain Amended and Restated Credit Agreement, originally dated as of June 4, 2018 (as amended, supplemented or otherwise modified from time to time prior to the Closing Date, the “Existing Target Credit Facility”, together with the Existing Buyer Credit Facility, the “Existing Credit Facilities”), by and among the Acquired Company, as borrower, the lenders party thereto and Webster Bank, National Association, as administrative agent, will, in each case, be repaid in full as memorialized by a payoff letter reasonably satisfactory to the Administrative Agent and all commitments to extend credit thereunder will be terminated and any security interests and guarantees in connection therewith shall be terminated and/or released (or arrangements for such repayment, termination and release shall have been made), in the case of the Existing Target Credit Facility, to the extent set forth in the Acquisition Agreement (collectively, the “Closing Date Refinancing”). For the avoidance of doubt, letters of credit, bank guarantees, bankers’ acceptances and similar documents and instruments outstanding on the Closing Date no longer available to Holdings or its Subsidiaries under the Existing Buyer Credit Facility or the Acquired Company or its subsidiaries under the Existing Target Credit Facility, in each case, may be backstopped or replaced by letters of credit, bank guarantees, bankers’ acceptances and similar documents and instruments issued under the Initial Revolving Facility on the Closing Date or may be cash collateralized.

(e) The Acquisition shall have been, or substantially concurrently with the initial fundings of the Loans hereunder shall be, consummated in all material respects in accordance with the terms of the Acquisition Agreement, after giving effect to any modifications, amendments, consents or waivers thereto, other than those modifications, amendments, consents or waivers by the Buyer (or its Affiliate) that are materially adverse to the interests of the Lenders in their capacities as such, unless consented to in writing by the Joint Lead Arrangers (such consent not to be unreasonably withheld, delayed or conditioned; provided further that the Joint Lead Arrangers shall be deemed to have consented to such modification, amendment, consent or waiver (whether proposed or executed) unless they object thereto in writing within two Business Days of receipt of written notice of such modification, amendment, consent or waiver); it being understood and agreed that (i) any changes to, or waivers, consents or approvals by the Buyer in respect of the definition of “Material Adverse Effect” (as defined in the Acquisition Agreement) shall be deemed materially adverse, (ii) any reduction in the purchase price of less than 10% or in accordance with the Acquisition Agreement (including pursuant to any purchase price and/or working capital (or similar) adjustment provision set forth in the Acquisition Agreement) shall be deemed not to be materially adverse, (iii) any other reduction in the purchase price shall be deemed not to be materially adverse so long as such decrease is allocated to reduce the Initial Term Facility on a dollar-for-dollar basis, and (iv) any increase in the purchase price shall be deemed not to be materially adverse so long as such increase is funded by cash of the Acquired Company, cash contributions to the Buyer (or a parent company thereof) or amounts available to be drawn under the Initial Revolving Facility on the Closing Date or such increase is pursuant to any working capital and/or purchase price (or similar) adjustment provision set forth in the Acquisition Agreement.

(f) The Administrative Agent shall have received (i) the Closing Date Financial Statements and (ii) to the extent Buyer has received the corresponding information described in clause (i) above under the Acquisition Agreement, an unaudited pro forma consolidated balance sheet of the Ultimate Parent as of April 30, 2026, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date, which need not be prepared in compliance with Regulation S-X of the Securities Act of 1933, as amended, or include adjustments for purchase accounting (including adjustments of the type contemplated by Financial Accounting Standards Board Accounting Standards Codification 805: Business Combinations (formerly SFAS 141R), tax adjustments, deferred taxes or similar pro forma adjustments) (it being understood that any purchase accounting adjustments may be preliminary in nature and be based only on estimates and allocations determined by the Borrowers).

(g) [Reserved].

(h) The Agents shall have received all fees payable thereto or to any Lender on or prior to the Closing Date pursuant to the Fee Letters and reimbursement or payment of all reasonable and documented out-of-pocket expenses (including reasonable and documented out-of-pocket fees, charges and disbursements of Paul Hastings LLP and Holland & Knight LLP) required to be reimbursed or paid by the Loan Parties hereunder or under any Loan Document on or prior to the Closing Date (which amounts may be offset against the proceeds of the Loans), in each case, to the extent, in the case of expenses, a reasonably detailed invoice has been delivered to the Company at least three Business Days prior to the Closing Date.

(i) Except as set forth in Schedule 5.12 (which, for the avoidance of doubt, shall override the applicable clauses of the definition of “Collateral and Guarantee Requirement”) and subject to the Limited Conditionality Provision and the grace periods and post-closing periods set forth in such definition, the Collateral and Guarantee Requirement shall be satisfied (or waived) as of the Closing Date.

(j) Since the date of the Acquisition Agreement, no “Material Adverse Effect” (as defined in the Acquisition Agreement) shall have occurred.

(k) The Administrative Agent shall have received, at least three Business Days (as defined in the Acquisition Agreement) prior to the Closing Date, all documentation and other information (including Beneficial Ownership Certifications) about any Loan Party required by U.S. regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and the Beneficial Ownership Regulation, as is reasonably requested in writing by such Administrative Agent at least ten calendar days prior to the Closing Date.

(l) (i) The Specified Acquisition Agreement Representations shall be true and correct in all material respects as of the Closing Date solely to the extent required by the terms of the definition thereof and (ii) the Specified Representations shall be true and correct in all material respects on and as of the Closing Date; provided that (A) in the case of any Specified Acquisition Agreement Representation or Specified Representation which expressly relates to a given date or period, such representation and warranty shall be true and correct in all material respects as of the respective date or for the respective period, as the case may be and (B) if any Specified Representation is qualified by or subject to a “material adverse effect”, “material adverse change” or similar term or qualification, the definition thereof shall be the definition of “Closing Date Material Adverse Effect” for purposes of the making or deemed making of such Specified Representation on, or as of, the Closing Date (or any date prior thereto).

(m) The Administrative Agent shall have received an executed Borrowing Request.

Notwithstanding the foregoing, except to the extent otherwise required to be delivered or effected after the Closing Date pursuant to Section 5.12, to the extent any lien search or Collateral (including the creation or perfection of any security interest) is not or cannot be provided on the Closing Date (other than the perfection of liens on Collateral that may be perfected by the filing of financing statements under the Uniform Commercial Code and the delivery of stock certificates of the Borrowers and their wholly-owned, material Subsidiaries formed or organized under the laws of the United States, any state of the United States of America or the District of Columbia (in each case, to the extent certificated) evidencing the Equity Interests to be pledged pursuant to this Agreement with respect to which a lien may be perfected by the delivery of a stock or equivalent certificate, but, with respect to the Blocker Entities, the Acquired Company and its Subsidiaries, only to the extent received after use of commercially reasonable efforts to do so), then the provision of any such lien search and/or Collateral (including the creation or perfection of any security interest) shall not constitute a condition precedent to any Credit Event on the Closing Date but may instead be provided within 45 days (or, in each case, such later date as may be agreed by the Administrative Agent in its reasonable discretion) after the Closing Date; provided, notwithstanding the foregoing, that the creation or perfection of any security interest with respect to the Blocker Entities, the

Acquired Company and its Subsidiaries and their respective assets and Equity Interests may be conditioned on the occurrence of the Closing Date. This paragraph is referred to herein as the “Limited Conditionality Provision”.

For purposes of determining compliance with the conditions specified in this Section 4.02, each Lender and Issuing Bank shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders or the Issuing Banks unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received written notice from such Lender or Issuing Bank prior to the Closing Date specifying its objection thereto and, in the case of a Borrowing, such Lender shall not have made available to the Administrative Agent such Lender’s ratable portion of the initial Borrowing.

Article V

Affirmative Covenants

Each Borrower and (solely with respect to Sections 5.01(a) and 5.03) Holdings covenants and agrees with each Lender that, until the Termination Date, unless the Required Lenders shall otherwise consent in writing, each Borrower and (solely with respect to Sections 5.01(a) and 5.03) Holdings will, and will cause each of the Subsidiaries to comply with each of the following covenants to the extent expressed to be applicable:

Section 5.01 Existence; Business and Properties. (a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except, in the case of a Subsidiary of any Borrower, where the failure to do so would not reasonably be expected to have a Material Adverse Effect, and except as otherwise permitted under Section 6.05, including the liquidation or dissolution of Subsidiaries in a manner not otherwise prohibited by this Agreement, the Blocker Merger or, solely with respect to Holdings, in connection with any Holdings Reorganization Transaction or Permitted Reorganization.

(b) Except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, do or cause to be done all things necessary to lawfully obtain, preserve, renew, extend and keep in full force and effect the permits, franchises, authorizations, Material Intellectual Property registered with United States Copyright Office or the United States Patent and Trademark Office covering United States of America issued patents and registered trademarks and copyrights, licenses and rights with respect thereto necessary to the normal conduct of its business and to the extent required to ensure that the business carried on in connection therewith, if any, may be lawfully conducted at all times (in each case, except as permitted by this Agreement). Except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, (i) at all times maintain, protect and preserve all property necessary to the normal conduct of its business and keep such property in good repair, working order and condition (ordinary wear and tear and casualty and condemnation excepted) and (ii) from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary.

Section 5.02 Insurance. (a) Maintain, with financially sound and reputable insurance companies, insurance (subject to customary deductibles and retentions) (but not, for the avoidance of doubt, flood insurance except to the extent required by applicable law or regulation) in such amounts and against such risks as management believes are reasonable in light of the risks faced by its business, in each case as determined by the Borrowers in good faith, and use commercially reasonable efforts to cause the Collateral Agent to be listed as an additional insured on liability policies and a lender’s loss payee on property policies.

Notwithstanding the foregoing, the Borrowers and the Subsidiaries may self-insure with respect to such risks with respect to which companies of established reputation engaged in the same general line of business in the same general area usually self-insure.

(b) [Reserved].

(c) [Reserved].

(d) In connection with the covenants set forth in this Section 5.02, it is understood and agreed that:

(i) the Administrative Agent, the Collateral Agent, the Lenders, the Issuing Banks and their respective agents or employees shall not be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 5.02, it being understood that (A) the Loan Parties shall look solely to their insurance companies or any other parties other than the aforesaid parties for the recovery of such loss or damage and (B) such insurance companies shall have no rights of subrogation against the Administrative Agent, the Collateral Agent, the Lenders, any Issuing Bank or their agents or employees. If, however, the insurance policies, as a matter of the internal policy of such insurer, do not provide waiver of subrogation rights against such parties, as required above, then each of Holdings and the Borrowers, on behalf of itself and on behalf of each of the Subsidiaries, hereby agrees, to the extent permitted by law, to waive, and further agrees to cause each of their Subsidiaries to waive, its right of recovery, if any, against the Administrative Agent, the Collateral Agent, the Lenders, any Issuing Bank and their agents and employees;

(ii) the designation of any form, type or amount of insurance coverage by the Collateral Agent (including acting in the capacity as the Collateral Agent) under this Section 5.02 shall in no event be deemed a representation, warranty or advice by the Collateral Agent or the Lenders that such insurance is adequate for the purposes of the business of the Borrowers and the Subsidiaries or the protection of their properties; and

(iii) the amount and type of insurance that the Borrowers and their Subsidiaries have in effect as of the Closing Date satisfies for all purposes the requirements of this Section 5.02.

Section 5.03 Taxes. Pay its obligations in respect of all Tax liabilities, assessments and governmental charges, before the same shall become delinquent or in default, except where (i) the amount or validity thereof is being contested in good faith by appropriate proceedings and Holdings or a Subsidiary has set aside on its books adequate reserves therefor in accordance with GAAP or (ii) the failure to make payment before delinquency or default could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 5.04 Financial Statements, Reports, etc. Furnish to the Administrative Agent (which will promptly furnish such information to the Lenders):

(a) within 120 days after the end of any Fiscal Year ending after the Closing Date, a consolidated balance sheet and related statements of income and cash flows showing the financial position of the Ultimate Parent and its Subsidiaries as of the close of such Fiscal Year and the consolidated results of their operations during such year and setting forth in comparative form the corresponding figures for the prior Fiscal Year. The financial statements referred to in clause (a) shall be audited by independent public accountants of recognized national standing (which report shall not be subject to a “going concern” or scope of audit qualification (except for any such qualification pertaining to, or disclosure of an exception or qualification resulting from, the maturity (or impending maturity) of any Facility or any other Indebtedness occurring within one year of the date of delivery of the relevant audit opinion, any breach or anticipated breach of any financial covenant or the activities, operations, financial results, assets or liabilities of any Unrestricted Subsidiary), but may include a “going concern” or “emphasis of matter” explanatory paragraph or like statement) to the effect that such consolidated financial statements fairly present, in all material respects, the financial position and results of operations of the Ultimate Parent and its Subsidiaries on a consolidated basis in accordance with GAAP; provided, however, that such financial statements and other materials required to be delivered pursuant to this clause (a) shall be deemed delivered for purposes of this Agreement when posted to the website of Ultimate Parent or become publicly available via EDGAR, the SEC website (or website of any equivalent regulatory body in the relevant jurisdiction) or another publicly available reporting service;

(b) within 45 days after the end of each of the first three fiscal quarters of each Fiscal Year commencing with the first full Fiscal Quarter ending after the Closing Date, a consolidated balance sheet and related statements of income and cash flows showing the financial position of the Ultimate Parent and its Subsidiaries as of the close of such fiscal quarter and the consolidated results of their operations during such fiscal quarter and the then-elapsed portion of the Fiscal Year and setting forth in comparative form the corresponding figures for the prior Fiscal Year, certified in accordance with clause (c) below by a Financial Officer of the Ultimate Parent on behalf of the Ultimate Parent as fairly presenting, in all material respects, the financial position and results of operations of the Ultimate Parent and its Subsidiaries on a consolidated basis in accordance with GAAP (subject to normal year-end adjustments and the absence of footnotes); provided, however, that such financial statements required to be delivered pursuant to this clause (b) shall be deemed delivered for purposes of this Agreement when posted to the website of Ultimate Parent or become publicly available via EDGAR, the SEC website (or website of any equivalent regulatory body in the relevant jurisdiction) or another publicly available reporting service;

(c) within 5 Business Days after any delivery of financial statements under clause (a) or (b) above, a Compliance Certificate (i) certifying that, to the knowledge of the certifying Responsible Officer, no Default or Event of Default has occurred and is continuing since the date of the last Compliance Certificate delivered pursuant to this Section 5.04(c) or, if such a Default or an Event of Default has occurred and is continuing, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (ii) commencing with the end of the first full fiscal quarter ending after the Closing Date, setting forth computations in reasonable detail demonstrating compliance with the Financial Covenant;

(d) promptly after the same become publicly available, copies of all periodic and other publicly available reports, proxy statements and, to the extent requested by the Administrative Agent, other materials filed by the Ultimate Parent or any of the Subsidiaries with the SEC (or equivalent regulatory body in the relevant jurisdiction), or distributed to its stockholders generally, as applicable; provided, however, that such reports, proxy statements, filings and other materials required to be delivered pursuant to this clause (d) shall be deemed delivered for purposes of this Agreement when posted to the website of Ultimate Parent or become publicly available via EDGAR, the SEC website (or website of any equivalent regulatory body in the relevant jurisdiction) or another publicly available reporting service;

(e) within 60 days after the end of each Fiscal Year (or such later date as the Administrative Agent may agree in its reasonable discretion) (commencing with the first Fiscal Year ending after the Closing Date), a consolidated annual budget for the then current Fiscal Year following the Fiscal Year covered by such financial statements (collectively, the “Budget”) (which Budget shall include a balance sheet, income statement and statement of cash flows);

(f) substantially concurrently with the delivery thereof to the Board of Directors of the Ultimate Parent following the end of each of the first and second months of each fiscal quarter, copies of the Ultimate Parent’s monthly management reports in the form delivered to such Board of Directors; and

(g) promptly from time to time, such other customary information regarding the operations, business affairs and financial condition of any Borrower or any of the Subsidiaries, or compliance with the terms of any Loan Document as in each case the Administrative Agent may reasonably request (for itself or on behalf of any Lender) and to the extent such information is reasonably available to the Borrowers; provided, however, that none of Holdings, any Borrower or any Subsidiary shall be required to disclose or provide any information (i) that constitutes non-financial trade secrets or non-financial proprietary information of Holdings, any Borrower or any of the Subsidiaries or any of their respective customers and/or suppliers, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or any of their respective representatives) is prohibited by any applicable Requirement of Law, (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product or (iv) in respect of which Holdings, any Borrower or any Subsidiary owes confidentiality obligations to any third party (provided such confidentiality obligations were not entered into solely in contemplation of the requirements of this proviso); provided, further, that in the event any of the circumstances described in the preceding proviso exist, the Borrowers shall use commercially reasonable efforts to provide notice to the Administrative Agent thereof and shall use commercially reasonable efforts to describe, to the extent both feasible and permitted under applicable Requirements of Law or confidentiality obligations, or without waiving such privilege, as applicable, the applicable document, information or other matter.

Each Borrower hereby acknowledges and agrees that all financial statements furnished pursuant to clauses (a), (b) and (d) above are hereby deemed to be Borrower Materials suitable for distribution, and to be made available, to Public Lenders as contemplated by Section 9.17 and may be treated by the Administrative Agent and the Lenders as if the same had been marked “PUBLIC” in accordance with such paragraph (unless the Company otherwise notifies the Administrative Agent in writing on or prior to delivery thereof).

For the avoidance of doubt, for purposes of this Section 5.04, financial statements and similar financial reporting on a consolidated basis may include any or all of the Borrowers’ Unrestricted Subsidiaries, in each case to the extent consolidated in accordance with GAAP. If at any time the annual and quarterly financial information required by Section 5.04(a) or Section 5.04(b) includes the accounts of any Unrestricted Subsidiary of the Borrowers, then such financial information shall be accompanied by either (i) a reasonably detailed summary of the adjustments necessary to eliminate the accounts of such Unrestricted Subsidiaries or (ii) stand-alone unaudited financial statements of such Unrestricted Subsidiary or Unrestricted Subsidiaries (as a group or otherwise), together with an unaudited reconciliation to the financial information of Ultimate Parent and its Subsidiaries, which reconciliation shall include the following items: revenue, finance costs, profit/loss for the period, cash, Permitted Investments and other cash equivalents, total assets, total liabilities, equity and capital expenditures.

Notwithstanding the foregoing, no financial statement required to be delivered pursuant to paragraph (a) or (b) shall be required to include acquisition or purchase accounting adjustments relating to the Transactions or any Permitted Business Acquisition or other Investment to the extent it is not practicable to include any such adjustments in such financial statement.

Section 5.05 Litigation and Other Notices. Furnish to the Administrative Agent (which will promptly thereafter furnish to the Lenders) written notice of the following promptly after any Responsible Officer of the Borrowers obtains actual knowledge thereof:

(a) any Default or Event of Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

(b) [reserved];

(c) the filing or commencement of, or any written non-frivolous threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against Holdings, any Borrower or any of the Subsidiaries as to which an adverse determination is reasonably probable and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect;

(d) the occurrence of any event specific to Holdings, any Borrower or any of the Subsidiaries that is not a matter of general public knowledge and that has had or would reasonably be expected to have a Material Adverse Effect; and

(e) the occurrence of any ERISA Event that, together with all other ERISA Events that have occurred, would reasonably be expected to have a Material Adverse Effect.

Section 5.06 Compliance with Laws.

(a) Comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; provided that this Section 5.06 shall not apply to Environmental Laws, which are the subject of Section 5.09, or to laws related to Taxes, which are the subject of Section 5.03.

(b) Comply with the USA PATRIOT Act (as applicable), applicable Sanctions Laws, and Anti-Corruption Laws in all material respects.

Section 5.07 Maintaining Records; Access to Properties and Inspections. Maintain all financial records in accordance with GAAP and permit any authorized representative designated by the Administrative Agent to visit and inspect the financial records and the properties of any Borrower or any of its Subsidiaries at reasonable times, upon reasonable prior notice to the Company once each calendar year, and to make extracts from and copies of such financial records, and permit any authorized representative designated by the Administrative Agent upon reasonable prior notice to the Company to discuss the affairs, finances and condition of any Borrower or any of its Subsidiaries with the officers thereof and independent accountants therefor (so long as the Company has the opportunity to participate in any such discussions with such accountants), in each case, subject to reasonable requirements of confidentiality, including requirements imposed by law or by contract; provided that, upon the occurrence and during the continuation of an Event of Default, the Administrative Agent may exercise such rights as often as reasonably requested; provided, further, that only the Administrative Agent on behalf of the Lenders may exercise the rights of the Administrative Agent and the Lenders under this Section 5.07; provided, further, that notwithstanding anything to the contrary herein, no Loan Party nor any Restricted Subsidiary shall be required to disclose, permit the inspection, examination or making of copies of or taking abstracts from, or discuss any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information of Ultimate Parent, Holdings, any Borrower or any of the Subsidiaries or any of their respective customers and/or suppliers, (ii) in respect of which disclosure to the

Administrative Agent or any Lender (or any of their respective representatives) is prohibited by any applicable Requirement of Law, (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product or (iv) in respect of which Ultimate Parent, Holdings, any Borrower or any Subsidiary owes confidentiality obligations to any third party (provided such confidentiality obligations were not entered into solely in contemplation of the requirements of this proviso).

Section 5.08 Use of Proceeds. Use the proceeds of the Loans made and Letters of Credit issued in the manner contemplated by Section 3.12.

Section 5.09 Compliance with Environmental Laws. Comply, and make reasonable efforts to cause all lessees and other persons occupying its properties to comply, with all Environmental Laws applicable to its operations and properties; and obtain and renew all material authorizations and permits required pursuant to Environmental Law for its operations and properties, in each case in accordance with Environmental Laws, except, in each case with respect to this Section 5.09, to the extent the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Notwithstanding anything to the contrary contained herein or in any other Loan Document, Holdings, each Borrower and each Subsidiary shall not be obligated hereunder or thereunder to deliver at any time any environmental report to the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender unless reasonably requested in connection with an environmental violation, obligation or failure that would reasonably be expected to result in a Material Adverse Effect.

Section 5.10 Further Assurances; Additional Security.

(a) Subject to clause (e) below, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), that the Collateral Agent may reasonably request (including, without limitation, those required by applicable law), to satisfy the Collateral and Guarantee Requirement and to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Loan Parties and provide to the Collateral Agent, from time to time upon reasonable request by the Collateral Agent, evidence reasonably satisfactory to the Collateral Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents to the extent perfection is required thereunder.

(b) [Reserved].

(c) If any additional direct or indirect Subsidiary of Holdings is formed or acquired after the Closing Date or any Excluded Subsidiary ceases to be an Excluded Subsidiary (with any Subsidiary Redesignation resulting in an Unrestricted Subsidiary becoming a Subsidiary being deemed to constitute the acquisition of a Subsidiary) and if such Subsidiary is a Subsidiary Loan Party pursuant to the definition thereof, the Borrowers shall cause, subject to the Legal Reservations, the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary and with respect to any Equity Interests in, or Indebtedness of, such Subsidiary owned by or on behalf of any Loan Party, in each case by the date that financial statements are next required to be delivered pursuant to Section 5.04(a) or (b) following the fiscal quarter in (but in any event no longer than 90 days after the date) which such formation, cessation or acquisition occurs (or such longer period as the Administrative Agent may agree in its sole discretion).

(d) Furnish to the Collateral Agent written notice, no later than 90 days thereafter (or such later date as the Collateral Agent may agree in its reasonable discretion), of any change (A) in any Loan Party’s corporate or organization name, (B) in any Loan Party’s identity or organizational or corporate form, (C) in any Loan Party’s organizational identification number, if applicable or (D) in any Loan Party’s jurisdiction of organization or incorporation; provided that no notice shall be required to the extent such change will not adversely affect the perfection of Liens granted pursuant to the Security Documents.

(e) Notwithstanding any provision of any Loan Document to the contrary, the Collateral and Guarantee Requirement and the other provisions of this Section 5.10 and the other Loan Documents with respect to Collateral need not be satisfied with respect to any of the following (collectively, the “Excluded Property”): (i) any Real Property and (ii) any motor vehicle, airplane or other asset subject to a certificate of title (other than to the extent a security interest therein can be perfected by filing an “all assets” UCC-1 financing statement and without the requirement to list any VIN, serial or similar number), (iii) any letter of credit right (other than to the extent such right can be perfected by filing an “all assets” UCC-1 financing statement) and commercial tort claims, in each case, having a value less than $2,000,000 individually, (iv) pledges and security interests (1) prohibited or restricted by applicable law, rule, regulation or contractual obligation (with respect to any such contractual obligation, only to the extent such restriction is permitted under Section 6.09(c)) (in each case, except to the extent such prohibition is unenforceable after giving effect to the applicable anti-assignment provisions of Article 9 of the Uniform Commercial Code or any other Requirement of Law), (2) that would result in a breach, termination (or a right of termination) or default under any contract, instrument, lease, license, permit or other document (including pursuant to any “change of control” or similar provision) or that would permit any person (other than any Loan Party) to amend any rights, benefits or obligations of the relevant Loan Party in a manner adverse to such Loan Party (in each case, except to the extent such prohibition is unenforceable after giving effect to the applicable anti-assignment provisions of Article 9 of the Uniform Commercial Code or any other Requirement of Law) or (3) which could require governmental (including regulatory) consent, approval, license or authorization to be pledged (unless such consent, approval, license or authorization has been received, it being understood that there shall be no obligation on the part of Holdings or any Subsidiary to seek such consent, approval, license or authorization) (in each case, except to the extent such prohibition is unenforceable after giving effect to the applicable anti-assignment provisions of Article 9 of the Uniform Commercial Code or any other Requirement of Law), (v) assets to the extent a security interest in such assets could reasonably be expected to result in material adverse Tax consequences or material adverse regulatory consequences to Holdings, any Borrower, any of its Subsidiaries, or any Parent Entity, in each case, as determined in good faith by the Borrowers in consultation with the Administrative Agent, (vi) any lease, license or other agreement, or any property subject thereto, to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or create a right of termination in favor of any other party thereto (other than any Loan Party) after giving effect to the applicable anti-assignment provisions of Article 9 of the Uniform Commercial Code or any other Requirement of Law, (vii) those assets as to which Holdings determines in good faith that the cost or other consequence of obtaining such a security interest or perfection thereof are excessive in relation to the benefits to the Secured Parties (as determined by the Borrowers in good faith in consultation with the Administrative Agent) afforded thereby, (viii) any governmental licenses or state or local licenses, franchises, charters and authorizations, to the extent security interests in such licenses, franchises, charters or authorizations are prohibited or restricted thereby after giving effect to the applicable anti-assignment provisions of Article 9 of the Uniform Commercial Code or any other Requirement of Law, (ix) any “intent-to-use” applications for trademark or service mark registrations filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. §1051, unless and until an Amendment to Allege Use or a Statement of Use under Section 1(c) or 1(d) of the Lanham Act has been filed and deemed in conformance with Section 1(a) of the Lanham Act or examined and accepted by the United States Patent and Trademark Office, (x) receivables pledged, factored, transferred or sold in connection with any Permitted Receivables Financing, (xi) (A) any account used exclusively to hold funds in trust for the benefit of third parties, (B) any payroll, healthcare and other employee wage and benefit account, (C) any tax account, including, without limitation, any sales tax account, (D) any escrow, defeasance and redemption account, (E) any fiduciary or trust account and (F) any accounts subject to cash pooling or similar treasury arrangements, (xii) any Excluded Securities, (xiii) any Third Party Funds, (xiv) any equipment or other tangible asset that is subject to a Lien permitted by any of clauses (c), (i) or (j) of Section 6.02 or is otherwise subject to a purchase money debt or a Finance Lease Obligation, in each case, as permitted by Section 6.01, if the contract or other agreement providing for such debt or Finance Lease Obligation prohibits, or requires the consent of any person (other than any Loan Party) as a condition to the creation of, any other security interest on such equipment or asset and, in each case, such prohibition or requirement is permitted hereunder (after giving effect to the applicable anti-assignment provisions of Article 9 of the Uniform Commercial Code or other applicable law or any other Requirement of Law) and (xv) farm products, as extracted collateral, manufactured homes, health care insurance receivables, timber to be cut or aircraft engines, satellites, ships or railroad rolling stock; provided that (x) Excluded Property shall not include any proceeds of any of the foregoing items except to the extent such proceeds themselves independently constitute Excluded Property and (y) the Borrowers may from time to time elect to cause any assets that would otherwise constitute Excluded Property hereunder to become Collateral under the Loan Documents (but shall have no obligation to do so) with the consent of the Administrative Agent (not to be unreasonably withheld, conditioned or delayed); provided, further, that the Collateral Agent shall have received such security documents as are customary for the applicable jurisdiction and reasonably requested by the Collateral Agent. Notwithstanding anything to the contrary in any Loan Document, (A) the Collateral Agent may grant extensions of time or waivers (which may be retroactive) of any requirement for the creation or perfection of security interests, the granting of guarantees, the obtaining of insurance (including title insurance) or surveys with respect to particular assets or any other matter set forth or described in this Section 5.10, the Collateral and Guarantee Requirement or any Security Document, without the consent of any other Secured Party, (B) no perfection by control shall be required with respect to any assets other than by entry into account control agreements with respect to any deposit accounts, securities accounts or commodities accounts (other than Excluded Accounts) or delivery of certificated securities and similar instruments constituting Collateral and expressly required by the terms of the Security Documents, (C) [reserved], (D) no landlord, mortgagee or bailee waivers (including any estoppel, collateral access letters or similar types of waiver) shall be required, (E) no security documents or instruments governed by, or perfection or other actions under, the law of a jurisdiction other than the United States of America (including any registration of Intellectual Property, or filings with any intellectual property offices, in any jurisdiction other than the United States of America) shall be required (other than delivery of certificated equity interests of Foreign Subsidiaries held by any Loan Party (other than an Excluded Securities)), (F) no periodic filing shall be required to be made (other than as expressly required pursuant to a Security Document or the Uniform Commercial Code) and no notice shall be required to be sent to insurers, third-party account debtors or other contractual third parties prior to an Event of Default that is continuing, (G) Liens required to be granted from time to time pursuant to, or any other requirements of, the Collateral and Guarantee Requirement and the Security Documents shall be subject to exceptions and limitations set forth in the Security Documents, (H) no specific listing or scheduling of Collateral shall be required, (I) [reserved], (J) any joinder agreement or supplement with respect to any Person that is required to become a Subsidiary Loan Party or to deliver Collateral may, at the election of the Borrowers, permit the qualification of any representations or warranties in any of the Loan Documents by reference to schedules attached to such joinder or supplement to the extent necessary to ensure any such representation or warranty is true and correct and (K) the Collateral provided by any Loan Party may be limited to minimize stamp duty, notarization, registration or other applicable fees, taxes and duties where the benefit afforded to the Secured Parties is outweighed by such expenses (as determined by the Borrowers in good faith in consultation with the Administrative Agent).

(f) For the avoidance of doubt, notwithstanding anything to the contrary contained herein or in any other Loan Document, Holdings, the Borrowers and the Subsidiaries shall not be obligated hereunder or thereunder to enter into any Hedging Agreement in connection with hedging interest rate exposure with respect to the Loan Obligations, the Loans or any other extensions of credit hereunder or any other Indebtedness of Holdings, any Borrower or any such Subsidiary.

Section 5.11 [Reserved].

Section 5.12 Post-Closing. Take all necessary actions to satisfy the items described on Schedule 5.12 within the applicable period of time specified in such Schedule (or such longer period as the Administrative Agent may agree in its reasonable discretion). Notwithstanding anything to the contrary in any Loan Document, no misrepresentation, default or breach of any Loan Document shall occur as a result of the failure to take any action contemplated by Schedule 5.12 prior to the time at which such action is required to be taken pursuant to this Section 5.12.

Section 5.13 Designation of Subsidiaries; Ownership of Material Assets. The Company may at any time after the Closing Date designate (or re-designate) any subsidiary of a Borrower (other than another Borrower) as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that the Borrowers shall only be permitted to form or designate a new Unrestricted Subsidiary after the Closing Date so long as at the time of designation, (a) the Borrowers or their applicable Subsidiary shall be deemed to have made an Investment pursuant to Section 6.04 in an amount equal to the fair market value of the net assets of such Unrestricted Subsidiary to the extent referable to such Borrower or its Subsidiaries’ Equity Interests therein and such Borrower or its applicable Subsidiary shall be in compliance with Section 6.04 and Section 6.11 on a Pro Forma Basis after giving effect to such designation and (b) no Default or Event of Default shall have occurred and be continuing; provided further that no Unrestricted Subsidiary may at any time hold any Equity Interest in, or Indebtedness of, or Liens upon the assets, of any Borrower, any Guarantor or any of their respective Restricted Subsidiaries. The Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary for purposes of this Agreement (each, a “Subsidiary Redesignation”); provided that any Subsidiary Redesignation shall be deemed to constitute the incurrence of the Indebtedness and Liens of the Subsidiary subject to such Subsidiary Redesignation at such time (and a reduction in outstanding Investments in Unrestricted Subsidiaries). The Borrowers shall not, and shall ensure that their Restricted Subsidiaries shall not, (i) designate as an Unrestricted Subsidiary any Restricted Subsidiary that owns Material Assets or any Captivate Equipment or permit any Unrestricted Subsidiary to own or exclusively license any Material Assets or any Captivate Equipment at any time or (ii) transfer (in the form of an Investment, contribution, Restricted Payment, Disposition or otherwise) any Material Assets or any Captivate Equipment owned or exclusively licensed by any Loan Party to any Subsidiary that is not a Loan Party; provided that this sentence shall not restrict a sale or transfer in the form of a non-exclusive license entered into in the ordinary course of business. Notwithstanding anything herein to the contrary (but subject to the immediately preceding sentence), transfers (in the form of an Investment, contribution, Restricted Payment, Disposition or otherwise) to Unrestricted Subsidiaries shall only be permitted to be made solely and exclusively (including by virtue of the designation of any Subsidiary as an Unrestricted Subsidiary) in the form of an Investment pursuant to Section 6.04(ee) (and not pursuant to any other clause or exception) and any such Investments shall not be reclassified, divided or re-divided.

Section 5.14 Business of the Borrowers and their Subsidiaries. Each Borrower shall, and shall cause its Subsidiaries to, engage only in those material lines of business that consist of (a) the business or business activity conducted by any of them on the Closing Date or any other Similar Business or (b) such other lines of business to which the Administrative Agent may consent.

Section 5.15 Maintenance of Fiscal Year. The Borrowers shall maintain their Fiscal Year-end as in effect on the Closing Date (it being understood and agreed that following the Closing Date, the Blocker Entities, Captivate, Captivate Holdings and their respective Subsidiaries may change their Fiscal Year-end to conform to the Fiscal Year-end of the Ultimate Parent); provided that the Borrowers may, upon written consent of the Administrative Agent (not to be unreasonably withheld, conditioned or delayed), change their Fiscal Year-end to another date, in which case the Borrowers and the Administrative Agent will, and are hereby authorized to (without requiring the consent of any other Person, including any Lender), make any adjustments to this Agreement that are necessary to reflect such change in Fiscal Year.

Section 5.16 [Reserved].

Section 5.17 Lender Calls. Within 10 Business Days (or such later date as the Administrative Agent may agree) following each delivery of financial statements pursuant to Section 5.04(a) and Section 5.04(b) (commencing following the delivery of financial statements for the Fiscal Year ending on or about December 31, 2026 and quarterly financial statements for the fiscal quarter ending on or about September 30, 2026), the Company shall hold a customary conference call for the Lenders, at a time mutually agreed with the Administrative Agent, to discuss the financial position and results of operations of the Borrowers and their Subsidiaries for the most recently ended period for which financial statements have been delivered pursuant to clauses (a) and (b) of Section 5.04.

Article VI

Negative Covenants

Each Borrower (other than with respect to Section 6.10) and Holdings (solely with respect to Section 6.10) covenants and agrees with each Lender that, until the Termination Date, unless the Required Lenders shall otherwise consent in writing, such Borrower (other than with respect to Section 6.10) will not, nor (except in the case of Section 6.06) will it permit any of its Subsidiaries, to, and Holdings (solely with respect to Section 6.10) will not:

Section 6.01 Indebtedness. Incur, create or assume any Indebtedness, except:

(a) (i) Indebtedness existing or committed on the Closing Date (provided that any such item of Indebtedness that is individually in excess of $2,000,000 shall be set forth on Schedule 6.01) and (ii) any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness (other than intercompany Indebtedness Refinanced with Indebtedness owed to a Person not affiliated with the Borrowers or any Subsidiary);

(b) (i) Indebtedness created hereunder (including pursuant to Section 2.21) and under the other Loan Documents and (ii) any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness;

(c) Indebtedness of any Borrower or any Subsidiary pursuant to Hedging Agreements entered into for non-speculative purposes and in the ordinary course of business;

(d) Indebtedness owed to (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance to any Borrower or any Subsidiary, pursuant to reimbursement or indemnification obligations to such Person, in each case in the ordinary course of business or consistent with past practice or industry practices;

(e) Indebtedness among Holdings and any of its Subsidiaries; provided that any such Indebtedness of a non-Loan Party owing to a Loan Party shall be deemed to be an Investment and shall only be permitted to the extent permitted as an Investment pursuant to Section 6.04; provided, further, that any such Indebtedness of any Loan Party shall be subordinated in right of payment and if applicable, security to the Loan Obligations;

(f) Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations, in each case provided in the ordinary course of business or consistent with past practice or industry practices, including those incurred to secure health, safety and environmental obligations in the ordinary course of business or consistent with past practice or industry practices;

(g) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services, in each case incurred in the ordinary course of business;

(h) (i) Indebtedness of a Subsidiary acquired after the Closing Date or a Person merged or consolidated with any Borrower or any Subsidiary after the Closing Date and Indebtedness otherwise assumed by any Borrower or any Subsidiary in connection with the acquisition of assets or Equity Interests (including a Permitted Business Acquisition or other permitted Investment), provided that (A) such acquisition, merger or consolidation is not prohibited by this Agreement and such assumed Indebtedness was not incurred in contemplation of such acquisition, merger or consolidation, (B) at the time of the consummation of such acquisition, merger or consolidation, no Event of Default shall have occurred and be continuing, (C) the Borrowers are in compliance with the Financial Covenant on a Pro Forma Basis after giving effect to the assumption of such Indebtedness for the most recently ended Test Period prior thereto, (D) immediately after giving effect to the assumption of such Indebtedness, the Net Total Leverage Ratio on a Pro Forma Basis for the most recently ended Test Period prior thereto is not greater than the Net Total Leverage Ratio for such Test Period without giving pro forma effect to such assumption and (D) immediately after giving effect to the assumption of such Indebtedness, the Fixed Charge Coverage Ratio on a Pro Forma Basis for the most recently ended Test Period prior thereto is not less than 2.00 to 1.00 and (ii) any Permitted Refinancing Indebtedness incurred to Refinance any such Indebtedness;

(i) (i) Finance Lease Obligations, purchase money or mortgage financings and other Indebtedness incurred by any Borrower or any Subsidiary prior to or within 270 days after the acquisition, lease, construction, repair, replacement or improvement of the respective property (real or personal, and whether through the direct purchase of property or the Equity Interest of any person owning such property) permitted under this Agreement (other than the Acquisition) in order to finance such acquisition, lease, construction, repair, replacement or improvement, in an aggregate principal amount that immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, together with the aggregate principal amount of any other Indebtedness outstanding pursuant to this Section 6.01(i)(i), would not exceed the sum of (1) the greater of (x) $5,000,000 and (y) 7% of EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period, plus (2) [reserved], (ii) Finance Lease Obligations incurred by any Borrower or any Subsidiary to finance (whether prior to or within 270 days after) the acquisition, lease, construction, repair, replacement or improvement of computer equipment (including servers), storage equipment, networking equipment and other equipment and similar assets related to the business of the Borrowers and their Subsidiaries and any finance lease obligations not prohibited hereunder and (iii) any Permitted Refinancing Indebtedness in respect of the foregoing;

(j) (i) Finance Lease Obligations and any other Indebtedness incurred by any Borrower or any Subsidiary arising from any Sale and Lease-Back Transaction that is permitted under Section 6.03, (ii) Finance Lease Obligations or other obligations or deferrals attributable to capital spending and (iii) any Permitted Refinancing Indebtedness in respect of the foregoing, in each case incurred in the ordinary course of business;

(k) (i) other Indebtedness of any Borrower or any Subsidiary, in an aggregate principal amount that, immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, together with the aggregate principal amount of any other Indebtedness outstanding pursuant to this Section 6.01(k), would not exceed the greater of (x) $15,000,000 and (y) 15% of EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period and (ii) any Permitted Refinancing Indebtedness in respect thereof;

(l) (i) unsecured Indebtedness of any Borrower or any Subsidiary (“Contribution Debt”) in an aggregate outstanding principal amount up to 100% of the amount of cash or Permitted

Investments, or the fair market value (as determined by the Borrowers in good faith) of other property contributed to or received by any Borrower after the Closing Date in respect of (x) the issuance or sale of Qualified Equity Interests of Ultimate Parent (or member loans on terms reasonably acceptable to the Administrative Agent), to the extent the Loan Parties receive such proceeds or (y) contributions to the Equity Interests of a Borrower other than Disqualified Stock (or member loans on terms reasonably acceptable to the Administrative Agent) (in each case of clauses (x) and (y), other than proceeds from the sale of Equity Interests to, or contributions from, a Borrower or any of its Subsidiaries), in each case to the extent such capital contributions or other proceeds do not constitute Cure Amounts and were not included in the calculation of the Cumulative Credit and (ii) any Permitted Refinancing Indebtedness in respect of the foregoing;

(m) Guarantees (including any co-issuance) by Holdings, any Borrower and/or any Subsidiary of Indebtedness or other obligations of Holdings, any Borrower or any Subsidiary and/or any joint venture otherwise not prohibited to be incurred pursuant to this Section 6.01; provided that, in each case, such Guarantee shall be subordinated in right of payment and in respect of any Liens securing such Guarantee to the same extent as the underlying Indebtedness or other obligations so guaranteed are subordinated to the Loan Obligations and the Liens securing the Loan Obligations, respectively;

(n) Indebtedness arising from agreements of any Borrower or any Subsidiary providing for indemnification, adjustment of purchase or acquisition price or similar obligations (including earn-outs and seller notes), in each case, incurred or assumed in connection with the Transactions, any Permitted Business Acquisition (other than Guarantees of Indebtedness incurred by any Person for the purpose of financing any such acquisition), other Investments or the disposition of any business, assets or a Subsidiary not prohibited by this Agreement;

(o) Indebtedness in respect of bank guarantees, warehouse receipts or similar instruments issued to support performance obligations and trade-related letters of credit (other than obligations in respect of other Indebtedness) in the ordinary course of business or consistent with past practice or industry practices;

(p) to the extent constituting Indebtedness, obligations (other than for borrowed money) under the Acquisition Agreement;

(q) Indebtedness in respect of letters of credit in an aggregate principal amount outstanding that, immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, together with the aggregate principal amount of any other Indebtedness outstanding pursuant to this Section 6.01(q), would not exceed $5,000,000;

(r) [reserved];

(s) (i) Indebtedness (including revolving Indebtedness) of any Foreign Subsidiary to fund working capital requirements in an aggregate principal amount outstanding that, immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, together with the aggregate principal amount of any other Indebtedness outstanding pursuant to this Section 6.01(s), Section 6.01(t) and Section 6.01(bb), would not exceed the greater of (x) $10,000,000 and (y) 15% of EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period and (i) any Permitted Refinancing Indebtedness in respect thereof;

(t) (i) Indebtedness of Subsidiaries that are not Subsidiary Loan Parties in an aggregate principal amount outstanding that, immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, together with the aggregate principal amount of any other

Indebtedness outstanding pursuant to this Section 6.01(t), Section 6.01(s) and Section 6.01(bb), would not exceed the greater of (x) $10,000,000 and (y) 15% of EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period and (ii) any Permitted Refinancing Indebtedness in respect thereof;

(u) [reserved];

(v) Indebtedness representing deferred compensation to directors, officers, employees, consultants or independent contractors of any Borrower or any Subsidiary (or, to the extent such work is done for such Borrower or the Subsidiary, or any direct or indirect parent thereof) incurred in the ordinary course of business;

(w) [reserved];

(x) (i) obligations, including among the Borrowers and their Subsidiaries, in respect of or relating to Cash Management Agreements with third-party banks not party to the Credit Agreement and (ii) obligations, including among the Borrowers and their Subsidiaries, in respect of or relating to Cash Management Agreements that constitute Secured Cash Management Obligations of a Lender, in an aggregate amount that does not exceed $5,000,000 at any time outstanding, in each case, incurred in the ordinary course of business;

(y) [reserved];

(z) [reserved];

(aa) [reserved];

(bb) (i) Indebtedness of, incurred on behalf of, or representing Guarantees of Indebtedness of, joint ventures in an aggregate principal amount that, immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, together with the aggregate principal amount of any other Indebtedness outstanding pursuant to this Section 6.01(bb), Section 6.01(s) and Section 6.01(t), would not exceed the greater of (x) $10,000,000 and (y) 15% of EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period and (ii) any Permitted Refinancing Indebtedness in respect thereof; provided that, in each case, such Guarantee shall be subordinated in right of payment and in respect of any Liens securing such Guarantee to the same extent as the underlying Indebtedness or other obligations so guaranteed are subordinated to the Loan Obligations and the Liens securing the Loan Obligations, respectively;

(cc) [reserved];

(dd) Indebtedness consisting of obligations of any Borrower or any Subsidiary under deferred compensation or other similar arrangements (other than in connection with any earn-out or seller note) incurred by such Person in connection with the Transactions and Permitted Business Acquisitions or any other Investment permitted hereunder, in each case incurred in the ordinary course of business;

(ee) [reserved];

(ff) Indebtedness consisting of (i) the financing of insurance premiums, (ii) take-or-pay obligations contained in supply arrangements in the ordinary course of business and/or (iii) obligations to reacquire assets or inventory in connection with customer financing arrangements in the ordinary course of business;

(gg) Indebtedness supported by a Letter of Credit, in a principal amount not in excess of the amount available under such Letter of Credit (or a letter of credit issued under any other revolving credit or letter of credit facility permitted by Section 6.01);

(hh) [reserved];

(ii) [reserved];

(jj) Permitted Receivables Financings; provided that the Indebtedness in respect of such Permitted Receivables Financings shall not exceed in an aggregate amount at any time outstanding $10,000,000;

(kk) [reserved];

(ll) [reserved];

(mm) [reserved];

(nn) unfunded pension fund and other employee benefit plan obligations and liabilities incurred by any Borrower and/or any Subsidiary in the ordinary course of business to the extent that the unfunded amounts would not otherwise cause an Event of Default under Section 7.01(k);

(oo) [reserved];

(pp) [reserved];

(qq) [reserved]; and

(rr) [reserved].

With respect to any Indebtedness that was permitted to be incurred hereunder on the date of such incurrence, any Increased Amount of such Indebtedness shall also be permitted hereunder after the date of such incurrence.

Notwithstanding anything to the contrary in this Agreement, absent the prior written consent of the Required Lenders and the Required Revolving Facility Lenders, (a) any Indebtedness incurred hereunder or under the other Loan Documents that is secured on a pari passu basis by Liens on any Collateral shall be subject to the AAL Joinder Condition, (b) all Indebtedness owed by any Loan Party to Holdings or any non-Loan Party (or any Guarantee by any Loan Party of Indebtedness owed to Holdings or any such non-Loan Party) shall be unsecured and subordinated in right of payment to the Loan Obligations pursuant to terms reasonably satisfactory to the Administrative Agent and (c) nothing herein shall permit the issuance of Disqualified Stock by any Borrower or its Subsidiaries.

Section 6.02 Liens. Create, incur or assume any Lien on any property or assets (including stock or other securities of any person) of any Borrower or any Subsidiary at the time owned by it or on any income or revenues or rights in respect of any thereof, except the following (collectively, “Permitted Liens”):

(a) Liens on property or assets of the Borrowers and the Subsidiaries existing on the Closing Date (or created following the Closing Date pursuant to agreements in existence on the Closing Date requiring the creation of such Liens) and, to the extent securing an item of Indebtedness in an individual principal amount in excess of $2,000,000, set forth on Schedule 6.02(a) and any modifications, replacements, renewals or extensions thereof; provided that such Liens shall secure only those obligations that they secure on the Closing Date (and any Permitted Refinancing Indebtedness in respect of such obligations permitted by Section 6.01) and shall not subsequently apply to any other property or assets of any Borrower or any Subsidiary other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien, and (B) proceeds and products thereof;

(b) any Lien created under the Loan Documents (including Liens created under the Security Documents securing obligations in respect of Secured Hedge Agreements and Secured Cash Management Agreements);

(c) any Lien on any property or asset of any Subsidiary securing Indebtedness or Permitted Refinancing Indebtedness permitted by Section 6.01(h); provided that such Lien does not apply to any other property or assets of any Borrower or any of the Subsidiaries not securing such Indebtedness at the date of the acquisition of such property or asset and accessions and additions thereto and proceeds and products thereof (other than after-acquired property required to be subjected to such Lien pursuant to the terms of such Indebtedness (and refinancings thereof));

(d) Liens for Taxes, assessments or other governmental charges or levies not yet delinquent by more than 30 days or that are being contested in compliance with Section 5.03;

(e) Liens imposed by law, such as landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, supplier’s, construction or other like Liens, securing obligations that are not overdue by more than 60 days or that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, any Borrower or any Subsidiary shall have set aside on its books reserves in accordance with GAAP;

(f) (i) pledges and deposits and other Liens made in the ordinary course of business in compliance with the Federal Employers Liability Act (or any similar act or legislation in other jurisdictions) or any other workers’ compensation, unemployment insurance and other social security laws or regulations and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations and (ii) pledges and deposits and other Liens securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to any Borrower or any Subsidiary;

(g) deposits and other Liens to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Finance Lease Obligations), statutory obligations, surety and appeal bonds, performance and return of money bonds, bids, leases, government contracts, trade contracts, agreements with utilities, and other obligations of a like nature (including letters of credit in lieu of any such bonds or to support the issuance thereof) incurred in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(h) (i) zoning restrictions (including, without limitation, building codes and other land use laws regulating the use or occupancy of Real Property imposed by any Governmental Authority), easements, survey exceptions, trackage rights, leases (other than Finance Lease Obligations), licenses, special assessments, rights-of-way, covenants, conditions, restrictions and declarations on or with respect to the use of Real Property, servicing agreements, development agreements, site plan agreements and other similar encumbrances imposed by law or arising in the ordinary course of business and (ii) title defects or irregularities or encroachments or survey defects, in each case that are of a minor nature and that, in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of any Borrower or any Subsidiary;

(i) Liens securing Indebtedness permitted by Section 6.01(i) or (j); provided that such Liens do not apply to any property or assets of any Borrower or any Subsidiary other than the property or assets acquired, leased, constructed, replaced, repaired or improved with such Indebtedness (or the Indebtedness Refinanced thereby) or sold in the applicable Sale and Lease-Back Transaction, and accessions and additions thereto, proceeds and products thereof, customary security deposits and related property; provided, further, that individual financings of the same type as such Indebtedness provided by one lender may be cross-collateralized to other financings provided by such lender (and its Affiliates);

(j) Liens arising out of Sale and Lease-Back Transactions permitted under Section 6.03, so long as such Liens attach only to the property sold and being leased in such transaction and any accessions and additions thereto or proceeds and products thereof and related property;

(k) Liens securing judgments that do not constitute an Event of Default under Section 7.01(j);

(l) [reserved];

(m) any interest or title of a lessor or sublessor under any leases or subleases entered into by any Borrower or any Subsidiary in the ordinary course of business;

(n) Liens that are contractual rights of set-off (and related pledges) (i) relating to the establishment of depository relations with banks and other financial institutions not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposits, sweep accounts, reserve accounts or similar accounts of any Borrower or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of such Borrower or such Subsidiary, including with respect to credit card charge-backs and similar obligations, or (iii) relating to purchase orders and other agreements entered into with customers, suppliers or service providers of any Borrower or any Subsidiary in the ordinary course of business;

(o) Liens (i) arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, (iii) encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts incurred in the ordinary course of business and not for speculative purposes, (iv) in respect of Third Party Funds, (v) in favor of credit card companies pursuant to agreements therewith or (vi) relating to Cash Management Agreements;

(p) Liens securing obligations in respect of trade-related letters of credit, bankers’ acceptances, bank guarantees or similar obligations permitted under Sections 6.01(f), (o) or (q) and covering the property (or the documents of title in respect of such property) financed by such letters of credit, bankers’ acceptances or similar obligations and the proceeds and products thereof;

(q) leases or subleases, licenses or sublicenses (with respect to Intellectual Property, on a non-exclusive basis only) granted to others in the ordinary course of business not adversely interfering in any material respect with the business of the Borrowers and the Subsidiaries, taken as a whole;

(r) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(s) Liens solely on any cash earnest money deposits made by any Borrower or any of the Subsidiaries in connection with any letter of intent or purchase agreement in respect of any Investment permitted hereunder;

(t) (i) Liens with respect to property, assets or Equity Interests of any Subsidiary that is not a Loan Party securing Indebtedness or other obligations of a Subsidiary that is not a Loan Party to the extent such obligation is permitted hereunder and (ii) Liens with respect to property, assets or Equity Interests of the applicable joint venture or the Equity Interests of such joint venture securing Indebtedness permitted under Section 6.01(bb);

(u) [reserved];

(v) [reserved];

(w) [reserved];

(x) Liens arising from precautionary Uniform Commercial Code financing statement or similar filings regarding operating leases or other obligations not constituting Indebtedness;

(y) Liens on Equity Interests of, or loans to, joint ventures (A) securing obligations of such joint venture or (B) pursuant to the relevant joint venture agreement or arrangement (and including customary rights of first refusal and tag, drag and similar rights in joint venture agreements and agreements with respect to non-Wholly Owned Subsidiaries);

(z) (i) Liens on securities (other than Equity Interests now or hereafter issued by a Borrower or a Subsidiary Loan Party) that are the subject of repurchase agreements constituting Permitted Investments under clause (c) of the definition thereof and (ii) Liens that are customary in the business of the Borrowers and their Subsidiaries and that do not secure debt for borrowed money;

(aa) Liens securing Indebtedness incurred pursuant to Section 6.01(k) and other obligations, in each case of this clause (aa), in an aggregate amount not to exceed the greater of $15,000,000 and 15% of EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period; provided that any Lien on Collateral under this clause 6.02(aa) that secures such Indebtedness or other obligations (x) does not exceed the greater of (A) $5,000,000 and (B) 5% of EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period and (y) does not secure Indebtedness consisting of debt for borrowed money;

(bb) Liens securing insurance premiums financing arrangements; provided that such Liens are limited solely to the applicable unearned insurance premiums;

(cc) in the case of Real Property that constitutes a leasehold interest, any Lien to which the fee simple interest (or any superior leasehold interest) is subject;

(dd) Liens securing Indebtedness or any other obligation (i) in favor of Holdings, any Borrower or any other Loan Party as long as such Liens granted by a Loan Party are subordinate to the Liens securing the Loan Obligations and do not extend to any asset that is not Collateral and (ii) granted by any Subsidiary that is not Loan Party in favor of any Subsidiary that is not a Loan Party;

(ee) Liens on cash or Permitted Investments securing Indebtedness in respect of Hedging Agreements entered into for non-speculative purposes;

(ff) Liens on goods or inventory the purchase, shipment or storage price of which is financed by a trade letter of credit, bank guarantee or bankers’ acceptance issued or created for the account of any Borrower or any Subsidiary in the ordinary course of business; provided that such Lien secures only the obligations of such Borrower or such Subsidiaries in respect of such letter of credit, bank guarantee or banker’s acceptance to the extent permitted under Section 6.01;

(gg) [reserved];

(hh) Liens securing obligations in respect of letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments permitted under Sections 6.01(d), (f), (n) and (gg);

(ii) [reserved];

(jj) Liens arising out of conditional sale, title retention or similar arrangements for the sale or purchase of goods by any Borrower or any of the Subsidiaries in the ordinary course of business;

(kk) [reserved];

(ll) Liens on assets and Equity Interests of Restricted Subsidiaries that are not Loan Parties or that are not required at such time (or with the passage of time, if the transaction was structured to grant a Lien during the grace period for a Person to become a Loan Party) to become Loan Parties pursuant to Section 5.10 (including Equity Interests owned by such Persons) securing Indebtedness or other obligations of Restricted Subsidiaries that are not Loan Parties permitted pursuant to Section 6.01;

(mm) Liens on property of, or on Equity Interests or Indebtedness of, any Person (other than a Loan Party in existence on the Closing Date) existing at the time (A) such Person becomes a Subsidiary or (B) such Person or property is acquired by any Borrower or any Subsidiary, in each case to the extent such Lien secures Indebtedness permitted hereunder and was not incurred in contemplation of the applicable transaction; provided that (i) such Liens do not extend to any other assets of any Borrower or any Subsidiary (other than accessions and additions thereto and proceeds or products thereof and other than after-acquired property) and (ii) such Liens secure only those obligations which they secure on the date such Person becomes a Subsidiary or the date of such acquisition (and any extensions, renewals, replacements or refinancings thereof); and

(nn) Liens for the purpose of perfecting the ownership interests or Liens of a purchaser or other assignee of Receivables Assets and related assets pursuant to any Permitted Receivables Financing.

With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness.

Notwithstanding anything to the contrary in this Agreement, no Lien on any Captivate Equipment or the Equity Interests of any Loan Party that owns such Captivate Equipment shall be permitted pursuant to any of Sections 6.02(i), (j), (aa) or (ll).

Section 6.03 Sale and Lease-Back Transactions. Enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter, as part of such transaction, rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Lease-Back Transaction”); provided that a Sale and Lease-Back Transaction shall be permitted with respect to (i) Excluded Property, (ii) property owned by any Subsidiary that is not a Loan Party regardless of when such property was acquired, (iii) any financing transaction in respect of which any resultant Indebtedness is permitted by Section 6.01(j) or with respect to assets acquired by any Borrower or any Subsidiary after the Closing Date and (iv) any property; provided that such Sale and Lease-Back Transactions shall only be permitted so long as the aggregate Net Proceeds from all such Sale and Lease-Back Transactions shall not exceed the greater of (x) $5,000,000 and (y) 7% of EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period; provided, further that no Sale and Lease-Back Transaction shall be permitted hereunder with respect to any Captivate Equipment or Material Assets.

Section 6.04 Investments, Loans and Advances. Make any Investment, except:

(a) Investments in connection with the Transactions and any Investments held by, or committed by, the Acquired Company or its Subsidiaries on the Closing Date and permitted to remain (or not prohibited from remaining) outstanding after the Closing Date pursuant to the terms of the Acquisition Agreement (including any acquisitions contractually committed to be made by the Acquired Company prior to the Closing Date), including intercompany loans among Holdings and its Subsidiaries existing on the Closing Date or established in connection with consummation of the Transactions;

(b) (i) Investments among the Borrowers and their Subsidiaries and (ii) Guarantees by any Borrower or any Subsidiary of Indebtedness or other obligations not prohibited hereunder of any Borrower or any Subsidiary; provided that the aggregate amount of Investments made after the Closing Date by a Loan Party in any Subsidiary that is not a Loan Party and Guarantees made after the Closing Date by a Loan Party of Indebtedness or other obligations of a Subsidiary that is not a Loan Party, together with the total cash consideration paid in connection with Permitted Business Acquisitions by Persons that are Loan Parties for the Equity Interests of any Person that does not, or is not required to, become a Loan Party or is not a Loan Party or for assets that do not constitute Collateral (other than (x) consideration paid in connection with any such Permitted Business Acquisition where at least 75% of EBITDA of the Persons so acquired is earned by any Person or Persons that become a Loan Party and (y) [reserved], each of which shall be uncapped), shall not exceed an aggregate amount outstanding equal to the sum of (1) the greater of $5,000,000 and 7% of EBITDA as of the last day of the most recently ended Test Period and (2) amounts otherwise available for such Investments (of the type described in the foregoing proviso) elsewhere under this Section 6.04, so long as usage hereunder reduces such amounts elsewhere available under this Section 6.04;

(c) Permitted Investments and Investments that were Permitted Investments when made;

(d) Investments arising out of the receipt by any Borrower or any Subsidiary of non-cash consideration for the Disposition of assets permitted under Section 6.05;

(e) loans and advances to officers, directors, employees or consultants of Holdings (or any Parent Entity), any Borrower or any Subsidiary (i) in the ordinary course of business in an aggregate outstanding amount (valued at the time of the making thereof, and without giving effect to any subsequent change in value) not to exceed the greater of (x) $1,000,000 and (y) 1.5% of EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period at any time outstanding, (ii) in respect of payroll payments and expenses in the ordinary course of business and (iii) in connection with such person’s purchase of Equity Interests of Ultimate Parent solely to the extent that the amount of such loans and advances shall be contributed to the Borrowers in cash as a capital contribution;

(f) accounts receivable, security deposits and prepayments arising and trade credit granted in the ordinary course of business and any assets or securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and any prepayments and other credits to suppliers made in the ordinary course of business;

(g) Hedging Agreements entered into for non-speculative purposes;

(h) Investments existing on, or contractually committed as of, the Closing Date and, to the extent any such individual Investment is in an amount in excess of $2,000,000, set forth on Schedule 6.04 and any extensions, renewals, replacements or reinvestments thereof, so long as the aggregate amount of all Investments pursuant to this clause (h) is not increased at any time above the amount of such Investment existing or committed on the Closing Date (other than pursuant to an increase as required by the terms of any such Investment as in existence on the Closing Date or as otherwise permitted by this Section 6.04);

(i) Investments resulting from pledges and deposits under Sections 6.02(f), (g), (o), (r), (s), and (ee);

(j) loans and advances (including in respect of loan receivables) to suppliers and customers or users of Holdings or any Subsidiary’s products or customers of distributors of such products in the ordinary course of business;

(k) Investments constituting (i) Permitted Business Acquisitions and (ii) any Investment in any Subsidiary of a Borrower that is not a Loan Party in an amount required to permit such Subsidiary to consummate a Permitted Business Acquisition, which amount is applied, directly or indirectly, by such Subsidiary to consummate such Permitted Business Acquisition;

(l) intercompany loans between Subsidiaries that are not Loan Parties and Guarantees by Subsidiaries that are not Loan Parties permitted by Section 6.01(m);

(m) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, customers and suppliers, in each case in the ordinary course of business or Investments acquired by a Borrower or a Subsidiary as a result of a foreclosure by any Borrower or any of the Subsidiaries with respect to any secured Investments or other transfer of title with respect to any secured Investment in default;

(n) Investments of a Subsidiary acquired after the Closing Date or of a Person merged into or consolidated with a Borrower or a Subsidiary after the Closing Date, in each case, (i) to the extent such acquisition, merger or consolidation is permitted under this Section 6.04, (ii) in the case of any acquisition, merger or consolidation, in accordance with Section 6.05 and (iii) to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(o) acquisitions by any Borrower of obligations of one or more directors, officers, employees or consultants of Holdings (or Ultimate Parent), any Borrower or any Subsidiary in connection with such director’s, officer’s, employee’s or consultant’s acquisition of Equity Interests of Holdings or Ultimate Parent, so long as no cash is actually advanced by any Borrower or any of the Subsidiaries to such directors, officers, employees or consultants in connection with the acquisition of any such obligations;

(p) Guarantees by any Borrower or any Subsidiary of operating leases (other than Finance Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into by any Borrower or any Subsidiary in the ordinary course of business;

(q) Investments to the extent that payment for such Investments is substantially concurrently made with Equity Interests of, or the cash proceeds of Equity Interests of, Ultimate Parent; provided (i) that the substantially concurrent issuance of such Equity Interests, and the cash proceeds thereof, are not included in any determination of the Cumulative Credit or as a Cure Amount or for purposes of any other equity-linked basket and (ii) any Person or business unit, division or line of business acquired in reliance on this clause (q) must have positive EBITDA for the most recently ended Test Period prior to such acquisition and no Default or Event of Default has occurred and is continuing or would result therefrom;

(r) [reserved];

(s) to the extent constituting an Investment, Restricted Payments permitted under Section 6.06;

(t) Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers;

(u) Investments, including among the Borrowers and their Subsidiaries, in connection with Cash Management Agreements;

(v) Guarantees permitted under Section 6.01 (except to the extent such Guarantee is expressly subject to this Section 6.04);

(w) advances in the form of a prepayment of expenses, so long as such expenses are being paid in accordance with customary trade terms of any Borrower or any Subsidiary in the ordinary course of business;

(x) [reserved];

(y) Investments in Holdings in lieu of (and not in excess of the amount of) Restricted Payments otherwise permitted hereunder (provided that the amount of any such Investment shall also be deemed to be a Restricted Payment under the appropriate clause of Section 6.06 for all purposes under this Agreement);

(z) [reserved];

(aa) to the extent constituting Investments, purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses, sublicenses or leases of Intellectual Property in each case in the ordinary course of business;

(bb) the formation of Subsidiaries and Unrestricted Subsidiaries; provided that (x) any capitalization of such Subsidiary or Unrestricted Subsidiary, as the case may be, must be an Investment otherwise permitted hereunder and (y) such formation shall not be in violation of Section 5.10;

(cc) Investments in Similar Businesses or joint ventures; provided that the aggregate outstanding amount of Investments made after the Closing Date pursuant to this Section 6.04(cc) and Section 6.04(ee) shall not exceed the greater of (x) $5,000,000 and (y) 7% of EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period;

(dd) [reserved];

(ee) Investments in any Unrestricted Subsidiaries; provided, that the aggregate outstanding amount of Investments made after the Closing Date pursuant to this Section 6.04(ee) and Section 6.04(cc) shall not exceed the greater of (x) $5,000,000 and (y) 7% of EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period;

(ff) other Investments so long as, immediately after giving effect to such Investment, (i) the Net Total Leverage Ratio on a Pro Forma Basis for the most recently ended Test Period would not exceed 3.40 to 1.00 and (ii) no Default or Event of Default has occurred and is continuing or would result immediately thereafter;

(gg) [reserved];

(hh) other Investments in an aggregate amount not to exceed the Cumulative Credit;

(ii) other Investments in an aggregate outstanding amount not to exceed the greater of (x) $10,000,000 and (y) 15% of EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period;

(jj) Investments (including in joint ventures) in connection with Permitted Reorganizations so long as, immediately after giving effect to such Investment, no Default or Event of Default has occurred and is continuing or would result immediately thereafter;

(kk) Investments in joint ventures to the extent required by, or made pursuant to, applicable buy/sell or put/call arrangements and/or similar binding arrangements;

(ll) Investments consisting of the licensing, sublicensing or contribution of Intellectual Property rights on a non-exclusive basis (i) in the ordinary course of business or (ii) pursuant to joint marketing arrangements with other Persons;

(mm) any Investment made by any Unrestricted Subsidiary prior to the date on which such Unrestricted Subsidiary is designated as a Restricted Subsidiary so long as the relevant Investment was not made in contemplation of the designation of such Unrestricted Subsidiary as a Restricted Subsidiary; and

(nn) non-cash Investments in joint ventures or strategic alliances with third-parties in the ordinary course of business of the Borrowers and their Subsidiaries consisting of non-exclusive licensing of technology, the development of technology, the providing of technical support and/or the contribution of free advertising (or otherwise at reduced rates).

Section 6.05 Mergers, Consolidations, Sales of Assets and Acquisitions. Merge into or consolidate with any other person, or permit any other person to merge into or consolidate with it, or Dispose of (in one transaction or in a series of related transactions) all or any part of its assets (whether now owned or hereafter acquired), or Dispose of any Equity Interests of any Subsidiary, or purchase, lease or otherwise acquire (in one transaction or a series of related transactions) all of the assets of any other person or a division or line of business of a person, except that this Section 6.05 shall not prohibit:

(a) (i) the purchase and Disposition of inventory, or the sale of receivables pursuant to Permitted Receivables Financings, in each case in the ordinary course of business by any Borrower or any Subsidiary, (ii) the acquisition or lease (pursuant to an operating lease) of any other asset in the ordinary course of business by any Borrower or any Subsidiary or, with respect to operating leases, otherwise for fair market value on market terms (as determined in good faith by the Borrowers), (iii) the Disposition of surplus, obsolete, uneconomical, negligible, damaged or worn out equipment or other tangible property by any Borrower or any Subsidiary in the ordinary course of business or consistent with past practice or industry norm, (iv) assignments by any Borrower and any Subsidiary in connection with insurance arrangements of their rights and remedies under, and with respect to, the Acquisition Agreement in respect of any breach of representations and warranties set forth therein, (v) Dispositions to the extent that (x) the relevant property is exchanged for credit against the purchase price of similar replacement property or (y) the proceeds of the relevant Disposition are promptly applied to the purchase price of such replacement property, (vi) the Disposition of Permitted Investments in the ordinary course of business, (vii) Disposition of property of the Borrowers and the Subsidiaries determined in good faith to be no longer used or useful, necessary, otherwise not material in the operation of the business of any Borrower or any of the Subsidiaries or no longer economical to maintain in an amount not to exceed the greater of (x) $5,000,000 and (y) 7% of EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period or (viii) Dispositions of equipment to network affiliates (other than an Affiliate of the Borrowers or a financing source) in the ordinary course of business in connection with the sale or distribution of advertising;

(b) (i) the merger or consolidation of any Subsidiary of the Borrowers with or into any Borrower in a transaction in which such Borrower is the survivor, (ii) the merger or consolidation of any Subsidiary with or into any other Subsidiary (including an Unrestricted Subsidiary) in a transaction in which the surviving or resulting entity is or becomes a Subsidiary Loan Party of the Borrowers (other than an Unrestricted Subsidiary) (or, in the case of any merger or consolidation involving any Borrower, is any Borrower) and, in the case of each of clauses (i) and (ii), no person other than a Borrower or a Subsidiary Loan Party of the Borrowers receives any consideration (unless otherwise permitted by Section 6.04), (iii) the merger or consolidation of any Subsidiary that is not a Subsidiary Loan Party with or into any other Subsidiary that is not a Subsidiary Loan Party (other than a Subsidiary that is not a Subsidiary of the Borrowers), (iv) the liquidation or dissolution or change in form of entity of any Subsidiary if the Borrowers determine in good faith that such liquidation, dissolution or change in form is in the best interests of the Borrowers and is not materially disadvantageous to the Lenders, (v) any Subsidiary may merge or consolidate with any other Person in order to effect an Investment permitted pursuant to Section 6.04 so long as the continuing or surviving Person shall be or become a Subsidiary Loan Party or be a Subsidiary (if such merging Subsidiary is not a Subsidiary Loan Party) of the Borrowers (unless otherwise permitted by Section 6.04), which shall be a Borrower if such merger or consolidation involves a Borrower (in each case, unless otherwise permitted by Section 6.04 or Section 6.05(o)) and which together with each of its Subsidiaries shall have complied with any applicable requirements of Section 5.10 or (vi) so long as no Event of Default would result immediately therefrom, any Subsidiary may merge or consolidate with any other Person (other than Holdings) in order to effect a Disposition otherwise permitted pursuant to this Section 6.05;

(c) Dispositions to a Borrower or a Subsidiary (upon voluntary liquidation or otherwise) to the extent such Disposition is permitted under Section 6.04;

(d) Sale and Lease-Back Transactions permitted by Section 6.03;

(e) Dispositions, mergers, amalgamations, consolidations or conveyances that constitute (or are made in order to effectuate) (i) Investments permitted by Section 6.04, Permitted Liens and Restricted Payments permitted by Section 6.06 and (ii) any Disposition made pursuant to the Acquisition Agreement or in connection with the Transactions;

(f) Dispositions of defaulted receivables in the ordinary course of business and not as part of an accounts receivables financing, factoring or securitization transaction;

(g) other Dispositions of assets (other than all or substantially all of the assets of the Loan Parties, taken as a whole); provided that the Net Proceeds thereof, if any, are applied in accordance with Section 2.11(b) to the extent required thereby;

(h) [reserved];

(i) leases, licenses or subleases or sublicenses of any real or personal property or Intellectual Property which (i) are made in the ordinary course of business or consistent with past practice or (ii) do not adversely interfere in any material respect with the business of the Borrowers and the Subsidiaries, taken as a whole, as determined by the Borrowers in good faith;

(j) Dispositions of inventory or Dispositions or abandonment or permitting to lapse of Intellectual Property of the Borrowers and the Subsidiaries determined in good faith to be no longer used or useful, necessary, otherwise not material in the operation of the business of the Borrowers or any of the Subsidiaries or no longer economical to maintain;

(k) Dispositions in an amount not to exceed the greater of (x) $5,000,000 and (y) 7% of EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period during any Fiscal Year which, if not used in any such year, may be carried forward to the immediately succeeding Fiscal Year only and not any year thereafter (which carried forward amounts shall be deemed first applied in such subsequent Fiscal Year);

(l) [reserved];

(m) to the extent constituting a Disposition, any termination, settlement or extinguishment of obligations in respect of any Hedging Agreement and Dispositions of cash in connection with Cash Management Agreements;

(n) any exchange of assets for services and/or other assets used or useful in a Similar Business of comparable or greater value; provided that to the extent the consideration received consists of assets, at least 90% of the consideration received by the transferor consists of assets or services that will be used in a business or business activity permitted hereunder;

(o) [reserved];

(p) Dispositions of the Equity Interests of, or Indebtedness owed by, or other securities issued by, any Unrestricted Subsidiary;

(q) [reserved];

(r) the sale or discount, in each case without recourse, of Receivables Assets arising in the ordinary course of business, but only in connection with the compromise or collection thereof or pursuant to Permitted Receivables Financings;

(s) Dispositions of non-core assets acquired in connection with a Permitted Business Acquisition or other Permitted Investment or made to obtain the approval of an anti-trust authority and any Dispositions made to comply with an order of any agency or state authority or other regulatory body or any applicable law or regulation;

(t) Dispositions of Investments in joint ventures to the extent required by, or made pursuant to, applicable buy/sell or put/call arrangements and/or similar binding arrangements;

(u) Dispositions, mergers, consolidations, amalgamations, conveyances or similar events constituting any part of a Permitted Reorganization or Holdings Reorganization Transaction;

(v) Dispositions of assets which are not Collateral in an amount not to exceed the greater of (x) $5,000,000 and (y) 7% of EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period during any Fiscal Year which, if not used in any such year, may be carried forward to the immediately succeeding Fiscal Year only and not any year thereafter (which carried forward amounts shall be deemed first applied in such subsequent Fiscal Year);

(w) the sale of accounts receivable and similar Receivables Assets pursuant to any Permitted Receivables Financing;

(x) any merger, consolidation, Disposition, amalgamation, conveyance or similar event the purpose of which is to reincorporate or reorganize any Subsidiary (other than a Foreign Subsidiary) in any other jurisdiction within the United States, so long as prompt written notice thereof is given to the Administrative Agent and no such merger, consolidation, Disposition, amalgamation, conveyance or event shall be adverse in any material respect to the interests of the Agents or the Lenders;

(y) Dispositions contemplated on the Closing Date and described on Schedule 6.05 hereto;

(z) any merger, consolidation, Disposition, amalgamation, conveyance or similar event the purpose of which is to reincorporate or reorganize any Foreign Subsidiary existing as of the Closing Date in any other jurisdiction; and

(aa) Dispositions in connection with the issuance of any preferred equity by the Company or Holdings to the Ultimate Parent as required by the Company Operating Agreement.

Notwithstanding anything to the contrary contained in Section 6.05 above, no Disposition of assets under Section 6.05(g) shall be permitted unless (i) such Disposition is for at least fair market value (as determined in good faith by the Borrowers), or if not for fair market value, the shortfall is permitted as an Investment under Section 6.04 and (ii) at least 75% of the proceeds of such Disposition (other than any consideration consisting of a Permitted Asset Swap), consist of cash or Permitted Investments; provided that the provisions of this clause (ii) shall not apply to transactions involving assets with an aggregate fair market value (as determined in good faith by the Borrowers) of not more than the greater of (x) $5,000,000 and (y) 7% of EBITDA calculated on a Pro Forma basis for the then most recently ended Test Period during any Fiscal Year; provided, further, that for purposes of this clause (ii), each of the following shall be deemed to be cash: (a) the amount of any liabilities (as shown on such Borrower’s or such Subsidiary’s most recent balance sheet or in the notes thereto) that are assumed by the transferee of any such assets or are otherwise cancelled in connection with such transaction, (b) [reserved], (c) any Designated Non-Cash Consideration received by any Borrower or any of its Subsidiaries in such Disposition having an aggregate fair market value (as determined in good faith by the Borrowers), taken together with all other Designated Non-Cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of (x) $5,000,000 and (y) 7% of EBITDA calculated on a Pro Forma basis for the most recently ended Test Period (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value), and (d) the amount of Indebtedness of any Subsidiary that is no longer a Subsidiary as a result of the Disposition, to the extent that Holdings, each Borrower and each other Subsidiary are released from any guarantee of payment of such Indebtedness in connection with such Disposition. For purposes of this Section 6.05, the fair market value of any assets Disposed of by any Borrower or any Subsidiary shall be determined in good faith by the Borrowers and may be determined either, at the option of the Borrowers, at the time of such Disposition or as of the date of the definitive agreement with respect to such Disposition.

Section 6.06 Dividends and Distributions. Declare or pay any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any Equity Interests of any Borrower or any Subsidiary (other than dividends and distributions on Equity Interests payable solely by the issuance of additional Equity Interests (other than Disqualified Stock) of such Borrower or such Subsidiary, as applicable) or directly or indirectly redeem, purchase, retire or otherwise acquire for value (or permit any Subsidiary to purchase or acquire) any of any Borrower’s or any Subsidiary’s Equity Interests or set aside any amount for any such purpose (other than through the issuance of additional Equity Interests (other than Disqualified Stock) of such Borrower or such Subsidiary) (all of the foregoing, “Restricted Payments”); provided, however, that:

(a) Restricted Payments may be made to any Borrower or any Wholly Owned Subsidiary of the Borrowers (or, in the case of non-Wholly Owned Subsidiaries, to any Borrower or any Subsidiary that is a direct or indirect parent of such Subsidiary and to each other owner of Equity Interests of such Subsidiary of the applicable class on a pro rata basis (or more favorable basis from the perspective of such Borrower or such Subsidiary) based on their relative ownership interests of such class);

(b) cash Restricted Payments may be made in respect of (i) general corporate operating and overhead, legal, accounting and other professional fees and expenses of Holdings or any Parent Entity, (ii) fees and expenses related to any public offering or private placement of Equity Interests or Indebtedness of Holdings or any Parent Entity, whether or not consummated, (iii) franchise and similar Taxes and other fees and expenses in connection with the maintenance of Holdings’ (or any Parent Entity’s) existence and Holdings’ (or any Parent Entity’s indirect) ownership of its Subsidiaries (including its Unrestricted Subsidiaries), (iv) [reserved], (v) in respect of any taxable period for which a Borrower is a partnership or is disregarded as separate from a partnership for U.S. federal income tax purposes, the U.S. income tax liabilities of any direct or indirect beneficial owner of all or any part of such Borrower’s equity, but solely to the extent such tax liabilities arise out of the direct or indirect beneficial ownership of such equity, calculated on a pro rata basis such that each such beneficial owner receives an amount equal to the product of (1) its distributive share of the taxable income generated by such Borrower (including to the extent attributable to any of its subsidiaries that are flow-through entities) for such period (taking into account any available deductions or losses as well as any potential limitation under Section 163(j) of the Code) and (2) (A) with respect to any taxable period, (or portion thereof determined on a daily basis) during which both, (x) Cinemark is a member of the Company and (y) the Company is delivering advertising in Cinemark’s theaters consistent with past practice, the greater of (x) 40% and (y) the highest marginal rate of combined U.S. federal, state and/or local income tax rate applicable to a corporate entity in New York City, New York and (B) with respect to any other taxable period (or portion thereof determined on a daily basis), the highest marginal rate of combined U.S. federal, state and/or local income tax rate applicable to a corporate entity in New York City, New York, (vi) [reserved], (vii) payments to comply with the obligations of the Borrowers, Holdings or any Parent Entity under the Tax Receivable Agreement (as determined by the Company in good faith) and (viii) cash payments by the Borrowers to the Ultimate Parent in respect of “Services Fees” and “Reimbursable Costs” under and as defined in the Management Agreement as in effect on the Closing Date; provided that cash payments with respect to the non-cash portion of stock-based compensation shall not be permitted to be made pursuant to this clause (viii);

(c) Restricted Payments may be made, the proceeds of which are used to purchase or redeem the Equity Interests of Holdings or any Parent Entity (including related stock appreciation rights or similar securities) held by future, current or former directors, consultants, officers, members of management or employees (and their respective estates, heirs, family members, spouses, domestic partners, former spouses or former domestic partners) of any Parent Entity, Holdings, any Borrower or any of the

Subsidiaries pursuant to any Plan or any shareholders’ or limited liability company agreement then in effect upon such person’s death, disability, retirement or termination of employment or under the terms of any such Plan or any other agreement under which such shares of stock or related rights were issued or otherwise distributed; provided that the aggregate amount of such purchases or redemptions under this clause (c) purchased other than upon such person’s death, disability, retirement or termination of employment or pursuant to any Plan or stock rights agreement shall not exceed in any Fiscal Year, which, if not used in any Fiscal Year, may be carried forward to the immediately succeeding Fiscal Year only and not any year thereafter (which carried forward amounts shall be deemed first applied in such subsequent Fiscal Year) and may be carried back to the immediately preceding Fiscal Year, the greater of (x) $10,000,000 and (y) 14% of EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period; provided, further, that cancellation of Indebtedness owing to any Subsidiary from officers, directors and members of management of Holdings, any Parent Entity, any Borrower or any Subsidiaries in connection with a repurchase of Equity Interests of Holdings or any Parent Entity will not be deemed to constitute a Restricted Payment for purposes of this Section 6.06;

(d) any Person may make non-cash repurchases of Equity Interests deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options;

(e) cash Restricted Payments may be made in an aggregate amount equal to a portion of the Cumulative Credit on the date of such election that the Borrowers elect to apply to this Section 6.06(e);

(f) Restricted Payments may be made, the proceeds of which are applied (i) on or about the Closing Date, solely to effect the consummation of the Transactions, and (ii) on and after the Closing Date, to pay Transaction Expenses to the extent constituting the reasonable expenses and fees of advisors to Ultimate Parent up to $10,000,000 in the aggregate;

(g) [reserved];

(h) [reserved];

(i) [reserved];

(j) other cash Restricted Payments may be made in an aggregate amount during any Fiscal Year which, if not used in any such year, may be carried forward to the immediately succeeding Fiscal Year (which carried forward amounts shall be deemed first applied in such subsequent Fiscal Year), not to exceed the greater of (x) $7,000,000 and (y) 10% of EBITDA calculated on a Pro Forma Basis for the Test Period ended immediately prior to the date of such Restricted Payment;

(k) [reserved];

(l) cash Restricted Payments or direct payments to any Affiliate of the Loan Parties and their Restricted Subsidiaries in an amount sufficient to cover any tax liability, costs or expenses owed by such Affiliate in connection with any prepayment pursuant to Section 2.11(b) or Section 2.11(c), as applicable;

(m) other cash Restricted Payments may be made; provided that after giving effect to such Restricted Payment, (i) the Net Total Leverage Ratio on a Pro Forma Basis for the most recently ended Test Period would not exceed 2.90 to 1.00 and (ii) no Specified Event of Default or Event of Default under

Section 7.01(d) that is triggered by a default in respect of any covenant contained in Article VI has occurred and is continuing or would result immediately therefrom;

(n) [reserved];

(o) Restricted Payments constituting any part of a Permitted Reorganization;

(p) the Equity Repurchase Amounts may be made or paid;

(q) the issuance of any preferred equity (other than Disqualified Stock) by the Company or Holdings to Ultimate Parent as required by the Company Operating Agreement, provided that any Equity Interests of any Borrower shall be pledged to the Collateral Agent (and the relevant certificate or other instruments (if any) representing such Equity Interests shall be delivered to the Collateral Agent);

(r) [reserved];

(s) [reserved]; and

(t) [reserved].

Notwithstanding anything herein to the contrary the foregoing provisions of this Section 6.06 will not prohibit the payment of any Restricted Payment or the consummation of any redemption, purchase, defeasance or other payment within 30 days after the date of declaration thereof or the giving of notice, as applicable, if at the date of declaration or the giving of such notice such payment would have complied with the provisions of this Agreement.

Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, no transfer (whether in the form of an Investment, contribution, Restricted Payment, Disposition, statutory division or otherwise) of any Captivate Equipment or other Material Asset owned or exclusively licensed by any Loan Party may be effected to any Affiliate of a Loan Party that does not constitute (or will not constitute after giving effect to any related transaction) a Borrower or a Subsidiary Loan Party of a Borrower; provided that this sentence shall not restrict a sale or transfer in the form of a non-exclusive license entered into in the ordinary course of business.

Section 6.07 Transactions with Affiliates. (a) The Borrowers shall not, and shall ensure that their Subsidiaries do not, sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transaction with, any of its Affiliates (other than Holdings, the Borrowers and the Subsidiaries of the Borrowers or any Person that becomes a Subsidiary of the Borrowers as a result of such transaction), unless such transaction (i) is otherwise permitted (or required) under this Agreement, (ii) upon terms that are substantially no less favorable to such Borrower or such Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a person that is not an Affiliate, as reasonably determined by the Borrowers in good faith or (iii) together with any other applicable transaction(s) in any Fiscal Year, involves aggregate consideration equal to or less than the greater of (x) $2,500,000 and (y) 3.5% of EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period.

(b) The foregoing clause (a) shall not prohibit, to the extent otherwise not prohibited by this Agreement,

(i) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, equity purchase agreements, stock options and stock ownership plans approved by the Board of Directors of Holdings (or any Parent Entity) or of any Borrower,

(ii) loans or advances to directors, officers, employees or consultants of Holdings (or any Parent Entity), the Borrowers or any of the Subsidiaries in accordance with Section 6.04(e), or the Guarantee of loans to any such directors, officers, employees or consultants in accordance with Section 6.01(b)(ii),

(iii) [reserved],

(iv) the payment of fees, reasonable out-of-pocket costs and indemnities to directors, officers, consultants and employees of Holdings, any Parent Entity, the Borrowers and the Subsidiaries in the ordinary course of business or for payment in connection with services rendered not otherwise prohibited hereunder,

(v) if applicable, the Transactions and any transactions pursuant to the Acquisition Agreement,

(vi) (A) any employment agreements entered into by Holdings or any of the Subsidiaries in the ordinary course of business, (B) any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with employees, officers, consultants or directors, and (C) any employee compensation, benefit plan or arrangement, any health, disability or similar insurance plan which covers employees, and any reasonable employment contract and transactions pursuant thereto,

(vii) Restricted Payments permitted under Section 6.06, including payments to Holdings (and any Parent Entity), Investments permitted under Section 6.04, Indebtedness permitted under Section 6.01, Dispositions and fundamental changes permitted under Section 6.05 and Restricted Debt Payments permitted under Section 6.09,

(viii) any purchase by Holdings of the Equity Interests of any Borrower; provided that any Equity Interests of any Borrower purchased by Holdings shall be pledged to the Collateral Agent (the relevant certificates or other instruments (if any) representing such Equity Interests shall be delivered to the Collateral Agent) on behalf of the Lenders,

(ix) the transactions contemplated by the ESAs, the Regal Agreement, the Software License Agreement, the Tax Receivable Agreement, the Company Operating Agreement, the Common Unit Adjustment Agreement and the Management Agreement (and with respect to transactions contemplated by any amendments, modifications, waivers, supplements or terminations entered into after the Closing Date, such transactions may not be materially adverse to the Agents or the Lenders),

(x) transactions for the purchase or sale of goods, equipment, products, parts and services entered into in the ordinary course of business,

(xi) [reserved],

(xii) [reserved],

(xiii) transactions with joint ventures for the purchase or sale of goods, equipment, products, parts and services entered into in the ordinary course of business or consistent with past practice,

(xiv) the issuance, sale or transfer of Equity Interests of any Borrower or any Subsidiary to Holdings, any Borrower or any other Subsidiary Loan Party and capital contributions by Holdings, any Borrower or any Subsidiary to any Borrower or any other Subsidiary Loan Party and any non-Loan Party Subsidiary to any other non-Loan Party Subsidiary,

(xv) the issuance of Equity Interests of Holdings or any Parent Entity to the management of Holdings, any Parent Entity, any Borrower or any Subsidiary in connection with the Transactions,

(xvi) payments by Holdings (or any Parent Entity), the Borrowers and the Subsidiaries pursuant to a Tax sharing agreement or arrangement (whether written or as a matter of practice) that complies with clause (v) of Section 6.06(b),

(xvii) transactions in furtherance of any Permitted Receivables Financing,

(xviii) transactions that are (i) approved by a majority of the disinterested Directors of Holdings or of the Borrowers in good faith, (ii) made in compliance with applicable law for fair market value and negotiated in good faith and (iii) [reserved],

(xix) [reserved],

(xx) [reserved],

(xxi) [reserved],

(xxii) intercompany transactions among the Borrowers and their Subsidiaries undertaken in the good faith determination of the Borrowers for the purpose of improving the consolidated Tax efficiency of the Borrowers and their Subsidiaries and not for the purpose of circumventing any covenant set forth herein, and

(xxiii) transactions constituting any part of a Permitted Reorganization or the Transactions, including the payment of Transaction Expenses and payments required under the Acquisition Agreement.

Section 6.08 Liability Management Exercise. Directly or indirectly, (i) create, incur, assume or otherwise become or remain liable with respect to any Indebtedness or issue any Equity Interests, (ii) create, incur, assume or permit or suffer to exist any Lien on or with respect to any property of any kind owned by it, whether now owned or hereafter acquired, or any income or profits therefrom, (iii) make or own any Investment in any other Person, (iv) enter into any transaction of merger, consolidation or amalgamation, or liquidate, wind up or dissolve themselves (or suffer any liquidation or dissolution), or (v) convey, sell, lease or otherwise dispose of all or any part of its property or assets or to otherwise engage in any other activity, in each case, that is undertaken as part of a Liability Management Exercise.

Section 6.09 Limitation on Payments and Modifications of Indebtedness, etc.

(a) [Reserved].

(b) (i) Make, directly or indirectly, any cash payment of, or in respect of, principal of or interest on any Junior Financing, or any cash payment, including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination in respect of any Junior Financing (a “Restricted Debt Payment”), except for:

(A) Refinancings with any Indebtedness permitted to be incurred under Section 6.01 (which, to the extent such Indebtedness being refinanced is secured by Junior Liens, such refinancing Indebtedness shall be unsecured or secured on a junior lien basis);

(B) payments of (x) regularly-scheduled interest and fees due thereunder, other non-principal payments thereunder, any mandatory prepayments of principal, interest and fees thereunder, scheduled payments thereon necessary to avoid a Junior Financing of the Borrowers or their Restricted Subsidiaries from constituting “applicable high yield discount obligations” within the meaning of Section 163(i)(l) of the Code and/or (y) any principal amounts on the scheduled date for payment thereof or within twelve months thereof;

(C) Restricted Debt Payments with the proceeds contributed to or received by any Borrower from the issuance, sale or exchange by any Borrower, Holdings (or any Parent Entity) of Equity Interests that are not Disqualified Stock; provided that such proceeds are not included in any determination of the Cumulative Credit or as a Cure Amount and not otherwise applied for another purpose hereunder;

(D) Restricted Debt Payments made no more than one year prior to the stated maturity or time required for the payment of such principal amount, sinking fund or similar deposit;

(E) Restricted Debt Payments in an aggregate amount, not to exceed the portion of the Cumulative Credit on the date of such election that the Borrowers elect to apply to this Section 6.09(b)(i)(E);

(F) other Restricted Debt Payments in an aggregate amount not to exceed $3,000,000;

(G) conversion of Junior Financing to, or prepayments or redemptions with the proceeds of, Qualified Equity Interests of Holdings, any Parent Entity, any Borrower or any Subsidiary thereof, that do not increase the Cumulative Credit or constitute a Cure Amount;

(H) any prepayment or redemption with respect to any “AHYDO catch-up” payment made in respect of Indebtedness of the Borrowers or their Subsidiaries; and

(I) other Restricted Debt Payments; provided that, after giving effect to such payment or distribution, (i) the Net Total Leverage Ratio on a Pro Forma Basis for the most recently ended Test Period would not exceed 2.40 to 1.00 and (ii) no Event of Default has occurred and is continuing or would result immediately therefrom; or

(ii) Amend or modify, or permit the amendment or modification of, any provision of any Junior Financing, or any agreement, document or instrument evidencing or relating thereto, other than amendments or modifications that (A) do not contravene binding intercreditor or subordination agreements or are not materially adverse to the Lenders or (B) otherwise comply with the definition of “Permitted Refinancing Indebtedness”.

(c) Permit any Subsidiary Loan Party to enter into any agreement or instrument that by its terms restricts the granting of Liens by any Borrower or such Subsidiary Loan Party pursuant to the Security Documents, in each case other than those arising under any Loan Document, except restrictions existing by reason of:

(A) restrictions imposed by applicable law;

(B) contractual encumbrances or restrictions in effect on the Closing Date, including under Indebtedness existing on the Closing Date that is permitted under Section 6.01(a) or any agreements related to any Permitted Refinancing Indebtedness in respect of any such Indebtedness and, in each case, any similar contractual encumbrances or restrictions and any amendment, modification, supplement, replacement or refinancing of such agreements or instruments that does not materially expand the scope of any such encumbrance or restriction (as determined in good faith by the Borrowers);

(C) any restriction on a Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of the Equity Interests or assets of a Subsidiary pending the closing of such sale or disposition;

(D) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures entered into in the ordinary course of business;

(E) any restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement to the extent that such restrictions apply only to the property or assets securing such Indebtedness;

(F) any restrictions imposed by any agreement relating to Indebtedness incurred pursuant to Section 6.01 or Permitted Refinancing Indebtedness in respect thereof, to the extent such restrictions are not materially more restrictive, taken as a whole, than the restrictions contained in this Agreement or are market terms at the time of issuance (in each case as determined in good faith by the Borrowers);

(G) customary provisions contained in leases, licenses or sublicenses of Intellectual Property and other similar agreements entered into in the ordinary course of business;

(H) customary provisions restricting subletting or assignment of any lease governing a leasehold interest;

(I) customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(J) customary restrictions and conditions contained in any agreement relating to the sale, transfer, lease or other disposition of any asset permitted under Section 6.05 pending the consummation of such sale, transfer, lease or other disposition;

(K) customary restrictions and conditions contained in the document relating to any Lien (including with respect to a Permitted Receivables Financing), so long as (1) such Lien is a Permitted Lien and such restrictions or conditions relate only to the specific asset subject to such Lien and

(2) such restrictions and conditions are not created for the purpose of avoiding the restrictions imposed by this Section 6.09;

(L) customary net worth provisions contained in Real Property leases entered into by Subsidiaries, so long as the Borrowers have determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of the Borrowers and the Subsidiaries to meet their ongoing obligations;

(M) any agreement in effect at the time such subsidiary becomes a Subsidiary, so long as such agreement was not entered into in contemplation of such person becoming a Subsidiary;

(N) restrictions in agreements representing Indebtedness permitted under Section 6.01 (i) of a Subsidiary that is not a Subsidiary Loan Party, (ii) that are, taken as a whole, in the good faith judgment of the Borrowers, not materially more restrictive than customary market terms for Indebtedness of such type, (iii) that are, taken as a whole, in the good faith judgment of the Borrowers, not materially more restrictive than the restrictions in the Loan Documents or (iv) that, in the good faith determination of the Borrowers, will not materially impair the ability of the Borrowers to make the payments required under the Loan Documents;

(O) customary restrictions contained in leases, subleases, licenses or Equity Interests or asset sale agreements otherwise permitted hereby as long as such restrictions relate to the Equity Interests and assets subject thereto;

(P) restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business;

(Q) [reserved]; and

(R) any encumbrances or restrictions of the type referred to above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of or similar arrangements to the contracts, instruments or obligations referred to in clauses (A) through (Q) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements, refinancings or similar arrangements are, in the good faith judgment of the Borrowers, not materially more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions as contemplated by such provisions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement, refinancing or similar arrangement.

Section 6.10 Permitted Activities of Holdings. Own any material assets (other than cash, Permitted Investments, Investments consisting of loans to or from the Borrowers and their Subsidiaries or consisting of loans to or from any Parent Entity or direct or indirect equityholder which are not otherwise prohibited hereunder and/or assets received by Holdings in connection with permitted distributions or dividends from any Borrower or any Subsidiary or received by Holdings in connection with permitted contributions to its capital) or engage in any material operating activities, it being understood that the foregoing shall not prohibit the following activities: (i) the ownership of Equity Interests in the Borrowers and their Subsidiaries and activities incidental thereto, (ii) the maintenance of its corporate existence and activities incidental thereto, including general and corporate overhead, (iii) activities required to comply with applicable laws, (iv) the receipt of, or the making of, dividends or other distributions on account of Equity Interests, (v) the obtainment of, and the payment of, any fees and expenses for management, consulting, investment banking and advisory services to the extent otherwise permitted by this Agreement, (vi) compliance with its obligations under the Loan Documents or any credit agreement, indenture or other agreement in respect of Indebtedness not prohibited under Section 6.01, (vii) the redemption, purchase or retirement of any Equity Interests of Holdings or any Borrower, (viii) [reserved], (ix) activities incidental to legal, tax and accounting matters in connection with any of the foregoing activities, including without limitation the provision of management services to the Borrowers and their Subsidiaries, entering into confidentiality agreements, and maintaining insurance, (x) the issuance of Equity Interests (other than Disqualified Stock) to or for the benefit of any employee or service provider of Holdings, any Borrower or any of their Subsidiaries and activities incidental to the administration of or participation in any governing plan or agreement; (xi) the creation, incurrence, assumption or existence of any Indebtedness, Liens or other liabilities in connection with its ownership of the Borrowers and their Subsidiaries, (xii) activities incidental to Permitted Business Acquisitions or similar Investments consummated by the Borrowers and their Subsidiaries, including the formation of acquisition vehicle entities and intercompany loans and/or Investments incidental to such Permitted Business Acquisitions or similar Investments, (xiii) [reserved], (xiv) Holdings Reorganization Transactions and Permitted Reorganizations and (xv) activities reasonably incidental to the foregoing. Notwithstanding the foregoing, Holdings may not now or hereafter own or otherwise hold any Equity Interests in any Person other than a Borrower.

Section 6.11 Financial Covenant. Permit the Net Total Leverage Ratio as of the last day of any fiscal quarter (beginning with the end of the first full fiscal quarter ending after the Closing Date), to exceed the level set forth below with respect to the fiscal quarter ending on or about the date set forth opposite such level:

Net Total Leverage Ratio	Fiscal Quarter Ending on or about
5.00 to 1.00	December 31, 2026
5.00 to 1.00	March 31, 2027
5.00 to 1.00	June 30, 2027
5.00 to 1.00	September 30, 2027
5.00 to 1.00	December 31, 2027
5.00 to 1.00	March 31, 2028
4.75 to 1.00	June 30, 2028
4.75 to 1.00	September 30, 2028
4.75 to 1.00	December 31, 2028
4.75 to 1.00	March 31, 2029
4.75 to 1.00	June 30, 2029
4.75 to 1.00	September 30, 2029
4.50 to 1.00	December 31, 2029 and each fiscal quarter thereafter

For purposes of any pro forma calculation of the Financial Covenant to be made hereunder at any time before the first full fiscal quarter ending after the Closing Date, the applicable level shall be 5.00 to 1.00.

Article VII

Events of Default

Section 7.01 Events of Default. In case any of the following events, as applicable to each Borrower and its Material Subsidiaries that are Restricted Subsidiaries and, where set forth below, Holdings (each, an “Event of Default”):

(a) any representation or warranty made or deemed made by any Borrower or any Restricted Subsidiary herein or in any other Loan Document or any certificate or document delivered pursuant hereto or thereto shall prove to have been false or misleading in any material respect when so made or deemed made and (except in the case of any Specified Representation) such false or misleading representation or warranty (if curable) shall remain false or misleading in any material respect for a period of 30 days after the earlier of (x) notice thereof from the Administrative Agent to the Borrowers and (y) any Responsible Officer of any Borrower or another Loan Party obtaining actual knowledge thereof; provided that the only representations and warranties made or deemed made on the Closing Date shall be the Specified Representations;

(b) default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c) (i) default shall be made in the payment of any interest on any Loan or the reimbursement with respect to any L/C Disbursement when and as the same shall become due and payable, and such default shall continue unremedied for a period of five Business Days or (ii) default shall be made in the payment of any Fee or any other amount (other than an amount referred to in clause (b) above or the preceding clause (c)(i)) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five Business Days;

(d) default shall be made in the due observance or performance by Holdings (to the extent applicable to it) or any Borrower of any covenant, condition or agreement contained in, Sections 5.01(a) (solely as to the existence of any Loan Party) or 5.05(a) or Article VI; provided, that (x) the delivery of a notice of Default or Event of Default at any time or (y) the curing of the underlying Default or Event of Default with respect to which notice is required to be given will, in each case, cure an Event of Default arising from the failure to timely deliver such notice of Default or Event of Default, as applicable, unless, in the case of clause (y) only, a Responsible Officer of the Borrowers or another Loan Party had knowledge of the Default or Event of Default;

(e) default shall be made in the due observance or performance by Holdings (to the extent applicable to it), any Borrower or any Material Subsidiary that is a Loan Party of any covenant, condition or agreement contained in any Loan Document (other than those specified in clauses (b), (c) and (d) above) and such default shall continue unremedied for a period of 30 days after the earlier of (x) notice thereof from the Administrative Agent to the Borrowers and (y) any Responsible Officer of any Borrower or another Loan Party obtaining actual knowledge thereof;

(f) any Borrower or any Subsidiary fails to observe or perform any agreement or condition relating to any Material Indebtedness that (A) results in such Material Indebtedness becoming due prior to its scheduled maturity or (B) enables or permits (with all applicable grace periods having expired) the holder or holders of such Material Indebtedness or any trustee or agent on its or their behalf to cause such Material Indebtedness, as applicable, to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that (w) this clause (f) shall not apply to any secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder, (x) for the avoidance of doubt, no Default or Event of Default shall result hereunder as a result of any failure, breach or default that would have otherwise occurred under clauses (A) or (B) but for any notice period or grace period while such notice or grace period remains in effect, and (y) no Default or Event of Default shall remain continuing hereunder if the applicable failure to observe or perform is remedied or waived by the holders of the applicable Material Indebtedness prior to any termination of Commitments or acceleration of Loans pursuant to this Article VII;

(g) there shall have occurred a Change in Control;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of Holdings, any Borrower, any Subsidiary Loan Party or any of the Material Subsidiaries, or of a substantial part of the property or assets of Holdings, any Borrower, any Subsidiary Loan Party or any of the Material Subsidiaries, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, moratorium, judicial management, receivership or similar law, (ii) the appointment of a receiver, liquidator, administrative receiver, compulsory manager, receiver and manager, administrator, judicial manager, provisional liquidator, trustee, custodian, sequestrator, conservator or similar officer or official for Holdings, any Borrower, any Subsidiary Loan Party or any of the Material Subsidiaries or for a substantial part of the property or assets of any Borrower, any Loan Party or any of the Material Subsidiaries or (iii) the winding-up or liquidation of Holdings, any Borrower, any Loan Party or any of the Material Subsidiaries (except in a transaction permitted hereunder); and such proceeding or petition shall continue undismissed for 45 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) any Borrower, any Loan Party or any of the Material Subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in clause (h) above, (iii) apply for or consent to the appointment of a receiver, insolvency practitioner, judicial manager, trustee, custodian, sequestrator, conservator or similar official for any Borrower, any Loan Party or any of the Material Subsidiaries or for a substantial part of the property or assets of any Borrower, any Loan Party or any of the Material Subsidiaries, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) commence any legal proceedings or court procedure in relation to an insolvency or in relation to any restructuring by way of a scheme of arrangement (for the avoidance of doubt, this shall not include any solvent reorganization), or (vii) become unable or admit in writing its inability or fail generally to pay its debts as they become due;

(j) the failure by Holdings, any Borrower or any Material Subsidiary to pay one or more final monetary judgments in an aggregate amount in excess of the Threshold Amount (to the extent not covered by insurance and third party indemnities), which judgments are not discharged or effectively waived or stayed for a period of 45 consecutive days;

(k) (i) an ERISA Event shall have occurred or (ii) any Borrower or any Material Subsidiary that is a Restricted Subsidiary shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan; and in each case, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to have a Material Adverse Effect; or

(l) (i) any material provision of any Loan Document shall for any reason be asserted in writing by Holdings, any Borrower or any other Loan Party not to be a legal, valid and binding obligation of any party thereto (other than in accordance with its terms), (ii) any security interest purported to be created by any Security Document and to extend to assets that constitute a material portion of the Collateral, taken as a whole, shall cease to be, or shall be asserted in writing by Holdings, any Borrower or any other Loan Party not to be (other than, in each case, in accordance with its terms), a valid and perfected security interest (perfected as or having the priority required by this Agreement or the relevant Security Document and subject to such limitations and restrictions as are set forth herein and therein, subject to the Legal Reservations) in the securities, assets or properties covered thereby, except to the extent that any such loss of perfection or priority results from the failure of the Collateral Agent to maintain possession of certificates or instruments actually delivered to it representing securities pledged under the Security Documents or to file continuation statements for Uniform Commercial Code financing statements or take the actions described on Schedule 3.04 or (iii) a material portion of the Loan Guarantees pursuant to the Loan Documents, taken as a whole, shall cease to be in full force and effect (other than in accordance with the terms thereof), or shall be asserted in writing by Holdings, any Borrower or any other Loan Party not to be in effect or not to be legal, valid and binding obligations (other than in accordance with the terms thereof);

then, and in every such event (other than an event with respect to any event under the U.S. Bankruptcy Code described in clause (h) or (i) above), and at any time thereafter during the continuance of such event, the Administrative Agent may with the consent of the Required Lenders, and shall at the request of the Required Lenders, by notice to the Borrowers, take any or all of the following actions, at the same or different times: (i) terminate forthwith the Commitments, (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrowers accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by each Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding and (iii) if the Loans have been declared due and payable pursuant to clause (ii) above, demand Cash Collateral pursuant to Section 2.05(j); and in any event with respect to any event under the U.S. Bankruptcy Code described in clause (h) or (i) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrowers accrued hereunder and under any other Loan Document, shall automatically become due and payable and the Administrative Agent shall be deemed to have made a demand for Cash Collateral to the full extent permitted under Section 2.05(j), without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by each Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.

Section 7.02 Treatment of Certain Payments. Subject to the terms of any applicable Intercreditor Agreement and the Agreement Among Lenders, any amount received by the Administrative Agent or the Collateral Agent from any Loan Party (or from proceeds of any Collateral) following any acceleration of the Loan Obligations under this Agreement or any Event of Default with respect to any Borrower under Section 7.01(h) or (i), in each case that is continuing, shall be applied: (i) first, ratably, to pay any fees, indemnities or expense reimbursements then due to the Administrative Agent or the Collateral Agent from the Borrowers (other than in connection with any Secured Cash Management Agreement or Secured Hedge Agreement), (ii) second, towards payment of interest and fees then due from the Borrowers hereunder, in each case, ratably among the parties entitled thereto in accordance with the amounts of interest, fees and payments then due to such parties, (iii) third, towards payment of principal of Swingline Loans and unreimbursed L/C Disbursements then due from the Borrowers hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed L/C Disbursements then due to such parties, (iv) fourth, towards payment of other Secured Obligations (including Secured Obligations of the Loan Parties owing under or in respect of any Secured Cash Management Agreement or

Secured Hedge Agreement) then due from the Borrowers or any Loan Party hereunder or thereunder, ratably among the parties entitled thereto in accordance with the amounts of such Secured Obligations then due to such parties and (v) last, the balance, if any, after all of the Secured Obligations have been paid in full, to the Borrowers or as otherwise required by Requirements of Law.

Section 7.03 Right to Cure. Notwithstanding anything to the contrary contained in Section 7.01, in the event that the Borrowers fail (or, but for the operation of this Section 7.03, would fail) to comply with the requirements of the Financial Covenant for any Fiscal Quarter, Holdings shall have the right (at any time during such Fiscal Quarter or thereafter until the expiration of the 15th Business Day subsequent to the date any Compliance Certificate is required to be delivered for such Fiscal Quarter pursuant to Section 5.04(c) (the “Cure Expiration Date”)) to receive cash contributions to its capital, and in each case, to contribute any such cash to the capital of a Borrower (collectively, the “Cure Right”), and upon the receipt by such Borrower of such cash (the “Cure Amount”), pursuant to the exercise of the Cure Right, the Financial Covenant shall be recalculated giving effect to a pro forma adjustment by which EBITDA shall be increased with respect to such applicable quarter and any four-quarter period that contains such quarter, solely for the purpose of measuring the Financial Covenant and not for any other purpose under this Agreement, by an amount equal to the Cure Amount; provided that (i) in each four fiscal quarter period there shall be at least two fiscal quarters in which a Cure Right is not exercised, (ii) a Cure Right shall not be exercised more than four times during the term of the Facility, (iii) for purposes of this Section 7.03, the Cure Amount shall be no greater than the amount required for purposes of complying with the Financial Covenant, (iv) there shall be no pro forma reduction in Indebtedness with the proceeds of the exercise of the Cure Right for determining compliance with the Financial Covenant for the fiscal quarter in respect of which such Cure Right is exercised, either directly through prepayment or indirectly as a result of the netting of Unrestricted Cash (provided the amount of Consolidated Debt may be reduced for purposes of determining compliance with the Financial Covenant in the subsequent three fiscal quarters to the extent the proceeds of such Cure Amount are actually applied to repay Indebtedness), (v) written notice by Holdings or the Company of its intention to exercise the Cure Right (a “Cure Notice”) must be delivered to the Administrative Agent at any time during the then-applicable fiscal quarter or thereafter but prior to the Cure Expiration Date and (vi) the proceeds of such Cure Amount must be applied to prepay Subject Loans pursuant to Section 2.11(b). If, after giving effect to the adjustments in this Section 7.03, the Borrowers shall then be in compliance with the requirements of the Financial Covenant, the Borrowers shall be deemed to have satisfied the requirements of the Financial Covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the Financial Covenant that had occurred shall be deemed cured for the purposes of this Agreement. Until the Cure Expiration Date, neither the Administrative Agent nor any Lender may exercise any rights or remedies under Section 7.01 (or under any other Loan Document) on the basis of any actual or purported Event of Default arising with respect to a failure to comply with the Financial Covenant (and any other Default as a result thereof) until and unless the Cure Expiration Date has occurred without the Cure Amount having been received; provided, however, no Revolving Facility Lender shall be required to fund any Revolving Facility Loans and no Issuing Bank shall be required to issue, amend or extend any Letter of Credit until such time as Holdings shall have received and applied the Cure Amount in accordance herewith. Notwithstanding any provision of this Section 7.03 to the contrary, in the event that as a result of any year-end audit adjustment, any previously-consummated exercise of the Cure Right was not sufficient to fully satisfy the requirements set forth in this Section 7.03, Holdings shall be entitled to make a “true-up” exercise of such previously-consummated Cure Right within 15 Business Days following the date of delivery of the financial statements required pursuant to Section 5.04(a) and such “true-up” shall cure any Default or Event of Default arising from the failure to exercise such previously-consummated Cure Right in the requisite amount (and, for the avoidance of doubt, shall count against the cap on the number of Cure Rights that may be exercised hereunder pursuant to clause (ii) above but shall not constitute an additional exercise of the Cure Right for purposes of clause (i) above).

Article VIII

The Agents

Section 8.01 Appointment.

(a) Each Lender (on behalf of itself and its Affiliates as potential counterparties to Secured Cash Management Agreements and Secured Hedge Agreements) and each Issuing Bank hereby irrevocably designates and appoints the Administrative Agent and the Collateral Agent as the administrative agent and the collateral agent, respectively, of such Lender or Issuing Bank under this Agreement and the other Loan Documents, and each such Lender and Issuing Bank irrevocably authorizes the Administrative Agent and the Collateral Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent and the Collateral Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent and the Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent and the Collateral Agent.

(b) Each Secured Party (other than the Collateral Agent) hereby, and by its acceptance of the benefits of the Security Documents, (i) appoints and authorizes the Collateral Agent to act as the collateral agent of such Secured Party for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto, (ii) authorizes and directs the Collateral Agent (whether or not by or through employees or agents) to exercise such rights, remedies, powers and discretions as are specifically delegated to or conferred upon the Collateral Agent under the Security Documents, together with such powers and discretions as are reasonably incidental thereto and to take such action on its behalf as may from time to time be authorized under or in accordance with the Security Documents, (iii) agrees that the Collateral Agent shall have the authority to act as the exclusive agent of such Secured Party with respect to the enforcement of any provision of any Security Document, the exercise of remedies hereunder or thereunder and the giving or withholding of any consent or approval hereunder or thereunder relating to any Collateral or any Loan Party’s obligations with respect thereto, (iv) agrees that it shall not take any action to enforce any provision of any Security Document against Holdings or any pledgor party thereto or to exercise any remedy hereunder or thereunder or to give any consents or approvals hereunder or thereunder except as expressly provided in the Loan Documents and (v) agrees to be bound by the Security Documents and the terms of any Intercreditor Agreement entered into in accordance with Section 8.11. In this connection, the Collateral Agent (and any Subagents appointed by the Collateral Agent pursuant to Section 8.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights or remedies thereunder at the direction of the Collateral Agent) shall be entitled to the benefits of this Article VIII (including, without limitation, Section 8.07) as though the Collateral Agent (and any such Subagents) were an “Agent” under the Loan Documents, as if set forth in full herein with respect thereto.

Section 8.02 Delegation of Duties. The Administrative Agent and the Collateral Agent may execute any of their respective duties under this Agreement and the other Loan Documents (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof)) by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care. Each Agent may also from time to time, when it deems it to be necessary or desirable, appoint one or more trustees, co-trustees, collateral co-agents, collateral subagents or attorneys-in-fact (each, a “Subagent”) with respect to all or any part of the Collateral; provided that no such Subagent shall be authorized to take any action with respect to any Collateral unless and except to the extent expressly authorized in writing by the Administrative Agent or the Collateral Agent. Should any instrument in writing from any Borrower or any other Loan Party be required by any Subagent so appointed by an Agent to more fully or certainly vest in and confirm to such Subagent such rights, powers, privileges and duties, such Borrower shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by such Agent. If any Subagent, or successor thereto, shall become incapable of acting, resign or be removed, all rights, powers, privileges and duties of such Subagent, to the extent permitted by law, shall automatically vest in and be exercised by the Administrative Agent or the Collateral Agent until the appointment of a new Subagent. The exculpatory provisions of Section 8.03 shall apply to any such Subagent as if it were an Agent. No Agent shall be responsible for the negligence or misconduct of any agent, attorney-in-fact or Subagent that it selects with reasonable care.

Section 8.03 Exculpatory Provisions. None of the Agents, or their respective Affiliates or any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such person’s own gross negligence or willful misconduct) or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by any Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. No Agent shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party. No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, (a) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing, (b) no Agent shall have any duty to disclose, and no Agent shall be liable for the failure to disclose, any information (including any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness) relating to the Loan Parties or any of their Affiliates that is communicated to or obtained by such Agent or any of its Affiliates in any capacity except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, (c) no Agent or Joint Lead Arranger shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Requirements of Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law and (d) no Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall in good faith believe shall be necessary, under the circumstances as provided hereunder). The Agents shall be deemed not to have knowledge of any Default or Event of Default unless and until written notice describing such Default or Event of Default is given to the Administrative Agent by the Borrowers, a Lender or an Issuing Bank. No Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. No Cash Management Bank or Hedge Bank that obtains the benefits of Section 7.02, any Guarantee or any Collateral by virtue of the provisions hereof or of any Guarantee or any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements.

The Administrative Agent shall not be responsible for, or have any liability for, or have any duty to ascertain, monitor or enforce, compliance with this Agreement relating to Ineligible Institutions, Affiliate Lenders or Net Short Lenders. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or participant or prospective Lender or participant is an Ineligible Institution or an Affiliate Lender, (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Ineligible Institution or Affiliate Lender or (z) have any liability with respect to or arising out of the voting in any amendment or waiver to any Loan Document by any Net Short Lender.

Section 8.04 Reliance by Agents. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) or conversation believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to any Credit Event, that by its terms must be fulfilled to the satisfaction of a Lender or any Issuing Bank, each Agent may presume that such condition is satisfactory to such Lender or Issuing Bank unless such Agent shall have received notice to the contrary from such Lender or Issuing Bank prior to such Credit Event. Each Agent may consult with legal counsel (including counsel to the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. Each Agent may deem and treat the Lender specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with such Agent. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, any other requisite group of Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, any other requisite group of Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

Section 8.05 Notice of Default. Neither Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless such Agent has received written notice from a Lender, Holdings or the Borrowers referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, any other requisite group of Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

Section 8.06 Non-Reliance on Agents and Other Lenders. Each Lender and Issuing Bank expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any consent to, and acceptance of, any assignment or review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender as to any matter, including whether any Agent has disclosed material information in its (or its Related Parties’) possession. Each Lender and Issuing Bank represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of, the Loan Parties and their affiliates, and all applicable bank or other Requirements of Law relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrowers hereunder. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender, or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Each Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender agrees not to assert a claim in contravention of the foregoing. Each Lender represents that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender, and either it or the Person exercising discretion in making its decision to make, acquire and/or hold commercial loans or to provide such other facilities is experienced in making, acquiring or holding such commercial loans or providing such other facilities.

Section 8.07 Indemnification. The Lenders agree to indemnify each Agent and the Revolving Facility Lenders agree to indemnify each Issuing Bank and Swingline Lender, in each case, in its capacity as such (to the extent not reimbursed by Holdings or the Borrowers and without limiting the obligation of Holdings or the Borrowers to do so), in the amount of its pro rata share (based on its share of the aggregate Revolving Facility Credit Exposure and, in the case of the indemnification of each Agent, outstanding Term Loans and unused Commitments hereunder; provided that the aggregate principal amount of Swingline

Loans owing to the Swingline Lender and of L/C Disbursements owing to any Issuing Bank shall be considered to be owed to the Revolving Facility Lenders ratably in accordance with their respective share of the aggregate Revolving Facility Credit Exposure) (determined at the time such indemnity is sought), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent, such Issuing Bank or Swingline Lender in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent, Issuing Bank or Swingline Lender under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s, Issuing Bank’s or Swingline Lender’s gross negligence or willful misconduct. The failure of any Lender to reimburse any Agent, Issuing Bank or Swingline Lender, as the case may be, promptly upon demand for its ratable share of any amount required to be paid by the Lenders to such Agent, Issuing Bank or Swingline Lender, as the case may be, as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse such Agent, Issuing Bank or Swingline Lender, as the case may be, for its ratable share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse such Agent, Issuing Bank or Swingline Lender, as the case may be, for such other Lender’s ratable share of such amount. The agreements in this Section 8.07 shall survive the payment of the Loans and all other amounts payable hereunder.

Section 8.08 Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Loan Party or any Subsidiary or other Affiliate as though such Agent were not an Agent. Each Agent shall have the same rights and powers under this Agreement and the other Loan Documents, including as to its Loans made or renewed by it and may exercise the same as though it were not an Agent and without any duty to account therefor to the Lenders, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

Section 8.09 Successor Agents.

(a) The Administrative Agent may resign as Administrative Agent and Collateral Agent upon 30 days’ notice to the Lenders and the Borrowers and, when such resignation is effective, the Administrative Agent shall also automatically and unconditionally be deemed to have resigned as Swingline Lender hereunder. If the Administrative Agent shall resign as Administrative Agent and Collateral Agent under this Agreement and the other Loan Documents, then the Company shall have the right, subject to the consent of the Required Lenders (which shall not be unreasonably withheld, delayed or conditioned) (so long as no Specified Event of Default shall have occurred and be continuing, in which case the Required Lenders shall have the right), to appoint a successor which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States, whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent and Collateral Agent, and the term “Administrative Agent” and “Collateral Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent and Collateral Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent and Collateral Agent by the date that is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective (except in the case of the Collateral Agent holding collateral security on behalf of such Secured Parties, the retiring Collateral Agent shall continue to hold such collateral security as nominee until such time as a successor Collateral Agent is appointed), and the Lenders shall assume and perform all of the duties of the Administrative Agent and Collateral Agent hereunder until such time, if any, as the Company (or the Required Lenders) appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent and Collateral Agent, the provisions of this Section 8.09 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent and Collateral Agent under this Agreement and the other Loan Documents. Notwithstanding anything herein to the contrary, no Ineligible Institution (nor any Affiliate thereof) may be appointed as a successor Administrative Agent.

(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable Requirements of Law, with the consent of the Company, remove such Person as Administrative Agent and appoint a successor in like manner as set forth above in respect of any resignation of the Administrative Agent.

Section 8.10 Joint Lead Arrangers. Notwithstanding any other provision of this Agreement or any provision of any other Loan Document, each of the persons named on the cover page hereof as Joint Lead Arranger is named as such for recognition purposes only, and in its capacity as such shall have no rights, duties, responsibilities or liabilities with respect to this Agreement or any other Loan Document, except that each such person and its Affiliates shall be entitled to the rights expressly stated to be applicable to them in Sections 9.05 and 9.17 (subject to the applicable obligations and limitations as set forth therein).

Section 8.11 Security Documents, Collateral Agent and Intercreditor Agreement. The Lenders and the other Secured Parties authorize the Collateral Agent to release any Collateral or Guarantors in accordance with Section 9.18 or if approved, authorized or ratified in accordance with Section 9.08.

The Lenders and the other Secured Parties hereby irrevocably authorize and instruct the Collateral Agent to, without any further consent of any Lender or any other Secured Party, enter into (or acknowledge and consent to) or amend, renew, extend, supplement, restate, replace, waive or otherwise modify any Permitted Junior Intercreditor Agreement, or subject to the satisfaction of the AAL Joinder Condition, any other intercreditor agreement with the collateral agent or other representatives of the holders of Indebtedness that is to be secured by a Lien on the Collateral that is permitted (including with respect to priority) under this Agreement and to subject the Secured Obligations and the Liens on the Collateral securing the Secured Obligations to the provisions thereof (any of the foregoing, an “Intercreditor Agreement”). The Lenders and the other Secured Parties irrevocably agree that (x) the Collateral Agent may rely exclusively on a certificate of a Responsible Officer of any Loan Party as to whether any such other Liens are permitted and (y) any Intercreditor Agreement entered into by the Collateral Agent shall be binding on the Secured Parties, and each Lender and the other Secured Parties hereby agrees that it will take no actions contrary to the provisions of, if entered into and if applicable, any Intercreditor Agreement. The foregoing provisions are intended as an inducement to any provider of any Indebtedness permitted by Section 6.01 hereof to extend credit to the Loan Parties.

Section 8.12 Right to Realize on Collateral and Enforce Guarantees. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, (i) the Administrative Agent (irrespective of whether the principal of any Loan Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise (A) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of any or all of the Loan Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent and any Subagents allowed in such judicial proceeding, and (B) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same, and (ii) any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and Issuing Bank to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under the Loan Documents. Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Loan Obligations or the rights of any Lender or Issuing Bank or to authorize the Administrative Agent to vote in respect of the claim of any Lender or Issuing Bank in any such proceeding.

Anything contained in any of the Loan Documents to the contrary notwithstanding, each Borrower, the Administrative Agent, the Collateral Agent and each Secured Party hereby agree that (a) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guarantee, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent, on behalf of the Secured Parties in accordance with the terms hereof and all powers, rights and remedies under the Security Documents may be exercised solely by the Collateral Agent, and (b) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Collateral Agent or any Lender may be, to the extent permitted by, and in accordance with, applicable law, the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, to the extent permitted by, and in accordance with, applicable law, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Loan Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other Disposition.

The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Secured Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Secured Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the U.S. Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the U.S. Bankruptcy Code of the United States, or any similar laws in any other jurisdictions to which a Loan Party is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable Requirements of Law. In connection with any such credit bid and purchase, the Secured Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Secured Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 9.08 of this Agreement) and (iii) to the extent that Secured Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Secured Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Secured Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Secured Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

Section 8.13 Withholding Tax. To the extent required by any applicable Requirement of Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the IRS or any authority of the United States of America or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding Tax ineffective), such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by any applicable Loan Party and without limiting the obligation of any applicable Loan Party to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including penalties, fines, additions to Tax and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out-of-pocket expenses. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this Section 8.13.

Section 8.14 [Reserved].

Section 8.15 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Joint Lead Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii) the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable so as to exempt from the prohibitions of Section 406 of ERISA and Section 4975 of the Code such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Section VI of PTE 84-14) that has satisfied the notice requirement of subsection (k) of Section I of PTE 84-14, (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Section I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Section I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Joint Lead Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Loan Party, that none of the Administrative Agent, the Joint Lead Arrangers or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

Article IX

Miscellaneous

Section 9.01 Notices; Communications. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 9.01(b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by electronic means as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to any Loan Party, the Administrative Agent, the Issuing Banks, the Swingline Lender or the Collateral Agent as of the Closing Date, to the address, electronic mail address or telephone number specified for such person on Schedule 9.01; and

(ii) if to any other Lender or any other Issuing Bank, to the address, electronic mail address or telephone number specified in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by electronic communication (including email and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent. The Administrative Agent or the Borrowers may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by them, provided that approval of such procedures may be limited to particular notices or communications.

(c) Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received. Notices delivered through electronic communications to the extent provided in Section 9.01(b) above shall be effective as provided in such Section 9.01(b). Notices sent to an electronic mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment) and notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address of notification that such notice or communication is available and identifying the website address therefor; provided that if such notice is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(d) Any party hereto may change its address, telecopy number or other information for notices and other communications hereunder by notice to the other parties hereto.

(e) Documents required to be delivered pursuant to Section 5.04 may be delivered electronically (including as set forth in Section 9.17) and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto on the Company’s or any Parent Entity’s website on the Internet at the website address listed on Schedule 9.01, or (ii) on which such documents are posted on the Company’s behalf on an Internet or intranet website, if any, to which each Lender entitled to access thereto and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent). Except for any Compliance Certificate required by Section 5.04(c), the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrowers with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Section 9.02 Survival of Agreement. All covenants, agreements, representations and warranties made by the Loan Parties herein, in the other Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and each Issuing Bank and shall survive the making by the Lenders of the Loans and the execution and delivery of the Loan Documents and the issuance of the Letters of Credit, regardless of any investigation made by such persons or on their behalf, and shall continue in full force and effect until the Termination Date. Without prejudice to the survival of any other agreements contained herein, indemnification and reimbursement obligations contained herein (including pursuant to Sections 2.15, 2.16, 2.17 and 9.05) shall survive the Termination Date.

Section 9.03 Binding Effect. This Agreement shall become effective when it shall have been executed by Holdings, each Borrower and the Administrative Agent and when the Administrative Agent shall have received copies hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of Holdings, each Borrower, the Administrative Agent and each Lender and their respective permitted successors and assigns.

Section 9.04 Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), except that (x) except as permitted by Section 6.05, no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (y) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.04 and, with respect to any assignment or transfer to any Ineligible Institution, subject to Section 9.04(i). Nothing in this

Agreement, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in clause (c) of this Section 9.04), and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement or the other Loan Documents.

(b) (i) Subject to the conditions set forth in subclause (ii) below, any Lender may assign to one or more Eligible Assignees (any assignee, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Borrowers, which consent, with respect to the assignment of a Term Loan, will be deemed to have been given if the Company has not responded within ten Business Days after the delivery of any request for such consent; provided that no consent of the Borrower shall be required for (x) an assignment of a Term Loan to a Lender, an Affiliate of a Lender, an Approved Fund (as defined below), (y) an assignment of a Revolving Facility Commitment or Revolving Facility Loan to a Revolving Facility Lender, an Affiliate of a Revolving Facility Lender or Approved Fund with respect to a Revolving Facility Lender or (z) if (I) a Specified Event of Default has occurred and is continuing or (II) an Event of Default under Section 7.01(d) that is triggered by a default in respect of the covenant contained in Section 6.11 to the extent, in the case of this clause (II), such Event of Default has occurred and has been continuing for a duration of two or more fiscal quarters; and

(B) the Administrative Agent, the Swingline Lender and each Issuing Bank; provided that (i) no consent of the Swingline Lender or any Issuing Bank shall be required (x) for an assignment of all or any portion of a Term Loan or Term Facility Commitment or (y) for an assignment of a Revolving Facility Commitment or Revolving Facility Loan to a Revolving Facility Lender, an Affiliate of a Revolving Facility Lender or Approved Fund with respect to a Revolving Facility Lender, (ii) no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan or Term Facility Commitment to a Lender, an Affiliate of a Lender, an Approved Fund, any Borrower or an Affiliate of any Borrower made in accordance with this Agreement and (iii) no consent of the Administrative Agent shall be required for an assignment of a Revolving Facility Commitment or Revolving Facility Loan to a Revolving Facility Lender, an Affiliate of a Revolving Facility Lender or Approved Fund with respect to a Revolving Facility Lender.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility or as otherwise agreed by Holdings and the Administrative Agent, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than (x) $1,000,000 or an integral multiple of $1,000,000 in excess thereof in the case of Term Loans or Term Facility Commitments and (y) $5,000,000 or an integral multiple of $1,000,000 in excess thereof in the case of Revolving Facility Loans or Revolving Facility Commitments, provided that such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds (with simultaneous assignments to or by two or more Related Funds shall be treated as one assignment);

(B) the parties to each assignment shall (1) execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent or (2) if previously agreed with the Administrative Agent, manually execute and deliver to the Administrative Agent an Assignment and Acceptance, in each case together with a processing and recordation fee of $3,500 (which fee may be waived or reduced in the reasonable discretion of the Administrative Agent and shall not be payable in the case of any assignment to Holdings or any Affiliates of Holdings);

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and any Tax forms and information required to be delivered pursuant to Section 2.17; and

(D) the Assignee shall not be any Borrower or any of the Borrowers’ Affiliates or Subsidiaries except in accordance with Section 9.04(g) or Section 9.21.

For the purposes of this Section 9.04, “Approved Fund” shall mean any Person (other than a natural person (or a holding company, investment vehicle or trust for, or owned and operated by or for the primary benefit of a natural person)) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

Upon the request of any Lender, the Administrative Agent may and the Borrowers shall make the list of Ineligible Institutions available to such Lender at such time; provided that each such Lender shall keep the list of Ineligible Institutions confidential in accordance with the terms of this Agreement; provided further that such Lender may provide the list to any potential assignee for the purpose of verifying whether such person is an Ineligible Institution so long as such potential assignee agrees to keep such list confidential in accordance with the terms of this Agreement.

Any assigning Lender shall, in connection with any potential assignment, provide to the Borrowers a copy of its request (including the name of the prospective assignee) concurrently with its delivery of the same request to the Administrative Agent irrespective of whether or not a Specified Event of Default has occurred and is continuing.

(iii) Subject to acceptance and recording thereof pursuant to subclause (v) below, from and after the effective date specified in each Assignment and Acceptance the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.05 (subject to the limitations and requirements of those Sections)); provided that an Assignee shall not be entitled to receive any greater payment pursuant to Section 2.17 than the applicable assignor would have been entitled to receive had no such assignment occurred. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (c) of this Section 9.04 (except to the extent such participation is not permitted by such clause (c) of this Section 9.04, in which case such assignment or transfer shall be null and void).

(iv) The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at one of its offices in the United States a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal and interest amounts of the Loans and Revolving L/C Exposure owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent, the Issuing Banks, the Swingline Lender and the Lenders shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, the Issuing Banks, the Swingline Lender and any Lender, at any reasonable time and from time to time upon reasonable prior notice; provided that (x) no Lender shall, in such capacity, have access to, or be otherwise permitted to review any information in the Register other than information with respect to such Lender and (y) no Issuing Bank shall, in such capacity, have access to, or be otherwise permitted to review any information in the Register other than information with respect to the Revolving Facility. It is intended that the Register be maintained such that the Loans are in registered form for the purposes of the Code.

(v) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an Assignee, the Assignee’s completed Administrative Questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in clause (b) of this Section 9.04, if applicable, and any written consent to such assignment required by clause (b) of this Section 9.04 and any applicable Tax forms, the Administrative Agent shall accept such Assignment and Acceptance and promptly record the information contained therein in the Register. No assignment, whether or not evidenced by a promissory note, shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this subclause (v).

(c) (i) Any Lender may, without the consent of the Borrowers or the Administrative Agent, sell participations in Loans and Commitments to one or more Eligible Assignees (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents; provided that (x) such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that both (1) requires the consent of each Lender directly affected thereby pursuant to clauses (i), (ii), (iii) or (vi) of the second proviso to Section 9.08(b) and (2) directly adversely affects such Participant (but, for the avoidance of doubt, not any waiver of any Default or Event of Default) and (y) no other agreement with respect to amendment, modification or waiver may exist between such Lender and such Participant. Subject to clause (c)(iii) of this Section 9.04, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the limitations and requirements of those Sections and Section 2.19) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 9.04. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.06 as though it were a Lender; provided that such Participant shall be subject to Section 2.18(c) as though it were a Lender.

(ii) Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts and interest amounts of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and each party hereto shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. Without limitation of the requirements of this Section 9.04(c), no Lender shall have any obligation to disclose all or any portion of a Participant Register to any person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or other Loan Obligations under any Loan Document), except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other Loan Obligation is in registered form for U.S. federal income Tax purposes or is otherwise required by applicable law. Each Lender shall make a copy of its Participant Register, to the extent it has one, available for review by the Borrowers from time to time as the Borrowers may reasonably request. It is intended that each Participant Register be maintained such that the Loans are in registered form for the purposes of the Code. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(iii) A Participant shall not be entitled to receive any greater payment under Sections 2.15, 2.16 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless such entitlement to receive a greater payment is the result of a change in law after the date of the participation.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (other than to any Person who would not be an Eligible Assignee) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank and in the case of any Lender that is an Approved Fund, any pledge or assignment to any holders of obligations owed, or securities issued, by such Lender, including to any trustee for, or any other representative of, such holders, and this Section 9.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e) The Borrowers, upon receipt of written notice from the relevant Lender, agree to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in clause (d) above.

(f) If the Borrowers wish to replace the Loans or Commitments under any Facility with ones having different terms, it shall have the option, with the consent of the Administrative Agent (not to be unreasonably withheld, conditioned or delayed) and subject to at least three Business Days’ advance notice to the Lenders under such Facility, instead of prepaying the Loans or reducing or terminating the Commitments to be replaced, to (i) require the Lenders under such Facility to assign such Loans or Commitments to the Administrative Agent or its designees and (ii) amend the terms thereof in accordance with Section 9.08 (with such replacement, if applicable, being deemed to have been made pursuant to Section 9.08(d)). Pursuant to any such assignment, all Loans and Commitments to be replaced shall be purchased at par (allocated among the Lenders under such Facility in the same manner as would be required if such Loans were being optionally prepaid or such Commitments were being optionally reduced or terminated by the Borrowers), accompanied by payment of any accrued interest and fees (and if required by Section 2.12(d), a prepayment premium as if an optional prepayment had been made) thereon and any amounts owing pursuant to Section 9.05(b). By receiving such purchase price, the Lenders under such Facility shall automatically be deemed to have assigned the Loans or Commitments under such Facility pursuant to the terms of the form of Assignment and Acceptance attached hereto as Exhibit A, and accordingly no other action by such Lenders shall be required in connection therewith. The provisions of this clause (f) are intended to facilitate the maintenance of the perfection and priority of existing security interests in the Collateral during any such replacement.

(g) [Reserved].

(h) In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrowers and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, each Issuing Bank, Swingline Lender or any other Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Revolving Facility Percentage; provided that notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(i) Notwithstanding anything to the contrary in this Agreement, including Section 2.18, if any assignment or participation under this Section 9.04 is made to any Ineligible Institution without the Borrowers’ prior written consent, or to any Person without the consent of the Borrowers in circumstances where the consent of the Borrowers is otherwise required (and is not deemed to have been given in accordance with Section 9.04(b)(i)(A)), then the Borrowers may, at their expense, upon notice to the applicable Ineligible Institution and the Administrative Agent, (i) terminate any Commitment of such Ineligible Institution or other Person and repay all outstanding Loan Obligations of the Borrowers owing to such Ineligible Institution or other Person, (ii) purchase any Loans held by such Ineligible Institution or such other Person by paying the lesser of (x) par and (y) the amount that such Ineligible Institution or other Person paid to acquire such Loans, plus accrued and unpaid interest thereon and accrued and unpaid fees and other amounts payable to it hereunder (provided that any Loans repurchased pursuant to this clause (i)(ii) shall be immediately and automatically cancelled) and/or (iii) require such Ineligible Institution or such other Person to assign (in accordance with and subject to the restrictions contained in this Section 9.04) all of its rights, interests and obligations under this Agreement to one or more Eligible Assignees and if such Ineligible Institution or such other Person does not execute and deliver to the Administrative Agent a duly executed Assignment and Acceptance within two Business Days of the date on which the Eligible Assignee executes and delivers such Assignment and Acceptance to such Ineligible Institution or such other Person, then such Ineligible Institution or such other Person shall be deemed to have executed and delivered such Assignment and Acceptance without any action on its part; provided that (A) in the case of clauses (i) and (ii), no Loan Party shall be liable to the relevant Ineligible Institution under Section 2.16 if any Term SOFR Loan owing to such Ineligible Institution is repaid or purchased other than on the last day of the Interest Period relating thereto, (B) in the case of clause (iii), the relevant assignment shall otherwise comply with this Section 9.04 (except that no registration and processing fee required under this Section 9.04 shall be required with any assignment pursuant to this paragraph) and (C) in no event shall such Ineligible Institution or such other Person be entitled to receive amounts set forth in Section 2.13(c).

Section 9.05 Expenses; Indemnity. (a) Each Borrower agrees to pay (i) all reasonable and documented out-of-pocket expenses (including, without duplication, Other Taxes) incurred by the Administrative Agent, the Collateral Agent or Joint Lead Arrangers in connection with the preparation of this Agreement and the other Loan Documents, or by the Administrative Agent or the Collateral Agent in connection with the administration of this Agreement and any amendments, modifications or waivers of the provisions hereof or thereof, limited to (1) in the case of legal counsel, the reasonable fees, charges and disbursements of (x) Paul Hastings LLP, counsel for the Administrative Agent, the Collateral Agent and Crestline Management, L.P. and (y) Holland & Knight LLP, counsel for Encina Commercial Finance Holdco, LLC, and, if necessary, the reasonable fees, charges and disbursements of one local counsel per material relevant jurisdiction (which may include a single special counsel acting in multiple jurisdictions) and (2) in the case of any other advisors or consultants, such expense reimbursement obligations shall be limited solely to advisors or consultants approved by the Company (such approval not to be unreasonably withheld, conditioned or delayed), and (ii) all reasonable and documented out-of-pocket expenses (including, without duplication, Other Taxes) incurred by the Agents, any Issuing Bank or any Lender in connection with the enforcement of their rights in connection with this Agreement and the other Loan Documents, in connection with the Loans made or the Letters of Credit issued hereunder, including the fees, charges and disbursements of a single counsel for all such persons, taken as a whole, and, if necessary, a single local counsel in each appropriate jurisdiction for all such persons, taken as a whole (and, in the case of an actual or perceived conflict of interest where such person affected by such conflict informs the Borrowers of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected person).

(b) Each Borrower agrees to indemnify the Administrative Agent, the Collateral Agent, the Joint Lead Arrangers, each Issuing Bank, each Lender, each of their respective Affiliates, successors and assignors, and each of their respective directors, officers, employees, partners, agents, trustees, advisors, managers and members (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related reasonable and documented out-of-pocket expenses, including reasonable counsel fees, charges and disbursements (excluding the allocated costs of in-house counsel and limited to not more than one counsel for all such Indemnitees, taken as a whole, and, if necessary, a single local counsel in each appropriate material jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all such Indemnitees, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict informs the Borrowers of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Indemnitee)), incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby (including, without limitation, the Indemnitee’s reliance on any Communication executed using an Electronic Signature, or in the form of an Electronic Record), the performance by the parties hereto and thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated hereby, (ii) the use of the proceeds of the Loans or the use of any Letter of Credit (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any violation of or liability under Environmental Laws by any Borrower or any Subsidiary, (iv) any actual or alleged presence, Release of or exposure to Hazardous Materials at, under, on, from or to any property owned, leased or operated by any Borrower or any Subsidiary or (v) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto and regardless of whether such matter is initiated by a third party or by Holdings, any Borrower, or any of their subsidiaries or Affiliates; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or any of its Related Parties, (y) arose from a material breach of such Indemnitee’s or any of its Related Parties’ obligations under any Loan Document (as determined by a court of competent jurisdiction in a final, non-appealable judgment), to the extent, in the case of any such material breach, such breach is not in response to a breach by any Loan Party of its obligations under the Loan Documents or (z) arose from any claim, actions, suits, inquiries, litigation, investigation or proceeding that does not involve an act or omission of any Borrower or any of its Affiliates and is solely brought by an Indemnitee against another Indemnitee (other than any claim, actions, suits, inquiries, litigation, investigation or proceeding against any Agent or Joint Lead Arranger in its capacity as such, unless such claim, action, suit, inquiry, litigation, investigation or proceeding arose from the gross negligence, bad faith or willful misconduct of such Agent or Joint Lead Arranger or any of its Related Parties (as determined by a court of competent jurisdiction in a final, non-appealable judgment)). None of the Indemnitees (or any of their respective affiliates) shall be responsible or liable to Holdings, any Borrower or any of their respective subsidiaries, Affiliates or stockholders or any other person or entity for any special, indirect, consequential or punitive damages (whether direct or indirect, in contract or tort or otherwise), which may be alleged as a result of the Facilities or the Transactions; provided that the foregoing shall not limit any Loan Party’s indemnity obligations to the extent special, indirect, consequential or punitive damages are included in any third party claim in connection with which such Indemnitee is entitled to receive indemnification hereunder. No Borrower shall be liable for any settlement, compromise or consent to the entry of any judgment in any claim, litigation, investigation or proceeding effected without the Borrowers’ written consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if settled, compromised or consented to with the Borrowers’ written consent, or if there is a final and non-appealable judgment by a court of competent jurisdiction in any such claim, litigation, investigation or proceeding, each Borrower agrees to indemnify and hold harmless each Indemnitee in the manner and to the extent set forth above in this Section 9.05. No Borrower shall effect any settlement of any pending or threatened claim, litigation, investigation or proceeding in respect of which indemnity could have been sought under this Section 9.05 by an Indemnitee without the prior written consent of such Indemnitee (which consent shall not be unreasonably withheld, conditioned or delayed) unless such settlement (i) includes an unconditional release of such Indemnitee in form and substance reasonably satisfactory to such Indemnitee from all liability or claims that are the subject matter of such proceedings, (ii) includes confidentiality provisions that are customary or are reasonably satisfactory to such Indemnitee and (iii) does not include any statement as to or any admission of fault, culpability, wrongdoing or a failure to act by or on behalf of any Indemnitee. The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loan Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, any Issuing Bank or any Lender. All amounts due under this Section 9.05 shall be payable within 30 days (or such later date as may be agreed by the Administrative Agent in its reasonable discretion) after written demand therefor accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested. Each Indemnitee shall be severally obligated to refund or return any and all amounts paid to such Indemnitee by any Borrower under this Section 9.05 to the extent such Indemnitee is not entitled to payment of such amounts in accordance with this Section 9.05 (as determined by a court of competent jurisdiction in a final and non-appealable judgment).

(c) Except as expressly provided in Section 9.05(a) with respect to Other Taxes, which shall not be duplicative with any amounts paid pursuant to Section 2.17, this Section 9.05 shall not apply to any Taxes (other than Taxes that represent losses, claims, damages, liabilities and related expenses resulting from a non-Tax claim), which shall be governed exclusively by Section 2.17 and, to the extent set forth therein, Section 2.15.

(d) To the fullest extent permitted by applicable law, no party to this Agreement shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, other than for direct or actual damages resulting from the bad faith, gross negligence or willful misconduct of such Indemnitee or any of its Related Parties, in each case as determined by a final and non-appealable judgment of a court of competent jurisdiction.

(e) The agreements in this Section 9.05 shall survive the resignation of the Administrative Agent, the Collateral Agent or any Issuing Bank, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Secured Obligations and the termination of this Agreement.

Section 9.06 Right of Set-off. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by such Lender or such Issuing Bank to or for the credit or the account of Holdings, any Borrower or any Subsidiary against any and all obligations of Holdings or the Borrowers now or hereafter existing under this Agreement or any other Loan Document held by such Lender or such Issuing Bank, irrespective of whether or not such Lender or such Issuing Bank shall have made any demand under this Agreement or such other Loan Document and although the obligations may be unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.25 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Loan Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and each Issuing Bank under this Section 9.06 are in addition to other rights and remedies (including other rights of set-off) that such Lender or such Issuing Bank may have.

Section 9.07 Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (OTHER THAN AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER, INCLUDING BUT NOT LIMITED TO THE VALIDITY, INTERPRETATION, CONSTRUCTION, BREACH, ENFORCEMENT OR TERMINATION HEREOF AND THEREOF, AND WHETHER ARISING IN CONTRACT OR TORT OR OTHERWISE, SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS THEREOF (OTHER THAN NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1401 AND SECTION 5-1402); PROVIDED, THAT (I) THE DETERMINATION OF THE INTERPRETATION OF THE DEFINITION OF “MATERIAL ADVERSE EFFECT” (AS DEFINED IN THE ACQUISITION AGREEMENT) AND THE DETERMINATION OF WHETHER A “MATERIAL ADVERSE EFFECT” HAS OCCURRED, (II) THE DETERMINATION OF THE ACCURACY OF ANY SPECIFIED ACQUISITION AGREEMENT REPRESENTATION AND WHETHER AS A RESULT OF ANY INACCURACY THEREOF BUYER OR ITS APPLICABLE AFFILIATE HAS THE RIGHT OR WOULD HAVE THE RIGHT (TAKING INTO ACCOUNT ANY APPLICABLE CURE PROVISIONS) TO TERMINATE ITS OBLIGATIONS UNDER THE ACQUISITION AGREEMENT OR DECLINE TO CONSUMMATE THE ACQUISITION, IN EACH CASE WITHOUT RESULTING IN (X) THE

PAYMENT OF ANY FEES, LIQUIDATED DAMAGES OR OTHER AMOUNTS UNDER THE ACQUISITION AGREEMENT IN ACCORDANCE WITH THE ACQUISITION AGREEMENT OR (Y) LIABILITY TO BUYER (OR SUCH AFFILIATE) UNDER THE ACQUISITION AGREEMENT AS A RESULT OF A BREACH OF SUCH SPECIFIED ACQUISITION AGREEMENT REPRESENTATION AND (III) THE DETERMINATION OF WHETHER THE ACQUISITION HAS BEEN CONSUMMATED IN ACCORDANCE WITH THE TERMS OF THE ACQUISITION AGREEMENT AND, IN ANY CASE, ANY CLAIM OR DISPUTE ARISING OUT OF ANY SUCH INTERPRETATION OR DETERMINATION OR ANY ASPECT THEREOF, SHALL IN EACH CASE BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS.

Section 9.08 Waivers; Amendment. (a) No failure or delay of the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, each Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by Holdings, any Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by clause (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on Holdings, any Borrower or any other Loan Party in any case shall entitle such person to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (x) as provided in Section 2.21, (y) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Holdings, the Borrowers and the Required Lenders or the Administrative Agent at the direction thereof (or, in respect of any waiver, amendment or modification of Section 2.11(b) or (c), the Required Prepayment Lenders, rather than the Required Lenders or the Administrative Agent at the direction thereof) and (z) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by each Loan Party that is a party thereto and the Administrative Agent and consented to by the Required Lenders (provided that, except as set forth in clause (vi) below, only the consent of the Administrative Agent or the Collateral Agent, as the case may be, shall be required to waive, amend or modify any Security Document or instrument delivered in connection therewith in any manner that is not otherwise inconsistent with this Agreement); provided, however, that in addition to needing the consent of the Required Lenders, no such agreement shall:

(i) decrease or forgive the principal amount of, or extend the final maturity of, or decrease the rate of interest on, any Loan or any L/C Disbursement, or extend the stated expiration of any Letter of Credit beyond the applicable Revolving Facility Maturity Date (except as provided in Section 2.05(c)), without the prior written consent of each Lender directly adversely affected thereby (which, notwithstanding the foregoing, such consent of such Lender directly adversely affected thereby shall be the only consent required hereunder to make such modification); provided that no amendment to the financial definitions in this Agreement or waiver or modification of any Default or Event of Default (or of any obligation of the Borrowers to pay interest at the Default Rate under Section 2.13(c)) shall constitute a reduction in the rate of interest for purposes of this clause (i),

(ii) increase, reinstate or extend the Commitment of any Lender, or decrease the Revolver Commitment Fee, L/C Participation Fees or any other Fees of any Lender without the prior written consent of such Lender (which, notwithstanding the foregoing, such consent of such Lender shall be the only consent required hereunder to make such modification); provided that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default, mandatory prepayments in Section 2.11 or of a mandatory reduction in the aggregate Commitments shall not constitute an increase, reinstatement or extension of the Commitments of any Lender for purposes of this clause (ii),

(iii) extend or waive any scheduled principal installment or reduce the amount due on the due date for any scheduled principal installment or extend any date on which payment of interest on any Loan or any L/C Disbursement or any Fees is due, without the prior written consent of each Lender directly adversely affected thereby (which, notwithstanding the foregoing, such consent of such Lender directly adversely affected thereby shall be the only consent required hereunder to make such modification); provided that no amendment to the financial definitions in this Agreement or any waiver or modifications of Defaults or Events of Default, mandatory prepayments in Section 2.11 or of a mandatory reduction in the aggregate Commitments shall constitute any such extension, waiver, reduction or extension for purposes of this clause (iii),

(iv) amend the provisions of Section 2.18 or Section 7.02 with respect to the pro rata application of payments required thereby in a manner that by its terms modifies the application of such payments required thereby to be on a less than pro rata basis, without the prior written consent of each Lender adversely affected thereby (which, notwithstanding the foregoing, such consent of such Lender directly adversely affected thereby shall be the only consent required hereunder to make such modification along with the Required Lenders); provided that this clause (iv) shall not apply (A) to amendments or steps to give effect to the intended priority of obligations expressly permitted by the Loan Documents as of the Closing Date to be senior to the obligations in respect of any Facility, (B) to any debtor in possession or similar financing under applicable Debtor Relief Laws or (C) [reserved] (each, a “Permitted Modification”),

(v) amend or modify the provisions of this Section 9.08 or the definition of the terms “Required Lenders,” “Required Revolving Facility Lenders” or “Majority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the prior written consent of each Lender adversely affected thereby, in each case except, for the avoidance of doubt, as otherwise provided in Section 9.08(d)(it being understood that additional extensions of credit pursuant to this Agreement may be included in the determination of any such requisite group of Lenders on substantially the same basis as the Loans and Commitments are included on the Closing Date),

(vi) (x) (A) release all or substantially all of the Collateral or all or substantially all of the Subsidiary Loan Parties from their respective Loan Guarantees under the Guarantee Agreement (other than in connection with permitted Dispositions, sale leasebacks, capital leases, mergers, liquidations and dissolutions, in each case as permitted under the terms hereof in effect on the Closing Date) without the prior written consent of each Lender adversely affected thereby, or (B) subordinate the Liens with respect to all or substantially all of the value of the Collateral securing the Secured Obligations to any Lien securing Indebtedness solely in the form of third party Indebtedness for borrowed money (other than in connection with any debtor-in-possession (or equivalent or similar) financing or use of Collateral in an insolvency proceeding or any other proceeding under any Debtor Relief Laws, or as permitted under any Intercreditor Agreement), in each case of this clause (x)(B) unless each Lender is offered a bona fide opportunity to participate on no less than a pro rata basis in such other Indebtedness (it being understood that, for the avoidance of doubt, such “pro rata” right to participate shall consider any other pari passu debt facilities also being offered such a right) on the same terms (other than bona fide backstop, arrangement, structuring and/or any similar fees and reimbursement of counsel fees and other expenses in connection with the negotiation of the terms of such transaction; such fees and expenses, “Ancillary Fees”) as offered to all other providers (or their Affiliates) of such Indebtedness and to the extent such adversely affected Lender decides to participate in such Indebtedness, receives its pro rata share of the fees and any other similar benefit (other than Ancillary Fees) of such Indebtedness afforded to the providers of such Indebtedness (or any of their Affiliates) in connection with providing such Indebtedness, or (y) subordinate the payment priority of all or substantially all of the Loans or the Loan Guarantees under the Guarantee Agreement, to the liens securing, or the obligations under (as the case may be), any other Indebtedness solely in the form of third party Indebtedness for borrowed money financing or use of Collateral in an insolvency proceeding or any other proceeding under any Debtor Relief Laws, or as permitted under any Intercreditor Agreement) in each case of this clause (y) unless each Lender is offered a bona fide opportunity to participate on no less than a pro rata basis in such other Indebtedness (it being understood that, for the avoidance of doubt, such “pro rata” right to participate shall consider any other pari passu debt facilities also being offered such a right) on the same terms (other than Ancillary Fees) as offered to all other providers (or their Affiliates) of such Indebtedness and to the extent such adversely affected Lender decides to participate in such Indebtedness, receives its pro rata share of the fees and any other similar benefit (other than Ancillary Fees) of such Indebtedness afforded to the providers of such Indebtedness (or any of their Affiliates) in connection with providing such Indebtedness, in each case, without the prior written consent of each Lender other than a Defaulting Lender; provided that this clause (vi) shall not apply to Permitted Modifications,

(vii) effect any waiver, amendment or modification that by its terms adversely affects the rights in respect of payments or Collateral of Lenders participating in any Facility differently from those of Lenders participating in another Facility, without the consent of the Majority Lenders participating in the adversely affected Facility except, for the avoidance of doubt, as otherwise provided in Section 9.08(d) (it being agreed that the Required Lenders (or the Required Prepayment Lenders, as applicable) may waive, in whole or in part, any prepayment or Commitment reduction required by Section 2.11 so long as the application of any prepayment or Commitment reduction still required to be made is not changed); provided that this clause (vii) shall not apply to Permitted Modifications;

provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Collateral Agent, the Swingline Lender or an Issuing Bank hereunder without the prior written consent of the Administrative Agent, the Collateral Agent, the Swingline Lender or an Issuing Bank acting as such at the effective date of such agreement, as applicable. Each Lender shall be bound by any waiver, amendment or modification authorized by this Section 9.08 and any consent by any Lender pursuant to this Section 9.08 shall bind any Assignee of such Lender.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have the right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be affected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

(c) Without the consent of any Lender or Issuing Bank, the Loan Parties and the Administrative Agent and/or Collateral Agent may (in their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment, modification or waiver of any Loan Document, or enter into any new agreement or instrument, to effect (1) the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties or the granting of additional guarantees or as required by local law (or upon the advice of counsel) to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law or this Agreement or in each case to otherwise enhance the rights or benefits of any Lender under any Loan Document (including, in all cases, to add a Designated Guarantor as a Subsidiary Loan Party or an additional borrower as a Borrower) and/or (2) the provisions of Section 1.09, 1.10, 2.04, 2.05, 2.14, 5.10, 5.14, 5.15, 6.07, or any other provision specifying that any waiver, amendment or modification may be made with the consent or approval only of specified persons.

(d) Notwithstanding the foregoing, the consent of the Required Lenders shall not be required, and this Agreement may be amended (or amended and restated), waived or supplemented with the written consent of the Lenders providing the relevant Loans, the Administrative Agent, Holdings and the Borrowers (a) to provide for and/or to integrate in a manner not inconsistent with Section 2.21 and/or 2.24, as the case may be, any Incremental Term Loan Commitments and/or Incremental Revolving Facility Commitments to be outstanding hereunder from time to time and to permit the accrued interest and fees and other obligations in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Initial Term Loans and the Revolving Facility Loans and the accrued interest and fees and other obligations in respect thereof, in each case as an existing Class or as a new Class as provided for in Section 2.21 and/or 2.24, as the case may be, (b) to include appropriately the holders of such extensions of credit in any determination of the requisite lenders required hereunder, including the Required Lenders, the Required Prepayment Lenders, the Required Revolving Facility Lenders or any other requisite group of lenders, (c) [reserved] and/or (d) to cure any ambiguity, omission, defect, inconsistency or to provide for any reasonable adjustment of a technical nature with respect to the provisions of this Agreement with respect to the borrowing and repayment of such extensions of credit.

(e) Notwithstanding the foregoing, any amendment, waiver or modification of any term or provision that directly affects Lenders under one or more Classes and does not directly affect Lenders under one or more other Classes may be effected with the consent of Lenders holding 50% of the aggregate Commitments or Loans of such directly affected Class in lieu of the consent of the Required Lenders.

(f) The Administrative Agent and the Lenders may enter into an agreement on or at any time after the Closing Date, pursuant to which they may agree to certain voting arrangements relating to matters requiring the consent or approval of some or all of the Lenders, to pricing or yield arrangements, to the manner in which payments and proceeds are applied, and to such other matters as they may deem appropriate in their sole discretion (such agreement, an “Agreement Among Lenders”). Any such Agreement Among Lenders shall be binding on the parties thereto and other Secured Parties with respect to the matters addressed therein, notwithstanding any conflicting or other terms in this Agreement to the contrary. Each Person who becomes a Lender pursuant to an assignment permitted under Section 9.04(b) shall be bound by the terms of each such agreement as if such Person was an original party thereto to the extent there is an Agreement Among Lenders in effect. Any Incremental Commitments provided by one or more Persons that are or become Lenders (or the Affiliates or Approved Funds of such Lenders) that would, upon the establishment thereof after the Closing Date (but for operation of this clause), cause such Person(s) to constitute the Required Lenders or Required Revolving Facility Lenders, shall not be counted for purposes of determining whether the Required Lenders or Required Revolving Facility Lenders (as applicable) have consented to any amendment, waiver, modification, supplement or other departure with respect to this Agreement or any other Loan Document, except to the extent such Incremental Commitments have been actually funded.

(g) [Reserved].

(h) Notwithstanding anything to the contrary in any Loan Document, this Agreement may be amended, waived or otherwise modified with the written consent of solely the Required Revolving Facility Lenders voting as a single Class (rather than the Required Lenders), the Administrative Agent, Holdings, and the Borrowers with respect to (i) the provisions of Section 4.01, solely as they relate to the Revolving Facility Loans, Swingline Loans and Letters of Credit and (ii) the provisions of Section 6.11 (or the related definitions), the waiver of any Default or Event of Default in respect of Section 6.11 or the waiver of any Default or Event of Default that results from any representation made or deemed made in connection with any Credit Event (or any other provision incorporating such Section 6.11 with respect to the effects thereof) in respect of the Revolving Facility.

(i) Notwithstanding anything to the contrary in any Loan Document, in connection with any determination as to whether the requisite Lenders have (A) consented (or not consented) to any waiver, amendment or modification of any provision of this Agreement or any other Loan Document or any departure by any Loan Party therefrom, (B) otherwise acted on any matter related to this Agreement or any Loan Document or (C) directed or required the Administrative Agent, the Collateral Agent or any Lender to undertake any action (or refrain from taking any action) with respect to, or under, this Agreement or any other Loan Document, any Lender (other than an Excluded Lender) that, as a result of its interest (or its and its Covered Affiliates’ collective interests) in any total return swap, total rate of return swap, credit default swap or other derivative contract (other than any such total return swap, total rate of return swap, credit default swap or other derivative contract entered into pursuant to bona fide market making activities), has a net short position with respect to any of the Loans or Commitments hereunder or with respect to any other tranche, class or series of Indebtedness for borrowed money incurred or issued by Holdings or any of its Subsidiaries or Parent Entities at such time of determination (including commitments with respect to any revolving credit facility) (each such item of Indebtedness, including the Loan and Commitments, “Specified Indebtedness” and each such Lender, a “Net Short Lender”) shall have no right to vote with respect to any waiver, amendment or modification of this Agreement or any other Loan Documents and shall be deemed to have voted its interest as a Lender without discretion in the same proportion as the allocation of voting with respect to such matter by Lenders who are not Net Short Lenders (including in any plan of reorganization). In connection with any waiver, amendment or modification of this Agreement or the other Loan Documents, each Lender (other than any Excluded Lender) will be deemed to have represented to Holdings, the Borrowers and the Administrative Agent that it does not constitute a Net Short Lender, in each case, unless such Lender shall have notified Holdings, the Borrowers and the Administrative Agent prior to the requested response date with respect to such waiver, amendment or modification that it constitutes a Net Short Lender (it being understood and agreed that Holdings, the Borrowers and the Administrative Agent shall be entitled to rely on each such representation and deemed representation).

(j) For purposes of the preceding clause:

(i) “Covered Affiliate” means any Affiliate of a Lender (provided that for this purpose, Affiliates shall not include Persons that are subject to customary procedures to prevent the sharing of confidential information between such Lender and such Person if such Person has fiduciary duties to investors or other equityholders of such Person and such investors or equityholders are not the same as the investors or equityholders of such Lender).

(ii) “Excluded Lender” means (A) any Lender that is a Regulated Bank, (B) any Revolving Facility Lender as of the Closing Date and (C) any Affiliate of a Regulated Bank to

the extent that (1) all of the equity of such Affiliate is directly or indirectly owned by either (I) such Regulated Bank or (II) a parent entity that also owns, directly or indirectly, all of the equity of such Regulated Bank and (2) such Affiliate is a securities broker or dealer registered with the SEC under section 15 of the Securities Exchange Act of 1934.

(iii) “Regulated Bank” means a commercial bank with a consolidated combined capital surplus of at least $5,000,000,000 that is (A) a U.S. depository institution the deposits of which are insured by the Federal Deposit Insurance Corporation; (B) a corporation organized under section 25A of the U.S. Federal Reserve Act of 1913; (C) a branch, agency or commercial lending company of a foreign bank operating pursuant to approval by and under the supervision of the Board under 12 CFR part 211; (D) a non-U.S. branch of a foreign bank managed and controlled by a U.S. branch referred to in clause (C); or (E) any other U.S. or non-U.S. depository institution or any branch, agency or similar office thereof supervised by a bank regulatory authority in any jurisdiction.

(k) For purposes of determining whether a Lender (alone or together with its Covered Affiliates) has a “net short position” on any date of determination: (i) derivative contracts with respect to any Specified Indebtedness and such contracts that are the functional equivalent thereof shall be counted at the notional amount of such contract in Dollars, (ii) notional amounts in other currencies shall be converted to the Dollar equivalent thereof by such Lender in a commercially reasonable manner consistent with generally accepted financial practices and based on the prevailing conversion rate (determined on a mid-market basis) on the date of determination, (iii) derivative contracts in respect of an index that includes Holdings, any Parent Entity or any Subsidiary or any instrument issued or guaranteed by Holdings, any Parent Entity or any Subsidiary shall not be deemed to create a short position with respect to such Specified Indebtedness, so long as (x) such index is not created, designed, administered or requested by such Lender or its Covered Affiliates and (y) Holdings, its Parent Entities and the other Subsidiaries and any instrument issued or guaranteed by such persons, collectively, shall represent less than 5% of the components of such index, (iv) derivative transactions that are documented using either the 2014 ISDA Credit Derivatives Definitions or the 2003 ISDA Credit Derivatives Definitions (collectively, the “ISDA CDS Definitions”) shall be deemed to create a short position with respect to the relevant Specified Indebtedness if such Lender or its Covered Affiliates is a protection buyer or the equivalent thereof for such derivative transaction and (x) the relevant Specified Indebtedness is a “Reference Obligation” under the terms of such derivative transaction (whether specified by name in the related documentation, included as a “Standard Reference Obligation” on the most recent list published by Markit, if “Standard Reference Obligation” is specified as applicable in the relevant documentation or in any other manner), (y) the relevant Specified Indebtedness would be a “Deliverable Obligation” under the terms of such derivative transaction or (z) Holdings, any Parent Entity or any Subsidiary is designated as a “Reference Entity” under the terms of such derivative transaction and (v) credit derivative transactions or other derivatives transactions not documented using the ISDA CDS Definitions shall be deemed to create a short position with respect to any Specified Indebtedness if such transactions offer the Lender or its Covered Affiliates protection against a decline in the value of such Specified Indebtedness, or in the credit quality of Holdings, any Parent Entity or any Subsidiary, in each case, other than as part of an index so long as (x) such index is not created, designed, administered or requested by such Lender or its Covered Affiliates and (y) Holdings, any Parent Entity, the Borrowers and the Subsidiaries, and any instrument issued or guaranteed by such persons, collectively, shall represent less than 5% of the components of such index.

Section 9.09 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges that are treated as interest under applicable law (collectively, the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender or any Issuing Bank, shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by such Lender in accordance with applicable law, the rate of interest payable hereunder, together with all Charges payable to such Lender or such Issuing Bank, shall be limited to the Maximum Rate; provided that such excess amount shall be paid to such Lender or such Issuing Bank on subsequent payment dates to the extent not exceeding the legal limitation.

Section 9.10 Entire Agreement. This Agreement, the other Loan Documents and the agreements regarding certain Fees referred to herein constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among or representations from the parties or their Affiliates with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

Section 9.11 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

Section 9.12 Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 9.13 Counterparts; Electronic Execution; Electronic Records.

(a) This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract, and shall become effective as provided in Section 9.03. Delivery of an executed counterpart to this Agreement by facsimile transmission (or other electronic transmission pursuant to procedures approved by the Administrative Agent) shall be as effective as delivery of a manually signed original.

(b) Delivery of an executed counterpart of a signature page to this Agreement by facsimile or by email as a “.pdf” or “.tif” attachment shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in this Agreement, any other Loan Document or any other document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, Electronic Records or the electronic matching of assignment terms and contract formations on electronic platforms, including the Platform, approved by the Administrative Agent, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce

Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(c) Each of the Loan Parties and the Administrative Agent and each Lender agrees that any Electronic Signature on or associated with this Agreement or any other document signed in connection with this Agreement and the transactions contemplated hereby (including any amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to this Agreement, each a “Communication”) shall be valid and binding on such Person to the same extent as a manual, original signature and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of such Person enforceable against such Person in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the Administrative Agent and each of the Secured Parties of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Administrative Agent and each of the Secured Parties may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such person’s business, and destroy the original paper document. All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, the Administrative Agent is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to reasonable procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept such Electronic Signature, the Administrative Agent and each of the Secured Parties shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any Loan Party without further verification and (ii) upon the reasonable request of the Administrative Agent, any Electronic Signature shall be promptly followed by such manually executed counterpart.

Section 9.14 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 9.15 Jurisdiction; Consent to Service of Process. (a) Each party hereto irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in the borough of Manhattan, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding shall be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court; provided that with respect to any suit, action or proceeding arising out of or relating to the Acquisition Agreement or the transactions contemplated thereby which does not involve any claims against the Agents, the Joint Lead Arrangers, the Lenders or any Indemnitee, this sentence shall not override any jurisdiction provision in the Acquisition Agreement. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other

Loan Document against any Borrower or any other Loan Party or its properties in the courts of any jurisdiction.

(b) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any court of the State of New York sitting in the borough of Manhattan, or the United States District Court of the Southern District of New York, and any appellate court from any thereof. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement or any other Loan Document to serve process in any other manner permitted by law.

Section 9.16 Confidentiality. Each of the Lenders, each Issuing Bank and each of the Agents agrees that it shall severally (and not jointly) maintain in confidence any information relating to Holdings, any Parent Entity, any Borrower and any Subsidiary furnished to it by or on behalf of Holdings, any Parent Entity, any Borrower or any Subsidiary (other than information that (a) has become generally available to the public other than as a result of a disclosure by such party, (b) has been independently developed by such Lender, such Issuing Bank or such Agent without violating this Section 9.16 or (c) was available to such Lender, such Issuing Bank or such Agent from a third party having, to such person’s knowledge, no obligations of confidentiality to Holdings, any Parent Entity, any Borrower or any other Loan Party or any of their respective Affiliates) and shall not reveal the same other than to its directors, trustees, officers, employees and advisors (provided that no such disclosure shall be made to any Excluded Party) with a need to know and any numbering, administration or settlement service providers or to any person that approves or administers the Loans on behalf of such Lender (so long as each such person shall have been instructed to keep the same confidential in accordance with this Section 9.16), except: (A) to the extent necessary to comply with law or any legal process or the requirements of any Governmental Authority, the National Association of Insurance Commissioners or of any securities exchange on which securities of the disclosing party or any Affiliate of the disclosing party are listed or traded (in which case, to the extent practicable and not prohibited by applicable law, such person shall inform the Borrowers promptly thereof prior to disclosure), (B) as part of normal reporting or review procedures to, or examinations by, Governmental Authorities or self-regulatory authorities, including the National Association of Insurance Commissioners or the Financial Industry Regulatory Authority, Inc. or their equivalent in any jurisdiction (in which case, to the extent practicable and not prohibited by applicable law, such person shall inform the Borrowers promptly thereof prior to disclosure), (C) to its parent companies, Affiliates or auditors and to their respective directors, trustees, officers, employees and advisors, in each case, other than any Excluded Party (so long as each such person shall have been instructed to keep the same confidential in accordance with this Section 9.16), (D) in order to enforce its rights under any Loan Document in a legal proceeding, (E) to any pledgee under Section 9.04(c) or any other prospective assignee of, or prospective Participant in, any of its rights under this Agreement (so long as such person shall have been instructed to keep the same confidential in accordance with this Section 9.16), (F) to any direct or indirect contractual counterparty in Hedging Agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 9.16); provided that, in the case of clauses (E) and (F), no information may be provided to any Ineligible Institution or any Excluded Party or person who is known to be acting on behalf of or fronting an Ineligible Institution or an Excluded Party, (G) with the written consent of the Borrowers and (H) to any rating agency when required by such rating agency in connection with rating such Lender, provided that, prior to any such disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to Holdings, any Parent Entity, any Borrower and any Subsidiary

received by such rating agency from the Agent or any Lender. Each Loan Party consents to the publication by the Administrative Agent or any Lender of customary advertising material relating to the transactions contemplated hereby using the name, product photographs, logo or trademark of such Loan Party, in each case after the Closing Date and Ultimate Parent’s filing of this Agreement with the SEC. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the agents and the Lenders in connection with the administration of this Agreement, the other Loan Documents and the Commitments.

Section 9.17 Platform; Borrower Materials.

(a) Each Borrower hereby acknowledges that (a) the Administrative Agent and/or the Joint Lead Arrangers will make available to the Lenders and the Issuing Banks materials and/or information provided by or on behalf of such Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”), and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information (or, if the Ultimate Parent is not at the time a public reporting company, material information of a type that would not reasonably be expected to be publicly available if the Ultimate Parent was a public reporting company) with respect to the Ultimate Parent, Holdings, the Borrowers or the Subsidiaries or any of their respective securities) (each, a “Public Lender”). Each Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (i) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (ii) by marking Borrower Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent, the Joint Lead Arrangers, the Issuing Banks and the Lenders to treat such Borrower Materials as solely containing information that is either (A) publicly available information or (B) not material (although it may be sensitive and proprietary) with respect to the Ultimate Parent, Holdings, the Borrowers or the Subsidiaries or any of their respective securities for purposes of United States Federal and state securities laws (provided, however, that such Borrower Materials shall be treated as set forth in Section 9.16, to the extent such Borrower Materials constitute information subject to the terms thereof), (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (iv) the Administrative Agent and the Joint Lead Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

(b) Each Loan Party understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the willful misconduct, bad faith or gross negligence of the Administrative Agent, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(c) The Platform and any Approved Electronic Communications are provided “as is” and “as available.” Neither the Administrative Agent nor any of their Related Parties warrant the accuracy, adequacy, or completeness of the Approved Electronic Communications or the Platform and each expressly disclaims liability for errors or omissions in the Platform and the Approved Electronic Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects is made by the Agents or any of their respective Related Parties in connection with the Platform or the Approved Electronic Communications. In no event shall the Agents or any of their respective Related Parties have any liability to Borrowers or the other Loan Parties, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of communications through the Platform, except to the extent determined in a final non-appealable judgment of a court of competent jurisdiction to have resulted from willful misconduct, bad faith or gross negligence of an Agent or a Related Party thereof.

(d) Each Loan Party, each Lender and each Agent agrees that the Administrative Agent may, but shall not be obligated to, store any Approved Electronic Communications on the Platform in accordance with the Administrative Agent’s customary document retention procedures and policies.

Section 9.18 Release of Liens and Guarantees.

(a) The Lenders, the Issuing Banks and the other Secured Parties hereby irrevocably agree that the Liens granted to the Collateral Agent by the Loan Parties on any Collateral shall be automatically released or terminated, as applicable: (i) in full upon the occurrence of the Termination Date as set forth in Section 9.18(d) below, (ii) upon the disposition (or any merger, consolidation or amalgamation to effect such disposition) of such Collateral by any Loan Party to a person that is not (and is not required to become) a Loan Party in a transaction not prohibited by this Agreement, (iii) to the extent that such Collateral comprises property leased to a Loan Party, upon termination or expiration of such lease, (iv) if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders (or such other percentage of the Lenders whose consent may be required in accordance with Section 9.08), (v) to the extent that the property constituting such Collateral is owned by any Loan Party, upon the release of such Loan Party from its obligations under its Loan Guarantee in accordance with the Loan Documents, (vi) pursuant to any binding Intercreditor Agreement, (vii) [reserved], (viii) upon any property becoming Excluded Property so long as such property remains Excluded Property. Furthermore, the Lenders, the Issuing Banks and the other Secured Parties hereby irrevocably authorize the Administrative Agent and the Collateral Agent to release or subordinate any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by clauses (c), (f), (g), (i), (j), (n), (t), (ee) or (nn) of Section 6.02, in each case to the extent the contract or agreement pursuant to which such Lien is granted prohibits the Liens under the Loan Documents on such property or requires the subordination thereof, and the Administrative Agent and the Collateral Agent shall do so upon request of any Loan Party; provided that upon the request of the Administrative Agent, the Company shall deliver to the Administrative Agent a certificate of a Responsible Officer of the Company certifying as to the applicable matters described in this sentence (and the Lenders and the other Secured Parties irrevocably agree that the Agents may rely exclusively on such certificate). Any such release (other than pursuant to clause (i) above) shall not in any manner discharge, affect, or impair the Secured Obligations or any Liens (other than the Liens released) upon (or obligations (other than those released) of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any Disposition, to the extent otherwise constituting Collateral.

(b) In addition, the Lenders, the Issuing Banks and the other Secured Parties hereby irrevocably agree that a Subsidiary Loan Party shall be automatically released from its Loan Guarantee and its other obligations under the Loan Documents upon consummation of any transaction not prohibited hereunder resulting in such Subsidiary Loan Party ceasing to constitute a Subsidiary Loan Party or otherwise becoming an Excluded Subsidiary; provided that no Subsidiary Loan Party shall be automatically released from its obligations under the Loan Documents solely by reason of such Subsidiary Loan Party becoming an Excluded Subsidiary of the type described in clause (b) of the definition thereof unless no Specified Event of Default is continuing and either (x) it is no longer a direct or indirect Subsidiary of Holdings or (y) such Subsidiary Loan Party ceases to be a Wholly Owned Subsidiary as a result of a sale, issuance or transfer of Equity Interests for fair market value to a third party that is not an Affiliate of the Borrowers or the Ultimate Parent, and in each case, such transaction (or series of transactions) is entered into for a bona fide business purpose of the Borrowers and their Subsidiaries and not for the primary purpose of releasing such Subsidiary Loan Party from its Lien Guarantee or any Lien of the Collateral Agent on its assets (as reasonably determined by the Borrowers in good faith in consultation with the Administrative Agent).

(c) The Collateral Agent may rely conclusively on a certificate provided to it in good faith by any Loan Party upon its reasonable request as to any matter of fact described in the preceding clauses (a) and (b) without further inquiry.

(d) The Lenders, the Issuing Banks and the other Secured Parties hereby authorize the Administrative Agent and the Collateral Agent, as applicable, to execute and deliver any instruments, documents, and agreements necessary or desirable to evidence and confirm the release of any Loan Party or Collateral pursuant to the foregoing provisions of this Section 9.18 and to return to Holdings, the applicable Borrower or its applicable Subsidiary all possessory collateral (including any certificates or instruments) held by it in respect of any Collateral so released, all without the need for further consent of any Lender or any other Secured Party. For the avoidance of doubt, upon any such release, any representation, warranty or covenant contained in any Loan Document relating to any such Loan Party or such Collateral shall no longer be deemed to be made.

(e) Notwithstanding anything to the contrary contained herein or any other Loan Document, on the Termination Date, all Liens granted to the Collateral Agent by the Loan Parties on any Collateral and all obligations of the Borrowers and the other Loan Parties under any Loan Documents (other than such obligations that expressly survive the Termination Date pursuant to the terms hereof) shall, in each case, be automatically released and, upon request by the Borrowers, the Administrative Agent and/or the Collateral Agent, as applicable, shall (without notice to, or any vote or consent of, any Secured Party) take such actions as shall be required to evidence the release of its security interest in all Collateral (including returning to Holdings or the Borrowers all possessory collateral (including any certificates or instruments) held by it in respect of any Collateral), and to evidence the release of all such obligations under any Loan Document, whether or not on the date of such release there may be any (i) outstanding obligations in respect of any Secured Hedge Agreements or any Secured Cash Management Agreements unless then due and payable pursuant to Section 7.02 or (ii) contingent indemnification obligations or expense reimbursement claims not then due. Any such release of obligations shall be deemed subject to the provision that such obligations shall be reinstated if after such release any portion of any payment in respect of the obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Loan Party, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any Loan Party or any substantial part of its property, or otherwise, all as though such payment had not been made.

(f) The Administrative Agent and the Collateral Agent shall promptly (and the Secured Parties hereby authorize and direct the Administrative Agent and the Collateral Agent to) take such action and execute any such documents or instruments as may be reasonably requested by the Borrowers in connection with any release or termination contemplated by this Section 9.18; provided that such release shall be without recourse to or warranty by the Administrative Agent or Collateral Agent, other than as to the authority of the Administrative Agent or Collateral Agent to execute and deliver any such document or instrument. Each Borrower agrees to pay all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or the Collateral Agent (and their respective representatives) in connection with taking such actions.

(g) For the avoidance of doubt, (i) Secured Obligations in respect of any Secured Cash Management Agreement or Secured Hedge Agreement shall be secured and guaranteed pursuant to the Security Documents only to the extent that, and for so long as, the other Secured Obligations are so secured and guaranteed, and the discharge of obligations in respect of Secured Cash Management Agreements or

Secured Hedge Agreements shall not be a condition to the occurrence of the Termination Date unless then due and payable pursuant to Section 7.02, (ii) no person shall have any voting rights under any Loan Document solely as a result of the existence of obligations owed to it under any such Secured Hedge Agreement or Secured Cash Management Agreement and (iii) no release of Collateral or any Loan Guarantee or any other obligations pursuant to this Agreement or any other Loan Document shall require the consent of any holder of obligations under Secured Hedge Agreements or Secured Cash Management Agreements.

(h) Absent the consent of the Required Lenders and Required Revolving Facility Lenders, notwithstanding the foregoing or otherwise to the contrary, no release of Collateral liens or guarantees (whether by way of one transaction or series of transactions) will be effective if the release is: (i) part of a refinancing, exchange or replacement of the Loan Obligations unless all Loan Obligations are paid in full, in cash; or (ii) part of any financing benefiting any Lender, Ultimate Parent or their respective Affiliates or Approved Funds, unless all Loan Obligations are paid in full in cash.

Section 9.19 [Reserved].

Section 9.20 USA PATRIOT Act Notice. Each Lender that is subject to the USA PATRIOT Act and the Beneficial Ownership Regulation and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the USA PATRIOT Act and the Beneficial Ownership Regulation. Each Borrower and each other Loan Party shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests that is necessary in order for the Administrative Agents or such Lenders to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and the Beneficial Ownership Regulation.

Section 9.21 Affiliate Lenders.

(a) Each Lender who is an Affiliate of the Borrowers (excluding Holdings, any Borrower or any Subsidiary (including Unrestricted Subsidiaries)) (each, an “Affiliate Lender”), in connection with any (i) consent (or decision not to consent) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document, (ii) other action on any matter related to any Loan Document or (iii) direction to the Administrative Agent, the Collateral Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, agrees that, except with respect to any amendment, modification, waiver, consent or other action (1) described in clauses (i), (ii), (iii), (iv), (v) or (vi) of the first proviso of Section 9.08(b) or (2) that adversely affects such Affiliate Lender (in its capacity as a Lender) in a disproportionately adverse manner as compared to other Lenders of the same Class and tranche, such Affiliate Lender shall be deemed to have voted its interest as a Lender without discretion in such proportion as the allocation of voting with respect to such matter by Lenders who are not Affiliate Lenders. Each Affiliate Lender hereby acknowledges, agrees and consents that if, for any reason, its vote to accept or reject any plan pursuant to the US Bankruptcy Code is not deemed to have been so voted, then such vote will be (x) deemed not to be in good faith and (y) “designated” pursuant to Section 1126(e) of the U.S. Bankruptcy Code such that the vote is not counted in determining whether the applicable class has accepted or rejected such plan in accordance with Section 1126(c) of the U.S. Bankruptcy Code. Each Affiliate Lender hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Affiliate Lender’s attorney-in-fact, with full authority in the place and stead of such Affiliate Lender and in the name of such

Affiliate Lender, from time to time in the Administrative Agent’s discretion to take any action and to execute any instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this clause (a).

(b) Notwithstanding anything to the contrary in this Agreement, no Affiliate Lender shall have any right to (1) attend (including by telephone) any meeting or discussions (or portion thereof) among the Administrative Agent or any Lender to which representatives of the Borrowers are not then present, (2) receive any information or material prepared by Administrative Agent or any Lender or any communication by or among Administrative Agent and/or one or more Lenders, except to the extent such information or materials have been made available to the Borrowers or their representatives, (3) make or bring (or participate in, other than as a passive participant in or recipient of its pro rata benefits of) any claim, in its capacity as a Lender, against Administrative Agent, the Collateral Agent or any other Lender with respect to any duties or obligations or alleged duties or obligations of such Agent or any other such Lender under the Loan Documents, (4) receive advice of counsel to the Administrative Agent, the Collateral Agent or any Lender (or challenge any assertion of attorney-client privilege by such counsel), (5) purchase any Term Loan if, immediately after giving effect to such purchase, Affiliate Lenders in the aggregate would own Term Loans with an aggregate principal amount in excess of 25% of the aggregate principal amount of all Term Loans then outstanding or (6) purchase any Revolving Facility Loans or Revolving Facility Commitments.

Section 9.22 Agency of the Company for the Loan Parties. Each of the other Loan Parties hereby appoints the Company as its agent for all purposes relevant to this Agreement and the other Loan Documents, including the giving and receipt of notices and consents hereunder or thereunder, the execution and delivery of all documents, instruments and certificates contemplated herein and therein and all modifications hereto and thereto, and taking all other actions (including in respect of compliance with covenants and certifications) on behalf of any Loan Party hereunder or thereunder. The Company hereby accepts such appointment. Each Loan Party agrees that each notice, election, representation and warranty, covenant, agreement and undertaking made on its behalf by the Company shall be deemed for all purposes to have been made by such Loan Party and shall be binding upon and enforceable against such Loan Party to the same extent as if the same had been made directly by such Loan Party.

Section 9.23 Erroneous Payments. Without limitation of any other provision in this Agreement, if at any time the Administrative Agent makes a payment hereunder to any Lender Recipient Party, whether or not in respect of a Loan Obligation due and owing by the Borrowers at such time, where such payment is a Rescindable Amount, then in any such event, each Lender Recipient Party receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount received by such Lender Recipient Party in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Each Lender Recipient Party irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount. The Administrative Agent shall inform each Lender Recipient Party promptly upon determining that any payment made to such Lender Recipient Party comprised, in whole or in part, a Rescindable Amount.

Section 9.24 Acknowledgment and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among the parties hereto, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 9.25 No Advisory or Fiduciary Responsibility.

(a) In connection with all aspects of each transaction contemplated hereby, each Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that (i) the Facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between Holdings and its Subsidiaries, on the one hand, and the Agents, the Joint Lead Arrangers, the Issuing Banks and the Lenders, on the other hand, and the Borrowers are capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof), (ii) in connection with the process leading to such transaction, each of the Agents, the Joint Lead Arrangers, the Issuing Banks and the Lenders is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrowers or any of their Affiliates, stockholders, creditors or employees or any other Person, (iii) none of the Agents, the Joint Lead Arrangers, the Issuing Banks or the Lenders has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrowers with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any Agent or Lender has advised or is currently advising the Borrowers or any of their Affiliates on other matters) and none of the Agents, the Joint Lead Arrangers, the Issuing Banks or the Lenders has any obligation to the Borrowers or any of their Affiliates with respect to the financing transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents, (iv) the Agents, the Joint Lead Arrangers, the Issuing Banks and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from, and may conflict with, those of the Borrowers and their Affiliates, and none of the Agents, the Joint Lead Arrangers, the Issuing Banks or the Lenders has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship and (v) the Agents, the Joint Lead Arrangers, the Issuing Banks and the Lenders have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate. Each Loan Party hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Agents, the Joint Lead Arrangers, the Issuing Banks and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty under applicable law relating to agency and fiduciary obligations.

(b) Each Loan Party acknowledges and agrees that each Lender, the Joint Lead Arrangers, the Issuing Banks and any Affiliate thereof may lend money to, invest in, and generally engage in any kind of business with, any of the Borrowers, Holdings, any Affiliate thereof or any other person or entity that may do business with or own securities of any of the foregoing, all as if such Lender, Joint Lead Arranger, Issuing Bank or Affiliate thereof were not a Lender, Joint Lead Arranger, Issuing Bank or an Affiliate thereof (or an agent or any other person with any similar role under the Facilities) and without any duty to account therefor to any other Lender, Joint Lead Arranger, Issuing Bank, Holdings, the Borrowers or any Affiliate of the foregoing. Each Lender, Joint Lead Arranger, Issuing Bank and any Affiliate thereof may accept fees and other consideration from Holdings, the Borrowers, or any Affiliate thereof for services in connection with this Agreement, the Facilities or otherwise without having to account for the same to any other Lender, Joint Lead Arranger, Issuing Bank, Holdings, the Borrowers, or any Affiliate of the foregoing. Some or all of the Lenders, Joint Lead Arranger and Issuing Banks may have directly or indirectly acquired certain equity interests (including warrants) in Holdings, the Borrowers, or an Affiliate thereof or may have directly or indirectly extended credit on a subordinated basis to Holdings, the Borrowers, or an Affiliate thereof. Each party hereto, on its behalf and on behalf of its Affiliates, acknowledges and waives the potential conflict of interest resulting from any such Lender, Joint Lead Arranger, Issuing Bank or an Affiliate thereof holding disproportionate interests in the extensions of credit under the Facilities or otherwise acting as arranger or agent thereunder and such Lender, Joint Lead Arranger, Issuing Bank or any Affiliate thereof directly or indirectly holding equity interests in or subordinated debt issued by Holdings, the Borrowers or an Affiliate thereof.

Section 9.26 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedging Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States of America or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States of America or a state of the United States of America. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States of America or a state of the United States of America. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this Section 9.26, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with 12 C.F.R. § 47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

NCM HOLDINGS, LLC, as a Borrower

By: /s/ Thomas F. Lesinski
Name: Thomas F. Lesinski
Title: Chief Executive Officer

NATIONAL CINEMEDIA, LLC, as a Borrower

By: National CineMedia, Inc., as its manager

By: /s/ Thomas F. Lesinski
Name: Thomas F. Lesinski
Title: Chief Executive Officer

CAPTIVATE HOLDINGS, LLC, upon the consummation of the Debt Assumption, as a Borrower

By: /s/ Thomas F. Lesinski
Name: Thomas F. Lesinski
Title: Chief Executive Officer

CAPTIVATE, LLC, upon the consummation of the Debt Assumption, as a Borrower

By: /s/ Thomas F. Lesinski
Name: Thomas F. Lesinski
Title: Chief Executive Officer

NCMI II, LLC, as Holdings

By: National CineMedia, Inc., as its member

By: /s/ Thomas F. Lesinski
Name: Thomas F. Lesinski
Title: Chief Executive Officer

[Signature Page to Credit Agreement]

NCM PARENT, LLC, as Holdings

By: /s/ Thomas F. Lesinski
Name: Thomas F. Lesinski
Title: Chief Executive Officer

[Signature Page to Credit Agreement]

CRESTLINE DIRECT FINANCE, L.P., as Administrative Agent, Collateral Agent

By: /s/ William Palmer
Name: William Palmer
Title: Executive Managing Director

[Signature Page to Credit Agreement]

Encina Commercial Finance SPV 2, LLC, as Swingline Lender, Issuing Bank and as a Lender

By: /s/ Matthew Bernarducci
Name: Matthew Bernarducci
Title: Duly Authorized Signatory

ENCINA COMMERCIAL FINANCE SPV 3B, LLC, as a Lender

By: /s/ Matthew Bernarducci
Name: Matthew Bernarducci
Title: Duly Authorized Signatory

[Signature Page to Credit Agreement]

Crestline Direct Lending IV, SCSp, as a Lender

By: Crestline Management, L.P., its investment manager

By: /s/ William Palmer
Name: William Palmer
Title: Executive Managing Director

Crestline Opportunity V Master Fund I, L.P., as a Lender

By: Crestline Management, L.P., its investment manager

By: /s/ William Palmer
Name: William Palmer
Title: Executive Managing Director

Crestline Lending Solutions, LLC, as a Lender

By: Crestline Management, L.P., its investment adviser

By: /s/ William Palmer
Name: William Palmer
Title: Executive Managing Director

Crestline Eagle Creek, L.P. – Series 2, as a Lender

By: Crestline Management, L.P., its investment manager

By: /s/ William Palmer
Name: William Palmer
Title: Executive Managing Director

[Signature Page to Credit Agreement]

Crestline Opportunistic Credit IA Fund, L.P. – Series 2, as a Lender

By: Crestline Management, L.P., its investment manager

By: /s/ William Palmer
Name: William Palmer
Title: Executive Managing Director

CL Forgotten Coast Fund, L.P., as a Lender

By: Crestline Management, L.P., its investment manager

By: /s/ William Palmer
Name: William Palmer
Title: Executive Managing Director

American Life & Security Corp., for and on behalf of the ALSC CL Re 1 FW account, as a Lender

By: Crestline Management, L.P., its investment manager

By: /s/ William Palmer
Name: William Palmer
Title: Executive Managing Director

CL Life and Annuity Insurance Company, for and on behalf of the CL RE SP 2 FW account, as a Lender

By: Crestline Management, L.P., its investment manager

By: /s/ William Palmer
Name: William Palmer
Title: Executive Managing Director

[Signature Page to Credit Agreement]